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As filed with the Securities and Exchange Commission on February 23, 2005

Registration No. 333-119701

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Refco Group Ltd., LLC
Refco Finance Inc.
(Exact Names of Registrants as Specified in Their Charters)

Delaware Delaware (States or Other Jurisdictions of Incorporation or Organization)	6200 6200 (Primary Standard Industrial Classification Code Numbers)	52-2169014 20-1400416 (I.R.S. Employer Identification Nos.)

One World Financial Center
200 Liberty Street, Tower A
New York, New York 10281
(212) 693-7000
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant's Principal Executive Offices)

Dennis A. Klejna
Refco Group Ltd., LLC
One World Financial Center
200 Liberty Street, Tower A
New York, New York 10281
(212) 693-7000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

SEE TABLE OF ADDITIONAL REGISTRANTS BELOW

Copies to:
Todd R. Chandler, Esq.
Alexander D. Lynch, Esq.
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
(212) 310-8000

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

ADDITIONAL REGISTRANTS

Exact Name of Registrant as Specified in Its Charter	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification No.	Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices
Bersec International LLC	Delaware	6200	52-2169015	One World Financial Center 200 Liberty Street, Tower A New York, New York 10281 (212) 693-7000
Kroeck & Associates LLC	Delaware	6200	36-4347337	One World Financial Center 200 Liberty Street, Tower A New York, New York 10281 (212) 693-7000
Lind-Waldock Securities, LLC	Delaware	6200	36-4347338	One World Financial Center 200 Liberty Street, Tower A New York, New York 10281 (212) 693-7000
Market Educational Institute, LLC	Delaware	6200	22-3836913	One World Financial Center 200 Liberty Street, Tower A New York, New York 10281 (212) 693-7000
Marshall Metals, LLC	Delaware	6200	52-2169020	One World Financial Center 200 Liberty Street, Tower A New York, New York 10281 (212) 693-7000
Refco Administration, LLC	Delaware	6200	52-2169052	One World Financial Center 200 Liberty Street, Tower A New York, New York 10281 (212) 693-7000
Refco Capital Holdings, LLC	Delaware	6200	52-2169021	One World Financial Center 200 Liberty Street, Tower A New York, New York 10281 (212) 693-7000
Refco Capital Management, LLC	Delaware	6200	52-2169050	One World Financial Center 200 Liberty Street, Tower A New York, New York 10281 (212) 693-7000
Refco Capital Trading LLC	Delaware	6200	52-2169049	One World Financial Center 200 Liberty Street, Tower A New York, New York 10281 (212) 693-7000
Refco Capital LLC	Delaware	6200	52-2169060	One World Financial Center 200 Liberty Street, Tower A New York, New York 10281 (212) 693-7000
Refco F/X Associates, LLC	Delaware	6200	52-2169046	One World Financial Center 200 Liberty Street, Tower A New York, New York 10281 (212) 693-7000
Refco Financial, LLC	Delaware	6200	52-2169047	One World Financial Center 200 Liberty Street, Tower A New York, New York 10281 (212) 693-7000
Refco Fixed Assets Management, LLC	Delaware	6200	52-2169022	One World Financial Center 200 Liberty Street, Tower A New York, New York 10281 (212) 693-7000
Refco Global Capital Management LLC	Delaware	6200	20-1717081	One World Financial Center 200 Liberty Street, Tower A New York, New York 10281 (212) 693-7000
Refco Global Futures, LLC	Delaware	6200	52-2169038	One World Financial Center 200 Liberty Street, Tower A New York, New York 10281 (212) 693-7000

Refco Global Holdings, LLC	Delaware	6200	52-2169057	One World Financial Center 200 Liberty Street, Tower A New York, New York 10281 (212) 693-7000
Refco Information Services, LLC	Delaware	6200	52-2169833	One World Financial Center 200 Liberty Street, Tower A New York, New York 10281 (212) 693-7000
Refco Managed Futures, LLC	Delaware	6200	11-3477632	One World Financial Center 200 Liberty Street, Tower A New York, New York 10281 (212) 693-7000
Refco Mortgage Securities, LLC	Delaware	6200	52-2169023	One World Financial Center 200 Liberty Street, Tower A New York, New York 10281 (212) 693-7000
Refco Regulated Companies, LLC	Delaware	6200	52-2169025	One World Financial Center 200 Liberty Street, Tower A New York, New York 10281 (212) 693-7000
Summit Management, (Newco) LLC	Delaware	6200	52-2169028	One World Financial Center 200 Liberty Street, Tower A New York, New York 10281 (212) 693-7000
Westminster-Refco Management LLC	Delaware	6200	52-2169030	One World Financial Center 200 Liberty Street, Tower A New York, New York 10281 (212) 693-7000

        The name, address, including zip code, and telephone number, including area code, of agent for service for each of the Additional Registrants is:

Dennis A. Klejna
Refco Group Ltd., LLC
One World Financial Center
200 Liberty Street, Tower A
New York, New York 10281
(212) 693-7000

The information in this prospectus is not complete and may be changed. We may not sell or offer these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated February 23, 2005

PROSPECTUS

Refco Group Ltd., LLC
and
Refco Finance Inc.

Offer to exchange all outstanding
$600,000,000 9% Senior Subordinated Notes due 2012
for
$600,000,000 9% Senior Subordinated Notes due 2012
registered under the Securities Act of 1933

        We are offering to exchange our outstanding notes described above for our new, registered notes described above. In this prospectus, we refer to the outstanding notes as the "old notes" and the new notes as the "registered notes," and we refer to the old notes and the registered notes collectively as the "notes." The form and terms of the registered notes are identical in all material respects to the form and terms of the old notes, except for transfer restrictions, registration rights and additional interest payment provisions relating only to the old notes. We do not intend to apply to have any notes listed on any securities exchange or automated quotation system, and there may be no active trading market for them.

Co-Issuers and Guarantors

•
The registered notes are being offered and co-issued by Refco Group Ltd., LLC and Refco Finance Inc.

•
Refco Group Ltd., LLC is a holding company whose direct subsidiaries include Refco Finance Inc.

•
Refco Finance Inc. is a co-issuer of the notes and has no assets or independent operations.

        The registered notes will be guaranteed by our non-regulated subsidiaries. Substantially all of our net revenues are generated by, and substantially all of our assets are held by, our non-guarantor subsidiaries who have no obligations to pay amounts due on the notes and whose indebtedness and all other obligations are effectively senior to the notes.

Material Terms of the Exchange Offer

•
The exchange offer expires at 5:00 p.m., New York City time, on                        , 2005, unless extended. Whether or not the exchange offer is extended, we refer to the time at which it ultimately expires as the "time of expiration."

•
The only conditions to completing the exchange offer are that the exchange offer not violate any applicable law, regulation or interpretation of the staff of the Securities and Exchange Commission and that no injunction, order or decree of any court or governmental agency that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer shall be in effect.

•
All old notes that are validly tendered and not validly withdrawn will be exchanged.

•
Notes may be tendered only in integral multiples of $1,000 principal amount.

•
Tenders of old notes in the exchange offer may be withdrawn at any time prior to the time of expiration.

•
We will not receive any cash proceeds from the exchange offer.

        None of our affiliates, no broker-dealers that acquired old notes directly from us and no persons engaged in a distribution of registered notes may participate in the exchange offer. Any broker-dealer that acquired old notes as a result of market-making or other trading activities may participate in the exchange offer. Any such broker-dealer who receives registered notes for its own account in exchange for old notes acquired as a result of such activities must acknowledge that it will deliver a prospectus in connection with any resale of such registered notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of registered notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the time of expiration, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

Consider carefully the "Risk Factors" beginning on page 13 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2005

i

PROSPECTUS SUMMARY

        This summary highlights key information contained elsewhere in this prospectus. It may not contain all of the information that is important to you. You should read the entire prospectus, including "Risk Factors," our consolidated financial statements and the related notes thereto and the other documents to which this prospectus refers, before deciding to participate in the exchange offer.

Our Company

        We are a leading independent provider of execution and clearing services for exchange-traded derivatives and a major provider of prime brokerage services in the fixed income and foreign exchange markets. We offer our customers rapid, low-cost trade execution and clearing services on a broad spectrum of derivatives exchanges and over-the-counter markets. We serve over 200,000 customer accounts from our 23 locations in 14 countries with a focus on delivering superior customer service. Our customers include corporations, government agencies, hedge funds, managed futures funds, pension funds, financial institutions, retail clients and professional traders.

        In 2003, we were the largest provider of customer transaction volume to the Chicago Mercantile Exchange, the largest derivatives exchange in the United States. In fiscal year 2004, we processed 461 million derivatives contracts, a volume of derivatives contracts comparable to that traded on the Chicago Board of Trade and greater than the volume traded on either the Chicago Board Options Exchange or the New York Mercantile Exchange during the same period. We are more diversified than any individual exchange, as we offer access to multiple products on six primary derivatives exchanges worldwide as well as over-the-counter markets.

        Our revenues are primarily comprised of:

  •
  transaction fees earned from executing and clearing customer orders, which we record as commissions and principal transactions, net; and

  •
  interest income earned on cash balances in our customers' accounts and financing through repurchase transactions.

        We have positioned ourselves to benefit from strong growth in the exchange-traded derivatives, fixed income and foreign exchange markets. We have also acquired businesses that have enabled us to enter new markets and geographic regions. As a result, our business has grown significantly from fiscal year 2000 to fiscal year 2004 as exemplified by the following:

  •
  volume of cleared transactions in exchange-traded derivatives products has increased from 80.8 million in 2001 to 460.9 million, a compound annual growth rate of 78.7%;

  •
  volume of cleared U.S. Treasury repurchase transaction has increased from 0.4 million to 1.7 million, a compound annual growth rate of 43.6%;

  •
  volume of global foreign exchange transactions processed has increased from $482.4 billion in 2002 to $682.4 billion, a compound annual growth rate of 18.9%;

  •
  net revenues have grown from $461.0 million to $1,007.7 million, a compound annual growth rate of 21.6%;

  •
  operating income has increased from $61.0 million to $189.5 million, a compound annual growth rate of 32.8%; and

  •
  net income has increased from $45.0 million to $187.2 million, a compound annual growth rate of 42.8%.

Our Businesses

        We are organized into two operating business segments for financial reporting purposes: Derivatives Brokerage & Clearing and Prime Brokerage/Capital Markets.

  Derivatives Brokerage & Clearing

        We provide our customers with access to trading in a wide range of derivative products, including interest rate, equity index, energy, agriculture, foreign currency and metals contracts across all the major derivatives exchanges. Customers use our Derivatives Brokerage & Clearing platform to place buy and sell orders for exchange-traded derivatives contracts, which we direct to the appropriate exchange for matching. We also facilitate confirmation and settlement of our customers' derivatives transactions and ensure that our customers have the appropriate collateral in their accounts to support their derivatives positions. We conduct these activities in our capacity as a regulated Futures Commission Merchant.

        Annual global trading volume in exchange-traded derivatives has grown to 8.1 billion contracts, representing a compound annual growth rate of approximately 22% over the past 15 years and approximately 34% from 2001 to 2003, according to Bank for International Settlements. Volume growth in the exchange-traded derivatives market has been influenced by the following trends:

  •
  a shift towards electronic trading;

  •
  the increasing awareness and importance of risk management;

  •
  the introduction of new derivatives products and exchanges;

  •
  a shift in trading from over-the-counter markets to on-exchange trading; and

  •
  increased competition among exchange and clearing platforms.

        From fiscal year 2000 through fiscal year 2004, our Derivatives Brokerage & Clearing net revenues and operating profit have grown at compound annual growth rates of 24.1% and 39.6%, respectively, driven primarily by annual increases in contract volumes executed or cleared and annual increases in customer deposits.

  Prime Brokerage/Capital Markets

        We offer prime brokerage services, including execution, clearing, securities financing, securities lending, custody and trade processing. We provide these prime brokerage services primarily in the U.S. Treasury securities, non-dollar fixed income and foreign exchange markets. Our customers include hedge funds and other financial institutions.

        Fixed Income.    Our fixed income operating platform provides our customers access to the interdealer broker market for U.S. Treasury securities. The interdealer broker market is an over-the-counter wholesale securities market that allows brokers to trade with one another. Average daily trading volume in the interdealer market for U.S. Treasury securities and the average daily amount outstanding of repurchase agreements have each grown at a compound annual growth rate of 10% over the last five years. As we do not engage in strategy-based or directional proprietary trading, we do not face the same conflicts of interest with our customers as our competitors that engage in both agency and proprietary trading. We therefore provide our customers with unconflicted market access, in addition to price transparency, anonymity, high service levels and low-cost execution and clearing. Factors contributing to transaction volume growth in the interdealer broker market include:

  •
  growth in the total amount of debt outstanding;

  •
  increasing use of interest rate derivatives;

  •
  greater sensitivity to credit risk; and

  •
  the introduction of electronic trading platforms.

        Foreign Exchange.    We enable our customers to trade in the majority of the world's principal currencies in the form of spot, forwards and options in over-the-counter foreign exchange markets via several trading platforms. The global foreign exchange market is generally regarded as the largest financial market in the world as measured by transaction value. Estimated average daily volume as of April 2004, for example, was $1.9 trillion, having grown at an 8% compound annual growth rate since 1989. While transaction volume in this market is dominated by money center banks, an increasing number of investors utilize the services of non-bank market participants, including independent brokers. Factors contributing to transaction volume growth in the foreign exchange markets include:

  •
  increased cross-border trade and investment;

  •
  increasing use of foreign exchange as a hedging tool;

  •
  alternative investment asset flows; and

  •
  the emergence of electronic brokerage.

        From fiscal year 2000 through fiscal year 2004, our Prime Brokerage/Capital Markets net revenues and operating profit have grown at compound annual growth rates of 22.6% and 46.2%, respectively.

Recent Transactions

        On June 8, 2004, THL Refco Acquisition Partners, an affiliate of Thomas H. Lee Partners, L.P., entered into an equity purchase and merger agreement with us, Refco Group Holdings, Inc. and the other parties named in that agreement, which was amended on July 9, 2004. The purchase agreement provided for a series of transactions that resulted in New Refco Group Ltd., LLC becoming our parent and THL Refco Acquisition Partners and its affiliates and co-investors owning an approximate 57% interest in New Refco.

        Upon consummation of the transactions contemplated by the purchase agreement, the following transactions occurred:

  •
  THL Refco Acquisition Partners and its affiliates and co-investors acquired a portion of our interests for approximately $507.0 million in cash;

  •
  Phillip Bennett, our President and Chief Executive Officer, exchanged his existing $382.5 million investment in us for an approximate 42.8% equity interest in New Refco;

  •
  other members of our management made an investment in us for approximately $4.5 million in cash;

  •
  we entered into senior credit facilities providing for approximately $800.0 million in term loans, which were fully drawn immediately prior to the closing of the acquisition, and a revolving credit facility for working capital and general corporate purposes of $75.0 million, none of which was drawn at closing;

  •
  the co-issuers issued $600.0 million in aggregate principal amount of old notes; and

  •
  THL Refco Acquisition Partners and its affiliates and co-investors and Refco Group Holdings, Inc., an entity through which Phillip Bennett held his equity investment in us, contributed their interests in us to New Refco in exchange for equity interests of New Refco.

        Concurrently with the consummation of these transactions, we distributed $550.0 million in cash and all of the equity interests of Forstmann-Leff International Associates, LLC, which at that time owned substantially all the assets of our Asset Management business, to Refco Group Holdings, Inc., an entity that was owned by Tone Grant and Phillip Bennett and that is now wholly owned by Phillip Bennett.

        We refer to these financing transactions (including the issuance of the old notes) and the application of the proceeds from the financing transactions as the "Transactions."

        As a result of the Transactions, THL Refco Acquisition Partners and its affiliates and co-investors own 57% of the equity interest our parent, New Refco, and Phillip R. Bennett, our President and Chief Executive Officer, through his wholly-owned subsidiary, Refco Group Holdings, Inc., owns approximately 43% of the equity interests of our parent New Refco. Our ownership and corporate structure are set forth in the following chart:

Phillip R. Bennett
100%
THL Affiliates and Co-Investors
Refco Group Holdings, Inc.
$507 million capital investment
57%
43%
$382.5 million exchange of the existing equity investment
New Refco Group Ltd., LLC
$75 million revolving credit facility
$800 million senior term loans
$600 million senior subordinated notes
Refco Group Ltd., LLC (co-issuer)
Refco Finance Inc. (co-issuer)
Derivatives Brokerage & Clearing Subsidiaries
Prime Brokerage/Capital Markets Subsidiaries

Our Executive Offices

        We are a Delaware limited liability company. Our principal executive offices are located at One World Financial Center, 200 Liberty Street Tower A, New York, New York 10281, and our telephone number is (212) 693-7000. We also have a website located at www.refco.com. The information that appears on our website is not a part of and is not incorporated into this prospectus.

Summary of the Terms of the Exchange Offer

        On August 5, 2004, the co-issuers issued $600.0 million aggregate principal amount of their 9% senior subordinated notes due 2012, in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"). We refer to the issuance of the old notes in this prospectus as the "original issuance." The initial purchasers of the notes in the original issuance were Credit Suisse First Boston LLC, Banc of America Securities LLC and Deutsche Bank Securities Inc.

        At the time of the original issuance, we entered into an agreement in which we agreed to register new notes, in substantially the same form and with substantially the same terms as the old notes, and to offer to exchange the registered notes for the old notes. This agreement is referred to in this prospectus as the "registration rights agreement."

        If (but only if) you are eligible to exchange your old notes for registered notes and you satisfy the conditions set forth below under "—Resales of the Registered Notes," we believe that the registered notes issued to you in the exchange offer may be resold by you without compliance with the registration and prospectus delivery provisions of the Securities Act. You should read the discussions under the headings "The Exchange Offer" and "Description of the Notes" for further information regarding the registered notes.

Registration Rights Agreement	Under the registration rights agreement, we are obligated to offer to exchange the old notes for registered notes. The exchange offer is intended to satisfy that obligation. After the exchange offer is complete, except as set forth in the next paragraph, you will no longer be entitled to any exchange or registration rights with respect to your old notes.

The registration rights agreement requires us to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for your benefit if you would not receive freely tradeable registered notes in the exchange offer or you are ineligible to participate in the exchange offer and indicate that you wish to have your old notes registered under the Securities Act.
The Exchange Offer
The co-issuers are offering to exchange $1,000 principal amount of their 9% senior subordinated notes due 2012, which have been registered under the Securities Act, for each $1,000 principal amount of their unregistered 9% senior subordinated notes due 2012 that were issued in the original issuance.
In order to be exchanged, an old note must be validly tendered and accepted. All old notes that are validly tendered and not validly withdrawn will be accepted and exchanged.
As of the date of this prospectus, there are $600.0 million aggregate principal amount of old notes outstanding.
We will issue the registered notes promptly after the time of expiration.

Resales of the Registered Notes
We believe that the registered notes to be issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration provisions of the Securities Act if (but only if) you meet the following conditions:
• any registered notes received by you will be acquired in the ordinary course of your business;
• you have no arrangements or understanding with any person to participate in the distribution of the registered notes;
• you are not our affiliate, as that term is defined in Rule 405 of the Securities Act; and
• you are not engaged in, and do not intend to engage in, the distribution of the registered notes.

Our belief is based on interpretations by the staff of the Securities and Exchange Commission, as set forth in no-action letters issued to third parties unrelated to us. The staff has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the staff would make a similar determination with respect to this exchange offer.

If you do not meet the above conditions, you may not participate in the exchange offer or sell, transfer or otherwise dispose of any old notes unless (i) they have been registered for resale by you under the Securities Act and you deliver a "resale" prospectus meeting the requirements of the Securities Act or (ii) you sell, transfer or otherwise dispose of the registered notes in accordance with an applicable exemption from the registration requirements of the Securities Act.

Each broker-dealer that receives registered notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such registered notes. See "Plan of Distribution." A broker-dealer may use this prospectus for an offer to resell or to otherwise transfer those registered notes for a period of 180 days after the time of expiration.
Expiration Date
The exchange offer will expire at the time of expiration, which is 5:00 p.m., New York City time, on , 2005, unless we decide to extend the exchange offer, in no event will we extend the exchange offer past , 2005.

Conditions to the Exchange Offer
The only conditions to completing the exchange offer are that the exchange offer not violate any applicable law, regulation or applicable interpretation of the staff of the Securities and Exchange Commission and that no injunction, order or decree of any court or any governmental agency that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer shall be in effect. See "The Exchange Offer—Conditions."
Procedures for Tendering Old Notes Held in the Form of Book-Entry Interests
The old notes were issued as global notes in fully registered form without interest coupons. Beneficial interests in the old notes held by direct or indirect participants in The Depository Trust Company, or DTC, are shown on, and transfers of those interests are effected only through, records maintained in book-entry form by DTC with respect to its participants.

If you hold old notes in the form of book-entry interests and you wish to tender your old notes for exchange pursuant to the exchange offer, you must transmit on or prior to the time of expiration either:
•
a written or facsimile copy of a properly completed and duly executed letter of transmittal for your notes, including all other documents required by the letter of transmittal, to the exchange agent at the address set forth on the cover page of the letter of transmittal; or
•
a computer-generated message transmitted by means of DTC's Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal for your notes.
The exchange agent must also receive on or prior to the time of expiration either:
•
a timely confirmation of book-entry transfer of your old notes into the exchange agent's account at DTC pursuant to the procedure for book-entry transfers described in this prospectus under the heading "The Exchange Offer—Book-Entry Transfer;" or
• the documents necessary for compliance with the guaranteed delivery procedures described below.

A letter of transmittal for your notes accompanies this prospectus. By executing the letter of transmittal for your notes or delivering a computer-generated message through DTC's Automated Tender Offer Program system, you will represent to us that, among other things:

	•	any registered notes received by you will be acquired in the ordinary course of your business;
	•	you have no arrangements or understandings with any person to participate in the distribution of the registered notes;
	•	you are not our affiliate, as that term is defined in Rule 405 under the Securities Act;
	•	you are not engaged in, and do not intend to engage in, the distribution of the registered notes; and
•
if you are a broker-dealer, you will receive registered notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities and not directly from us and you will comply with the prospectus delivery requirements of the Securities Act.
Procedures for Tendering Certificated Old Notes
If you are a holder of book-entry interests in the old notes, you are entitled to receive, in limited circumstances, in exchange for your book-entry interests, certificated notes which are in equal principal amounts to your book-entry interests. See "Description of the Notes—Book Entry; Delivery and Form." If you acquire certificated old notes prior to the time of expiration, you must tender your certificated old notes in accordance with the procedures described in this prospectus under the heading "The Exchange Offer—Procedures for Tendering—Certificated Old Notes."
Special Procedures for Beneficial Owners
If your old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal for your old notes and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. See "The Exchange Offer—Procedures for Tendering—Procedures Applicable to All Holders."
Guaranteed Delivery Procedures	If you wish to tender your old notes in the exchange offer and:
	(1)	they are not immediately available;
	(2)	time will not permit your old notes or other required documents to reach the exchange agent before the time of expiration; or
	(3)	you cannot complete the procedure for book-entry transfer on a timely basis,

you may tender your old notes in accordance with the guaranteed delivery procedures set forth in "The Exchange Offer—Procedures for Tendering—Guaranteed Delivery Procedures."
Acceptance of Old Notes and Delivery of Registered Notes
Except under the circumstances described above under "Conditions to the Exchange Offer," we will accept for exchange any and all old notes which are properly tendered prior to the time of expiration. The registered notes to be issued to you in the exchange offer will be delivered promptly following the time of expiration. See "The Exchange Offer—Terms of the Exchange Offer."
Withdrawal
You may withdraw the tender of your old notes at any time prior to the time of expiration. We will return to you any old notes not accepted for exchange for any reason without expense to you promptly after withdrawal, rejection of tender or termination of the exchange offer.
Exchange Agent	Wells Fargo Bank, National Association is serving as the exchange agent in connection with the exchange offer.
Consequences of Failure to Exchange
If you do not participate in the exchange offer for your old notes, upon completion of the exchange offer, the liquidity of the market for your old notes could be adversely affected. See "The Exchange Offer—Consequences of Failure to Exchange."
Material United States Federal Income Tax Consequences of the Exchange Offer
The exchange of old notes for registered notes will not be a taxable event for United States federal income tax purposes. See "Material United States Federal Income Tax Consequences of the Exchange Offer."

Summary of Terms of the Registered Notes

Co-Issuers	Refco Group Ltd., LLC and Refco Finance Inc. are the co-issuers of the notes.
Notes Issued	$600,000,000 aggregate principal amount of 9% senior subordinated notes due 2012.
Maturity Date	August 1, 2012.
Interest	9% per annum, payable semiannually on February 1 and August 1 of each year, commencing on February 1, 2005.
Subsidiary Guarantees
All payments on the notes, including principal and interest, are jointly and severally guaranteed on a senior subordinated basis by our subsidiaries named on page 159 and each of our future subsidiaries who are required to execute a guarantee pursuant to the covenants described in "Description of Notes—Certain Covenants—Future Guarantors." The notes are not guaranteed by our regulated or foreign subsidiaries. See "Description of the Notes—Guaranties."
Ranking	The notes and the guarantees are the co-issuers' and our subsidiary guarantors' respective senior subordinated obligations and will rank:
• junior in right of payment to all of the co-issuers' and the subsidiary guarantors' existing and future senior indebtedness, including borrowings under our senior credit facilities;
• equally in right of payment with any of the co-issuers' and the subsidiary guarantors' future senior subordinated indebtedness; and
• senior in right of payment to any of the co-issuers' and the subsidiary guarantors' future indebtedness that is expressly subordinated in right of payment to the notes.
The notes will be effectively junior to all existing and future liabilities of our subsidiaries that have not guaranteed the notes.

As of November 30, 2004, the notes and the guarantees ranked junior to approximately $798.0 million of our senior indebtedness, all of which would have consisted of borrowings under our senior credit facilities.
The notes are effectively subordinated to the significant liabilities of our non-guarantor subsidiaries, all of which, as of November 30, 2004, related to our customer financing arrangements.
We do not currently have any debt that is expressly subordinate to the notes, and therefore the notes are not senior to any of our existing debt.

Optional Redemption
Prior to August 1, 2008, we may redeem all, but not less than all, the notes for cash at a redemption price equal to 100% of their principal amount plus the Applicable Premium (as defined in "Description of the Notes—Optional Redemption") plus accrued and unpaid interest to the redemption date.

We may redeem any of the notes at any time on or after August 1, 2008, in whole or in part, at the redemption prices listed under "Description of the Notes—Optional Redemption," plus accrued and unpaid interest to the date of the redemption.

In addition, on or before August 1, 2007, we may redeem up to 35% of the aggregate principal amount of the notes initially issued and 100% of the aggregate principal amount of notes subsequently issued with the net equity proceeds of designated offerings (as described in "Description of the Notes—Optional Redemption"), provided at least 65% of the aggregate principal amount of the notes initially issued remain outstanding immediately after such redemption.
Change of Control
Upon a change in control, we will be required to make an offer to purchase each holder's notes at a price of 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. See "Description of the Notes—Change of Control."
Certain Covenants	The indenture governing the notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries and regulated subsidiaries to:
	•	incur or guarantee additional indebtedness;
	•	sell assets;
	•	pay dividends or make other equity distributions;
	•	purchase or redeem capital stock;
	•	make investments;
	•	consolidate or merge with or into other companies; and
	•	engage in transactions with affiliates.
These limitations are subject to a number of important qualifications and exceptions. See "Description of the Notes—Certain Covenants."

Risk Factors

        Investing in the notes involves risks. See "Risk Factors" immediately following this summary for a discussion of risks relating to an investment in the notes and participation in the exchange offer.

RISK FACTORS

        Participating in the exchange offer and investing in the notes involves a high degree of risk. Presented below are all the risks that management deems material to an investment in the notes. You should carefully consider the risks described below, together with the other information contained in this prospectus, before making your decision whether to participate in the exchange offer. As a result of any of these risks, our business, results of operations or financial condition may be adversely affected, and you may lose all or part of your investment in the notes.

Risks Relating to the Notes

Our substantial indebtedness could adversely affect our financial health, harm our ability to react to changes to our business and prevent us from fulfilling our obligations under our indebtedness, including the notes.

        As a result of the Transactions, we have a significant amount of indebtedness. As of November 30, 2004, we had total debt of approximately $1,398.0 million outstanding. Based on that level of indebtedness and interest applicable at November 30, 2004, our annual interest expense would be $90.1 million.

        Our substantial level of indebtedness increases the possibility that we may be unable to generate cash sufficient to pay, when due, the principal of, interest on or other amounts due in respect of our indebtedness. Our substantial debt could also have other significant consequences. For example, it could:

  •
  increase our vulnerability to general economic downturns and adverse competitive and industry conditions;

  •
  require us to dedicate a substantial portion, if not all, of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  •
  place us at a competitive disadvantage compared to competitors that have less debt;

  •
  limit our ability to raise additional financing on satisfactory terms or at all; and

  •
  adversely impact our ability to comply with the financial and other restrictive covenants in the agreements governing our debt instruments, which could result in an event of default under such agreements.

        Furthermore, we are subject to interest rate risk in connection with our variable rate indebtedness. Interest rate changes could increase the amount of our interest rate payments and thus negatively impact our future earnings and cash flows. We currently estimate that our annual interest expense on our floating rate indebtedness would increase by $8.0 million for each increase in interest rates of 1%. If we do not have sufficient earnings, we may be required to refinance all or part of our existing debt, sell assets, borrow more money or sell more securities, none of which we can guarantee we will be able to do.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

        We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Although the indenture governing the notes and our senior credit facilities contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. For example, we have up to $75.0 million of borrowings available under our new revolving credit facility and have the ability to increase the aggregate amount of our term loan up to $200.0 million without the consent of any person other than the institutions agreeing to provide all or any portion of such increase. Any additional borrowings could be senior to the notes and the related guarantees. If we incur additional debt, the risks associated with our substantial leverage would increase.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

        Our ability to make payments on and to refinance our indebtedness and to fund our operations, will depend on our ability to generate cash in the future, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Specific events that might adversely affect our cash flow include: a default by a customer in the payment of a large margin call; losses incurred by any of the clearing houses of which we are a member, which could result in a capital call against us; a loss by us of any of the registrations or licenses required for us to conduct business; or a permanent decline in the level of customer business activity.

        Our business may not generate sufficient cash flow from operations, and we may be unable to make future borrowings under our senior credit facilities or otherwise in amounts sufficient to enable us to service our indebtedness or to fund our other liquidity needs. If we cannot service our debt, we will have to take actions such as reducing or delaying capital investments, selling assets, restructuring or refinancing our debt or seeking additional equity capital. We may not be able to effect any of these alternatives on commercially reasonable terms, or at all. In addition, the agreements governing our debt instruments may restrict us from adopting any of these alternatives. The implementation of these alternatives may adversely impact our business, financial condition and operating results.

We depend almost entirely on the cash flow from our subsidiaries to meet our obligations, and the notes are effectively subordinated to all obligations of our non-guarantor subsidiaries, including our regulated subsidiaries.

        We conduct all of our operations through our subsidiaries and depend almost entirely upon dividends and other inter-company transfers of funds from our subsidiaries to meet our payment obligations under the notes. Unless they are guarantors of the notes, our subsidiaries do not have any obligation to pay amounts due on the notes or to make funds available for that purpose. Only our non-regulated domestic subsidiaries are subsidiary guarantors of the notes. Our non-guarantor subsidiaries had consolidated assets of $55.1 billion as of November 30, 2004. Our guarantor subsidiaries had consolidated assets and net assets of $4.2 billion and $0.9 billion as of November 30, 2004, respectively. As a result of our structure, the notes are effectively subordinated to all indebtedness and other obligations (such as trade payables) of our non-guarantor subsidiaries, including to the significant liabilities of our regulated subsidiaries that relate to our customer financing arrangements. For further information regarding the liabilities of our non-guarantor subsidiaries, see Note M to our unaudited consolidated financial statements. The effect of this subordination is that, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding involving a non-guarantor subsidiary, the assets of that subsidiary could not be used to pay you until after all other claims against that subsidiary, including trade payables, have been fully paid. In addition, holders of minority equity interests in non-guarantor subsidiaries may receive distributions prior to or pro rata with us depending on the terms of the equity interests. We generated approximately $528.9 million and $8.0 million of cash flow from operations for the periods March 1, 2004 to through August 5, 2004 and August 6, 2004 through November 30, 2004, respectively, that would have been available to pay interest.

Substantially all of our net revenues are generated by, and substantially all of our assets are held by, our non-guarantor subsidiaries who have no obligations to pay amounts due on the notes and whose indebtedness and all other obligations are effectively senior to the notes.

        The historical consolidated financial data and the pro forma consolidated financial data included in this prospectus are presented on a consolidated basis for our entire business and include our non-guarantor subsidiaries. Substantially all of our net revenues are generated by our non-guarantor subsidiaries. The assets of our non-guarantor subsidiaries, which principally relate to assets relating to customer accounts and our customer financing activities, represent substantially all of our assets. As discussed in the preceding risk factor, these non-guarantor subsidiaries have no obligation to pay amounts due on the notes or to make funds available for these purposes, and the notes are effectively subordinated to all these subsidiaries' liabilities. For further information regarding the assets and liabilities of our non-guarantor subsidiaries, see Note M to our unaudited consolidated financial statements.

Regulatory and legal restrictions may prohibit some of our subsidiaries from paying dividends and making other payments to us.

        As discussed in the previous two risk factors, we conduct all of our operations through our subsidiaries and will depend almost entirely upon dividends and other inter-company transfers of funds from our subsidiaries to meet our payment obligations under the notes. In addition to not guaranteeing the notes, our regulated subsidiaries are limited in their ability to pay dividends and make other payments to us by applicable laws and regulations. For example, Refco, LLC, one of our subsidiaries registered as a Futures Commission Merchant with the Commodity Futures Trading Commission must seek regulatory approvals to pay a substantial dividend and will not be able to pay dividends to us if after paying such dividends it would fail to maintain its minimum capital requirements, which as of November 30, 2004 were $301.7 million. See "Business—Regulation." As of November 30, 2004, Refco, LLC had capital of $139.6 million in excess of its minimum capital requirements.

Restrictive covenants in the senior credit facilities and the indenture may restrict our ability to pursue our business strategies.

        Our senior credit facilities contain a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interests. Our senior credit facilities include covenants restricting, among other things, our ability to:

  •
  incur or guarantee additional debt;

  •
  incur liens;

  •
  make loans and investments;

  •
  make capital expenditures;

  •
  declare or pay dividends or redeem or repurchase capital stock;

  •
  engage in mergers, acquisitions and other business combinations;

  •
  prepay, redeem or purchase subordinated debt (including the notes);

  •
  amend or otherwise alter terms of subordinated debt (including the notes);

  •
  sell assets and engage in sale leaseback transactions;

  •
  transact with affiliates; and

  •
  alter the business that we conduct.

        The indenture relating to the notes also contains numerous covenants including, among other things, restrictions on our ability to:

  •
  incur or guarantee additional indebtedness;

  •
  sell assets;

  •
  declare or pay dividends or make other equity distributions;

  •
  purchase or redeem capital stock;

  •
  make investments;

  •
  consolidate or merge with or into other companies;

  •
  engage in transactions with affiliates; and

  •
  alter the business that we conduct.

        Our senior credit facilities also include financial covenants, including requirements that we maintain:

  •
  a minimum interest coverage ratio; and

  •
  a maximum leverage ratio.

These financial covenants will become more restrictive over time.

        A breach of any covenant or the inability to comply with any required financial ratio contained in either our senior credit facilities or the indenture governing the notes could result in a default under that agreement. If any such default occurs, the lenders under our senior credit facilities or the holders of the notes, as the case may be, may elect to declare all outstanding borrowings, together with accrued and unpaid interest and other amounts payable thereunder, to be immediately due and payable. In addition, a default under the indenture governing the notes would cause a default under the senior credit facilities, and the acceleration of debt under the senior credit facilities or the failure to pay that debt when due would cause a default under the indenture governing the notes. The lenders under our senior credit facilities also have the right upon an event of default thereunder to terminate any commitments they have to provide further borrowings. Further, following an event of default under our senior credit facilities, the lenders under these facilities will have the right to proceed against the collateral granted to them to secure that debt, which includes the available cash of our subsidiaries that guarantee the senior credit facilities, and they will also have the right to prevent us from making debt service payments on the notes. If the debt under our senior credit facilities or the notes offered hereby were to be accelerated, our assets could be insufficient to repay in full that debt or any other debt that may become due as a result of that acceleration.

Your right to receive payments on the notes is subordinated to the borrowings under our senior credit facilities and possibly all of our future borrowings. Further, the guarantees of the notes are junior to all the guarantors' existing senior indebtedness and possibly to all of the guarantors' future borrowings.

        The notes and the guarantees rank in right of payment behind all of the co-issuers' and the guarantors' existing senior indebtedness, including borrowings under our senior credit facilities, and will rank in right of payment behind all of the co-issuers' and the guarantors' future borrowings, except any future indebtedness that expressly provides that it ranks equal or junior in right of payment to the notes and the guarantees. As of November 30, 2004, the notes and the guarantees are contractually subordinated to approximately $798.0 million of senior term loan debt. In addition, our senior credit facilities and the indenture governing the notes permit us to incur up to $75.0 million in additional borrowings under our revolving credit facility, subject, in the case of our senior credit facilities, to compliance with the covenants and conditions to borrowings under the senior credit facilities, which borrowings would be senior to the notes and the guarantees. Our senior credit facilities and the indenture also permit us to increase the term loan facility under our credit agreement by up to

$200.0 million, subject, in the case of the senior credit facilities, to our satisfaction of conditions in the senior credit facilities. See "Description of Credit Facilities—Senior Credit Facilities." We will also be permitted to incur substantial additional indebtedness, including senior indebtedness, in the future.

        As a result of this subordination, upon any distribution to the creditors of the co-issuers or the creditors of the guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to the co-issuers or the guarantors or their respective property, the holders of senior debt of the co-issuers and the guarantors will be entitled to be paid in full and in cash before any payment (other than payments in permitted junior securities (as defined in "Description of the Notes—Ranking—Payment of the Notes.")) may be made with respect to the notes or the guarantees, as the case may be.

        All payments (other than payments in the form of permitted junior securities) on the notes and the guarantees will be blocked in the event of a payment default on designated senior debt and may be blocked for up to 179 consecutive days in the event of the non-payment defaults specified under "Description of Notes—Ranking—Payment of Notes." on designated senior debt.

        In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to the co-issuers or the guarantors, holders of the notes will participate with the trade creditors and all other holders of the co-issuers' and the guarantors' senior subordinated indebtedness, as the case may be, in the assets remaining after the co-issuers and the guarantors have paid all of the senior secured indebtedness. However, because the indenture requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior indebtedness instead, holders of the notes may receive less, ratably, than holders of trade payables or other unsecured, unsubordinated creditors in any such proceeding. In any of these cases, the co-issuers and the guarantors may not have sufficient funds to pay all of its creditors, and holders of the notes may receive less, ratably, than the holders of senior indebtedness. See "Description of the Notes—Ranking."

The notes are not secured by our assets and the lenders under our senior credit facilities will be entitled to remedies available to a secured lender, which gives them priority over you to collect amounts due to them.

        In addition to being subordinated to all the co-issuers' and guarantors' existing and future senior debt, the notes and the guarantees are not secured by any of their assets. Our obligations under our senior credit facilities are secured by, among other things, a first priority pledge of all the common equity interests of the co-issuers and substantially all our other assets. If we become insolvent or are liquidated, or if payment under our senior credit facilities or in respect of any other secured indebtedness is accelerated, the lenders under our senior credit facilities or holders of other secured indebtedness will be entitled to exercise the remedies available to a secured lender under applicable law (in addition to any remedies that may be available under documents pertaining to our senior credit facilities or other senior debt). Upon the occurrence of any default under our senior credit facilities (and even without accelerating the indebtedness under our senior credit facilities), the lenders may be able to prohibit the payment of the notes and guarantees either by limiting our ability to access our cash flow or under the subordination provisions contained in the indenture governing the notes. See "Description of Credit Facilities" and "Description of the Notes—Ranking."

We may not be able to fulfill our repurchase obligations in the event of a change of control.

        Upon the occurrence of any change of control, we will be required to make a change of control offer to repurchase the notes. Any change of control also would constitute a default under our senior credit facilities. Therefore, upon the occurrence of a change of control, the lenders under our senior credit facilities would have the right to accelerate their loans, and if so accelerated, we would be required to repay all of our outstanding obligations under our senior credit facilities. Also, our senior credit facilities generally prohibit us from purchasing any notes if we do not repay all borrowings under such facilities first or obtain the consent of the lenders under such facilities. Accordingly, unless we first repay all such borrowings or obtain the consent of such lenders, we will be prohibited from purchasing the notes upon a change of control.

        In addition, if a change of control occurs, we may not have available funds sufficient to pay the change of control purchase price for any of the notes that might be delivered by holders of the notes seeking to accept the change of control offer and, accordingly, none of the holders of the notes may receive the change of control purchase price for their notes. Our failure to make the change of control offer or to pay the change of control purchase price when due would result in a default under the indenture governing the notes. See "Description of the Notes—Defaults."

Federal and state fraudulent transfer laws permit a court to void the notes and the guarantees, and if that occurs, you may not receive any payments on the notes or you may be required to repay amounts you received.

        The notes are guaranteed by each of the subsidiary guarantors. The co-issuers' issuance of the notes and the issuance of the guarantees by the subsidiary guarantors may be subject to review under federal and state fraudulent transfer and conveyance statutes if a bankruptcy, liquidation or reorganization case or a lawsuit, including circumstances in which bankruptcy is not involved, were commenced at some future date by, or on behalf of, unpaid creditors of the co-issuers or the subsidiary guarantors. While the relevant laws may vary from state to state, under such laws the issuance of the notes or the guarantees and the application of the proceeds from the issuance of the notes will be a fraudulent conveyance if (1) a co-issuer issued the notes or a subsidiary guarantor issued a guarantee with the intent of hindering, delaying or defrauding creditors or (2) a co-issuer or any of the subsidiary guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing either the notes or a guarantee, and, in the case of (2) only, one of the following is true:

  •
  a co-issuer or any of the subsidiary guarantors were insolvent, or rendered insolvent, by reason of such transactions;

  •
  a co-issuer or any of the subsidiary guarantors were engaged in a business or transaction for which the applicable co-issuer's or subsidiary guarantor's assets constituted unreasonably small capital; or

  •
  a co-issuer or any of the subsidiary guarantors intended to, or believed that it would, be unable to pay its debts as they matured.

        If a court were to find that the issuance of the notes or a guarantee were a fraudulent conveyance, the court could void the payment obligations under the notes or such guarantee or subordinate the notes or such guarantee to presently existing and future indebtedness of the applicable co-issuer or guarantor, or require the holders of the notes to repay any amounts received with respect to the notes or such guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any payment on the notes or the guarantees.

        The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, an entity would be considered insolvent if, at the time it incurred indebtedness:

  •
  the sum of its debts was greater than the fair value of all its assets;

  •
  the present fair saleable value of its assets is less than the amount required to pay the probable liability on its existing debts and liabilities as they become due; or

  •
  it cannot pay its debts as they become due.

        A court would likely find that a co-issuer or subsidiary guarantor did not receive reasonably equivalent value or fair consideration for the issuance of the notes or its guarantee if the co-issuer or subsidiary guarantor did not substantially benefit directly or indirectly from the issuance of the notes. Each guarantee will contain a provision intended to limit the subsidiary guarantor's liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law.

Risks Relating to the Exchange Offer

        Your old notes will not be accepted for exchange if you fail to follow the exchange offer procedures.

        We will not accept your old notes for exchange if you do not follow the exchange offer procedures. We will issue registered notes as part of this exchange offer only after a timely receipt of your old notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you wish to tender your old notes, please allow sufficient time to ensure timely delivery. If we do not receive your old notes, letter of transmittal and other required documents by the time of expiration of the exchange offer, we will not accept your old notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange. If there are defects or irregularities with respect to your tender of old notes, we will not accept your old notes for exchange.

If you do not exchange your old notes, there will be restrictions on your ability to resell your old notes.

        Following the exchange offer, old notes that you do not tender or that we do not accept will be subject to transfer restrictions. Absent registration, any untendered old notes may therefore be offered or sold only in transactions that are not subject to, or that are exempt from, the registration requirements of the Securities Act and applicable state securities laws.

An active trading market may not develop for the notes, which may affect your ability to sell the notes.

        The registered notes are a new issue of securities and there is no established trading market for the registered notes. We do not intend to apply to list the registered notes for trading on any securities exchange or to arrange for quotation on any automated dealer quotation system. As a result of this and the other factors listed below, an active trading market for the registered notes may not develop, in which case the market price and liquidity of the registered notes may be adversely affected.

        In addition, you may not be able to sell your registered notes at a particular time or at a price favorable to you. Future trading prices of the registered notes will depend on many factors, including:

  •
  our operating performance and financial condition;

  •
  our prospects or the prospects for companies in our industry generally;

  •
  our ability to complete this exchange offer;

  •
  the interest of securities dealers in making a market in the notes;

  •
  the market for similar securities;

  •
  prevailing interest rates; and

  •
  the other factors described in this prospectus under "Risk Factors."

        Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the registered notes will be subject to disruptions. A disruption may have a negative effect on you as a holder of the registered notes, regardless of our prospects or performance.

        Although the initial purchasers of the old notes have advised us that they intend to make a market in the registered notes, they are not obligated to do so. The initial purchasers may also discontinue any market making activities at any time, in their sole discretion, which could further negatively impact your ability to sell the registered notes or the prevailing market price at the time you choose to sell.

Risks Relating to Our Company

Changes in domestic and international market factors that reduce trading volumes or interest rates could significantly harm our business.

        We generate revenues primarily from transaction fees we earn from executing and clearing customer orders and from interest income we earn on cash balances in our customers' accounts and from providing secured financing through repurchase transactions. These revenue sources are substantially dependent on customer trading volumes and interest rates. We are, in particular, affected by customer trading volumes on the six primary derivatives exchanges on which we conduct transactions and in the fixed income and foreign exchange markets. The volume of transactions our customers conduct with us and interest rates are directly affected by domestic and international market factors that are beyond our control, including:

  •
  economic, political and market conditions;

  •
  broad trends in industry and finance;

  •
  changes in levels of trading activity in the broader marketplace;

  •
  price levels and price volatility in the derivatives, fixed income, equity, foreign exchange and commodity markets;

  •
  legislative and regulatory changes;

  •
  the actions of our competitors;

  •
  changes in government monetary policies;

  •
  foreign exchange rates; and

  •
  inflation.

        Any one or more of these factors, or others, may contribute to reduced trading volumes or changes in interest rates. Any material decrease in trading volume in the securities markets in general, or the derivatives, fixed income and foreign exchange markets in particular, or any decline in prevailing interest rates would have a material adverse effect on our business, financial condition and operating results. By way of example, during our second fiscal quarter, the seasonal decrease in exchange-traded derivative volumes in Europe (Eurex) and Chicago (the Chicago Mercantile Exchange), exacerbated by historically low levels of volatility in underlying equity and fixed income markets, resulted in a decrease of 5.0% in our transaction volume and a decrease of 9.3% in Derivative Brokerage & Clearing revenues for the quarter ended August 31, 2004 over the prior quarter.

We face intense competition from other companies, and if we are not able to successfully compete with them, our business may be harmed.

        The derivatives, securities and financial services industries are highly competitive, and we expect that competition will intensify in the future. We have numerous current and prospective competitors, both domestically and internationally. Our primary competitors include both large, diversified financial institutions, such as major commercial and investment banks and independent Futures Commission Merchants, foreign broker-dealers and other specialty broker-dealers. Many of our competitors and potential competitors have larger customer bases, more established name recognition and greater financial, marketing, technological and personnel resources than we do. These resources may enable them to, among other things:

  •
  develop services similar to ours or new services that are preferred by our customers;

  •
  provide access to trading in products or a range of products that we do not offer;

  •
  provide better execution and clearing and lower transaction costs;

  •
  offer better, faster and more reliable technology;

  •
  take greater advantage of new or existing acquisitions, alliances and other opportunities;

  •
  more effectively market, promote and sell their services; and

  •
  better leverage their relationships with their customers.

        In addition, new or existing competitors could gain access to trading markets in which we currently enjoy a competitive advantage. For example, if additional competitors gained access to the interdealer broker market, it could adversely affect our advantage in providing trading access to the U.S. Treasury securities market. Other market participants, such as the exchanges, may expand their services and begin competing with us more directly. Even if new or existing competitors do not significantly erode our market share, they may offer their services at lower prices, and we may be required to reduce our fees significantly to remain competitive, which could have a material adverse effect on our profitability. If we fail to compete effectively, our business, financial condition and operating results could be materially harmed.

Our business could be adversely affected if we are unable to retain our current customers or attract new customers.

        The success of our business depends, in part, on our ability to maintain and increase our customer base. Customers in our market are sensitive to, among other things, the costs of using our services, the quality of the services we offer, the speed and reliability of order execution and the breadth of our service offerings and the products and markets to which we offer access. We may not be able to continue to offer the pricing, service, speed and reliability of order execution or the service, product and market breadth that customers desire. In addition, our existing customers are not obligated to use our services and can switch providers of execution and clearing services or decrease their trading activity conducted through us at any time. As a result, we may fail to retain existing customers or be unable to attract new customers. Our failure to maintain or attract customers could have a material adverse effect on our business, financial condition and operating results.

We rely on relationships with our introducing brokers for obtaining some of our customers. The failure to maintain these relationships could adversely affect our business.

        We have relationships with introducing brokers who assist us in establishing new customer relationships and provide marketing and customer service functions for some of our customers. These introducing brokers receive compensation for introducing customers to us. Many of our relationships with introducing brokers are non-exclusive or may be cancelled on relatively short notice. In addition, our introducing brokers have no obligation to provide new customer relationships or minimum levels of transaction volume. Our failure to maintain these relationships with these introducing brokers or the failure of these introducing brokers to establish and maintain customer relationships would result in a loss of revenues, which could adversely affect our business.

Our business operations could be significantly disrupted if we lost members of our management team.

        Our future success depends to a significant degree upon the continued contributions of our management team. Our future performance will be substantially dependent on our ability to retain and motivate them. Any of these persons may voluntarily terminate his employment with us. The loss of the services of any member of our management team, particularly Phillip Bennett, our President and Chief Executive Officer, could adversely affect our ability to manage our business effectively or to execute our business strategy. None of our credit facilities, indentures or other contracts includes a provision requiring the continued service of any key employee. See "Management—Managers and Executive Officers." Phillip Bennett, Joseph Murphy, William Sexton and Santo Maggio have entered into agreements in which each respectively agrees not to compete with us for a specified period of time.

We may not be able to attract and retain the highly skilled employees we need to support our business.

        Our future success also depends upon the efforts of our qualified and highly trained sales personnel and upon our ability to recruit and retain highly skilled and often specialized personnel,

particularly in light of the rapid pace of technological advances. The level of competition in our industry for individuals with this level of experience or these skills is intense. If we are not able to attract and retain highly skilled employees, it could have a material adverse effect on our business, financial condition and operating results.

We may not effectively manage our growth, which could materially harm our business.

        We expect that our business will continue to grow. This growth has placed and may continue to place a significant strain on our management, personnel, systems and resources. We must continue to improve our operational and financial systems and managerial controls and procedures, and we will need to continue to expand, train and manage our technology workforce. We must also maintain close coordination among our technology, compliance, risk management, accounting, finance, marketing and sales organizations. We may not manage our growth effectively. If we fail to do so, our business could be materially harmed.

        If we continue to grow, we may be required to increase our investment in facilities, personnel and financial and management systems and controls. Continued growth may also require expansion of our procedures for monitoring and assuring our compliance with applicable regulations and that we recruit, integrate, train and manage a growing employee base. The expansion of our existing businesses, our expansion into new businesses and the resulting growth of our employee base increase our need for internal audit and monitoring processes that are more extensive and broader in scope than those we have historically required. We may not be successful in implementing all of the processes that are necessary. Further, unless our growth results in an increase in our revenues that is proportionate to the increase in our costs associated with this growth, our operating margins and profitability will be adversely affected.

Our operations expose us to significant credit risks.

        We act on behalf of our customers for all trades consummated both on exchanges and in over-the-counter markets. Accordingly, we are responsible for our customers' obligations with respect to these transactions, which exposes us to significant credit risk. Our customers may default on their obligations due to bankruptcy, lack of liquidity, operational failure or other reasons. A substantial part of our working capital is at risk if customers default on their obligations to us and their account balances and security deposits are insufficient to meet all of their obligations. As of November 30, 2004, February 29, 2004 and February 28, 2003, our reserve against receivables from customers was $75.6 million, $65.2 million and $42.7 million, respectively. We may be materially and adversely affected in the event of a significant default by our customers.

Our compliance and risk management methods might not be effective, which could increase the risk that we are subject to regulatory action or litigation or otherwise negatively impact our business.

        Our ability to comply with applicable laws, rules and regulations is largely dependent on our establishment and maintenance of compliance, audit and reporting systems, as well as our ability to attract and retain qualified compliance and other risk management personnel. If we fail to effectively establish and maintain such compliance and reporting systems or fail to attract and retain personnel who are capable of designing and operating such systems, it will increase the likelihood that we will become subject to legal and regulatory infractions, including civil litigation and investigations by regulatory agencies.

        For us to avoid a number of risks inherent in our business, it is necessary for us to have polices and procedures that identify, monitor and manage our risk exposure. Management of operational, legal and regulatory risk requires, among other things, policies and procedures to record properly and verify a large number of transactions and events. Such policies and procedures may not be fully effective. Some of our risk management policies and procedures depend upon evaluation of information regarding markets, customers or other matters that are publicly available or otherwise accessible by us.

That information may not in all cases be accurate, complete, up-to-date or properly evaluated. Further, our risk management policies and procedures rely on a combination of technical and human controls and supervision, which are subject to error and failure. Some of our risk management policies and procedures are based on internally developed controls and observed historical market behavior and also involve reliance on industry standard practices. These policies and procedures may not adequately prevent future losses, particularly as they relate to extreme market movements, which may be significantly greater than comparable historical movements. While we have no reason to believe that our policies and procedures will not continue to be effective, they may not always be effective in the future, and we may not always be successful in monitoring or evaluating the risks to which we are or may be exposed. If our risk management efforts are ineffective, we could suffer losses that could have a material adverse effect on our financial condition or operating results.

Our acquisition, joint venture and investment strategy and any other new business initiatives we undertake may involve risks, and if we are unable to manage these risks effectively, our business will be materially harmed.

        In the past, we have expended our business through the acquisition of other firms, and to achieve our strategic objectives in the future, we may seek to acquire other companies, businesses or technologies. Acquisitions entail numerous risks, including the following:

  •
  difficulties in the integration of acquired operations, personnel or technologies;

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  diversion of management's attention from other business concerns;

  •
  assumption of unknown material liabilities;

  •
  failure to achieve financial or operating objectives;

  •
  amortization of acquired intangible assets, which would reduce future reported earnings; and

  •
  potential loss of customers or key employees of acquired companies.

        Failure to manage our acquisitions to avoid these risks could have a material adverse effect on our business, financial condition and operating results.

        We also may seek to expand or enhance our operations by forming joint ventures, making other investments or undertaking other business initiatives and entering new lines of businesses. Entering into joint ventures also entails risks, including difficulties in developing and expanding the business of newly formed joint ventures, exercising influence over the activities of joint ventures in which we do not have a controlling interest and potential conflicts with our joint venture partners. Other investments and business initiatives may also involve risks, including but not limited to loss of investment. Any acquisition, joint venture, investment or other business initiative that we have or may enter into may not be successful. Unsuccessful joint ventures, investments and other business initiatives could harm our business, financial condition and operating results.

Our international operations involve special challenges that we may not be able to meet, which could adversely affect our financial results.

        We currently conduct international operations and plan to expand those operations. There are a number of risks inherent in doing business in international markets, particularly in the derivatives, fixed income and foreign exchange markets, which are heavily regulated in many jurisdictions outside the United States. These risks include:

  •
  less developed technological infrastructures and generally higher costs, which could result in lower customer acceptance of our services or customers having difficulty accessing our products and services;

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  the inability to manage and coordinate the various regulatory requirements of multiple jurisdictions that are constantly evolving and subject to unexpected change;

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  difficulties in staffing and managing foreign operations;

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  fluctuations in currency exchange rates; and

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  potentially adverse tax consequences.

        Our operations in some less developed countries are also subject to the political, legal and economic risks associated with politically unstable and less developed regions of the world, including the risk of war and other international conflicts and actions by governmental authorities, insurgent groups, terrorists and others. Specifically, we conduct business in countries whose currencies may be unstable. Future instability in such currencies or the imposition of governmental or regulatory restrictions on such currencies could impede our foreign exchange business and our ability to collect on collateral held in such currencies.

        In addition, we are required to comply with the laws and regulations of foreign governmental and regulatory authorities of each country in which we conduct business. These may include laws, rules and regulations, including registration requirements relating to many aspects of the derivatives, fixed income and foreign exchange markets. Our compliance with these laws and regulations may be difficult and time consuming and may require significant expenditures and personnel requirements, and our failure to be in compliance would subject us to legal and regulatory liabilities. We may also experience difficulty in managing our international operations because of, among other things, competitive conditions overseas, management of foreign exchange risk, established domestic markets, language and cultural differences and economic or political instability. Any of these factors could have a material adverse effect on the success of our international operations and, consequently, on our business, financial condition and operating results.

Our operating results are subject to significant fluctuations due to seasonality. As a result, you should not rely on our operating results in any particular period as an indication of our future performance.

        Our business experiences seasonal fluctuations. Financial markets often experience reduced trading activity during summer months and in the month of December as a result of holidays. Traditional commodity derivatives, such as energy, will reflect changing supply/demand factors related to heating/cooling seasons. As a result of these factors, we may experience relatively higher trading volume and thus revenue during our first and third fiscal quarters and lower trading volume in our second fiscal quarter.

If we experience systems failures or capacity constraints, our ability to conduct our operations would be materially harmed.

        We are heavily dependent on the capacity and reliability of the computer and communications systems supporting our operations, whether owned and operated internally or by third parties. We receive and process a large portion of our trade orders through electronic means, such as through public and private communications networks. These computer and communications systems and networks are subject to performance degradation or failure from any number of reasons, including loss of power, acts of war or terrorism, human error, natural disasters, fire, sabotage, hardware or software malfunctions or defects, computer viruses, intentional acts of vandalism, customer error or misuse, lack of proper maintenance or monitoring and similar events. During the terrorist attacks on the World Trade Center on September 11, 2001, we lost access to a significant portion of our communications and computer networks. Although the disruption of our operations as a result of this event was not material, future occurrences of any of the events listed above, or of any other events, could result in the material degradation or failure of our computer and communications systems and networks.

        If such a degradation or failure were to occur, it could cause any number of results, including:

  •
  unanticipated disruptions in service to our customers;

  •
  slower response times;

  •
  delays in our customers' trade execution;

  •
  failed settlement of trades; and

  •
  incomplete or inaccurate accounting, recording or processing of trades.

        Further, any of our redundant systems or disaster recovery plans may not have been implemented properly, and these systems and plans or our personnel may not be adequate to correct or mitigate any of the above events. In addition, any redundant systems, disaster recovery plans or personnel of our third-party service providers may not be adequate to correct or mitigate any of the above events or be implemented properly. The occurrence of degradation or failure of the communications and computer systems on which we rely may lead to financial losses, litigation or arbitration claims filed by or on behalf of our customers and regulatory investigations and sanctions, including by the Securities and Exchange Commission and the Commodity Futures Trading Commission, which require that our trade execution and communications systems be able to handle anticipated present and future peak trading volumes. Any such degradation or failure could also have a negative effect on our reputation, which in turn could cause us to lose existing customers to our competitors or make it more difficult for us to attract new customers in the future. Further, any financial loss that we suffer as a result of such degradations or failures could be magnified by price movements of contracts involved in transactions impacted by the degradation or failure, and we may be unable to take corrective action to mitigate any losses we suffer.

If we fail to maintain our computer and communications systems and networks properly or to upgrade and expand such systems and networks in response to technological change, our business will be materially harmed.

        We need to properly maintain the computer and communications systems and networks that we currently own and operate. We internally support and maintain many of our existing systems and networks, including those that are critical to our derivatives clearing operations. Our failure to adequately maintain these systems and networks could have a material effect on the performance and reliability of such systems and networks, which in turn could materially harm our business.

        Further, the markets in which we compete are characterized by rapidly changing technology, evolving customer demand and uses of our services and the emergence of new industry standards and practices that could render our existing technology and systems obsolete. Our future success will depend in part on our ability to anticipate and adapt to technological advancements, evolving customer demands and changing standards in a timely, cost-efficient and competitive manner and to upgrade and expand our systems accordingly. Any upgrades or expansions may require significant expenditures of funds and may also increase the probability that we will suffer system degradations and failures. We may not have sufficient funds to adequately update and expand our networks, and any upgrade or expansion attempts may not be successful and accepted by the marketplace and our customers. Our failure to adequately update and expand our systems and networks or to adapt our systems and technology to evolving customer demands or emerging industry standards would have a material adverse effect on our business.

We depend on third-party suppliers for a number of services, which are important to our business.

        We depend on a number of suppliers, such as banking, clearing and settlement organizations, telephone companies, online service providers, data processors and software and hardware vendors for elements of our trading, clearing and other systems, as well as communications and networking equipment, computer hardware and software and related support and maintenance. These providers may not be able to continue to provide these services in an efficient, cost-effective manner or be able to adequately expand their services to meet our needs. In addition, our agreements with these providers come up for renewal or may be terminated from time to time. In such event, we may be required to renegotiate the terms of an agreement on terms that are not as favorable as under the existing agreement, or we may be required to find a replacement supplier. An interruption in or the cessation of service by any service provider and our inability to make alternative arrangements on favorable terms, in a timely manner, or at all, could have a material adverse effect on our business, financial condition and operating results.

Our networks and those of our third-party service providers may be vulnerable to security risks, which could result in the wrongful use of our or our customers' information, interruptions or malfunctions in our operations or damage to our reputation.

        The secure transmission of confidential information over public networks is a critical element of our operations. Our networks and those of our third-party service providers, the exchanges and counterparties with whom we trade and our customers may be vulnerable to unauthorized access, computer viruses and other security problems. Persons who circumvent security measures could wrongfully use our or our customers' information or cause interruptions or malfunctions in our operations, any of which could have a material adverse effect on our business, financial condition and operating results. Additionally, our reputation could be damaged. If an actual, threatened or perceived breach of our or our security providers' security occurs, the market perception of the effectiveness of our security measures could be harmed and could cause customers to reduce or stop their use of our services. We or our service providers may be required to expend significant resources to protect against the threat of security breaches or to alleviate problems, including reputational harm and litigation, caused by any breaches. Any security measures implemented by us or our service providers may prove to be inadequate and may not prevent system failures and delays that could lower trading volumes and have an adverse effect on our business, financial condition and operating results.

We may be unable to protect our intellectual property rights or technology effectively, which would allow competitors to duplicate or replicate our technology and could adversely affect our ability to compete.

        Intellectual property is important to our success and ability to compete, and if we fail to protect our intellectual property rights adequately, our competitors might gain access to our technology. We rely primarily on a combination of copyright, trademark and trade secret laws in the United States and other jurisdictions, as well as license agreements, third-party nondisclosure and other agreements and other contractual provisions and technical measures to protect our intellectual property rights. We attempt to negotiate beneficial intellectual property ownership provisions in our contracts and also require employees, consultants, advisors and collaborators to enter into confidentiality agreements in an effort to protect the confidentiality of our proprietary information. However, laws and our actual contractual terms may not be sufficient to protect our technology from use or theft by third parties. For instance, a third party might reverse engineer or otherwise obtain and use our technology without our permission and without our knowledge, thereby infringing our rights and allowing competitors to duplicate or replicate our products. Furthermore, we cannot assure you that these protections will be adequate to prevent our competitors from independently developing technologies that are substantially equivalent or superior to our technology.

        We may have legal or contractual rights that we could assert against illegal use of our intellectual property rights, but lawsuits claiming infringement or misappropriation are complex and expensive, and the outcome would not be certain. In addition, the laws of some countries in which we now or may in the future operate may not protect intellectual property rights to the same extent as the laws of the United States.

        Defending against intellectual property infringement and related claims could be expensive and disruptive to our business. If we are found to infringe the proprietary rights of others, we could be required to redesign our services, pay royalties or enter into license agreements with third parties.

        There is frequent litigation based on allegations of infringement or other violations of intellectual property rights related to the development or use of technology, including suits in our industry. As the number of participants in our market increases and the number of patents and other intellectual property registrations increase, the possibility of an intellectual property claim against us grows. We have been sued on intellectual property grounds in the past, and a third party may assert in the future that our technology or the manner in which we operate our business violates its intellectual property rights. From time to time, in the ordinary course of business, we may become subject to legal proceedings and claims relating to the intellectual property rights of others, and we expect that third parties may assert intellectual property claims against us, particularly as we expand the complexity and scope of our business, the number of electronic trading platforms increases and the functionality of these platforms further overlap. Any claims, whether with or without merit, could:

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  be expensive and time consuming to defend;

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  prevent us from operating our business, or portions of our business;

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  cause us to cease developing, licensing or using all or any part of our electronic trading platform that incorporate the challenged intellectual property;

  •
  require us to redesign our products or services, which may not be feasible;

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  result in significant monetary liability;

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  divert management's attention and resources; and

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  require us to pay royalties or enter into licensing agreements in order to obtain the right to use necessary technologies, which may not be possible on commercially reasonable terms.

        Third parties may assert infringement claims against us in the future with respect to our electronic trading platforms or any of our other current or future services, and any such assertion may require us to cease providing such services, try to redesign our services, enter into royalty agreements, if available, or become involved in litigation that could be costly to us. Any of these events could have a material affect on our business, financial condition and operating results.

We operate in a heavily regulated environment that imposes significant costs and compliance requirements on us. The failure to comply with the regulations to which we are subject could subject us to sanctions.

        We are extensively regulated by the Commodity Futures Trading Commission; the Securities and Exchange Commission; the National Association of Securities Dealers, our designated self-regulatory organization with respect to our registration as a broker-dealer; the Chicago Mercantile Exchange, our designated self-regulatory organization with respect to our registration as an Futures Commission Merchant; the National Futures Association; other exchanges of which we are a member; state regulatory agencies; and other domestic and foreign clearing organizations. If we fail to comply with applicable laws, rules or regulations, we may be subject to criminal conviction, increased reporting requirements, censure, fines, cease-and-desist orders, suspension of our business, removal of personnel, civil litigation or other sanctions, including revocation of our operating licenses.

        The organizations and agencies that regulate us have broad powers to investigate and enforce compliance and punish non-compliance with their rules and regulations. Neither we nor our managers, officers and employees may be able to fully comply with these rules and regulations, and we may be subject to claims or actions by these organizations and agencies.

We will become subject to additional financial and other reporting and corporate governance requirements that may be difficult for us to satisfy.

        We have historically operated our business as a private company. We will be obligated after the effectiveness of our exchange offer registration statement or shelf registration statement to file with the Securities and Exchange Commission annual and quarterly information and other reports that are specified in Sections 13 and 15(d) of the Exchange Act as applicable to U.S. companies subject to such sections. We will also become subject to other new financial and other reporting and corporate governance requirements, including many of the provisions of the Sarbanes-Oxley Act of 2002 and the regulations promulgated thereunder, which will impose significant compliance obligations upon us. These obligations will require a commitment of additional resources, and meeting these requirements may require the hiring of additional staff and result in the diversion of our senior management's time and attention from our day to day operations. We may not be successful in complying with these obligations, and compliance with them could adversely impact our business or results of operations.

Changes in legislation or regulations may affect our ability to conduct our business or reduce our profitability.

        The legislative and regulatory environment in which we operate has undergone significant change in the past and may undergo significant change again in the future. The Commodity Futures Trading Commission, the Securities and Exchange Commission, the National Association of Securities Dealers, the Chicago Mercantile Exchange, the National Futures Association or other U.S. or foreign governmental authorities continuously review legislative and regulatory initiatives and may adopt new or revised laws and regulations. These legislative and regulatory initiatives may affect the way in which we conduct our business and may make our business less profitable. Changes in the interpretation or enforcement of existing laws and regulations by those entities may also adversely affect our business.

        In addition, we use the Internet as the distribution channel to provide services to our customers. A number of regulatory agencies have recently adopted regulations regarding customer privacy and the use of customer information by service providers. Additional laws and regulations relating to the Internet may be adopted in the future, including regulations regarding the pricing, taxation, content and quality of products and services delivered over the Internet. Complying with these laws and regulations is expensive and time consuming and could limit our ability to use the Internet as a distribution channel.

We are subject to significant litigation risk which could adversely affect our business.

        Many aspects of our business involve substantial liability risks, and we could be exposed to substantial liability under federal and state laws and court decisions, as well as regulatory action by the Securities and Exchange Commission, the Commodity Futures Trading Commission and other regulatory organizations. These risks include, among others, potential civil litigation triggered by regulatory investigations, potential liability from disputes over terms of a trade, the claim that a system failure or delay caused monetary losses to a customer, that we entered into an unauthorized transaction or that we provided materially false or misleading statements in connection with a transaction. The volume of claims and the amount of damages claimed in litigation and regulatory proceedings against financial intermediaries have been increasing. Dissatisfied customers frequently make claims against their service providers regarding quality of trade execution, improperly settled trades, mismanagement or even fraud. These risks also include potential liability from disputes over the exercise of our rights with respect to customer accounts and collateral. Although our customer agreements generally provide that we may exercise such rights with respect to customer accounts and collateral as we deem reasonably necessary for our protection, our exercise of these rights has at times led to claims by customers that we have exercised these rights improperly. For example, we are currently the subject of a lawsuit brought by a customer who has alleged that we improperly liquidated its position in connection with a margin call. Even if we prevail in this or other cases or claims, we could incur significant legal expenses defending the cases or claims, even those without merit. An adverse resolution of any future cases or claims against us could have a material adverse effect on our reputation, financial condition or operating results.

We could be harmed by employee or introducing broker misconduct or errors that are difficult to detect and deter.

        There have been a number of highly publicized cases involving fraud or other misconduct by employees of financial services firms in recent years. Misconduct by our employees or introducing brokers could include hiding unauthorized activities from us, improper or unauthorized activities on behalf of customers or improper use of confidential information. For example, during the mid-1990s, one of our brokers engaged in conduct that was violative of regulations of the Commodity Futures Trading Commission and the Chicago Board of Trade. This conduct resulted in awards and settlements of private arbitrations in 2001 of approximately $42 million and the payment by us of an aggregate $7.0 million in fines to the Commodity Futures Trading Commission and the Chicago Board of Trade in 1999. Employee or introducing broker misconduct could subject us to financial losses or regulatory sanctions and seriously harm our reputation. It is not always possible to deter employee or introducing broker misconduct, and the precautions we take to prevent and detect this activity may not be effective in all cases. Our employees or introducing brokers also may commit errors that could subject us to financial claims for negligence or otherwise, as well as regulatory actions. We have been subject to claims by our customers relating to errors committed by our employees. Employee, broker or introducing broker misconduct or errors could subject us to financial losses or regulatory sanctions and seriously harm our reputation and could adversely affect our business, financial condition and operating results.

Our business may be adversely affected if our reputation is harmed.

        Our ability to attract and retain customers and employees may be adversely affected to the extent our reputation is damanged. If we fail, or appear to fail, to deal with various issues that may give rise to reputational risk, we could harm our business prospects. These issues include, but are not limited to, appropriately dealing with potential conflicts of interest, legal and regulatory requirements, ethical issues, money-laundering, privacy, record-keeping, sales and trading practices and the proper identification of the legal, reputational, credit, liquidity and market risks inherent in our business. Failure to appropriately address these issues could also give rise to additional legal risk to us, which could, in turn, increase the size and number of claims and damages asserted against us or subject us to regulatory enforcement actions, fines and penalties.

Procedures and requirements of the PATRIOT Act may expose us to significant costs or penalties.

        As participants in the financial services industry, our subsidiaries are subject to laws and regulations, including the PATRIOT Act of 2001, which require that they know certain information about their customers and monitor transactions for suspicious financial activities. The cost of complying with the PATRIOT Act and related laws and regulations is significant. We face risks that our policies, procedures, technology and personnel directed toward complying with the PATRIOT Act are insufficient and that we could be subject to significant criminal and civil penalties due to noncompliance. Such penalties could have a material adverse effect on our business, financial condition and operating results. As an online broker with customers worldwide, we may face particular difficulties in identifying our international customers, gathering the required information about them and monitoring their activities.

If we do not maintain the capital levels required by regulations, we may be fined or barred from conducting business.

        The Securities and Exchange Commission, National Association of Securities Dealers, Commodity Futures Trading Commission and various other regulatory agencies have stringent rules with respect to the maintenance of specific levels of net capital by securities broker-dealers and Futures Commission Merchants. Our failure to maintain the required net capital could result in suspension or revocation of our registration by the Securities and Exchange Commission and our suspension or expulsion by the National Association of Securities Dealers or other U.S. and international regulatory bodies and could ultimately lead to our liquidation or the liquidation of one of our subsidiaries. If net capital rules are changed or expanded, or if we incur an unusually large charge against net capital, our operations that require an intensive use of capital could be limited. Such operations may include dealing activities, marketing and the financing of customer account balances. See "Business—Regulation" for more information on the minimum net capital requirements for our domestic broker-dealer and Futures Commission Merchant subsidiaries.

We require a significant amount of liquidity.

        Ready access to cash is essential to our business. Our liquidity could be impaired by an ability to access lines of credit, an inability to access funds from our subsidiaries or an inability to liquidate customer positions or otherwise sell assets. This situation may arise due to circumstances that we may be unable to control, such as a general market disruption or an operational problem that affects third parties or us. Further, our ability to liquidate customer positions or otherwise sell assets may be impaired if other market participants are seeking to sell similar assets at the same time. Our credit ratings are important to our liquidity. A reduction in our credit ratings could adversely affect our liquidity and competitive position, increase our borrowing costs, limit our access to the capital markets or trigger our obligations under certain bilateral provisions in some of our trading and collateralized financing contracts. Under such contracts, counterparties could terminate contracts with us or require us to post additional collateral. Termination of our trading and collateralized financing contracts could cause us to sustain losses and impair our liquidity by requiring us to find other sources of financing or to make significant cash payments or securities movements. The occurrence of any of the foregoing events could have a material effect on our financial condition or results of operations.

We have recorded a significant amount of intangible assets, which may never generate the returns we expect.

        Our acquisitions have resulted in significant increases in goodwill and identifiable intangible assets. Goodwill, which relates to the excess of cost over the fair value of the net assets of the businesses acquired by us, and identifiable intangible assets are expected to increase substantially as a result of the Transactions. After giving effect to the Transactions consummated on August 5, 2004, we had approximately $716.6 million of goodwill and approximately $573.9 million of identifiable intangible assets.

        Goodwill and identifiable intangible assets are recorded at fair value on the date of acquisition, and under Financial Accounting Standards Board Statement No. 142, Goodwill and Other Intangible Assets ("FAS 142"), goodwill and indefinite lived intangibles are reviewed at least annually for impairment. Finite lived intangibles are reviewed for impairment whenever events or changes in circumstances indicate carrying amounts may not be recoverable. Impairment may result from, among other things, deterioration in the performance of the acquired business, adverse market conditions, adverse changes in applicable laws or regulations, including changes that restrict the activities of the acquired business, and a variety of other circumstances. The amount of any impairment must be written off. We may never realize the full value of our intangible assets. Any future determination requiring the write-off of a significant portion of intangible assets would have an adverse effect on our financial condition and results of operations.

The interests of our controlling members could conflict with your interests.

        Affiliates of Thomas H. Lee Partners, L.P. and Phillip Bennett, our President and Chief Executive Officer, beneficially own approximately 57% and 43%, respectively, of our parent's issued and outstanding membership units. Thomas H. Lee Partners, L.P. has the ability to designate four of our parent's eight managers, and if our parent fails to meet yearly performance requirements, it can designate a fifth manager (with the total board size increasing to nine managers). Thomas H. Lee Partners, L.P. also has the ability to control all aspects of our business. Mr. Bennett also has significant influence over our business. Thomas H. Lee Partners, L.P. and Mr. Bennett may pursue transactions that could enhance their equity investment while involving risks to your interests. The interests of our controlling members could conflict with your interests.

FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this prospectus are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "project," "plan," "intend," "believe" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

        These forward-looking statements are based on assumptions that we have made in light of our industry experience and on our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond our control) and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include, among others:

  •
  changes in domestic and international market conditions;

  •
  competition;

  •
  our ability to attract and retain customers;

  •
  our relationships with introducing brokers;

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  retention of our management team;

  •
  our ability to manage our growth or integrate future acquisitions;

  •
  our exposure to significant credit risks with respect to our customers;

  •
  international operations and expansion;

  •
  system failures;

  •
  the performance of third-party suppliers;

  •
  changes in regulations or exchange membership requirements;

  •
  the effectiveness of compliance and risk management methods;

  •
  potential litigation or investigations;

  •
  employee or introducing broker misconduct or errors;

  •
  reputational harm;

  •
  changes in capital requirements; and

  •
  the other factors described under "Risk Factors."

        There may be other factors that may cause our actual results to differ materially from the forward-looking statements.

        Because of these factors, we caution that you should not place undue reliance on any of our forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us. Except as required by law, we have no duty to, and do not intend to, update or revise the forward-looking statements in this prospectus after the date of this prospectus.

THE EXCHANGE OFFER

Purpose and Effect

        The co-issuers issued the old notes on August 5, 2004 in a transaction exempt from registration under the Securities Act. In connection with this original issuance, we entered into an indenture and a registration rights agreement. The registration rights agreement requires that we file a registration statement under the Securities Act with respect to the registered notes to be issued in the exchange offer and, upon the effectiveness of the registration statement, offer you the opportunity to exchange your old notes for a like principal amount of registered notes. Except as set forth below, these registered notes will be issued without a restrictive legend and, we believe, may be reoffered and resold by you without registration under the Securities Act. After we complete the exchange offer, our obligations with respect to the registration of the old notes and the registered notes will terminate, except as provided in the last paragraph of this section. Copies of the indenture relating to the notes and the registration rights agreement have been filed as exhibits to the registration statement of which this prospectus forms a part. Notwithstanding anything to the contrary set forth in this prospectus, this exchange offer is not being made to you, and you may not participate in the exchange offer, if (a) you are our "affiliate" within the meaning of Rule 405 of the Securities Act or (b) you are a broker-dealer that acquired old notes directly from us.

        Based on interpretations by the staff of the Securities and Exchange Commission ("SEC") set forth in no-action letters issued to third parties unrelated to us, we believe that the registered notes issued to you in the exchange offer may be offered for resale, resold and otherwise transferred by you, without compliance with the registration and prospectus delivery provisions of the Securities Act, unless you are a broker-dealer that receives registered notes in exchange for old notes acquired by you as a result of market-making activities or other trading activities. This interpretation, however, is based on your representations to us that:

  •
  any registered notes received by you will be acquired in the ordinary course of your business;

  •
  you have no arrangements or understandings with any person to participate in the distribution of the registered notes: and

  •
  you are not engaged in, and do not intend to engage in, the distribution of the registered notes.

        If you have any of the disqualifications described above or cannot make each of the representations set forth above, you may not rely on the interpretations by the staff of the SEC referred to above. Under those circumstances, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a sale, transfer or other disposition of any notes unless you are able to utilize an applicable exemption from all of those requirements. In addition, each broker-dealer that receives registered notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such registered notes. See "Plan of Distribution."

        If you will not receive freely tradable registered notes in the exchange offer or are not eligible to participate in the exchange offer, you may elect to have your old notes registered in a "shelf" registration statement on an appropriate form pursuant to Rule 415 under the Securities Act. If we are obligated to file a shelf registration statement, we will be required to keep the shelf registration statement effective for a period of two years (or for a longer period if extended pursuant to the registration rights agreement) or such shorter period that will terminate when all of the notes covered by the shelf registration statement (a) have been sold pursuant to the shelf registration statement or (b) can be sold pursuant to Rule 144 under the Securities Act without any volume or manner of sale limitations thereunder. Other than as set forth in this paragraph, you will not have the right to require us to register your old notes under the Securities Act. See "—Procedures for Tendering."

Consequences of Failure to Exchange

        After we complete the exchange offer, if you have not tendered your old notes, you will not have any further registration rights, except as set forth above. Your old notes may continue to be subject to restrictions on transfer. Therefore, the liquidity of the market for your old notes could be adversely affected upon completion of the exchange offer if you do not participate in the exchange offer.

Terms of the Exchange Offer

        Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal for your notes, we will accept any and all old notes validly tendered and not withdrawn prior to the time of expiration. We will issue a principal amount of registered notes in exchange for the principal amount of old notes accepted in the exchange offer. You may tender some or all of your old notes pursuant to the exchange offer. However, old notes may be tendered only in integral multiples of $1,000 principal amount.

        The form and terms of the registered notes are substantially the same as the form and terms of the old notes, except that the registered notes to be issued in the exchange offer have been registered under the Securities Act and will not bear legends restricting their transfer. The registered notes will be issued pursuant to, and entitled to the benefits of, the indenture which governs the old notes. The registered notes and the old notes will be deemed a single issue of securities under the indenture.

        As of the date of this prospectus, $600.0 million aggregate principal amount of old notes are outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders and to others believed to have beneficial interests in the old notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated under the Exchange Act.

        We will be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as our agent for the tendering holders for the purpose of receiving the registered notes from us. If we do not accept any tendered notes because of an invalid tender or the failure of any of the conditions to the exchange offer to be satisfied, we will return the unaccepted old notes, without expense, to the tendering holder promptly after the time of expiration. The conditions to the exchange offer are listed below under "—Conditions."

        You will not be required to pay brokerage commissions or fees or, except as set forth below under "—Transfer Taxes," transfer taxes with respect to the exchange of your old notes in the exchange offer. We will pay all charges and expenses, other than applicable taxes, in connection with the exchange offer. See "—Fees and Expenses" below.

Expiration; Amendments

        The exchange offer will expire at 5:00 p.m., New York City time, on                        , 2005, unless we determine, in our sole discretion, to extend the exchange offer, in which case it will expire at the later date and time to which it is extended. We do not intend to extend the exchange offer, although we reserve the right to do so. If we do extend the exchange offer, we will give oral or written notice of the extension to the exchange agent and give each registered holder of old notes for which the exchange offer is being made notice by means of a press release or other public announcement of any extension prior to 9:00 a.m., New York City time, on the next business day after the scheduled expiration for the exchange offer. We will not extend the exchange offer past          , 2005.

        We also reserve the right, in our sole discretion,

          (1)   subject to applicable law, to extend the exchange offer and delay accepting any old notes or, if any of the conditions set forth below under "—Conditions" have not been satisfied or waived, to terminate the exchange offer by giving oral or written notice of the delay or termination to the exchange agent; or

          (2)   to amend the terms of the exchange offer in any manner by complying with Rule 14e-1(d) under the Exchange Act to the extent that rule applies. If we make any material amendment to the terms of the exchange offer or waive any material condition, we will keep the exchange offer open for at least five business days after we notify you of such change or waiver. If we make a material change to the terms of the exchange offer, it may be necessary for us to provide you with an amendment to this prospectus reflecting that change. We may only delay, terminate or amend the offer prior to its expiration.

        We acknowledge and undertake to comply with the provisions of Rule 14e-1(c) under the Exchange Act, which requires us to return the old notes surrendered for exchange promptly after the termination or withdrawal of the exchange offer. We will notify you promptly of any extension, termination or amendment.

Procedures for Tendering

  Book-Entry Interests

        The old notes were issued as global notes in fully registered form without interest coupons. Beneficial interests in the global notes held by direct or indirect participants in DTC are shown on, and transfers of these interests are effected only through, records maintained in book-entry form by DTC with respect to its participants.

        If you hold old notes in the form of book-entry interests and you wish to tender your old notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the time of expiration either:

          (1)   a written or facsimile copy of a properly completed and duly executed letter of transmittal for your notes, including all other documents required by the letter of transmittal, to the exchange agent at the address set forth on the cover page of the letter of transmittal; or

          (2)   a computer-generated message transmitted by means of DTC's Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal for your notes.

        In addition, in order to deliver old notes held in the form of book-entry interests:

          (1)   a timely confirmation of book-entry transfer of those notes into the exchange agent's account at DTC pursuant to the procedure for book-entry transfers described below under "—Book-Entry Transfer" must be received by the exchange agent prior to the time of expiration; or

          (2)   you must comply with the guaranteed delivery procedures described below.

        The method of delivery of old notes, the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the time of expiration. You should not send the letter of transmittal or old notes to us. You may request your broker, dealer, commercial bank, trust company or other nominee to effect the above transactions for you.

  Certificated Old Notes

        Only registered holders of certificated old notes may tender those notes in the exchange offer. If your old notes are certificated notes and you wish to tender those notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent, on or prior to the time of expiration, a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to the address set forth on the cover page of the letter of transmittal. In addition, in order to validly tender your certificated old notes:

          (1)   the certificates representing your old notes must be received by the exchange agent prior to the time of expiration; or

          (2)   you must comply with the guaranteed delivery procedures described below.

  Procedures Applicable to All Holders

        If you tender an old note and you do not withdraw the tender prior to the time of expiration, you will have made an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal for your notes.

        If your old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal for your old notes and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

        Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by a financial institution, including most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchange Medallion Program, each an "eligible institution," unless:

          (1)   old notes tendered in the exchange offer are tendered either:

            (A)  by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the holder's letter of transmittal; or

            (B)  for the account of an eligible institution; and

          (2)   the box entitled "Special Registration Instructions" on the letter of transmittal has not been completed.

        If the letter of transmittal for your notes is signed by a person other than you, your old notes must be endorsed or accompanied by a properly completed bond power and signed by you as your name appears on those old notes.

        If the letter of transmittal for your notes or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, in this instance you must submit with the letter of transmittal for your notes proper evidence satisfactory to us of their authority to act on your behalf.

        We will determine, in our sole discretion, all questions regarding the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered old notes. This determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes;

provided, however, that, in the event that we waive any condition of tender for any noteholder, we will waive that condition for all noteholders, Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal for your notes, will be final and binding on all parties.

        You must cure any defects or irregularities in connection with tenders of your old notes within the time period we determine unless we waive that defect or irregularity. Although we intend to notify you of defects or irregularities with respect to your tender of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give this notification. Your tender will not be deemed to have been made and your notes will be returned to you if:

          (1)   you improperly tender your old notes;

          (2)   you have not cured any defects or irregularities in your tender; and

          (3)   we have not waived those defects, irregularities or improper tender.

        The exchange agent will return your notes, unless otherwise provided in the letter of transmittal for your notes, promptly following the time of expiration.

        In addition, we reserve the right in our sole discretion to:

          (1)   purchase or make offers for, or offer registered notes for, any old notes that remain outstanding subsequent to the time of expiration;

          (2)   terminate the exchange offer upon the failure of any condition to the exchange offer to be satisfied; and

          (3)   to the extent permitted by applicable law, purchase notes in the open market, in privately negotiated transactions or otherwise.

        The terms of any of these purchases or offers could differ from the terms of the exchange offer. By tendering in the exchange offer, you will represent to us that, among other things:

          (1)   any registered notes received by you will be acquired in the ordinary course of your business;

          (2)   you have no arrangements or understanding with any person to participate in the distribution of the registered notes;

          (3)   you are not our "affiliate," as that term is defined in Rule 405 of the Securities Act;

          (4)   you are not engaged in, and do not intend to engage in, the distribution of the registered notes; and

          (5)   if you are a broker-dealer, you will receive registered notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities and not directly from us and you will comply with the prospectus delivery requirements of the Securities Act.

        In all cases, issuance of registered notes for old notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for your old notes or a timely book-entry confirmation of your old notes into the exchange agent's account at DTC, a properly completed and duly executed letter of transmittal for your notes and all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than you desire to exchange, the unaccepted or non-exchanged old notes, or old notes in substitution therefor, will be returned without expense to you. In addition, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, the non-exchanged old notes will be credited to your account maintained with DTC promptly after the time of expiration or the termination of the exchange offer.

  Guaranteed Delivery Procedures

        If you wish to tender your old notes and your old notes are not immediately available, time will not permit your old notes or other required documents to reach the exchange agent before the time of expiration or you cannot complete the procedure for book-entry transfer on a timely basis, you may tender if:

          (1)   you tender through an eligible institution;

          (2)   prior to the time of expiration, the exchange agent receives from an eligible institution a written or facsimile copy of a properly completed and duly executed letter of transmittal for your notes and notice of guaranteed delivery for your notes, substantially in the form provided by us; and

          (3)   the certificates for all certificated old notes, in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal for your notes, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery for your notes.

        The notice of guaranteed delivery for your notes may be sent by facsimile transmission, mail or hand delivery. The notice of guaranteed delivery must set forth:

          (1)   your name and address;

          (2)   the amount of old notes you are tendering; and

          (3)   a statement that your tender is being made by the notice of guaranteed delivery for your notes and that you guarantee that within three New York Stock Exchange trading days after the execution of the notice of guaranteed delivery, the eligible institution will deliver the following documents to the exchange agent:

            (A)  the certificates for all certificated old notes being tendered, in proper form for transfer or a book-entry confirmation of tender;

            (B)  a written or facsimile copy of the letter of transmittal for your notes or a book-entry confirmation instead of the letter of transmittal; and

            (C)  any other documents required by the letter of transmittal for your notes.

Book-Entry Transfer

        The exchange agent will establish accounts with respect to book-entry interests at DTC for purposes of the exchange offer promptly after the date of this prospectus. You must deliver your book-entry interest by book-entry transfer to the account maintained by the exchange agent at DTC for the exchange offer. Any financial institution that is a participant in DTC's systems may make book-entry delivery of book-entry interests by causing DTC to transfer the book-entry interests into the relevant account of the exchange agent at DTC in accordance with DTC's procedures for transfer.

        If one of the following situations occurs:

          (1)   you cannot deliver a book-entry confirmation of book-entry delivery of your book-entry interests into the relevant account of the exchange agent at DTC; or

          (2)   you cannot deliver all other documents required by the letter of transmittal to the exchange agent prior to the time of expiration,

then you must tender your book-entry interests according to the guaranteed delivery procedures discussed above.

Withdrawal Rights

        You may withdraw tenders of your old notes at any time prior to the time of expiration.

        For your withdrawal to be effective, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address set forth below under "—Exchange Agent" prior to the time of expiration.

        The notice of withdrawal must:

          (1)   state your name;

          (2)   identify the specific old notes to be withdrawn, including the certificate number or numbers and the principal amount of notes to be withdrawn;

          (3)   be signed by you in the same manner as you signed the letter of transmittal for your notes when you tendered your old notes, including any required signature guarantees, or be accompanied by documents of transfer sufficient for the exchange agent to register the transfer of the old notes into your name; and

          (4)   specify the name in which the old notes are to be registered, if different from yours.

        We will determine all questions regarding the validity, form and eligibility, including time of receipt, of withdrawal notices. Our determination will be final and binding on all parties. Any old notes withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to you without cost promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under "—Procedures for Tendering" above at any time on or prior to the time of expiration.

Conditions

        Notwithstanding any other provision of the exchange offer and subject to our obligations under the registration rights agreement, we will not be required to accept for exchange, or to issue registered notes in exchange for, any old notes in the exchange offer and may terminate or amend the exchange offer, if at any time before the time of expiration any of the following events occur:

          (1)   any injunction, order or decree has been issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer; or

          (2)   the exchange offer violates any applicable law, regulation or applicable interpretation of the staff of the SEC.

        These conditions are for our sole benefit, and we may assert them regardless of the circumstances giving rise to them, subject to applicable law. We also may waive in whole or in part at any time and from time to time any particular condition to the exchange offer in our sole discretion. If we waive a condition, we may be required in order to comply with applicable securities laws to extend the time of expiration of the exchange offer. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of these rights, and these rights will be deemed ongoing rights which may be asserted at any time (in the case of any condition involving government approvals necessary to the consummation of the exchange offer) and at any time prior to the time of expiration (in the case of all other conditions).

        In addition, we will not accept for exchange any old notes tendered, and no registered notes will be issued in exchange for any of those old notes, if at the time the notes are tendered any stop order is threatened by the SEC or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

        The exchange offer is not conditioned on any minimum principal amount of old notes being tendered for exchange.

Exchange Agent

        We have appointed Wells Fargo Bank, National Association as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of the prospectus, the letter of transmittal for your notes and other related documents should be directed to the exchange agent addressed as follows:

By Hand, Regular, Registered or Certified Mail or Overnight Courier:
Wells Fargo Bank, National Association
Corporate Trust Department
213 Court Street, Suite 703
Middletown, CT 06457
Attention: Joseph P. O'Donnell

By Facsimile:
Wells Fargo Bank, National Association
Corporate Trust Department
Attention: Joseph P. O'Donnell
Facsimile No. (806) 704-6219

By Telephone:
(860) 704-6217

Fees and Expenses

        We will not pay brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail. Additional solicitations, however, may be made in person or by telephone by our officers and employees.

        We will pay the cash expenses to be incurred in connection with the exchange offer.

Transfer Taxes

        You will not be obligated to pay any transfer taxes in connection with a tender of your old notes for exchange unless you instruct us to register registered notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, in which event, the registered tendering holder will be responsible for the payment of any applicable transfer tax.

Accounting Treatment

        We will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expenses of the exchange offer and the unamortized expenses related to the issuance of the old notes over the remaining term of the registered notes.

Participating Broker-Dealers

        Each broker-dealer that receives registered notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such registered notes. See "Plan of Disbribution."

USE OF PROCEEDS

        The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the registered notes.

        Proceeds from the offering of the old notes, together with proceeds from our new senior secured credit facility, new senior unsecured facility and other assumed debt, as well as equity contributions from investors, were used to repay our outstanding indebtedness and to pay the THL Acquisition consideration and related fees and expenses in connection with the Transactions. The debt that was repaid consisted of $383.5 million of our existing unsecured senior notes issued under four note purchase agreements with interest rates ranging from 5.99% to 9.18% and maturities ranging from December 18, 2004 to October 15, 2009, and $16.0 million under an intercompany subordinated loan between Refco Group Holdings, Inc. and Refco Group Ltd., LLC bearing interest at the prime rate of 4.75%.

CAPITALIZATION

        The following table sets forth our unaudited cash and cash equivalents and our unaudited capitalization as of November 30, 2004 on an actual basis. This table should be read in conjunction with "Unaudited Pro Forma Consolidated Financial Statements," "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes thereto included elsewhere in this prospectus.

As of November 30, 2004
Actual
(in thousands)
Cash and cash equivalents	$278,754

Current portion of long-term debt	8,000

Long-term debt
Senior credit facilities:
Term loans(1)	790,000
Revolving credit facility(2)	—
Senior subordinated notes	600,000

Total long-term debt	1,390,000
Total members' equity	126,742

Total capitalization	$1,524,742

(1)
Our new senior credit facilities provide for $800.0 million in term loans, all of which were drawn in connection with the Transactions. We repaid $2.0 million of our term loans during the quarter ended November 30, 2004.

(2)
Our new senior facilities provide for a $75.0 million revolving credit facility, none of which has been drawn.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

        The following unaudited pro forma consolidated financial statements have been derived by application of pro forma adjustments to the historical consolidated audited and unaudited financial statements included elsewhere in this prospectus and the unaudited management accounts of Forstmann-Leff International Associates, LLC.

        The unaudited pro forma consolidated financial statements give effect to the following:

  •
  an equity investment made by THL Refco Acquisition Partners and its affiliates and co-investors in New Refco, totaling approximately $507.0 million in cash through their acquisition of a portion of Refco Group Ltd., LLC's membership interests for cash and their subsequent exchange of those interests for membership interests of New Refco;

  •
  the exchange of the existing equity investment of Phillip Bennett, Refco Group Ltd., LLC's President and Chief Executive Officer, through Refco Group Holdings, Inc., of approximately $382.5 million of interests in Refco Group Ltd., LLC into an approximate 42.8% equity interest in New Refco;

  •
  an investment by other members of management of approximately $4.5 million in cash in New Refco;

  •
  the entering into by Refco Group Ltd., LLC (as successor of Refco Finance Holdings, LLC) and New Refco of senior credit facilities providing for approximately $800.0 million in term loans, which were fully drawn immediately prior to the closing of the THL Acquisition, and a revolving credit facility for working capital and general corporate purposes of $75.0 million, none of which was drawn at closing;

  •
  the issuance by the co-issuers of $600.0 million in aggregate principal amount of senior subordinated notes;

  •
  the merger of Refco Finance Holdings LLC with and into Refco Group Ltd., LLC, with Refco Group Ltd., LLC continuing as the surviving entity;

  •
  the payments of $24.9 million relating to pre-payment premiums on our existing debt and $19.8 million relating to obligations triggered by our change of control;

  •
  the repayment of $383.5 million of unsecured senior notes issued under four separate note purchase agreements; and

  •
  the repayment of a $16.0 million intercompany subordinated loan between Refco Group Holdings, Inc. and Refco Group Ltd., LLC.

        As part of the Transactions, which were consummated on August 5, 2004, Refco Group Ltd., LLC distributed $550.0 million in cash and other capital distributions and all of the equity interests of Forstmann-Leff International Associates, LLC, which at that time owned substantially all the assets of our Asset Management business (the "Asset Management Distribution"), to Refco Group Holdings, Inc., an entity that was owned by Tone Grant and Phillip Bennett and that is now wholly owned by Phillip Bennett. Following the distribution of Forstmann-Leff International Associates, LLC, Refco Group Ltd., LLC is organized into two operating business segments, Derivatives Brokerage & Clearing and Prime Brokerage/Capital Markets, and has one non-operating business segment, Corporate & Other. Forstmann-Leff International Associates, LLC is accounted for as a discontinued operations in our pro forma consolidated financial statements and our audited consolidated financial statements included elsewhere in this prospectus.

        The component from Refco Group Ltd., LLC's Asset Management business that was retained after the Asset Management Distribution, Refco Alternative Investments, has become part of its Derivatives Brokerage & Clearing business.

        Refco Alternative Investments has an existing arms-length distribution agreement with Tilney Holdings, a subsidiary of Forstmann-Leff International Associates, LLC, whereby Refco Alternative Investments receives an advisory fee from Tilney Holdings for certain of Tilney Holdings' hedge fund products, which are sold through its distribution platform. The advisory fee is based on the volume of the product sold through its distribution platform and for as long as they are managed by Tilney Holdings. The fees received by us from Tilney Holdings are not material.

        The acquisition by THL Refco Acquisition Partners and its affiliates and co-investors of a portion of Refco Group Holdings, Inc.'s interest in Refco Group Ltd., LLC and Refco Group Holdings, Inc.'s contribution of its interest in us to New Refco are each accounted for as a purchase in conformity with Statement of Financial Accounting Standards ("SFAS") No. 141, Business Combinations, in accordance with Emerging Issues Task Force ("EITF") No. 88-16, Basis in Leveraged Buyout Transactions, with intangible assets recorded in accordance with SFAS No. 142, Goodwill and Other Intangible Assets.

        The unaudited pro forma consolidated statements of operations for the year ended February 29, 2004 and the nine months ended November 30, 2004 have been prepared to give effect to the Transactions as if they had occurred on March 1, 2003. The assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with these unaudited pro forma consolidated financial statements.

        The unaudited pro forma adjustments are based upon available information and assumptions that management believes are reasonable under the circumstances. The unaudited pro forma financial statements do not purport to represent what our results of operations or financial condition would have been had the Transactions actually occurred on the dates indicated, nor do they purport to project the results of our operations or financial condition for any future period or as of any future date.

        The unaudited pro forma consolidated financial statements should be read in conjunction with the information contained in "The Transactions," "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes thereto appearing elsewhere in this prospectus.

Unaudited Pro Forma Consolidated Statements of Operations
For the year ended February 29, 2004
(in thousands)

		Adjustments for
	Historical	Asset Management Distribution (a)	Acquisition and Related Financing		Pro Forma
Revenues:
Commissions and brokerage	$645,440	$—	$—		$645,440
Interest	1,051,695	—	—		1,051,695
Principal transactions, net	165,936	—	—		165,936
Asset management and advisory fees	7,255	—	—		7,255
Other	3,973	—	—		3,973

Total revenues	1,874,299	—	—		1,874,299

Expenses:
Commissions and order execution costs	411,894	—	—		411,894
Interest	897,674	—	58,527	(b)(c)	956,201
Employee compensation and benefits	204,854	—	—		204,854
General, administrative and other	170,415	—	19,957	(d)(e)	190,372

Total expenses	1,684,837	—	78,484		1,763,321

Income before provision for income taxes, income from equity investees, members' interests in earnings of subsidiary, and discontinued operations	189,462	—	(78,484)		110,978
Provision for income taxes	11,687	—	(3,139	)(f)	8,548

Income before income from equity investees, members' interest in earnings of subsidiary and discontinued operations	177,775	—	(75,345)		102,430
Income from equity investees	11,544	—	—		11,544
Members' interest in earnings of subsidiary	1,273	—	—		1,273

Income from continuing operations	188,046	—	(75,345)		112,701

Discontinued operations:
Income from discontinued operations	(401)	401	—		—
Applicable income tax expense	489	(489)	—		—

Net income	$187,156	$890	$(75,345)		$112,701

The accompanying notes are an integral part of the
unaudited pro forma consolidated financial statements.

 Unaudited Pro Forma Consolidated Statement of Operations
For the nine months ended November 30, 2004
(in thousands)

	Historical
	For the period from August 6, 2004 through November 30, 2004	For the period from March 1, 2004 through August 5, 2004	Asset Management Distribution(a)	Acquisition and Related Financing		Pro Forma
Revenues:
Commissions and brokerage	$262,354	$362,020	$—	$—		$624,374
Interest	985,361	768,713	—	—		1,754,074
Principal transactions, net	82,917	119,235	—	—		202,152
Asset management and advisory fees	5,817	3,676	—	—		9,493
Other	2,112	2,469	—	—		4,581

Total revenues	1,338,561	1,256,113	—	—		2,594,674

Expenses:
Commissions and order execution costs	194,137	244,009	—	—		438,146
Interest	953,460	706,640	—	29,070	(b)(c)	1,689,170
Employee compensation and benefits	85,641	108,528	—	—		194,169
General, administrative and other	75,988	97,576	—	7,451	(d)(e)	181,015

Total expenses	1,309,226	1,156,753	—	36,521		2,502,500

Income before provision for income taxes, income from equity investees, members' interest in earnings of subsidiary and discontinued operations	29,335	99,360	—	(36,521)		92,174
Provision for income taxes	4,149	7,994	—	(1,461	)(f)	10,682

Income before income from equity investees, members' interest in earnings of subsidiary and discontinued operations	25,186	91,366	—	(35,060)		81,492
Income from equity investees	18,560	8,345	—	—		26,905
Members' interest in earnings of subsidiary	1,162	5,771	—	—		6,933

Income from continuing operations	42,584	93,940	—	(35,060)		101,464

Discontinued operations:
Income from discontinued operations	—	7,383	(7,383)	—		—
Applicable income tax expense	—	3,344	(3,344)	—		—

Net income	$42,584	$97,979	$(4,039)	$(35,060)		$101,464

The accompanying notes are an integral part of the
unaudited pro forma consolidated financial statements.

Notes to Unaudited Pro Forma Consolidated Statements of Operations

The following pro forma adjustments relate to the unaudited pro forma consolidated statements of operations for the year ended February 29, 2004 and the nine months ended November 30, 2004:

(a)
Represents the results of operations of the Asset Management business for the year ended February 29, 2004 and the nine months ended November 30, 2004, as derived from the unaudited management information of the Asset Management business. Forstmann-Leff International Associates, LLC, which owns substantially all the assets of the Asset Management business of the Group, was distributed to Refco Group Holdings, Inc., as part of the Transactions consummated on August 5, 2004. This distribution does not include the retained assets from our Asset Management business, Refco Alternative Investments, which have been retained and the results of operations have become part of our Derivatives Brokerage & Clearing business.

(b)
Represents interest expense for new debt incurred at the following interest rates, net of interest expense associated with existing debt being repaid:

New senior credit facility	4.52%
New senior subordinated notes	9.0%

  The additional interest expense is calculated as the new interest on the $800.0 million new senior credit facility at 4.52% per year plus the new interest on the $600.0 million new senior subordinated notes at 9.0% per year, net of the existing interest expense for the year ended February 29, 2004 and the nine months period ended November 30, 2004 of $32.4 million and $41.1 million, respectively.

  The new senior credit facility accrues interest at the LIBOR rate plus 2.75% per annum. The actual rates will vary from those used to compute the above adjustment of interest expense due to floating rates applicable to our new senior credit facility. The effect on pretax income of a 1/8% variance in these rates would be approximately $1.0 million for an annual period.

(c)
Represents additional interest expense for the year ended February 29, 2004 and the nine months ended November 30, 2004 of $2.9 million and $2.6 million, respectively, related to the amortization of debt issuance costs from debt incurred in relation to the Transactions.

(d)
Represents additional amortization expense as a result of the step-up to fair market value of customer relationships and technology for the year ended February 29, 2004 and the nine months ended November 30, 2004 of $17.4 million and $6.7 million, respectively. The pro forma value of the customer relationships are amortized on an accelerated basis over a weighted average economic useful life of 13 years based on patterns of usage. Technology is amortized over an estimated useful life of three years. The additional amortization expense is net of the existing amortization expense for the year ended February 29, 2004 and the nine months ended November 30, 2004 of $3.2 million and $8.7 million, respectively.

(e)
Represents a management fee to be paid to THL Managers V, LLC for advisory and consulting services for the year ended February 29, 2004 and the nine months ended November 30, 2004 of $2.5 million and $1.9 million, respectively.

(f)
Represents an increase in income tax benefits for the year ended February 29, 2004 and the nine months ended November 30, 2004 of $3.1 million and $1.5 million, respectively. This tax benefit is provided at a 4% tax rate, for New York City Unincorporated Business tax, due to the aggregate pro forma decrease in income before provision for income taxes. We will be treated as a partnership for federal income tax purposes and accordingly have not provided for federal income taxes related to our operating results.

Notes to Unaudited Pro Forma Consolidated Financial Statements

        The pro forma information, including the allocation of the purchase price and the exclusion of the Asset Management Distribution, is based on management's estimates and preliminary valuations of the tangible and intangible assets being acquired. The purchase price allocations for the Transactions are preliminary and further refinements will be made based on the results of final valuations and the resolution of any post-closing purchase price adjustments pursuant to the purchase and contribution agreement. Subject to the consummation of the Transactions, the related costs used in the unaudited pro forma consolidated financial statements have been estimated to be $94.2 million.

        The Transactions are accounted for as a purchase as prescribed by SFAS No. 141, Business Combinations, in accordance with EITF No. 88-16, Basis in Leveraged Buyout Transactions. This guidance requires the continuing residual interest retained by the continuing management investors, as a result of the Transactions, be reflected at its predecessor basis. In accordance with EITF Issue No. 90-12, Allocating Basis to Individual Assets and Liabilities for Transactions within the Scope of Issue No. 88-16, a step-up of assets and liabilities to fair value has been recorded in purchase accounting as a result of the interest in us held by THL Refco Acquisition Partners and its affiliates through their ownership interests in New Refco. See Note A to the consolidated financial statements as of and for the nine months ended November 30, 2004 for a table of the purchase price allocation at the date of the acquisition.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following table sets forth our selected historical consolidated financial data as of and for the fiscal years ended February 29, 2000 and February 28, 2001, 2002 and 2003 and February 29, 2004, and for the nine months ended November 30, 2003 and 2004. The selected historical consolidated financial data as of and for the fiscal years ended February 28, 2002 and 2003 and February 29, 2004 have been derived from our audited consolidated financial statements for fiscal years 2002, 2003 and 2004, and the selected historical consolidated financial data for the fiscal years ended February 29, 2000 and February 28, 2001 have been derived from our unaudited consolidated financial statements for fiscal years 2000 and 2001.

        The selected historical consolidated financial data as of November 30, 2004 and for the nine months ended November 30, 2003 and 2004 have been derived from our unaudited consolidated financial statements for those periods. The unaudited consolidated financial statements as of November 30, 2004 and for the nine months ended November 30, 2003 and 2004 include all adjustments (consisting of normal, recurring adjustments) that are, in the opinion of management, necessary for a fair presentation of our financial position and result of operations for the period presented.

        The selected historical data included below and elsewhere in this prospectus are not necessarily indicative of our future performance and results for the nine months ended November 30, 2004 are not necessarily indicative of our results of operations for a full fiscal year. The selected historical financial data for the periods indicated below include the results of our Asset Management business, substantially all of which was distributed as part of the Transactions. The following information is only a summary and should be read in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes thereto included elsewhere in this prospectus.

							Period from March 1, 2004 through August 5, 2004	Period from August 6, 2004 through November 30, 2004
	Fiscal Year Ended February 28,					Nine Months Ended November 30, 2003
	2000(1)	2001	2002	2003	2004(1)
	(unaudited)	(unaudited)				(unaudited)	(unaudited)	(unaudited)
	(dollars in millions)
Statement of Operations Data:
Revenues:
Commissions and brokerage	$301	$397	$478	$572	$645	$473	$362	$262
Interest	601	1,528	1,711	2,387	1,052	726	769	985
Principal transactions, net	42	103	99	83	166	114	119	83
Asset management and advisory fees	4	10	6	—	7	6	4	6
Other income	7	2	4	4	4	4	3	2

Total revenues	955	2,040	2,298	3,046	1,874	1,323	1,257	1,338

Expenses:
Commissions and order execution costs	189	250	324	385	412	298	244	194
Interest	507	1,406	1,557	2,182	898	615	707	953
Employee compensation and benefits	116	169	167	181	205	145	109	86
General, administrative and other	82	140	149	143	170	126	97	76

Total expenses	894	1,965	2,197	2,891	1,685	1,184	1,157	1,309

Income before provision for income taxes, minority interest, dividends on preferred securities issued by subsidiaries, income from equity investees, members' interest in earnings of subsidiary and discontinued operations	61	75	101	155	189	139	100	29
Provision for income taxes	8	6	5	1	12	5	8	4

Income before minority interest, dividends on preferred securities issued by subsidiaries, income from equity investees, members' interest in earnings of subsidiary and discontinued operations	53	69	96	154	177	134	92	25
Minority interest	2	1	—	—	—	—	—	—

Income before dividends on preferred securities issued by subsidiaries, income from equity investees, members' interest in earnings of subsidiary and discontinued operations	51	68	96	154	177	134	92	25
Dividends on preferred securities issued by subsidiaries	12	14	16	16	—	—	—	—
Income from equity investees	—	—	1	2	11	7	8	19
Members' interest in earnings of subsidiary	—	—	—	—	1	—	6	1

Income from continuing operations	39	54	81	140	187	141	94	43

Discontinued operations:
Income from discontinued operations	6	20	14	1	—	—	7	—
Applicable income tax expense	—	2	2	1	—	—	3	—

Net income	$45	$72	$93	$140	$187	$141	$98	$43

Balance Sheet Data:
Total assets	$17,662	$18,277	$22,611	$19,215	$33,332			$46,735
Long-term debt and preferred securities issued by subsidiaries:
Long-term borrowings	200	295	262	384	316			1,390
Subordinated debt	43	41	16	16	16			—
Preferred securities issued by subsidiaries	125	160	160	160	—			—

Total long-term debt and preferred securities issued by subsidiaries	368	496	438	560	332			1,390
Members' equity	441	500	515	566	616			127

							Period from March 1, 2004 through August 5, 2004	Period from August 6, 2004 through November 30, 2004
	Fiscal Year Ended February 28,					Nine Months Ended November 30, 2003
	2000(1)	2001	2002	2003	2004(1)
	(unaudited)	(unaudited)				(unaudited)	(unaudited)	(unaudited)
	(dollars in millions)
Other Financial Data:
Depreciation and amortization	13	22	34	23	26	21	12	12
Long-term debt interest	13	23	25	27	31	24	12	31
Dividends on preferred securities issued by subsidiaries	12	14	16	16	—	—	—	—
Capital expenditures	14	28	15	12	11	7	5	3
Pro Forma
						Period from March 1, 2004 through August 5, 2004	Period from August 6, 2004 through November 30, 2004	Fiscal Year Ended February 29,	Nine Months Ended November 30,
Fiscal Year Ended February 28,
	2000(1)	2001	2002	2003	2004(1)			2004	2004
	(unaudited)	(unaudited)				(unaudited)	(unaudited)
Ratio of earnings to fixed charges(2)	2.8x	2.5x	2.9x	3.8x	5.8x	8.0x	2.0x	2.2x	2.3x
				Nine Months Ended November 30,		Period from August 6, 2004 through November 30, 2004
	Fiscal Year Ended February 28,				Period from March 1, 2004 through August 5, 2004
	2002	2003	2004(1)	2003
				(unaudited)	(unaudited)	(unaudited)
	(dollars in millions)
Segment Data:
Revenues:
Derivatives Brokerage & Clearing	$692	$746	$840	$617	$446	$334
Prime Brokerage/Capital Markets	2,217	2,609	1,268	883	913	1,111
Corporate & Other	(611)	(309)	(234)	(177)	(103)	(107)

Total revenues	$2,298	$3,046	$1,874	$1,323	$1,256	$1,338

Income before provision for income taxes, dividends on preferred securities issued by subsidiaries, income from equity investees, members' interest in earnings of subsidiary and discontinued operations
Derivatives Brokerage & Clearing	$58	$77	$122	$89	$60	$39
Prime Brokerage/Capital Markets	96	101	125	91	67	42
Corporate & Other	(53)	(23)	(58)	(41)	(27)	(52)

Total	$101	$155	$189	$139	$100	$29

(1)
Year ended February 29.

(2)
Earnings consist of income from continuing operations before income taxes, fixed charges, amortization of capitalized interest, distributed income of equity investees, and losses before tax of equity investees for which charges arising from guarantees are included in fixed charges, minus capitalized interest and minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges consist of interest expensed and capitalized, amortization of debt discount and expense and premium and one-third of rental payments which is considered as being representative of the interest factor implicit in our operating leases.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in "Risk Factors" and elsewhere in this prospectus. You should read the following discussion in conjunction with the information included under the captions "Unaudited Pro Forma Consolidated Financial Statements" and "Selected Historical Consolidated Financial Data" and our consolidated financial statements and the related notes thereto included elsewhere in this prospectus. Further, the following discussion includes information related to our Asset Management business, substantially all the assets of which were distributed to Refco Group Holdings, Inc. on August 5, 2004. Reference to the nine months ended November 30, 2004 include the period from March 1, 2004 through August 5, 2004 combined with the period from August 6, 2004 through November 30, 2004.

General

        We provide execution and clearing services for exchange-traded derivatives and provide prime brokerage services in the fixed income and foreign exchange markets. We serve over 200,000 customer accounts from our 23 locations in 14 countries. Our international operations generated $443.3 million, or 44.0%, of our net revenues for the year ended February 29, 2004 and $449.6 million, or 46.1%, of our net revenues for the nine months ended November 30, 2004. Our customers include corporations, government agencies, hedge funds, managed futures funds, pension funds, financial institutions, retail clients and professional traders.

        We were historically organized into three operating business segments for financial reporting purposes: (i) Derivatives Brokerage & Clearing; (ii) Prime Brokerage/Capital Markets; and (iii) Asset Management. We also have historically had a Corporate & Other non-operating business segment. Following the distribution of substantially all the assets of our Asset Management business in connection with the Transactions described below, we are now organized into two operating business segments for financial reporting purposes, Derivatives Brokerage & Clearing and Prime Brokerage/Capital Markets, and we have one non-operating business segment, Corporate & Other. We report the retained assets from our Asset Management business, Refco Alternative Investments, as part of our Derivatives Brokerage & Clearing business.

The Transactions

        On August 5, 2004, THL Refco Acquisition Partners, an affiliate of Thomas H. Lee Partners, L.P., acquired approximately 57% of the equity interests in us, which it holds indirectly through our parent, New Refco Group Ltd., LLC ("New Refco"), for approximately $507.0 million in cash. In connection with the transaction, Phillip Bennett, our President and Chief Executive Officer, exchanged his existing $382.5 million equity investment in us for an approximate 42.8% interest in New Refco, and other members of our management made investments in New Refco aggregating approximately $4.5 million in cash. Concurrently with the closing of the acquisition, we entered into senior credit facilities providing for a fully drawn $800.0 million term loan and an undrawn $75.0 million revolving loan facility, and, together with Refco Finance Inc., we issued $600.0 million in aggregate principal amount of senior subordinated notes. Also concurrently with the consummation of the transactions described above, we distributed $550.0 million in cash and all of the equity interests in Forstmann-Leff International Associates, LLC, which at that time owned substantially all the assets of our Asset Management business, to Refco Group Holdings, Inc., an entity that was owned by Tone Grant and Phillip Bennett and that is now wholly owned by Phillip Bennett. We refer to the foregoing transactions collectively as the "Transactions."

Factors Affecting Our Results

        Our results of operations have been, and we expect will continue to be, affected principally by transaction volumes, interest rates, the level of global market activity, market volatility and expense management. Our results of operations have also been affected by acquisitions.

        Our revenues are primarily comprised of: (i) transaction fees earned from executing and clearing customer orders, which we record as commissions and brokerage or principal transactions, net depending on the nature of the transaction, and (ii) interest income earned on cash balances in our customers' accounts and from providing secured financing through repurchase transactions. From fiscal year 2000 through fiscal year 2004, our Derivatives Brokerage & Clearing net revenues increased at a compound annual growth rate of 24.1%, due primarily to annual increases in contract volumes executed or cleared and in part attributable to acquisitions and annual increases in customer deposits. During the same period, our Prime Brokerage/Capital Markets net revenues increased at a compound annual growth rate of 22.6%, due primarily to increases in both the number of customers and the markets we serve as well as new product introductions.

Transaction Volumes

        Since 2001, Derivatives Brokerage & Clearing transaction volumes, measured in numbers of contracts cleared, have increased, reflecting the broad growth trend in contract trading volumes currently being experienced in the derivatives industry. The continued convergence of derivative and cash markets and the expanded use of derivatives for hedging and investment purposes have been the principal drivers of this industry trend. This industry trend has been global in nature, with a rapid introduction of new products in a variety of international markets. Prime Brokerage/Capital Markets transaction volumes, specifically foreign exchange dollar volumes and our customer securities financing and clearing volumes, increased, reflecting expanded U.S. government borrowing activity and the continued long-term growth of foreign exchange markets. Recently, this increase in volume has been accelerated by market volatility caused by political uncertainty in the Middle East and its impact on energy supplies and the uncertain outlook concerning economic growth, interest rates and, in particular, the changing value of the U.S. dollar. We have been able to take advantage of the increase in derivatives transaction volume because of our diverse customer base, product offering and market coverage and have benefitted from the increase in prime brokerage volumes as a result of new product initiatives, including online foreign exchange and emerging market debt brokerage.

Interest Rates

        Due to the fact that a portion of our revenues is derived from interest earned from the investment of funds deposited with us primarily by customers of our Derivatives Brokerage & Clearing business and the level of secured customer financing transactions in our Prime Brokerage/Capital Markets business, the level of prevailing interest rates affects our revenues. We generally benefit from rising interest rates. Rising interest rates increase the amount of net interest income earned from these customer deposits and the potential financing spread available on secured customer financing transactions. However, our interest expense also increases as a result of rising interest rates because borrowings under our new senior credit facilities accrue interest at variable rates. Declining interest rates decrease the amount of net interest income earned on customer deposits and the spread available on secured customer financing transactions. This is only partially offset by decreases in interest rates on borrowings under our senior credit facilities.

Global Market Activity

        Each of our principal business segments is global in nature, and the general expansion of the global economy and continued globalization of financial markets have had a positive impact on our results of operations. The introduction of derivatives products internationally has accelerated in recent years, with emerging markets in Asia and Latin America supplementing traditional centers in North America and Europe. This growth has been prompted by economic expansion in these regions, deregulation and globalization. Similar trends have emerged in our Prime Brokerage/Capital Markets business as the capital markets in emerging economies have become more sophisticated. We believe this has presented us with growth opportunities in non-dollar fixed income, emerging market debt and foreign exchange brokerage.

Expense Management

        We have been able to leverage our operating capability to benefit from increased scale in our transaction volumes. By adding incremental volume to a pre-existing platform, our marginal cost of growth in transaction processing has been minimal. We believe we will benefit from the scalable nature of our transaction processing capabilities as more markets automate and move to electronic platforms. A high proportion of our marginal expense is variable in nature, which provides us an opportunity to improve our cost to income ratio. We believe this characteristic will have a continuing positive impact on our results of operations.

Acquisitions

        We have completed 14 acquisitions since 1999. It has been our practice to integrate and rationalize acquired companies as rapidly as possible, transferring operations to our existing platform. During the fiscal year ended February 28, 2002, we acquired the professional floor trader business of First Options, MST Canada Co. and Main Street Trading, all derivatives brokerage businesses. We acquired two other derivatives brokerage businesses during the fiscal year ended February 28, 2003: a division of Spear, Leeds & Kellogg and CFG Financial Group Inc. During the fiscal year ended February 29, 2004, we acquired three asset management businesses, Edinburgh Fund Managers Ltd., Societe Generale Investment Managers and Cardales UK Ltd., and five derivatives brokerage businesses, MacFutures Ltd., Carlton Brokerage Ltd., Friedberg Mercantile Group, RB&H and Trafalgar Commodities Ltd. In September 2004, we acquired the customer accounts and related assets of Pioneer Futures, a division of Pioneer Futures, Inc.

Results of Operations

Revenues

        Total Revenues.    The components of our total revenues are commissions and brokerage, interest, principal transactions, net, asset management and advisory fees and other income.

          Commissions and brokerage revenues.    Commissions and brokerage revenues represent transaction fees earned on executed or cleared contracts in our Derivatives Brokerage & Clearing business and transaction fees on trades in our Prime Brokerage/Capital Markets business. The transaction fees we charge are based on the type of customer, the type of transaction, the method of trading and the volume of trading activity that a particular customer conducts with us. The aggregate amount of commissions and brokerage revenues is a function of the number of transactions we process and the amount of gross commissions charged to customers in respect of those transactions.

          Interest revenue.    Interest revenue represents both interest earned from the investment of customer funds deposited with us as margin for their trading activities in our Derivatives Brokerage & Clearing business and interest earned from providing secured customer financing through repurchase agreements as part of our Prime Brokerage/Capital Markets business. The latter involves taking a customer's security and refinancing it with a qualified financial counterparty. We earn interest revenue on these transactions by charging our customer a pre-determined spread above our cost of refinancing. Overall, interest revenue is driven by the level of customer deposits placed with our brokerage operations, the level of secured financing we provide to our customers and the level of prevailing interest rates. Typically, the net interest that we earn is lower in a low interest rate environment and higher in a higher interest rate environment.

          Principal transactions, net revenue.    Principal transactions, net revenue is generated mainly by our Prime Brokerage/Capital Markets business and is derived from broking transactions in non-exchange traded derivatives and foreign exchange products. To execute a customer's order in non-exchange traded derivatives and foreign exchange products, we enter into a transaction with our customer and a simultaneous and offsetting transaction in the market. We generally price the customer transaction such that we earn a small positive spread on the offsetting transaction, which we record on our income statement as principal transactions, net. This revenue represents our compensation for executing our customers' orders, and therefore is analogous to the commissions we earn when executing our clearing contracts for exchange traded derivative contracts. Foreign exchange transactions represented 76.6% of principal transactions, net revenue for the nine months ended November 30, 2004. The remaining balance consisted of similar transactions conducted by us on behalf of our customers in the U.S. Treasury note market.

          Although the absence of a central clearing counterparty requires us to broker such transactions as principal, the risks associated with such transactions are not materially greater than those associated with the brokerage of exchange-traded derivatives. Our customers bear the risk of the economic results of such transactions, and we confine ourselves to earning the positive spread on the transaction. Nonetheless, because of our principal role, we are required to record certain other aspects of the transactions, including a record of realized and unrealized gains and losses relating to such customer transactions. These transaction gains are for the benefit of our customers and any losses are for the account of our customers who secure the payment to us of any such losses by depositing margin funds as collateral. Analyses of the realized and unrealized gains and losses as recognized and recorded under principal transactions, net for each of the years ended February 29, 2004, February 28, 2003 and February 28, 2002 and the nine month periods ended November 30, 2004 and November 30, 2003 are included in our consolidated financial statements and the related notes thereto included elsewhere in this prospectus. See Note B to our audited consolidated financial statements and Note E to our unaudited consolidated financial statements.

          Asset management and advisory fees revenues.    Asset management and advisory fees revenues primarily represent fees we charge for managing funds. The amount of these revenues has traditionally fluctuated with the level of funds under management and the investment performance of these funds.

        Net Revenues.    Although we report total revenues on a gross basis in our consolidated financial statements, we believe that net revenues provide a more meaningful indication of our operating results for purposes of segment reporting and analyzing our revenues. Net revenues represent total revenues less interest expense. Interest expense includes interest paid to Derivatives Brokerage & Clearing customers on the funds they maintain with us and interest paid to finance counterparties in our Prime Brokerage/Capital Markets business for the financing of customer securities. For purposes of calculating net revenues, interest expense excludes interest paid on long-term debt. We net interest expense against revenues because a substantial portion of our interest expense pertains to customer transactions from which we derive interest income but in which we have a related charge for interest expense.

Expenses

        Commissions and Order Execution Costs.    Commissions and order execution costs include variable expenses related directly to transactions conducted in our brokerage operations. These costs include exchange and clearing house fees, fees paid to third parties for execution of customer orders and sales commissions paid in those cases where customers are introduced and their orders are handled by non-salaried sales personnel.

        Employee Compensation and Benefits Expenses.    Employee compensation and benefits expenses include the cost of our global salaried employees. These expenses include base compensation, bonus compensation (whether discretionary or performance related) and the cost of medical insurance and other related employee benefits.

        General, Administrative and Other Expenses.    General, administrative and other expenses include all other operating expenses, including primarily lease expenses, communications and quotation systems expenses, travel and entertainment expenses, depreciation and amortization, professional fees and other miscellaneous expenses.

Income from Equity Investees

        We own minority interests in various businesses. We record income earned by these businesses based on our proportionate ownership. This income is recorded on our income statement as income from equity investees.

Operating Profit

        Operating profit represents income before provision for income taxes, income from equity investees, members' interest in earnings of subsidiary and discontinued operations.

Income Taxes

        We will be treated as a partnership for federal income tax purposes. Under applicable regulations, members of a limited liability company treated as a partnership are responsible for their individual income tax liabilities related to the limited liability company's results of operations. Accordingly, we have not provided for federal income taxes related to our results of operations. The provision for income taxes included in our consolidated financial statements relates to income taxes of foreign subsidiaries and New York City unincorporated business taxes.

Periodic Results

        The following tables summarize our results of operations for the periods indicated and include our consolidated net revenues and net revenues and income before taxes and certain other items by segment. The consolidated financial data for the fiscal years ended February 28, 2002 and 2003 and February 29, 2004 have been derived from our audited consolidated financial statements. The unaudited consolidated financial data for the nine months ended November 30, 2003 and 2004 have been derived from our unaudited consolidated financial statements. The unaudited consolidated financial statements for the nine months ended November 30, 2003 and 2004 include all adjustments (consisting of normal, recurring adjustments) that are, in the opinion of management, necessary for a fair presentation of our financial position and results of operations for the periods presented.

        For purposes of the tables and discussions below, the results of operations for the nine months ended November 30, 2004 represent the historical amounts for the period prior to the Transactions (March 1, 2004 through August 5, 2004) and the period subsequent to the Transactions (August 6, 2004 through November 30, 2004) and are not indicative of the results that would actually have been obtained if the Transactions had occurred on March 1, 2004.

        The information contained in the following tables should be read in conjunction with "Unaudited Pro Forma Consolidated Financial Statements," "Selected Historical Consolidated Financial Data" and

our consolidated financial statements and the related notes thereto included elsewhere in this prospectus.

	Fiscal Year Ended February 28,			Nine Months Ended November 30,
	2002	2003	2004(1)	2003	2004(2)
				(unaudited)	(unaudited)
	(in millions)
Commissions and brokerage	$477.8	$571.5	$645.4	$473.5	$624.4
Interest	1,711.1	2,387.3	1,051.7	726.5	1,754.1
Principal transactions, net	99.3	82.6	165.9	113.7	202.2
Asset management and advisory fees	6.4	0.1	7.3	5.5	9.5
Other income	3.5	4.6	4.0	4.4	4.5

Total revenue	2,298.1	3,046.1	1,874.3	1,323.6	2,594.7
Interest expense	(1,556.6)	(2,182.3)	(897.7)	(614.9)	(1,660.1)
Interest expense from long-term borrowings	24.5	27.2	31.1	24.0	41.1

Net revenue	$766.0	$891.0	$1,007.7	$732.7	$975.7

Net revenues:
Derivatives Brokerage & Clearing	$564.2	$674.0	$778.3	$568.7	$709.0
Prime Brokerage/Capital Markets	240.1	243.7	287.9	206.3	302.7
Corporate & Other(3)	6.3	23.1	(2.1)	(0.9)	(15.6)
Eliminations(3)	(44.6)	(49.8)	(56.4)	(41.4)	(20.4)

Total net revenues	$766.0	$891.0	$1,007.7	$732.7	$975.7

Expenses:
Commissions and order execution costs	$323.6	$385.4	$411.9	$298.0	$438.1
Employee compensation and benefits	167.4	181.0	204.9	145.3	194.1
General, administrative and other	149.0	142.6	170.3	126.5	173.7

Total	$640.0	$709.0	$787.1	$569.8	$805.9

Income before provision for income taxes, dividends on preferred securities issued by subsidiaries, income from equity investees, members' interest in earnings of subsidiary and discontinued operations:
Derivatives Brokerage & Clearing	$58.3	$76.9	$121.5	$88.9	$98.7
Prime Brokerage/Capital Markets	95.7	100.6	124.6	90.6	109.0
Corporate & Other	(52.5)	(22.7)	(56.6)	(40.6)	(79.0)

Total	$101.5	$154.8	$189.5	$138.9	$128.7

(1)
Year ended February 29.

(2)
Includes the period from March 1, 2004 through August 5, 20004 combined with the period from August 6, 2004 through November 30, 2004.

(3)
These line items are included to reconcile these summarized financial tables to our consolidated financial statements. Corporate & Other net revenue and expenses primarily include interest income and interest expense incurred at the parent company level as well as non-material fees and other expenses. Eliminations arise upon the consolidation of group operating performance and relate to intercompany balances and transactions.

Results for the Nine Months Ended November 30, 2004 Compared to the Nine Months Ended November 30, 2003

        Net Revenues.    Net revenues on a consolidated basis for the nine months ended November 30, 2004 increased $243.0 million, or 33.2%, to $975.7 million from $732.7 million for the nine months ended November 30, 2003. The increase in net revenues for the nine months ended November 30, 2004 was primarily due to the growth in transaction volumes that reflects broad secular trends across all major market segments that we serve. Commissions and brokerage revenue for the nine months ended November 30, 2004 increased $150.9 million, or 31.9%, to $624.4 million from $473.5 million for the nine months ended November 30, 2003. The increase was primarily due to an increase of 42.6% in derivative transaction volumes to 482 million contracts cleared for the nine months ended November 30, 2004. Net interest revenue, excluding interest from long-term borrowings, for the nine months ended November 30, 2004 decreased $0.5 million, or 0.4%, to $135.1 million from $135.6 million for the nine months ended November 30, 2003. The decline in net interest revenues was driven by lower interest rates realized on customer deposits as well as the impact of the timing and duration at which investments mature. Principal transactions, net revenue for the nine months ended November 30, 2004 increased $88.5 million, or 77.8%, to $202.2 million from $113.7 million for the nine months ended November 30, 2003. This increase was primarily due to a 108.9% increase in foreign exchange dollar volumes to $811.4 billion for the nine months ended November 30, 2004.

        Commissions and Order Execution Costs.    Commissions and order execution costs on a consolidated basis for the nine months ended November 30, 2004 increased $140.1 million, or 47.0%, to $438.1 million from $298.0 million for the nine months ended November 30, 2003. The increase in commissions and order execution costs for the nine months ended November 30, 2004 was primarily due to the increase in transaction volume in all of our business segments and the addition of new business operations.

        Employee Compensation and Benefits Expenses.    Employee compensation and benefits expenses on a consolidated basis for the nine months ended November 30, 2004 increased $48.8 million, or 33.6%, to $194.1 million from $145.3 million for the nine months ended November 30, 2003. The increase in employee compensation and benefits expenses was due in part to the addition of several new operating groups acquired during the twelve-month period ended November 30, 2004. These groups include Trafalgar Commodities and the Wexford Fixed Income Group in New York as well as the further expansion of the MacFutures Group, particularly the commencement of its U.S. operations where the start-up expenses have exceeded anticipated revenues. In addition, bonus accruals increased as a function of increased profitability in certain business segments in the geographical markets that we serve, including Asia and Europe, where local currency appreciation also had the effect of increasing equivalent U.S. dollar compensation levels.

        General, Administrative and Other Expenses.    General, administrative and other expenses for the nine months ended November 30, 2004 increased $47.2 million, or 37.3%, to $173.7 million from $126.5 million for the nine months ended November 30, 2003. The increase in general, administrative and other expenses for the nine months ended November 30, 2004 was due in part to expenses associated with acquisitions during the twelve-month period ended November 30, 2004, including $9.8 million of expenses associated with the physical integration of acquired businesses, which we believe are non-recurring costs. Our results for the nine months ended November 30, 2004 reflect the financial impact of the Transactions. The Transactions resulted in an increase in depreciation and amortization expense associated with the amortization of customer relationships determined as a result of the Transactions. The increase in amortization of the customer relationships determined as a result of the Transactions for the nine months ended November 30, 2004 was $4.7 million compared to the nine months ended November 30, 2003. Total depreciation and amortization expense was $24.0 million and $20.9 million for the nine months ended November 30, 2004 and 2003, respectively. Excluding the increase in amortization expense due to the Transactions, general, administrative and other expenses would have increased by 33.6% to $169.0 million for the nine months ended November 30, 2004.

        Operating Profit.    Operating profit for the nine months ended November 30, 2004 decreased $10.2 million, or 7.3%, to $128.7 million from $138.9 million for the nine months ended November 30, 2003. Operating profit for the nine months ended November 30, 2004 includes significant incremental expenses associated with the Transactions. In addition to the increased cost of depreciation and amortization of customer relationships, interest expense on long-term borrowings increased compared to the nine months ended November 30, 2003. For the nine months ended November 30, 2004, these incremental expenses related to the Transactions totaled $8.5 million and $41.1 million, respectively, compared with pre-Transactions expenses of $3.8 million and $24.0 million, respectively, for the nine months ended November 30, 2003. The Transactions therefore resulted in a total increase in expenses of $21.8 million for the nine months ended November 30, 2004.

        In addition, we record operating profit exclusive of the income we derive from investments in non-consolidated equity investees. Income from investments in non-consolidated equity investees is recorded in income from equity investees and included in income from continuing operations. These companies are engaged in both derivatives brokerage and prime brokerage operations in key product segments (such as retail foreign exchange brokerage) and important geographical markets (such as the Taiwan derivatives markets). Because we consider these activities integral to our global operations and material to our results of operations, we historically included earnings from these activities in operating profit. Operating profit excluding the earnings from equity investees for the nine months ended November 30, 2004 decreased $10.2 million, or 7.3%, to $128.7 million from $138.9 million for the nine months ended November 30, 2003. The decrease in operating profit reflected a shift in product weighting within our operations to products offered by equity investees, particularly retail foreign exchange brokerage. Income from our share of our equity investees' operations totaled $26.9 million for the nine months ended November 30, 2004 compared with $7.6 million for the nine months ended November 30, 2003. Our total operating profit and income from equity investees was $155.6 million for the nine months ended November 30, 2004, an increase of 6.2% over the comparable operating profit for the nine months ended November 30, 2003. Our total operating profit, including income from equity investees and adjusted for increased amortization of customer relationships and increased interest expense, was $177.4 million for the nine months ended November 30, 2004, an increase of 21.1% over the comparable operating profit of $146.5 million for the nine months ended November 30, 2003.

  Segment Information

  Derivatives Brokerage & Clearing

        Net Revenues.    Derivatives Brokerage & Clearing net revenues for the nine months ended November 30, 2004 increased $140.3 million, or 24.7%, to $709.0 million from $568.7 million for the nine months ended November 30, 2003. The increase in Derivatives Brokerage & Clearing net revenues for the nine months ended November 30, 2004 was primarily due to increased transaction volume in all markets and in all geographic sectors that we serve, particularly electronic markets utilized by our professional trading customers and non-ferrous metals brokerage activities in Europe, which are reflected in commissions and brokerage revenues and principal transactions, net. Global demand for commodity materials resulted in increased activity in physical commodity markets, while interest rate uncertainties increased the level of interest rate derivative volumes. In Europe and Singapore, local foreign exchange operations (reported in Derivatives Brokerage & Clearing) also increased. Derivatives Brokerage & Clearing contract volume for the nine months ended November 30, 2004 increased by 144 million contracts, or 42.6%, to 482 million contracts cleared from 338 million contracts cleared for the nine months ended November 30, 2003. Commissions and brokerage income increased by 23.5%, or by 29.4% when European and Singapore foreign exchange and European non-ferrous metals brokerage revenues are included, as a result of increased transaction volume and changing customer mix. This increase was partially offset by the decline of 7.6% in net interest income resulting from lower average interest rates. Substantially all of the assets of our Asset Management business were distributed to Refco Group Holdings, Inc. as part of the Transactions. We report the retained assets from the Asset Management business, Refco Alternative Investments, as part of our Derivatives Brokerage & Clearing business. Refco Alternative Investments' net revenues for the nine months ended November 30, 2004 increased $3.3 million, or 66.0%, to $8.3 million from $5.0 million for the nine months ended November 30, 2003.

        Operating Profit.    Derivatives Brokerage & Clearing operating profit for the nine months ended November 30, 2004 increased $9.8 million, or 11.0%, to $98.7 million from $88.9 million for the nine months ended November 30, 2003. Operating profit includes expenses associated with the Transactions, most notably the increase in the amortization of customer relationships determined as a result of the Transactions. The increased amortization for the Derivatives Brokerage & Clearing customer relationships determined as a result of the Transactions for the nine months ended November 30, 2004 was $0.2 million. The increase in Derivatives Brokerage & Clearing operating profit for the nine months ended November 30, 2004 was primarily due to commissions and brokerage income that increased by 23.5% as a result of increased transaction volume offset in part by a decline of 7.6% in net interest income on customer deposits resulting from lower average interest rates.

  Prime Brokerage/Capital Markets

        Net Revenues.    Prime Brokerage/Capital Markets net revenues for the nine months ended November 30, 2004 increased $96.4 million, or 46.7%, to $302.7 million from $206.3 million for the nine months ended November 30, 2003. The increase in Prime Brokerage/Capital Markets net revenues for the nine months ended November 30, 2004 was primarily due to the increase of 31.3% in the average net customer securities financing portfolio to $33.1 billion from $25.2 billion for the nine months ended November 30, 2003 and a 108.9% increase in foreign exchange dollar volumes, which totaled $811.4 billion for the nine months ended November 30, 2004, up from $388.4 billion for the nine months ended November 30, 2003.

        Operating Profit.    Prime Brokerage/Capital Markets operating profit for the nine months ended November 30, 2004 increased $18.4 million, or 20.3%, to $109.0 million from $90.6 million for the nine months ended November 30, 2003. Operating profit includes expenses associated with the Transactions, most notably the increase in the amortization of customer relationships determined as a result of the Transactions. The increased amortization for the Prime Brokerage/Capital Markets customer relationships recognized on the Transactions for the nine months ended November 30, 2004 was $4.6 million. Additionally, Prime Brokerage/Capital Markets operating profit excludes income from equity investees, which totaled $19.5 million for the nine months ended November 30, 2004. Including income from equity investees, our total operating profit is $128.5 million, an increase of 33.7% over the comparable operating profit of $96.1 million for the nine months ended November 30, 2003. Adjusting operating profit for the increased amortization of customer relationships further increases operating profit to $133.1 million for the nine months ended November 30, 2004. The underlying increase in Prime Brokerage/Capital Markets operating profit for the nine months ended November 30, 2004 was primarily due to the continued growth in Prime Brokerage/Capital Markets net revenues, particularly the 108.9% increase in foreign exchange dollar volumes to a total for the nine months ended November 30, 2004 of $811.4 billion and the inclusion of the Wexford Fixed Income Group, which was acquired in January 2004 and contributed $3.9 million to operating profit in the nine months ended November 30, 2004.

Results for the Year Ended February 29, 2004 Compared to the Year Ended February 28, 2003

        Net Revenues.    Net revenues on a consolidated basis for the year ended February 29, 2004 increased $116.7 million, or 13.1%, to $1,007.7 million from $891.0 million for the year ended February 28, 2003. The increase in net revenues for the year ended February 29, 2004 was primarily due to the significant increase in brokerage transaction volume, which was partially offset by a decline in net interest revenues. Our volumes have increased as the volumes in our industry and sector have increased. Commissions and brokerage revenues for the year ended February 29, 2004 increased $73.9 million, or 12.9%, to $645.4 million from $571.5 million for the year ended February 29, 2003. Derivative contracts cleared increased by 60 million contracts to 461 million contracts for the year ended February 29, 2004. This increase was the result of the acquisition of MacFutures in February 2003, which was included in the full results of operations for the year ended February 29, 2004. While customer deposits increased 7.9% from $3.8 billion for the year ended February 28, 2003 to $4.1 billion for the year ended February 29, 2004 and customer secured financing transactions increased 19.0% with average net customer financing of $25.0 billion for the year ended February 29, 2004, net interest revenues for the year ended February 29, 2004 decreased 20.3% to $185.1 million from $232.2 million for the year ended February 28, 2003 primarily as a result of the very low interest rate environment and the impact of the timing and duration at which investments mature. Principal transactions, net revenue for the year ended February 29, 2004 increased $83.3 million, or 100.8%, to $165.9 million from $82.6 million for the year ended February 28, 2003. The increase was due primarily to a 43.8% increase in customer foreign exchange dollar transaction volumes worldwide to $682.4 billion for the year ended February 29, 2004. Asset management and advisory fees revenues for the year ended February 29, 2004 increased $7.2 million to $7.3 million from $0.1 million for the year ended February 28, 2003 as a result of improved investment performance resulting from stronger equity markets. Overall, transaction pricing across products and markets remained generally consistent with the prior year.

        Commissions and Order Execution Costs.    Commissions and order execution costs on a consolidated basis for the year ended February 29, 2004 increased $26.5 million, or 6.9%, to $411.9 million from $385.4 million for the year ended February 28, 2003. The increase in commissions and order execution costs for the year ended February 29, 2004 was primarily due to a 15.2% increase in Derivatives Brokerage & Clearing transactions volume. However, the rate of increase of expenses was lower than the increase in transaction volumes across both business segments, in part because of a shift in overall product mix towards Prime Brokerage/Capital Market operations. Most of the latter volume is conducted by corporate sales groups and not commission-based sales personnel.

        Employee Compensation and Benefits Expenses.    Employee compensation and benefits expenses on a consolidated basis for the year ended February 29, 2004 increased $23.9 million, or 13.2%, to $204.9 million from $181.0 million for the year ended February 28, 2003. The increase in employee compensation and benefits expenses for the year ended February 29, 2004 was primarily due to the addition to our payroll of the majority of employees of acquired companies, specifically MacFutures, Trafalgar Commodities and Carlton Brokerage.

        General, Administrative and Other Expenses.    General, administrative and other expenses on a consolidated basis for the year ended February 29, 2004 increased $27.7 million, or 19.4%, to $170.3 million from $142.6 million for the year ended February 28, 2003. The increase in general, administrative and other expenses for the year ended February 29, 2004 was primarily due to the incremental expenses associated with acquired operations. Total depreciation and amortization expense was $26.2 million and $23.5 million for the years ended February 29, 2004 and February 28, 2003, respectively.

        Operating Profit.    Operating profit on a consolidated basis for the year ended February 29, 2004 increased $34.7 million, or 22.4%, to $189.5 million from $154.8 million for the year ended February 28, 2003. The increase in operating profit for the year ended February 29, 2004 was primarily due to the increase in net revenues derived from the increased transaction volume noted above, together with the improvement in operating margins created by the reduction in sales commission costs and our ability to control the overall level of general and administrative expenses.

  Segment Information

  Derivatives Brokerage & Clearing

        Net Revenues.    Derivatives Brokerage & Clearing net revenues for the year ended February 29, 2004 increased $104.3 million, or 15.5%, to $778.3 million from $674.0 million for the year ended February 28, 2003. The increase in Derivatives Brokerage & Clearing net revenues for the year ended February 29, 2004 was primarily due to increased transaction volume in all major geographic and product sectors that we serve. Dollar price increases in physical commodity markets driven by the growth of Asian economies, particularly China, resulted in an increase in trading of agricultural and metals derivatives contracts. The changing outlook for interest rates, combined with the addition of the MacFutures platform in March 2003, increased financial futures contract volume, particularly interest rate products. Derivatives Brokerage & Clearing contract volume for the year ended February 29, 2004 increased by 60 million, or 15.0%, to 461 million contracts cleared from 401 million contracts cleared for the year ended February 28, 2003. Commissions and brokerage income increased by 13.7%, primarily as a result of increased transaction volume, and this was additionally increased by an increase of 14.3% in net interest revenue resulting from increased customer deposits and changes in the timing and duration of investments. Approximately $6.8 million, or 0.7%, of net revenues was attributable to our Asset Management business.

        Operating Profit.    Derivatives Brokerage & Clearing operating profit for the year ended February 29, 2004 increased $44.6 million, or 58.0%, to $121.5 million from $76.9 million for the year ended February 28, 2003. The increase in Derivatives Brokerage & Clearing operating profit for the year ended February 29, 2004 was primarily due to a 15.2% increase in derivative contracts cleared and a 9.0% reduction in sales commission costs (calculated as a percent of commissions and brokerage revenue) reflecting a reduced reliance on commission sales groups. Additionally, net interest income rose primarily as a result of the 7.9% increase in customer deposits to a record $4.1 billion. This offset lower investment yields resulting from the generally lower interest rate environment.

  Prime Brokerage/Capital Markets

        Net Revenues.    Prime Brokerage/Capital Markets net revenues for the year ended February 29, 2004 increased $44.2 million, or 18.1%, to $287.9 million from $243.7 million for the year ended February 28, 2003. The increase in Prime Brokerage/Capital Markets net revenues for the year ended February 29, 2004 was primarily due to the increase in transaction volume and revenues of our foreign exchange brokerage activities. The increase in transaction volume reflected the continued expansion of our fixed income clearing operations. The increase in foreign exchange revenues reflected the diversification of our product offerings and the launch of online wholesale and retail products in June 2003. Prime Brokerage/Capital Markets net revenues also increased as a result of an increase in the average net customer securities financing portfolio to $25.1 billion from $20.8 billion for the year ended February 28, 2003. The decrease in net interest revenue of 26.6% to $104.5 million for the year ended February 29, 2004 was mainly due to the lower interest rate environment and changes in the timing and duration of investments.

        Operating Profit.    Prime Brokerage/Capital Markets operating profit for the year ended February 29, 2004 increased $24.0 million, or 23.9%, to $124.6 million from $100.6 million for the year ended February 28, 2003. The increase in Prime Brokerage/Capital Markets operating profits was primarily due to the 43.8% increase in foreign exchange dollar volumes to $682.4 billion for the year ended February 29, 2004.

Results for the Year Ended February 28, 2003 Compared to the Year Ended February 28, 2002

        Net Revenues.    Net revenues on a consolidated basis for the year ended February 28, 2003 increased $125.0 million, or 16.3%, to $891.0 million from $766.0 million for the year ended February 28, 2002. Commissions and brokerage revenue for the year ended February 28, 2003 increased $93.7 million, or 19.6%, to $571.5 million from $477.8 million for the year ended February 28, 2002 mainly due to a 16% increase in derivative contracts cleared, which totaled 401 million for the year ended February 28, 2003. Net interest revenue for the year ended February 28, 2003 increased $53.2 million, or 29.7%, to $232.2 million from $179.0 million for the year ended February 28, 2002, as the expanded portfolio of secured customer financing transactions, which rose by 10.0% to an average for the year ended February 28, 2003 of $21.0 billion, resulted in an increase in net interest of 19.1%. This combined with an increase in customer deposits of 15.2% to $3.8 billion for the year ended February 28, 2003 primarily accounted for the increase in net interest revenues. Principal transactions, net revenues for the year ended February 28, 2003 decreased $16.7 million, or 16.8%, to $82.6 million from $99.3 million for the year ended February 28, 2002 primarily due to the decline in foreign exchange volume, the principal driver of principal transactions, net revenues, of 1.7%. Asset management and advisory fees revenues for the year ended February 28, 2003 decreased $6.3 million, or 98.4%, to $0.1 million from $6.4 million for the year ended February 28, 2002. This reduction in asset management and advisory fees reflected the lower levels of assets under our management. Overall, transaction volume growth and expanded financing operations, together with the increases in customer deposits, were partially offset by the reduction in foreign exchange volumes and asset management and advisory fees.

        Commissions and Order Execution Costs.    Commissions and order execution costs on a consolidated basis for the year ended February 28, 2003 increased $61.8 million, or 19.1%, to $385.4 million from $323.6 million for the year ended February 28, 2002. The increase in commissions and order execution costs for the year ended February 28, 2003 was mainly due to the 15.0% increase in derivative contracts cleared. The increase in the percentage of commission and order execution costs as a percentage of net revenues from 42.2% for the year ended February 28, 2002 to 43.3% for the year ended February 28, 2003 reflected the higher sales commission structure of certain companies we acquired during the year ended February 28, 2002, including Professional Market Brokerage Inc.

        Employee Compensation and Benefits Expenses.    Employee compensation and benefits expenses on a consolidated basis for the year ended February 28, 2003 increased $13.6 million, or 8.1%, to $181.0 million from $167.4 million for the year ended February 28, 2002. The increase in employee compensation and benefits expenses for the year ended February 28, 2003 was primarily due to the addition of employees associated with acquisitions made during the year, although the percentage increase was lower than the percentage increase in revenues.

        General, Administrative and Other Expenses.    General, administrative and other expenses on a consolidated basis for the year ended February 28, 2003 decreased $6.4 million, or 4.3%, to $142.6 million from $149.0 million for the year ended February 28, 2002. The decrease in general, administrative and other expenses for the year ended February 28, 2003 was primarily due to our continued success in the rationalization of acquired operating platforms, particularly the final stage of consolidating Lind-Waldock and the transfer of the business of LFG, LLC, which we acquired in fiscal year 2001, from outside systems vendors to our own operating platform. Total depreciation and amortization expense was $23.5 million and $34.0 million for the years ended February 28, 2003 and 2002, respectively.

        Operating Profit.    Operating profit on a consolidated basis for the year ended February 28, 2003 increased $53.3 million, or 52.5%, to $154.8 million from $101.5 million for the year ended February 28, 2002. The increase in operating profit for the year ended February 28, 2003 was primarily due to the increase in net revenues in our Prime Brokerage/Capital Markets operations of 5.1% for the year ended February 28, 2003, combined with cost control and expense reduction following the consolidation of acquired entities.

  Segment Information

  Derivatives Brokerage & Clearing

        Net Revenues.    Derivatives Brokerage & Clearing net revenues for the year ended February 28, 2003 increased $109.8 million, or 19.5%, to $674.0 million from $564.2 million for the year ended February 28, 2002. The increase in Derivatives Brokerage & Clearing net revenues for the year ended February 28, 2003 was primarily due to a higher number of cleared contracts, increased commission income and significant increases in customer deposits. Derivatives Brokerage & Clearing contract volume for the year ended February 28, 2003 increased by 55 million, or 15.9%, to 401 million contracts cleared from 346 million contracts cleared for the year ended February 28, 2002, partially as a result of our acquisition of derivatives brokerage businesses, and customer deposits increased by 15.2% to $3.8 billion for the year ended February 28, 2003. Commissions and brokerage income increased by

22.3% to $575.8 million as a result of increased transaction volume, and net interest income increased by 21.8% to $69.9 million as a result of increased customer deposits and higher average interest rates.

        Operating Profit.    Derivatives Brokerage & Clearing operating profit for the year ended February 28, 2003 increased $18.6 million, or 31.9%, to $76.9 million from $58.3 million for the year ended February 28, 2002. The increase in Derivatives Brokerage & Clearing operating profit for the year ended February 28, 2003 was primarily due to a 15.9% increase in contracts cleared for the year ended February 28, 2003, which increased commissions and brokerage revenues, combined with increased net interest income resulting from a 15.2% increase in levels of customer deposits.

  Prime Brokerage/Capital Markets

        Net Revenues.    Prime Brokerage/Capital Markets net revenues for the year ended February 28, 2003 increased $3.6 million, or 1.5%, to $243.7 million from $240.1 million for the year ended February 28, 2002. The increase in Prime Brokerage/Capital Markets net revenues for the year ended February 28, 2003 was primarily due to the expanded book of secured customer financing transactions, which increased by 10.0% to an average for the year ended February 28, 2003 of $21.0 billion. This resulted in an increase in net interest revenue of 19.1% to $142.3 million for the year ended February 28, 2003, offset by a decline in foreign exchange volume of 1.7%, which reduced the principal transactions, net revenues by 21.0% from $88.5 million for the year ended February 28, 2002 to $69.9 million for the year ended February 28, 2003.

        Operating Profit.    Prime Brokerage/Capital Markets operating profit for the year ended February 28, 2003 increased $4.9 million, or 5.1%, to $100.6 million from $95.7 million for the year ended February 28, 2002. The increase in Prime Brokerage/Capital Markets operating profit for the year ended February 28, 2003 was primarily due to the expanded book of secured customer financing transactions, which increased by 10.0% to an average for the year ended February 28, 2003 of $21.0 billion. This resulted in an increase in net interest of 19.1% for the year ended February 28, 2003 to $142.3 million offset by the decline in foreign exchange volume of 1.7%, which reduced the principal transactions, net revenues by 21.0% from $88.5 million for the year ended February 28, 2002 to $69.9 million for the year ended February 28, 2003.

Seasonality

        Our business has experienced seasonal fluctuations. Financial markets often experience reduced trading activity during summer months and in the month of December as a result of holidays. Traditional commodity derivatives, such as energy contracts, reflect changing supply/demand factors related to heating/cooling seasons. As a result of these factors, we may experience relatively high trading volume and revenue during our first and third fiscal quarters and lower trading volume in our second fiscal quarter. However, this trend is not evident in every year and in recent years has been moderated by globalization and an expanded range of products that tend to counteract traditional seasonality trends. For these reasons, seasonality was not a major factor in our 2004 fiscal year.

Liquidity and Capital Resources

        We expect our principal uses of cash over the next twelve months to be for working capital and debt service. Also, consistent with past practice and policy, we may from time to time evaluate acquisition opportunities in our core businesses. If we were to consummate an acquisition, we may utilize cash for that purpose.

Cash Flows

        As a financial institution, our cash flows are complex and interrelated and highly dependent upon our operating performance, levels of customer activity and secured financing activities. Our cash flows from operations were $727.9 million for the year ended February 29, 2004 as compared to $80.6 million for the year ended February 28, 2003 as earnings and operating assets and liabilities exceeded cash and cash equivalents utilized in secured financing activities. During the year ended February 29, 2004, we increased cash by $90.0 million overall as cash flows from operating activities exceeded cash used in investing activities, financing activities and discontinued operations of $118.9 million, $384.7 million and $134.3 million, respectively. During the year ended February 28, 2003, we increased cash and cash equivalents by $81.5 million as cash flows from operating activities and financing activities of $80.6 million and $54.5 million, respectively, exceeded cash used in investing activities and discontinued operations of $3.5 million and $50.1 million, respectively. During the year ended February 28, 2002, cash and cash equivalents decreased by $62.7 million overall as cash used in financing activities of $133.0 million exceeded cash provided by operating activities and discontinued operations of $54.4 million and $15.9 million, respectively.

        We had cash flow from operating activities of $528.9 million and $8.0 million for the period from March 1, 2004 to August 5, 2004 and for the period from August 6, 2004 to November 30, 2004, respectively. This compared to cash flow from operating activities of $181.0 million for the nine months ended November 30, 2003. For the period from March 1, 2004 to August 5, 2004, we used cash and cash equivalents of $71.2 million primarily due to fluctuations in operating asset and liability balances and the distribution of $550.0 million to our discontinued operations. For the period from August 6, 2004 to November 30, 2004, we generated cash and cash equivalents of $33.8 million, primarily due to the net proceeds upon consummation of the Transactions, offset by the negative movements in operating asset and liability balances and our acquisition of the Pioneer customer accounts for $17.2 million. During the nine months ended November 30, 2003, total cash and cash equivalents decreased by $34.1 million as cash flows from operating activities and discontinued activities of $181.0 million and $73.3 million, respectively, offset cash used in investing and financing activities of $52.0 million and $236.4 million, respectively.

        Historically, we included a portion of our excess cash balances from our Derivatives Brokerage & Clearing business in segregated cash accounts to maximize the investment yield on these funds. We included approximately $370.3 million, $257.1 million, $199.5 million and $306.8 million in the segregated cash account balance as of November 30, 2004, February 29, 2004, November 30, 2003 and February 28, 2003, respectively. Consequently, changes in our cash and cash equivalent balance included in the segregated account affects our cash flow from operating activities. For example, our cash flows from operating activities for the period from August 6, 2004 through November 30, 2004 were negatively impacted by the increase of $113.2 million of our cash and cash equivalent balance included in the segregated account. We believe our unswept excess cash included in the segregated accounts is sufficient and can be used to meet our debt service obligations without any restrictions. See "—Contractual Obligations and Commitments" and Note H to our unaudited consolidated financial statements included elsewhere in this prospectus.

Working Capital

        Our primary requirement for working capital relates to funds we are required to maintain at exchanges or clearing organizations to support our customers' trading activities. We require that our customers deposit funds with us in support of their trading activities, which we in turn deposit with exchanges or clearing organizations to satisfy our obligations. These required deposits account for the majority of our working capital requirements and thus our principal use of working capital is funded directly or indirectly by our customers. Our working capital needs are otherwise primarily limited to regulatory capital requirements which we have satisfied in the past from internally generated cash flow and available funds.

        Notwithstanding the self-funding nature of our operations, we may sometimes be required to fund timing differences arising from the delayed receipt of customer funds or timing differences associated with the settlement of customer transactions in securities markets. Historically, these timing differences have been funded either with internally generated cash flow or, if needed, with funds drawn under short-term borrowing facilities, including committed lines of credit. We have $75.0 million of available borrowings under a revolving credit facility for working capital purposes. Separately, our finance subsidiary, Refco Capital, LLC, utilizes secured bank facilities to refinance specialized financing arrangements entered into with select customers from time to time. As of November 30, 2004, there were no borrowings outstanding under these facilities.

        Our two principal U.S. regulated subsidiaries are Refco, LLC and Refco Securities, LLC. Refco, LLC is subject to the Commodity Futures Trading Commission minimum financial requirements, which requires it to maintain net capital equal to the sum of 8% of the total risk margin requirements for all positions carried in customer accounts and 4% of the total risk margin requirements for all positions carried in non-customer accounts. As of November 30, 2004, Refco, LLC had net capital of $301.7 million, which was $139.6 million in excess of required net capital. Refco Securities, LLC is subject to the uniform net capital requirements of the SEC, which require the maintenance of minimum net capital. Refco Securities, LLC computes its net capital requirements under the alternative method provided for by the SEC's rules, which require that Refco Securities, LLC maintain net capital equal to the greater of $250,000 or 2% of aggregate customer related debit items as defined in the SEC's rules. The net capital rule also provides that equity capital may not be withdrawn or cash dividends paid if resulting net capital would be less than 5% of aggregate customer-related debit items. As of November 30, 2004, Refco Securities, LLC had net capital of $75.5 million which was 27.2% of aggregate customer-related debit items and $69.9 million in excess of required net capital.

        As a matter of policy, we maintain excess regulatory capital to provide liquidity during periods of unusual market volatility, and this has been sufficient in the past to absorb volatile market events. Similarly, for our brokerage activities in the OTC markets, despite these transactions being brokered as principal and not as agent, we have adopted a futures-style margin methodology to protect us against price movements, and this also reduces the amount of capital needed to conduct business because even if we are required to post funds with clearing organizations in order to facilitate customer-initiated transactions, we are able to use customer deposits for this purpose rather than our own funds. As a result, we are able to execute a substantial volume of transactions without the need for large amounts of working capital.

        Funding for purposes other than working capital requirements, including the financing of acquisitions, has been provided either through internally generated cash flow or through specific long-term financing arrangements described below. Substantially all the assets of our Asset Management business, which accounted for 3.3% of fiscal year 2004 revenue and an operating loss of $0.4 million in fiscal year 2004, were distributed to Refco Group Holdings, Inc. in connection with the Transactions. Our Asset Management business generated nominal cash flow for fiscal year 2004.

Long-Term Debt

        It has been our policy to match the varied nature of our liquidity requirements with appropriately structured funding sources. Prior to the Transactions, our long-term debt consisted principally of long-term notes, which we had traditionally used to finance acquisitions. We repaid all these notes in connection with the Transactions. However, in connection with the Transactions we incurred a substantial amount of new long-term debt. As of November 30, 2004, we had $1,398.0 million of long-term debt outstanding, including the current portion of long-term debt. We intend to continue to fund long-term requirements, including acquisitions, with long-term debt. Our long-term debt currently consists of our senior credit facilities and the notes.

        Our senior credit facilities consist of a $75.0 million revolving credit facility, none of which was drawn upon consummation of the Transactions, and an $800.0 million term loan facility, which was fully drawn as part of the Transactions. We have an option to increase the aggregate amount of term loans up to $200.0 million without the consent of any person other than the institutions agreeing to provide all or any portion of such increase. For more information on the senior credit facilities, see "Description of Credit Facilities—Senior Credit Facilities." We also issued $600.0 million aggregate principal amount of the old notes in connection with the Transactions. For more information on the notes, see "Description of the Notes." The proceeds from the term loans, along with the proceeds from the issuance of the old notes, were used to fund the cash payments made to our existing shareholders, repay existing indebtedness and pay related transaction fees and expenses. See "The Transactions."

        The senior credit facilities contain restrictive covenants which, among other things, limit indebtedness, investments, dividends, transactions with affiliates, asset sales, acquisitions, capital expenditures, mergers and consolidations, prepayments of other indebtedness, liens and encumbrances and other matters customarily restricted in such agreements. In addition, the senior credit facilities require compliance with a variety of financial tests. We were in compliance with those covenants as of November 30, 2004. The most restrictive covenants relate to ratios of Consolidated EBITDA to Consolidated Interest Charges (interest coverage ratio), Adjusted Consolidated Funded Indebtedness (net of Cash on Hand) to Consolidated EBITDA (total leverage ratio), and maximum capital expenditures, all as defined in the senior credit facilities. The minimum interest coverage and maximum leverage ratios are computed based on our results for the last twelve months ended. More specifically, the senior credit facilities' covenants require us to maintain:

  •
  a minimum interest coverage ratio of 2.15:1.00 from November 30, 2004 through November 30, 2005; 2.25:1.00 from February 28, 2006 through November 30, 2006; 2.45:1.00 from February 28, 2007 to November 30, 2007; 2.70:1.00 from February 29, 2008 through November 30, 2008; and 3:00:1.00 as of February 28, 2009 and through each fiscal quarter ending thereafter through November 30, 2011.

  •
  a maximum leverage ratio of 6.50:1.00 as of November 30, 2004; 6.25:1.00 as of February 28, 2005 and May 31, 2005; 6.00:1.00 as of August 31, 2005 and November 30, 2005; 5.50:1.00 as of February 28, 2006 and May 31, 2006; 5.25:1.00 as of August 31, 2006 and November 30, 2006; 5.00:1.00 as of February 28, 2007 and May 31, 2007; 4.75:1.00 as of August 31, 2007 and November 30, 2007; 4.25:1 from February 29, 2008 through November 30, 2008; 3.50:1.00 from February 28, 2009 through November 30, 2009; and 3:00:1.00 as of February 28, 2010 and each fiscal quarter ending thereafter through November 30, 2011.

  •
  a maximum capital expenditure limitation of $30.0 million from August 5, 2004 through February 28, 2005; $40.0 million for fiscal year 2006; $45.0 million for fiscal year 2007; $50.0 million for fiscal year 2008, $70.0 million for fiscal year 2009; and $55.0 million from fiscal year 2010 through fiscal year 2012 with the ability to rollforward to future years unused amounts from the previous fiscal year.

        We expect to maintain compliance with these covenants for the foreseeable future. Consolidated EBITDA, as defined in the senior credit facilities, differs from the term "EBITDA" as it is commonly used in our industry. In addition to adjusting net income to exclude interest expense, income taxes and depreciation and amortization, Consolidated EBITDA, as defined in the senior credit facilities, also adjusts net income by excluding items or expenses not typically excluded in the calculation of "EBITDA": letter of credit fees; non-cash expenses resulting from employee benefit and management compensation plans, the grant of stock and stock options to our employees or the treatment of such options under variable plan accounting; extraordinary charges; non-cash amortization of financing costs; cash expenses incurred in connection with the Transactions, permitted investments and issuances of equity or debt (in each case, whether or not consummated); any losses realized upon the disposition of property or assets outside the ordinary course of business; to the extent actually reimbursed, expenses incurred to the extent covered by indemnification provisions of any agreement on connection with a permitted acquisition; to the extent covered by insurance, expenses with respect to liability or casualty events or business interruptions; permitted management fees; non-cash purchase accounting adjustments and step-ups with respect to re-valuing assets and liabilities in connection with the Transactions or any permitted investments; non-cash losses from joint ventures and non-cash minority interest reductions; fees and expenses in connection with permitted exchanges or refinancings; non-cash, non-recurring charges with respect to employee severance; other non-cash, non-recurring charges that do not result in a cash charge in a future period; cash charges that do not exceed $25.0 million in the aggregate or $15.0 million during any fiscal year; other expenses reducing Consolidated Net Income that do not represent a cash item in such period or any future period; fines, penalties, settlement payments or judgment payments related to the Tradewinds litigation or the SEC and/or U.S. attorneys' investigation into the sale of stock of Sedona Corporation (to the extent the payments do not exceed $10.0 million in the aggregate and are made on or prior to August 5, 2005 or Refco Group is indemnified for such payments); and, for purposes of calculating the ratios described above, the net cash proceeds of certain equity issuances in an amount as is necessary to ensure compliance with the ratios, solely to the extent that such net cash proceeds are (i) received no later than twenty business days after the date of delivery of the applicable compliance certificate and (ii) not otherwise required to be applied to prepay borrowings under the senior credit facilities or to determine the permissibility of a transaction under the senior credit facilities; less non-cash income, extraordinary gains and gains realized upon the disposition of property outside the ordinary course of business; plus/minus unrealized gains/losses in respect of hedging arrangements.

        We present Consolidated EBITDA because it is a material component of the covenants contained in our senior credit facilities. Non-compliance with those covenants could result in the acceleration of all amounts outstanding under the senior credit facilities, which could have a material adverse effect on our results of operations, financial position and cash flow. While the determination of "unusual and non-recurring losses" is subject to interpretation and requires judgment of management, we believe the items and calculations set forth below are in accordance with the senior credit facilities. Consolidated EBITDA does not represent net income or cash flow from operations as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs.

        The following is a calculation of our minimum interest coverage and maximum leverage ratios under our senior credit facilities as of November 30, 2004. The terms and related calculations are defined in the senior credit facilities, which is included as Exhibit 10.1 to our registration statement of which this prospectus forms a part (in thousands, except ratios).

	November 30, 2004
Calculation of minimum Interest Coverage Ratio:
Twelve months ended Consolidated EBITDA(1)	$282,594
Consolidated Interest Charges(2)	$45,205
Actual Interest Coverage Ratio (3)	6.25	x
Minimum permitted Interest Coverage Ratio	2.15	x
Calculation of maximum Leverage Ratio:
Adjusted Consolidated Funded Indebtedness (net of Cash on Hand)	$1,398,000
Twelve months ended Consolidated EBITDA(1)	$282,594
Actual Leverage Ratio(4)	4.95	x
Maximum permitted Leverage Ratio	6.50	x

(1)
Consolidated EBITDA for the twelve months ended November 30, 2004 adds back to Consolidated Net Income: Refco Interest Expense with respect to Consolidated Funded Indebtedness; income, franchise and similar taxes and permitted tax distributions; depreciation and amortization expense; and non-cash expenses resulting from employee benefit and management compensation plans, the grant of stock and stock options to our employees or the treatment of such options under variable plan accounting. In addition, for purposes of our senior credit facilities, Consolidated EBITDA was fixed at $65.0 million for the fiscal quarter ended February 29, 2004 and $78.0 million for the fiscal quarter ended May 31, 2004. Consolidated EBITDA for the twelve months ended November 30, 2004 includes these fixed amounts. Consolidated EBITDA for the twelve months ended November 30, 2004 includes $0.6 million of net income from discontinued operations. In future periods, net income from discontinued operations will not be included.

(2)
Consolidated Interest Charges for the twelve months ended November 30, 2004 follows (in thousands):

Interest expense on Consolidated Funded Indebtedness	$48,218
Interest income on Cash on Hand	(3,013)

Consolidated Interest Charges	$45,205

(3)
Represents ratio of Consolidated EBITDA to Consolidated Interest Charges.

(4)
Represents ratio of Adjusted Consolidated Funded Indebtedness (net of Cash on Hand) to Consolidated EBITDA.

        The senior credit facilities contain customary events of default, including without limitation, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to other indebtedness in excess of specified amounts, events of bankruptcy and insolvency specified in the senior credit facilities, judgment defaults in excess of specified amounts, failure of any material provision of any guaranty or security document supporting the senior credit facilities to be in full force and effect, and a change of control.

        Through our Refco Capital, LLC subsidiary, we have credit facilities with various banks, pursuant to which Refco Capital, LLC provides financing to fund the margin requirements of some of commercial customers who maintain futures trading accounts with us. Advances under these facilities are secured by Refco Capital, LLC's security interest in the customer's rights to payments arising from these accounts. We have two such facilities that provide for loans of $25.0 million and $30.0 million, respectively. We currently have no outstanding debt under these facilities. We believe that our cash flow is sufficient to meet our term debt service requirements.

        We believe our cash and cash equivalents as well as cash flow from operations will be sufficient to fund our operations for the foreseeable future.

Liquidity Risk

        Ready access to cash is essential to our business. Our liquidity could be impaired by an inability to access lines of credit, an inability to access funds from our subsidiaries or an inability to sell assets. This situation may arise due to circumstances that we may be unable to control, such as a general market disruption or an operational problem that affects third parties or us. Further, our ability to sell assets may be impaired if other market participants are seeking to sell similar assets at the same time. Our credit ratings are important to our liquidity. A reduction in our credit ratings could adversely affect our liquidity and competitive position, increase our borrowing costs, limit our access to the capital markets or trigger our obligations under bilateral provisions in some of our trading and collateralized financing contracts. Under such contracts, counterparties could terminate contracts with us or require us to post additional collateral. Termination of our trading and collateralized financing contracts could cause us to sustain losses and impair our liquidity by requiring us to find other sources of financing or to make significant cash payments or securities movements.

Contractual Obligations and Commitments

        We have contractual obligations to make future payments under long-term debt and long-term non-cancelable lease agreements and have contingent commitments under a variety of commercial arrangements. See Notes C and H to our consolidated financial statements for further information regarding our commitments and contingencies. The table below shows as of November 30, 2004 our contractual obligations and commitments, including our payments due by period:

	Payments due by period
	Total	Less than 1 year	1-3 years	4-5 Years	More than 5 years
	(in millions)
Long-term debt obligations	$1,398.0	$8.0	$16.0	$16.0	$1,358.0
Operating lease obligations	69.9	17.5	11.6	15.8	25.0

Total	$1,467.9	$25.5	$27.6	$31.8	$1,383.0

        In addition to the contractual obligations and commitments set forth above, we may be obligated to make earn-out payments in connection with acquisitions we have completed in the past.

Off Balance Sheet Arrangements

        In the normal course of our customer brokerage activities in Prime Brokerage/Capital Markets products, where no central clearing counterparty (such as an exchange) exists, we enter into various contractual commitments as a principal in order to facilitate the execution of a customer transaction. Such commitments often involve forward settlement and include exchange-traded futures, fixed income and equity swaps, foreign currency forwards and option contracts. We use these commitments to offset the customer order and generate a positive profit spread for us. We also enter into forward repurchase agreements. Such activities involve customers and counterparties in and outside the United States.

        The following table shows the gross notional or contractual amounts of contracts held or issued by us that require forward settlement. This table reflects only off-balance sheet contracts. It should be noted that these off-balance sheet contracts are often offset by on-balance sheet items not shown here.

	As of February 28, 2003		As of February 29, 2004		As of November 30, 2004
	Notional	Fair Value	Notional	Fair Value	Notional	Fair Value
	(in millions)
Forward currency contracts	$28,303.4	$0.9	$41,586.9	$(0.7)	$78,868.1	$(5.7)
Swaps contracts	90.0	2.0	2,927.4	1.3	1,904.4	0.3
Option contracts, sold or written	117,827.8	(224.8)	10,383.3	(272.1)	95,930.4	(584.3)
Option contracts, purchased	119,908.9	224.3	10,723.6	272.5	92,365.6	597.5
Exchange-traded futures	2,355.4	(7.1)	3,735.8	(1.6)	9,313.1	(1.7)

Total	$268,485.5	$(4.7)	$69,357.0	$(0.6)	$278,381.6	$6.1

        We record our contractual commitments at market or fair value. Changes in market or fair value are recorded currently in income. The level of reported market risk is determined by a number of factors, including size, composition and diversification of positions held, market volatility and changes in interest and foreign exchange rates. However, in our case, the level of reported market and financial risk associated with these contractual commitments is mitigated by our role as principal broker and the fact that such transactions are offset ultimately by our obligation to pay the customers profits relating to such transactions and our practice of ensuring that losses, whether realized or unrealized, are secured with customer deposits. As a practical matter, the actual level of market risk on financial instruments entered into on behalf of customers is limited by other financial instruments recorded on and, as in the case of the above table, off balance sheet. This limits overall market risk and the net impact of such transactions on our income statement. To ensure this our management actively monitors these positions to review the effectiveness of the offset or hedging strategy.

Critical Accounting Policies and Estimates

        Our discussion of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. During the preparation of these consolidated financial statements, we are required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates and assumptions, including those related to principal transactions, provisions for doubtful accounts on receivables, fair values of derivative financial instruments and goodwill and intangible assets. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. The results of our analysis form the basis for making assumptions about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions, and the impact of such differences may be material to our consolidated financial statements.

        We believe that the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements:

Principal Transactions

        As a broker of prime brokerage and capital markets products (e.g., foreign exchange), which do not trade on regulated exchanges, we enter into contractual commitments, as principal, involving forward settlement in order to execute customer transactions in such markets. We record these contracts at market or fair value and generally immediately hedge these contracts with offsetting contracts, which results in a profit spread for us. Because the market or fair value of these transactions are based on observable market data, this profit spread is recognized immediately in our statement of operations under "principal transactions." We recognized net revenues of $165.9 million, $82.6 million and $99.3 million from principal transactions for the years ended February 29, 2004, February 28, 2003 and February 28, 2002, respectively. Because the market or fair value of these contracts may vary over time, it is our policy whenever possible to enter into hedging (i.e., offsetting) arrangements that fully secure the value of the spread achieved when the transaction is first executed. In certain instances, it may be possible to secure only a portion of the spread achieved, exposing us to potential adverse changes in the market or fair value of the instrument. We believe, however, that our exposure to adverse changes in the market or fair value of instruments we hold is immaterial because typically we are able to fully hedge the value of the spread achieved and, in many instances in which we are not able to do so, any changes in the market or fair value of the contractual commitments we enter into as principal generally offset each other.

Receivables from Customers—Provisions for Doubtful Accounts

        Our receivables are generally collateralized with marketable securities. For some customer receivables that are not fully secured, we establish reserves for doubtful accounts when, in the opinion of management, such reserves are appropriate. We have established reserves of $65.2 million and $42.7 million against receivables from customers as of February 29, 2004 and February 28, 2003, respectively. Our allowance for doubtful accounts is based upon management's continuing review and evaluation of factors such as collateral value, aging and the financial condition of our customers. The allowance is assessed to reflect our best estimate of probable losses that have been incurred as of the balance sheet date. Any changes are included in the current period operating results. We pursue collection of these receivables through various means, including legal action and collection agencies, and generally do not charge-off any of these receivables. Although these reserves have been adequate historically, the default of a large customer or prolonged period of weakness in global financial markets could adversely affect the ability of our customers to meet their obligations. We do not establish reserves for unidentified losses, which may be inherent in our customer base.

Fair Values of Derivative Financial Instruments and Securities

        As a broker, we enter into transactions involving derivative financial instruments and securities on behalf of our customers. These transactions are carried at market value or, if market prices are not readily available, fair value. Changes in fair value are recognized immediately in net income. Market values for exchange-traded derivatives are based on quoted market prices. Fair market values for OTC derivative financial instruments are based on pricing models that are in turn based on observable market data intended to approximate the amounts that would be received from or paid to a third party in settlement of the contracts. Valuation models include the use of management estimates and current market information. Management is also required to make assumptions on how the fair value of derivative financial instruments and securities is affected by current market conditions. If management's underlying assumptions for evaluating fair value prove to be inaccurate, there could be material differences in our consolidated operating results.

        Substantially all of our holdings of securities owned and securities sold, not yet purchased are based on quoted market values or pricing models which are based on observable market data.

Goodwill

        Goodwill is the cost of acquired companies or businesses in excess of the fair value of identifiable net assets as of acquisition date. Prior to December 1, 2001, we amortized goodwill over a period of 25 years on a straight-line basis. Effective December 1, 2001, we adopted SFAS No. 142, Goodwill and Other Intangible Assets. Consequently, goodwill is no longer amortized but, instead, is tested at least annually for impairment. We are required to record an impairment loss if the estimated fair value of an operating segment is less than its estimated net book value. We derive the fair value of each of our operating segments primarily based on earnings multiples. A prolonged reduction in the earnings of one of our operating segments could result in an impairment charge in our results. We performed our last annual impairment test during the fourth quarter of fiscal year 2004 and identified no impairment. As of November 30, 2004, the carrying value of our goodwill was $716.6 million.

Identifiable Intangible Assets

        Identifiable intangible assets, which consist primarily of customer relationships, and trade names, are amortized over their weighted average economic useful lives. Customer relationships are amortized on an accelerated basis based upon patterns of usage. These intangible assets are tested for potential impairment whenever events or changes in circumstances suggest that an asset's carrying value may not be fully recoverable. An impairment loss, calculated as the difference between the estimated fair value and the carrying value of the identifiable intangible asset, is recognized if the expected undiscounted cash flows relating to the identifiable intangible asset is less than the corresponding carrying value. Trade names have been classified as indefinite-lived assets and are not amortized but tested annually for impairment. The valuation of our identifiable intangible assets is dependent upon assumptions in areas such as growth rates, customer retention and profitability. Changes to these assumptions or a prolonged period of weakness in global financial markets could adversely impact our businesses and impair the value of our identifiable intangible assets. We performed our last impairment test during the fourth quarter of fiscal year 2004 and identified no impairment. We discontinued the MacFutures trade name on November 10, 2004 and wrote off the book value of the trade name, which was approximately $0.5 million, in the three months ended November 30, 2004. As at November 30, 2004, the carrying value of our identifiable intangibles was $583.1 million.

Use of Estimates

        The use of generally accepted accounting principles requires management to make estimates. In addition to the estimates we use in connection with fair value measurements and the accounting for goodwill and identifiable intangible assets, the use of estimates is also important in determining provisions for potential losses that may arise from litigation and regulatory proceedings.

Recent Accounting Pronouncements

        In November 2002, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation 45, Guarantor's Accounting and Disclosure Requirements for Guarantees ("FIN 45"). FIN 45 requires a guarantor to recognize a liability at the inception of certain guarantees for the fair value of the obligation, including the ongoing obligation to stand ready to perform over the term of the guarantee. Guarantees, as defined in FIN 45, include contracts that require us to make payments on a contingent basis to a guaranteed party based on changes in an underlying obligation that is related to an asset, liability or equity security of the guaranteed party, performance guarantees, indemnification agreements or indirect guarantees of indebtedness of others. This new accounting is effective for certain guarantees issued or modified after December 31, 2002. We adopted FIN 45, and adoption of this statement did not have an effect on our consolidated financial statements.

        In January 2003, the FASB issued Interpretation 46, Consolidation of Variable Interest Entities. In December 2003, the FASB Issued Interpretation 46 Revised ("Interpretation 46 R"), Consolidation of Variable Interest Entities. Variable interest entities ("VIEs") are entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinate financial support from other parties, certain of which are also referred to as special-purpose entities ("SPEs"). Under the provisions of Interpretation 46 R, a company is deemed to be the "primary beneficiary," and thus is required to consolidate a VIE, if the company has a variable interest (or combination of variable interests) that will absorb a majority of the VIE's expected losses, that will receive a majority of the VIE's expected residual returns, or both. A "variable interest" is a contractual, ownership or other interest that changes with changes in the fair value of the VIE's net assets. "Expected losses" and "expected residual returns" are measures of variability in the expected cash flows of a VIE. The consolidation requirements of Interpretation 46 R apply in the first fiscal year or interim period ending after December 15, 2003 for VIE's created after January 31, 2003. The consolidation requirements apply in the first fiscal year or interim period ending after December 15, 2003 for SPEs created before January 31, 2003. The consolidation requirements apply in the first fiscal year or interim period ending after March 15, 2004 for other entities created before January 31, 2003. Certain of the disclosure requirements apply to all financial statements issued after January 31, 2003, regardless of when the VIE was established. The adoption of this statement did not have a material impact on our consolidated financial statements.

        In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB No. 133 Accounting for Derivative Instruments and Hedging Activities. This Statement is effective for derivative contracts and hedging instruments entered into after June 30, 2003. The adoption of this statement did not have a material impact on our consolidated financial statements.

        In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity, and imposes certain additional disclosure requirements. The provisions of SFAS No. 150 are effective for financial instruments entered into or modified after May 31, 2003 and must be applied to all financial instruments at the beginning of the third quarter of 2003. The adoption of this statement did not have an effect on our consolidated financial statements.

        In December 2003, the FASB issued Statement No. 132 (revised), Employers' Disclosures about Pensions and Other Postretirement Benefits ("SFAS 132R"). SFAS 132R prescribes employers' disclosures about pension plans and other postretirement benefit plans; it does not change the measurement of recognition of those plans. The Statement retains and revises the disclosure requirements contained in the original SFAS No. 132. It also requires additional disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other postretirement benefit plans. The Statement generally is effective for fiscal years ending after December 15, 2003. Management does not believe the adoption of this statement will have a material impact on our consolidated financial statements.

        In December 2004, the FASB issued SFAS No. 123 (revised), Share-Based Payment ("SFAS 123R"). SFAS 123R requires an entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award with the cost to be recognized over the period during which an employee is required to provide service in exchange for the award. We are required to adopt the provisions of SFAS 123R as of the beginning of the first interim period that begins after June 15, 2005, although earlier adoption is permitted. We are in the process of determining the impact, if any, of SFAS 123R on our consolidated financial statements.

Quantitative and Qualitative Disclosure about Market Risk

        Our principal market risks relate to counterparty, interest rate and exchange rate risk.

Counterparty Risk

        We are exposed to the risk that third parties that owe us money, securities or other assets will not perform their obligations. These parties may default on their obligations to us due to bankruptcy, lack of liquidity, operational failure or other reasons. As a clearing broker, we generally bear the risk of the defaults or misconduct of our customers. In addition, we have experienced, due to competitive factors, pressure to extend credit and to price more aggressively the credit risks we take. Although we regularly review credit exposures to specific customers and counterparties and to specific industries, countries and regions that we believe may present credit concerns, default risk may arise from events or circumstances that are difficult to detect or foresee. In addition, concerns about, or a default by, one institution could lead to significant liquidity problems, losses or defaults by other institutions, which in turn could adversely affect us.

        As a matter of policy, we continue to upgrade our risk management procedures and systems to improve our ability to monitor actual and projected risk associated with customer positions. Our Global Risk Management department is responsible for the systematic review of customer exposure in both regulated and nonregulated markets. Our current system provides the ability to project the impact of market volatility on price movement. Using various stress tests, we quantify potential adverse price movements in order to determine whether such movements would adversely affect the customer's ability to pay margin. We perform frequent stress tests to our customers' positions, including intra-day trading analysis, daily equity change analysis, concentration risk analysis, position liquidity analysis and premium seller analysis. Adjustments of margin or collateral requirements are made in anticipation of unusual adverse market developments.

        We have a policy that requires customers to deposit margin in respect of their trading accounts irrespective of the credit rating of the customer in question. This policy also applies to daily margin calls. As of November 30, 2004, the dollar value of customer margin calls in excess of $500,000 was $40.3 million relating to some 22 customer accounts in our Derivatives Brokerage & Clearing business, and margin calls in excess of $100,000 totaled $1.0 million relating to five customer accounts in our Prime Brokerage/Capital Markets business. The total amount of margin calls over $50,000 that had been outstanding for more than three days as of November 30, 2004 was $3.3 million in our Derivatives

Brokerage & Clearing business and Prime Brokerage/Capital Markets business. We also have exposure with respect to certain credit line customers and clearing organizations associated with the exchanges of which we are a member. As of November 29, 2004, our aggregate exposure to margin financing was $15.3 million.

Interest Rate Risk

        In the ordinary course of our operations, we have limited our exposure to interest rate risk. Our balance sheet, which reflects a substantial amount of short-term and highly liquid assets, consists of equally matched assets and liabilities. We generate interest income from the positive spread earned on customer deposits or secured customer financing transactions, and the basis for the calculation of interest received and paid is entirely matched. This is the case in both rising and falling interest rate environments, although we have the opportunity to create higher levels of interest income in a rising interest rate environment.

        In the future, we expect to have greater exposure to changes in interest rates. Borrowings under our new senior credit facilities accrue interest at variable rates. Interest rate changes may therefore impact the amount of our interest payments and our future earnings and cash flows. Conversely, interest rate changes may affect the fair market value of our fixed rate debt, such as the notes. Assuming we had completed the Transactions and applied the proceeds as of February 29, 2004, we would have had variable-rate debt of approximately $800.0 million. Assuming we had incurred this debt on March 1, 2003, holding other variables constant, including levels of debt, a one percentage point increase in interest rates would have had an estimated impact on pre-tax earnings and cash flows for the year ended February 29, 2004 of $8.0 million. Although interest expense related to our variable-rate debt may increase in a rising interest rate environment, we expect the impact to be mitigated in part by increased interest income generated from the investment of customer balances. We invest these balances on a daily basis in a variety of permissible short-term instruments.

Exchange Rate Risk

        We conduct global operations. Our revenues are denominated predominately in U.S. dollars with our most significant non-dollar currency flows being denominated in Euros and Pounds Sterling. Our expenses are also denominated predominantly in U.S. dollars and, to a lesser extent, in a variety of local currencies reflecting the location of physical operations, including in the United Kingdom, Canada, France and Singapore.

        Currently, our general practice is to invest in assets that match the currency in which we expect related liabilities to be paid. Members' equity held in local business units is kept primarily in local currencies to the extent that members' equity is required to satisfy regulatory and self-imposed capital requirements. This facilitates our efforts to ensure that capital held in local business units will be able to support the local business irrespective of currency movements. However, this may adversely affect our reported combined members' equity when expressed in U.S. dollars.

        The table below shows the approximate effect on members' equity of instantaneous adverse movements in currency exchange rates of 10% on our major currency exposures at November 30, 2004 against the U.S. dollar.

	Adverse exchange rate movement against the U.S. dollar	Approximate decline in members' equity (in millions)
Euro	10%	$4.3
Pounds sterling	10%	6.2
Canadian dollar	10%	0.5

INDUSTRY

Derivatives

Overview

        Derivatives are contracts that are valued based on the performance of an underlying financial or physical asset, index or other investment. The most common types of derivatives are futures and options. A futures contract is a legally binding agreement to buy or sell a commodity or financial instrument at a future date at a specific price. Options are contracts that provide for a right, but not an obligation, to buy or sell a commodity or financial instrument over a specified period at a specific price. Derivatives contracts are broadly comprised of two underlying categories: financial and physical. Examples of financial derivatives include contracts on interest rates, equity indices, individual equities and foreign currencies. Examples of physical derivatives include contracts on energy products, agricultural commodities and non-precious and precious metals. Derivatives markets have grown significantly over the past 15 years in terms of the volume of exchange-traded derivatives activity and the notional amounts outstanding of over-the-counter ("OTC") contracts.

        Derivatives contracts are either standardized and traded on exchanges or privately negotiated and traded between specific counterparties in the OTC market. According to the Bank for International Settlements ("BIS"), the global notional amount outstanding for OTC derivatives at December 31, 2003 was $197 trillion, while the global notional principal amount outstanding for financial exchange-traded derivatives was $37 trillion. There are 60 derivatives exchanges tracked by the Futures Industry Association ("FIA") located in 26 countries, including 18 exchanges in the United States. Major derivatives exchanges in the United States include the Chicago Mercantile Exchange ("CME"), the Chicago Board of Trade ("CBOT"), the New York Mercantile Exchange ("NYMEX"), the Chicago Board Options Exchange ("CBOE") and the New York Board of Trade ("NYBOT"). Major derivatives exchanges outside the United States include Eurex, Euronext.liffe, Mercado Oficial de Futuros y Opciones Financieros in Spain ("MEFF"), Euronext N.V., Singapore Derivatives Exchange Ltd. ("SGX") and the Tokyo Stock Exchange ("TSE"). Contracts traded on U.S. exchanges represented approximately 27% of global derivatives volume in 2003. The top five U.S. exchanges accounted for 83% of the global exchange-traded derivatives volume transacted in the United States in 2003.

        The customer base for derivatives contracts includes professional traders, financial institutions, institutional and individual investors, as well as major corporations, manufacturers, producers and governments. These customers purchase derivatives primarily for hedging or investment purposes. Hedging involves the practice of managing risk inherent in one market position by taking an offsetting position in another market. For example, corporations use the futures markets to protect their businesses from adverse changes in the costs of their raw materials. Investing involves a market participant taking a position in an attempt to earn a profit from buying and selling futures and options contracts in anticipation of future price movements. When entering into exchange-traded derivatives contracts, customers are required to make good faith margin deposits to ensure future performance under the derivatives contract.

Methods of Trade Execution

        Trading in derivatives products has traditionally occurred in "pits" on the physical trading floor of an exchange through an auction process known as open outcry. Only members owning or leasing a seat on the exchange may trade in the pit. Buy and sell orders from individuals and institutions are sent to these members on the trading floor, usually through a Futures Commission Merchant ("FCM"). Members of an exchange may exercise their trading privileges as independent market-makers (known as locals) trading for their own account or as floor brokers executing customer orders.

        The diagram below illustrates the process through which customers place trade orders on an exchange floor through an FCM.

        In order to expand access to their markets, most derivatives exchanges have supplemented or replaced their open outcry trading facilities with electronic trading platforms. Electronic systems allow investors to obtain real-time information about bid and ask prices and trading volumes and to enter orders directly into the electronic exchange's centralized order book, subject to the agreement of an FCM to process the investors' trades. The emergence of electronic trading has been enabled by the ongoing development of sophisticated electronic order routing and matching systems, as well as advances in communications networks and protocols. Examples of electronic trading platforms include CME's GLOBEX system, LIFFE CONNECT, which is provided by Euronext.liffe, and the Cantor Exchange ("CX"), which is provided by Cantor Fitzgerald, L.P.

Exchange Clearing Houses

        Transactions executed on derivatives exchanges are settled through a clearing house that acts as a central counterparty to the clearing member on each side of the transaction. When a futures transaction has been executed in the pit or on an electronic platform, the clearing house confirms the matching and settlement of the trade with FCMs representing both buyer and seller.

        The major clearing houses for futures products include the Clearing Division of the CME, the Options Clearing Corporation, the LCH.Clearnet Group Limited and Singapore Exchange Derivatives Clearing Limited. A clearing house manages its counterparty risk through required margin deposits that are managed to ensure effective delivery of the underlying security or commodity and maintaining guarantee funds and capital call rights.

Futures Commission Merchants

        In the United States, customers access the exchange-traded derivatives market through FCMs. We operate as an FCM in our derivatives and clearing business. FCMs are members of one or more exchanges that solicit or accept orders from customers for the purchase or sale of derivatives and route those orders to the appropriate exchange. FCMs execute customer orders on the exchange and maintain records of each customer's position, margin deposits, money balances and completed transactions. In return for providing these services, FCMs collect commissions on each trade order from customers. In addition, FCMs earn interest income on cash deposits held on behalf of their customers. FCMs are subject to a number of regulatory requirements, including the maintenance of a minimum level of net capital. FCMs are regulated by the Commodity Futures Trading Commission ("CFTC"), an independent federal regulatory agency, and must be a member of the National Futures Association ("NFA"), an industry-wide self-regulatory organization. FCMs are typically either divisions of major investment or commercial banks or independent providers such as our company. Regulatory jurisdictions outside of the United States have similar governing bodies, minimum capital requirements and self-regulatory organizations.

Industry Growth

        According to the BIS, annual global trading volume in exchange-traded derivatives has grown at a compound annual growth rate of approximately 22% over the past 15 years, from 388 million contracts traded in 1988 to over eight billion contracts traded in 2003. During the same period, trading volumes increased at a compound annual growth rate of 15% in North America. Excluding single stock and commodity contracts, the compound annual growth rate of trading volumes has been 26% in Europe and 35% in the Asia and Pacific markets during the same period.

Futures and Options Trading Volume on Global Derivatives Exchanges
(Contract amounts in millions)

Source:    BIS.

Note:        Data based on calendar year. The "financial" category of derivatives includes interest rate, currency and equity index contracts.

        We believe growth in exchange-traded derivatives volumes has been driven by the following factors:

  •
  Electronic Trading—The ongoing conversion of the derivatives markets from floor-based exchanges to an electronic format has enabled exchanges to lower clearing fees, reduce execution times and broaden access. Electronic trading has led to the decentralization of exchanges and has allowed customers to view bid and ask prices and trade derivatives products globally nearly 24 hours a day. Due to the previously mentioned benefits, we believe electronic trading is attracting new customers to the exchange-traded derivatives market and increasing the trading activity among existing customers. For example, from January 2004 through June 2004, the average daily volume of electronically traded Eurodollar contracts increased over 500%. Electronic trading represented 35% of average daily volume on the CME in 2002, 44% in 2003, 48% in the first quarter of 2004, 55% in May 2004 and 63% in August 2004.

  •
  Increasing Importance of Risk Management—An increasing fluidity of capital and diversification of commercial activity among capital markets has broadened the financial exposures businesses and individuals face and increased the need to hedge their risks. We believe companies and investors focus on controlling exposures in their businesses and providing less volatile earnings for shareholders. To achieve this goal, managers are emphasizing risk management as a means of reducing volatility in their businesses. As risk management needs have increased so have the number of exchange-traded derivatives contracts available to meet these needs.

  •
  Product Innovation—In general, the number of contracts available for trading on exchanges has grown significantly in recent years. As of April 2004, the CME, Eurex and CBOT offered for trading a total of 224 contract types, an increase of 109 since January 2000. For example, the e-mini S&P 500 index has experienced rapid growth since being launched in 1997, partially as a result of its small size in relation to most other contracts and its resulting affordability to smaller investors. The e-mini S&P 500 index's annual trading volume reached 161 million contracts in 2003, making it the fifth most actively traded contract in the world six years after its introduction.

  •
  Structural Shift from OTC Markets to On-Exchange Trading—The exchange-traded derivatives market for financial derivatives contracts grew at a faster rate than the OTC derivatives market in 2003 based on the total notional amount of contracts outstanding. Exchanges offer customers the advantages of improved price transparency, centralized clearing and credit intermediation. Due in part to these benefits, an increasing proportion of mature and standardized OTC derivatives products (e.g., equity indexes) have shifted to an exchange platform. Given the large size of the OTC derivatives market in terms of notional amount of contracts outstanding, exchanges are developing new products based on the most commonly traded OTC products.

  •
  Exchange and Clearing Platform Competition—Competition among exchange and clearing platforms has increased as a result of globalization, deregulation and technological advances. Competition has increased product innovation as evidenced by the proliferation of contract types traded on each derivatives exchange and has led to significant fee reductions. An example of exchange competition is the launch by Eurex of a U.S.-based exchange, which competes directly with the CBOT in some product areas. In response to Eurex's entrance, the CBOT has reduced some of its clearing fees. We believe this competition will significantly contribute to transaction volume growth and will benefit other market participants such as FCMs.

  •
  Deregulation—Deregulation of the financial services industry in the United States, Europe and Asia has increased customer access to derivatives products and markets, reduced regulatory barriers to product innovation and encouraged consolidation among exchanges.

    United States:    Many regulatory barriers to product development, such as lengthy CFTC review of new contracts, were largely repealed by the enactment of the Commodity Futures Modernization Act of 2000 ("CFMA") in the United States. Among other developments, the CFMA authorized the trading of new products, such as futures contracts on individual stocks and narrow-based stock indexes, which were prohibited under prior law. The CFMA also enabled regulated exchanges to self-certify new contracts and rules, without delays occasioned by regulatory review and approval, permitting quicker product launch and modification.

    Europe and Asia:    Deregulation and competition will continue to pressure European exchanges to consolidate across borders to gain operating efficiencies necessary to compete for customers and intermediaries, lowering transaction costs and trading friction, which should continue to attract new market participants. The Singapore Derivatives Exchange, the TSE, Eurex and Euronext N.V. are major exchanges for various types of securities in addition to being derivatives exchanges, highlighting the growing convergence between cash and derivatives markets. Euronext N.V., which resulted from the merger of the Amsterdam Exchanges N.V., Paris Bourse SA and Societe de la Bourse de Valeurs Mobilieres de Bruxelles S.A. (the Brussels Exchange) acquired a controlling interest in LIFFE and integrated their derivatives markets into Euronext.liffe.

Prime Brokerage

        Prime brokerage is an industry term referring to specialized services provided by brokers to institutional customers as a bundled package. The services typically include execution and clearing, securities financing, custody, trade processing, securities lending and other administrative services. These services can be provided on either electronic or voice platforms, or both. Prime brokers serve customers in all major securities markets, such as equity, fixed income and foreign exchange. Prime brokers typically earn revenue through commission or transaction fees and interest income. They are typically divisions of major investment or commercial banks, or independent providers, such as our company.

        The fixed income and foreign exchange markets we provide prime brokerage services to are discussed separately below.

Fixed Income

        The fixed income securities market is one of the largest financial markets in the world. In the United States, there are currently over $22.5 trillion of fixed income securities outstanding. The U.S. Treasury securities market, the largest and most liquid fixed-income market, has experienced strong volume growth. Average daily dollar trading volume has increased from $18.3 billion in 1980 to $433.5 billion in 2003, representing a compound annual growth rate of 14.8%.

        While there are many types of investors in the U.S. Treasury securities market, financial institutions, corporations and hedge funds comprise a large percentage of the activity. These investors are typically attracted to the U.S. Treasury securities market due to its significant liquidity and low risk profile. Additionally, U.S. Treasury securities are commonly used as part of a larger investment strategy and are primarily financed through the OTC repurchase agreement ("repo") market.

        The OTC repo market is one of the largest and most active sectors in the U.S. fixed income market. Repos are widely used as a means to inexpensively finance short-term borrowings against collateral (commonly U.S. Treasury securities) and to invest surplus funds on a short-term basis. The largest users of repos are broker-dealers, banks and hedge funds. The largest providers of cash liquidity to the repo market are money market funds, state and local governments and foreign central banks.

        Traditionally, the majority of U.S. Treasury securities are bought and sold by investors using the services of a broker (typically a large commercial bank or investment bank). Such customers receive price quotes from these brokers. The broker in turn either buys the security from the market or sells the security from existing inventory. Additionally, they may access the interdealer broker ("IDB") market to match the transaction with another broker. Access to the IDB market has traditionally been limited to brokers dealing with other brokers. The customer compensates the broker for executing this transaction through the payment either of a commission or through a mark up that is added by the broker to the price at which the broker can access the IDB market to execute the transaction.

        The U.S. Treasury market has been moving away from voice broking to electronic trading in recent years. Many of the major broker-dealers now have electronic order entry platforms, which allow customers to ask for bid and offer prices. In some cases the dealer may list current bid and offer prices on the platform. Similarly, the IDB market has also evolved from a predominately voice brokered market to an electronic market. Participants in the IDB market can now see bids and offers shown live on a screen and can execute against these prices electronically.

        In order to participate in transactions in the IDB market, a participant must become a netting member of the Fixed Income Clearing Corporation ("FICC"), a clearing house for the U.S. fixed income market. A prospective netting member must complete a lengthy approval process that requires the applicant to (i) be a financial institution, (ii) maintain a minimum level of capital and (iii) be actively involved as a clearer, dealer or broker of government securities. As a result, most FICC netting members are either large investment banks, broker-dealers or commercial banks who use the IDB market to access the best pricing and greatest liquidity for U.S. Treasury securities. These institutions typically buy securities both for their own proprietary trading account or for resale to clients.

        We believe growth in the U.S. Treasury securities market and the repurchase agreement market has been driven by the following factors:

  •
  Growth in the Total Amount of Debt Outstanding—According to the Bond Market Association, the total size of the U.S. Treasury securities market has increased significantly, with $3.6 trillion outstanding as of December 31, 2003, compared to $616.4 billion at December 31, 1980. Total gross issuance of short- and long-term U.S. Treasury securities for 2003 was a record high of $4.2 trillion.

  •
  Growth in Interest Rate Derivatives—Interest rate derivatives are contracts that transfer an asset's risk and return from one party to another without transferring ownership of the underlying asset, allowing market participants to obtain interest protection or assume interest rate exposure associated with fixed-income securities and other debt obligations. Interest rate derivatives provide increased flexibility and liquidity for investors and lenders to diversify their interest rate exposures.

  •
  Greater Sensitivity to Credit Risk—U.S. Treasury securities are generally secured by high quality collateral and are a liquid investment, offering relatively low to no credit risk. Given recent past financial crises, including the Asian financial crisis in 1997 and the Russian debt crisis in 1998, an increasing number of investors have sought such low-risk assets.

  •
  Introduction of Electronic Trading Platforms—Electronic trading platforms act as central facilities to bring together buyers and sellers. The actions of participants on these platforms are facilitated by an electronic medium that improves some of the manual processes that might otherwise be required. These platforms also have integrated compliance and risk management functions, as well as greater accuracy and decreased probability of erroneous trades than voice brokerage, and as a result, typically provide a lower-cost and more efficient means for price discovery and trade execution.

Foreign Exchange

        The global foreign exchange market is generally regarded as the largest financial market in the world as measured by transaction value. Estimated average daily volume as of April 2004, for example, was $1.9 trillion. By comparison, average daily volume in the next largest financial market, that for U.S. Treasury securities, was approximately $434 billion during 2003.

        The majority of foreign exchange volume is traded OTC. Most foreign exchange transactions take place by telephone or through proprietary trading networks established by large financial institutions.

        The primary participants in the foreign exchange markets fall into four categories: central banks, banks, brokers and institutional clients of brokers. Banks are the largest participants in the market, as approximately two-thirds of all foreign exchange transactions involve banks trading currencies with one another. Brokers act as intermediaries between other participants in the market, searching for the most favorable rates on behalf of customers and providing a level of anonymity for the buyer and seller. Brokers earn commissions on the trades they execute.

        There are three primary types of foreign exchange transactions: spot, forward and options. In a spot transaction, a buyer and seller agree on an exchange rate and promptly settle the trade based on that rate. In a forward transaction, a buyer and seller agree to settle the traded currencies at a later date at an agreed upon rate, regardless of market exchange rates at that time. The most common type of forward transaction is a swap, in which two parties exchange currencies at a given rate and agree to reverse the transaction at a later date. Options on foreign exchange work the same way as options on equities: they convey a right, not an obligation, to trade at a future date at a certain rate. As of April 2004, spot transactions represented 33% of the OTC traditional foreign exchange daily volume, swap transactions represented 50% and outright forward transactions represented 11% (while estimated gaps in reporting were 6%).

        We believe growth in the foreign exchange market has been driven by the following factors:

  •
  Increased Cross-Border Trade and Investment—We believe cross-border trade should continue to increase, as the world is more open to free trade than in past years. For U.S. international trade, for example, the average annual increase in exports and imports over the past 40 years was 11% and 12%, respectively. Similarly, foreign direct investment has experienced a long-term growth trend and is expected to continue. This growth in global trade and foreign direct investment is a driver of demand for foreign exchange products.

  •
  Increasing Use of Foreign Exchange as a Hedging Tool—Foreign exchange derivatives products, such as foreign exchange forwards and swaps, facilitate the hedging of foreign exchange risk. From 1992 to 2004, forward and swap volumes have been growing as a percentage of total foreign exchange volume. This trend is consistent with the compound annual growth in the derivatives market since 1988 of 22% per annum.

  •
  Alternative Investment Asset Flows—Foreign exchange has emerged as a distinct asset class for investment purposes, driven largely by demand from hedge funds whose investments in foreign exchange have risen significantly since 2001 as equity market valuations declined and historically low interest rates rendered many fixed income products less attractive. In addition, retail customer participation in the foreign exchange market has increased as customers have become more aware of foreign exchanges as an investable asset class.

  •
  Emergence of Electronic Brokerage—Trading in the OTC market is conducted over the telephone, Internet or trading platform, either directly or through a broker. Electronic brokers play a large role in the market based on their offering of lower costs, higher efficiency and greater transparency compared to direct dealing. The BIS reported that electronic brokers conducted approximately 50% to 70% of foreign exchange transactions in major currency pairs in 2001, compared to approximately 40% and 10% in 1998 and 1995, respectively. Similarly, usage of electronic trading has grown among non-bank foreign exchange investors.

BUSINESS

Our Company

        We are a leading independent provider of execution and clearing services for exchange-traded derivatives and a major provider of prime brokerage services in the fixed income and foreign exchange markets. We offer our customers rapid, low-cost trade execution and clearing services on a broad spectrum of derivative exchanges and OTC markets. We serve over 200,000 customer accounts from our 23 locations in 14 countries with a focus on delivering superior customer service. Our customers include corporations, government agencies, hedge funds, managed futures funds, pension funds, financial institutions, retail clients and professional traders.

        In 2003, we were the largest provider of customer transaction volume to the CME, the largest derivatives exchange in the United States. In fiscal year 2004, we processed 461 million derivatives contracts, a volume of derivatives contracts comparable to that traded on the CBOT and greater than the volume traded on either the CBOE or the NYMEX during the same period. In fiscal years 2002 and 2003, we processed 346 million and 401 million of derivatives contracts, respectively. We are more diversified than any individual exchange, as we offer access to multiple products on six primary derivatives exchanges as well as OTC markets.

        Our revenues are primarily comprised of: (i) transaction fees earned from executing and clearing customer orders, which we record as commission and principal transactions, net, and (ii) interest income earned on cash balances in our customers' accounts and through repo transactions. For the twelve months ended November 30, 2004, we generated $1,250.7 million of net revenues and $187.3 million of net income.

Competitive Strengths

        We believe our following competitive strengths will enable us to continue to successfully grow our business and increase our profitability:

Established Market Position

        As of November 30, 2004, we were the largest independent FCM in the United States based on domestic customer segregated fund balances of approximately $3.8 billion. We are a clearing member on virtually all major domestic and international derivatives exchanges, including the CME, CBOT, Eurex, LME, Euronext.liffe and NYMEX, and offer our customers access to a broad range of derivatives contracts. In fiscal year 2004, we processed 461 million derivatives contracts, cleared over $9 trillion in U.S. Treasury repurchase transactions and processed over $680 billion in customer volume in the foreign exchange market. In 2003, we ranked fifth among FICC firms in terms of cleared U.S. Treasury repo transaction volume and ranked in the upper quartile for U.S. Treasury cash transaction volume. We believe our leading market position allows us to provide our customers a broad product offering, superior customer service and leading technology at low cost.

Diversified Across Customers, Products and Markets

        We serve more than 200,000 accounts for customers that include corporations, government agencies, hedge funds, managed futures funds, pension funds, financial institutions, retail clients and professional traders. No single customer represents more than 1.0% of our gross commission revenue. In our Derivatives Brokerage & Clearing division, we provide our customers access to a wide variety of exchange-traded derivatives products. We also provide access to a wide range of OTC fixed income and foreign exchange products through our Prime Brokerage/Capital Markets division. In fiscal 2004, our operating profit for our Derivatives Brokerage & Clearing division and our Prime Brokerage/Capital Markets division were comparable. We believe this diversification reduces our overall earnings volatility and dependence on any one customer segment, product or market.

Customer Relationships

        We serve as an essential intermediary between our customers and the financial markets and, unlike an exchange, we maintain direct relationships with our customers. In order to gain access to the markets we serve and to satisfy regulatory requirements, our customers maintain account balances with us, and we generally earn interest income on these balances. As of November 30, 2004, we held approximately $3.8 billion of domestic customer deposits. These customer relationships allow us to benefit from customer trading of a variety of products across multiple exchanges and markets.

Scalable Operating Platform

        Our business benefits from a scalable operating platform. Our existing infrastructure is capable of processing significant additional volumes with limited incremental increases in our Employee Compensation and Benefits expenses and General, Administrative and Other expenses. Our operating platform services both floor traders and electronic trading, and we expect to further benefit from the trend towards electronic trading. Our operating income margin has increased from 13.6% ($61.0 million) in fiscal year 2000 to 19.4% ($189.5 million) in fiscal year 2004.

Ability to Generate Free Cash Flow and Reduce Financial Leverage

        We generate significant free cash flow, which is available for reinvestment in our business, debt service and reduction, acquisitions and other uses. Our cash flow is generated by high margins and a business model that allows us to grow without significant capital expenditures. For the period from March 1, 2004 through August 5, 2004 and the period from August 6, 2004 through November 30, 2004, we generated cash flows from operating activities of $528.9 million and $8.0 million, with capital expenditures of $5.0 million and $3.5 million, respectively.

Proven and Committed Management Team

        The members of our senior management team have an average of 24 years of industry experience. Phillip Bennett, who has been with us for 23 years, became our President and Chief Executive Officer in 1998. Under the leadership of our senior management team, net revenues have grown at a compound annual growth rate of 21.5% from fiscal year 2000 to fiscal year 2004. Mr. Bennett beneficially owns an approximate 42.8% interest in us.

        Our business and competitive strengths may be adversely impacted by a number of factors. Please see "Risk Factors" elsewhere in this prospectus for a discussion of these factors.

Our Business Strategy

        We plan on continuing to capitalize on the economies of scale arising from our large execution and clearing volumes and to increase our transaction volumes, revenues and profitability by executing the following strategies:

Capitalize on Growing Markets

        We will continue to identify growth opportunities within our markets and leverage our customer relationships, liquidity and leading transaction processing platform. Because of our global presence, we believe we can react quickly to emerging opportunities throughout the world. We have built our business within growing markets and have a revenue model that benefits from increasing transaction volumes. We continually work to identify new market and product opportunities where we can leverage our transaction processing platform. We maintain a strong presence on the world's major exchanges and OTC markets in which we operate, offer access to trading in an extensive suite of products to a diversified and growing customer base and continually seek to reduce our cost structure.

Unconflicted Access to Markets

        We strive to differentiate our business offering from our competitors' by focusing solely on customer business and leveraging our transaction processing capability. Unlike many of our competitors in the brokerage industry, we do not trade in a directional or strategy-based manner for our own account. We focus on attracting customers and providing them with access to markets. We strive to provide our customer with low transaction costs, rapid order execution and access to pricing data that allows the customer to see the price of the security and the commission or transaction fee paid to us. We target market participants who value this service offering as an important part of their investment strategy. For example, we believe our domestic fixed income prime brokerage business is attractive to fixed income hedge funds that require low cost access to the prices in the IDB market in order to execute their investment strategy. We believe our focus on acting as an agent is important to customers concerned about quality of execution and conflicts of interest. We plan to expand our product offering into other markets where our focus on access to markets and efficient execution on behalf of customers is a competitive advantage.

Grow Our Customer Base

        The significant growth of the markets in which we participate creates opportunities for us to attract new customers. As we continue to grow, we will maintain our focus on providing high levels of customer service to address the diverse needs of our three key customer segments.

        Institutions—We have a dedicated sales force of over 1,000 individuals calling on institutional customers. Our ability to provide institutional customers unconflicted access to a wide range of markets is an advantage when soliciting new customers. We believe recent trends such as growth in the hedge fund industry and increased cross-border commerce have increased the demand among corporations, institutional investors and hedge funds for a wider variety of products with which to hedge risks and invest for profit. We plan to take advantage of what we believe is a valuable cross-selling opportunity by continuing to educate our institutional customers about our full range of derivatives, fixed income and foreign exchange services.

        Professional Traders and Locals—We have been building our strong market position as a provider of clearing services to professional traders on the world's major exchanges. Professional traders and locals are typically high trading volume customers and have contributed significantly to our volume growth. An increasing number of professional traders access the markets electronically. As part of our strategy to penetrate the market for locals, we have begun to offer training programs and high performance trading facilities for those moving from the trading floor to electronic trading and for new professional traders.

        Retail—Our retail operations include our Lind-Waldock division, a prominent online retail derivatives brokerage operation. We believe we are well positioned to capitalize on an increased awareness and understanding of the derivatives and foreign exchange markets among retail customers. We plan to continue encouraging this increased understanding through targeted marketing via direct mail, the Internet, customer education seminars and other media. In order to serve the wide variety of customers in this segment, we offer a complete suite of retail-focused products and services, including online and broker-assisted trading and research.

Capitalize on Shift to Electronic Trading

        Many markets and exchanges are increasingly using electronic trading and moving away from the traditional open outcry method. We believe increased electronic trading has created an opportunity for us to increase market share in our various markets as our platform is well suited to accommodate this shift to electronic trading. We plan to take advantage of this opportunity by utilizing our existing relationships with floor-based brokers as well as our scale, technology and market knowledge to adapt our service offering to meet evolving customer demands. We believe our training programs and high performance trading facilities, together with our technology platform and electronic trading capabilities, provide rapid trade execution and market visibility as well as an attractive platform for new professional traders and those moving from the trading floor to electronic trading.

        We have provided electronic trading systems in the markets we serve and have gained a level of expertise in providing these systems to a global and diverse customer base. As electronic trading has comprised a growing proportion of the volume in our markets, we have seen total market volumes increase substantially. Electronic trading also allows us to execute and clear orders more efficiently, as we can better employ technology for functions such as margin and risk management. We have continued to develop these systems to satisfy our customers' evolving trading requirements. The characteristics of the electronic platforms that interface with exchange matching engines are complex in functionality and in configuration. We have integrated them into our operational infrastructure and can handle rapidly increasing trading volumes. We believe we will be able to realize the efficiency afforded by electronic trading when it is applied to all the exchanges current floor-transacted volume. These systems and our expert implementation capabilities and operation of a global network of multi-exchange electronic order flow allows us to manage order flow straight through processing on a scale that significantly exceeds traditional physical order execution processes.

Manage Risk Aggressively

        We plan to continue to monitor and improve our exposure to customer and counterparty risk throughout our operations using our comprehensive risk management system. We are not exposed to market risk as a result of strategy-based or directional proprietary trading. In order to mitigate customer and counterparty risk, we will continue to utilize a number of proactive risk management tools. As a result of our risk management efforts to date, we have had limited credit losses resulting from our customer or counterparty defaults since fiscal year 2000, even through such recent volatile events as the terrorist attacks on September 11, 2001.

Pursue Selective Strategic Acquisitions

        We intend to pursue selective acquisitions that will expand our service capabilities or customer base or provide greater access to trading in a wider range of products. Our flexible operating platform can facilitate the efficient transfer and integration of the customer positions and operations of acquired companies. Our historical results have benefited from a focused acquisition program that has expanded our service offering and strengthened our market position within our customer segments. Since 1999, we have successfully acquired and integrated 14 businesses.

History

        We began operations in 1969 by providing execution and clearing services in agricultural commodities. Throughout the 1970s, we expanded our product offerings in response to the introduction of new financial futures products. Our involvement in Prime Brokerage/Capital Markets began in 1982 in response to requests from existing futures customers for the ability to adjust their futures positions after the futures market was closed. We formed the Prime Brokerage/Capital Markets division to provide this service by facilitating customer access to the cash markets, including the interbank foreign exchange market, in our capacity as a broker in principal. The brokerage in principal business model established the foundation both for our foreign exchange operations and for our other cash market brokerage activities. From 1983 to 1985, we emerged as the leading consolidator in the futures industry by acquiring Chicago Grain, ContiCommodities and DLJ Futures. By 1985, we had built an international infrastructure and strong market position in global derivatives markets.

        In September 1998, Phillip Bennett was named our chief executive officer. Under his leadership, we formed a new senior executive team with significant industry experience to focus on growing our business and strengthening our regulatory and customer focus. Under our new senior management team, we grew internally and through a number of acquisitions. In 2000, we acquired Lind-Waldock, a prominent online retail derivatives brokerage operation. From 2001 to 2003, we enhanced our strong market position in the professional trader market by, among other things, the acquisition of MacFutures Limited and the professional floor trader business of First Options.

Services

        We are organized into two operating business segments for financial reporting purposes; (i) Derivatives Brokerage & Clearing and (ii) Prime Brokerage/Capital Markets, and we have one non-operating business segment, Corporate & Other.

Derivatives Brokerage & Clearing

        We execute and clear customers' orders for exchange-traded derivatives. Customers use our Derivatives Brokerage & Clearing platform to place buy and sell orders for derivatives contracts, which we direct to the appropriate exchange for matching. We also facilitate confirmation and settlement of our customers' derivatives transactions and ensure that our customers have the appropriate collateral in their accounts to support their derivatives positions. We conduct these activities in our capacity as a regulated FCM. As an FCM, we are responsible to the applicable clearing house for our customers' transactions. We are the largest independent FCM in the United States, based on domestic customer segregated fund balances of approximately $3.8 billion as of November 30, 2004. In 2003, we were the largest customer in terms of contract volume of the CME, the largest derivatives exchange in the United States.

        We generate Derivatives Brokerage & Clearing revenues from: (i) transaction fees earned on each contract executed or cleared and (ii) interest income earned on cash balances in our customers' accounts. From fiscal year 2000 through fiscal year 2004, our Derivatives Brokerage & Clearing net revenues and operating profit have grown at a compound annual growth rate of 24.1% and 39.6%, respectively, driven primarily by annual increases in contract volumes executed or cleared and annual increases in customer deposits. Our growth has been generated both organically and through strategic acquisitions, which have broadened our customer base, service offerings, geographic reach and exchange coverage.

        Our business is diversified across customers, products and exchanges. The following charts illustrate our diversity across exchanges and contract types for fiscal year 2004:

Contract Volume by Exchange(1)	Contract Volume by Type(1)

(1)    Total volume: 461 million contracts

        Customers.    As of November 30, 2004, our Derivatives Brokerage & Clearing division serviced over 188,000 customer accounts. Our customers include institutions, professional traders and retail investors.

            Institutions.    Institutions are typically large, mutual funds, hedge funds, financial institutions, pension plans and other non-financial entities. We market to our institutional customers through a sales force of experienced financial services professionals. We offer institutions high service levels, anonymity, unconflicted access to a broad reach of products and markets and competitive pricing. It is also important to institutional customers that we do not speculatively trade with our own capital in a strategy-based or directional manner and therefore avoid potential conflicts with our customers. We believe the quality of execution is very important to our institutional customers and that we are able to provide such customers with efficient execution due to our scale, liquidity and geographic breadth. We have experienced growth in our institutional customer base, in part, driven by the proliferation of hedge funds and an increasing corporate focus on risk management.

            Professional Traders.    Professional traders are either locals, who are individual members of derivatives exchanges trading for their own account on the floors of those exchanges that maintain the open outcry method of price discovery, or professionals trading electronically from dedicated facilities built to service their needs. We have a strong market position among professional traders and locals. Professional traders are high volume customers who require an operating platform with rapid execution at a low cost. Locals fulfill an important role in the market as liquidity providers for the exchanges of which they are members. Through internal growth and acquisitions, we have increased our professional trader customer base as part of our strategy to grow transaction volumes and our plan to diversify our customer base. This strategy allows us to integrate and efficiently process very large volumes and to manage effectively the risks associated with this particular customer group. We also believe that control of this particular customer base will be of strategic significance in the future as markets become increasingly automated. Locals are well suited to the development of off-the-floor trading locations, which provide them with direct access to electronic markets and enable us to continue to benefit from the order flow and commission generating potential of these clients. Our MacFutures model is indicative of the opportunities presented by this trend. MacFutures, a London-based business we acquired in March 2003, provides specialty clearing services for individual professional traders, specializing in the electronic derivatives and fixed income markets in Europe. The model, which involves the recruiting and training of professional traders who are provided with access to electronic exchanges on our own off-the-floor trading locations, has now been implemented in Chicago and Montreal.

            Retail Investors.    Retail customers are typically experienced individual investors. We have grown our retail customer base historically through internally generated new accounts and through acquisitions. The global retail customer base is growing as new product offerings with a broad investor appeal, such as the e-mini contracts, are listed on exchanges. We offer our retail customers access to a broad range of products and value added services, including research, real time quotes, risk management tools, account information and customer support. Our retail customers also benefit from the operating platform that we have built to service our institutional and professional trader clients. We market to retail customers through an actively managed lead generation and marketing strategy targeted at identifiable customer groups who we believe would be receptive to trading equity derivatives. Specific examples of these initiatives include the following:

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  We leverage our prominent Lind-Waldock brand name and its online platform. Lead generation is driven primarily by print media advertising and, increasingly, a broad range of internet marketing initiatives, including key word strategies negotiated with search engines.

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  We are developing business-to-business ("B-2-B") relationships to expand the scale of our retail customer base. These are often negotiated with complementary and non-competitive retail brokerage firms such as Charles Schwab & Co., Inc., TD Waterhouse Investor Services, Inc. and Ameritrade Inc. We typically provide access to and execution of exchange-traded derivatives products for the customers of our B-2-B partners.

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  We rely on our traditional sales force of account executives and registered introducing brokers who independently (but with corporate product support) market to individual clients throughout North America.

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  First time potential clients are targeted using educational marketing strategies often developed in conjunction with seminar providers and investment educational professionals.

        Product Access.    We provide our customers access to all significant exchange-traded derivatives contracts, including interest rates, equity indexes, energy, agriculture, foreign currency, metals contracts and managed futures.

        Exchanges.    We provide our customers access to nearly all major global derivatives exchanges, including the CME, CBOT, NYMEX, LME, Eurex, Euronext.liffe and CBOE. In recognition of the technological advances in the industry, we provide both open outcry and electronic access to the derivatives markets. The electronic exchanges we provide access to include GLOBEX, LIFFE CONNECT and NYMEX Access.

        Competition.    The primary competitors of our Derivatives Brokerage & Clearing business include affiliates of major commercial and investment banks and independent FCMs. We compete for customers and transaction volume on the basis of our access to a broad range of products and exchanges, our service levels, relationships, technology and operating platform and pricing. Many of our investment and commercial banking competitors maintain large proprietary trading operations.

        Refco Alternative Investments.    In June 2002, we created Refco Alternative Investments to develop product offerings using alternative assets, such as managed futures, for distribution to our customers. These offerings result in the creation of asset management funds, utilizing both our sales force and third-party distributors to raise assets. All investment decisions are made by third party managers, and all brokerage activity of the funds is directed exclusively to our derivatives and cash brokerage affiliates, driving transaction volume to our core transaction processing platform. Additionally, such funds typically earn an asset management fee. An important milestone was reached following the negotiation with S&P for the branding of a portfolio of Commodity Trading Advisors and the subsequent creation of a managed futures index, which tracked by a public fund and a series of private funds. This product, which took advantage of weaker equity markets and the non-correlated performance of derivatives investing to equity market performance, was successfully launched in March 2003. As of November 30, 2004, approximately $782.4 million has been raised for this product, including our investment of approximately $0.4 million. We have earned approximately $3.2 million in management fees for the nine month period ended November 30, 2004.

Prime Brokerage/Capital Markets

        We offer prime brokerage services, including execution, clearing, securities financing, securities lending, custody and trade processing. We provide these prime brokerage services primarily in the U.S. Treasury securities, foreign exchange and non-dollar fixed income markets. Our customers include hedge funds and other financial institutions.

        Our fixed income operating platform provides our customers access to the interdealer broker ("IDB") market for U.S. Treasury securities. The IDB market is an OTC wholesale securities market that allows brokers to trade with one another. Access to the IDB market is usually limited to member firms who can meet its membership requirements, such as the minimum capital requirement. We allow our customers to use our IDB membership and operating platform to gain direct access to transparent IDB market pricing and liquidity.

        In the case of foreign exchange, we act as a broker for customers wishing to transact business in the Interbank Foreign Exchange Market. We processed over $680 billion in customer transaction volume in fiscal year 2004. We enable our customers to trade in the majority of the world's principal currencies in the form of spot, forwards and options in OTC foreign exchange markets via several trading platforms. These platforms include both voice broking in which our team of brokers place customer orders with market makers, primarily large money center banks, as well as online platforms.

        We generate Prime Brokerage/Capital Markets revenues from: (i) transaction fees earned on each trade and (ii) interest income earned from providing secured customer financing through repo transactions. From fiscal year 2000 to fiscal year 2004, our Prime Brokerage/Capital Markets net revenues and operating profit have grown at compound annual growth rates of approximately 22.6%

and 46.2%, respectively. This growth has been driven primarily by an increase in the number of customers, growth in the U.S. Treasury securities market and new product introductions.

        Unlike our exchange-traded derivatives business, our Prime Brokerage/Capital Markets activities are not conducted on exchanges. In order to effect Prime Brokerage/Capital Markets transactions for our customers, we act as a principal executing the transaction with our customer and simultaneously executing an offsetting trade in the market. We do not trade speculatively in a directional or strategy-based manner for our own account and only initiate an order in the market to match an offsetting customer transaction. Since we act as broker in principal in our capital markets/fixed income business, these transactions are reported as "principal transactions" on our consolidated statement of operations. We employ mark-to-market and margin risk management procedures identical to those adopted in regulated agent markets. We believe that the risk involved in these transactions is comparable to that incurred in our traditional derivatives brokerage operations.

        Product Access.    Within our Prime Brokerage/Capital Markets segment, we primarily provide fixed income and foreign exchange products and services.

Our Fiscal Year 2004 Prime Brokerage/Capital Markets Revenue Breakdown

            Fixed Income.    Our worldwide trade execution capabilities extend to select sectors of the fixed income market, primarily in U.S. Treasury securities, OTC options on U.S. Treasury securities, corporate debt and related OTC derivatives, sovereign debt and emerging market debt.

        Our most important fixed income offerings are U.S. Treasury products available in the IDB market and associated financing primarily through U.S. Treasury securities repurchase agreements. We provide our customers with a single platform, "Refco Trader," to obtain access to dealer prices only available on IDB markets. The efficiency of the Refco Trader platform and the competitive bid offer spread in the IDB market is valuable to the fixed income fund manager and professional trader. Our customers use our platform to buy and sell U.S. Treasury securities and obtain financing through the repo market.

        Our IDB product offering has been enhanced in recent years by the consolidation among traditional participants in fixed income markets. We have been able to exploit the consolidation among liquidity providers without incurring any undue risk by providing professional customers and fixed income traders with an alternative source of liquidity through repurchase transactions. As we do not trade speculatively in a directional or strategy-based manner for our own account, we do not face the conflicts of interests with our customers as our competitors that engage in both agency and proprietary trading.

        We are targeting other fixed income markets, such as mortgage backed securities and European sovereign debt, where we can provide our customers a similar service offering and value proposition as our U.S. Treasury offering. We also have a strong presence in Europe as one of the few non-bank repo clearing members of the LCH and have an expanding presence in Latin American, Eastern European and Southeast Asian markets.

                Foreign Exchange.    We are a major international broker of foreign exchange in the areas of execution and prime brokerage, processing over $680 billion in transaction volume during fiscal year 2004. We provide 24 hour trading facility coverage of all major and most minor currencies, with service including spot, forwards, options, swaps and custom derivative overlays.

        Our largest foreign exchange business is the traditional voice brokerage business. Customers call us to execute foreign currency transactions. As a broker in principal, we enter into the transaction with our customer and simultaneously enter into an offsetting transaction with a market maker. For providing this service, we earn either a transaction fee or the spread between the price we charge our customer and the price that we pay the market maker. We compete for customers based on service, relationships, price competitiveness and by providing anonymity in trading.

        We have an online currency trading platform for our institutional customers developed in conjunction with Currenex, a leading global provider of currency pricing systems. This platform provides our customers electronic access to the foreign currency prices of several major market makers. The overall market for trading currency electronically is growing quickly due to the speed and cost benefits and the price transparency. This type of direct access is generally not offered by commercial or investment banks.

        We have also developed retail online foreign exchange offerings. These products are web-enabled, rely on global Internet-based distribution and, most importantly, encourage self-directed trading, which requires minimal human interaction at the customer level. This facilitates the handling of significant customer volumes with very low cost to income characteristics and we believe that we represent the most viable form of retail distribution. An active web-based marketing strategy is currently in process to take maximum advantage of this recent development. We also own 35% of FXCM, which provides a foreign currency trading platform and execution services to retail investors.

                Other.    We have developed a worldwide clearing infrastructure that offers institutions and fund managers a single source for execution and all related financing activities in both domestic and international equity markets. These capabilities allow us to offer investors capital leverage through global integrated financing, securities lending, structured products and prime brokerage. We provide securities lending services for customers seeking to borrow equities to cover a short selling strategy or to generate additional income by lending securities already owned. Customers may also leverage equity positions with us through the use of customized derivative products and currency-linked transactions. Our financing structures include equity swaps, zero-cost options and repurchase agreements.

        Customers.    Our Prime Brokerage/Capital Markets customers are primarily institutions, including hedge funds, mutual funds, banks, broker-dealers and other corporate customers. We also serve a growing number of retail foreign exchange investors. All customers are subject to a detailed application process and credit check.

        Competition.    The primary competitors of our Prime Brokerage/Capital Markets business include affiliates of major commercial and investment banks and independent broker-dealers. Customers value speed of execution, anonymity in trading, low price, customer service and access to a breadth of products.

Risk Management

Liquidity Policy

        Our execution and clearing of derivatives requires limited working capital because the margin mechanism used by exchanges results in the customers providing the required funding to maintain positions. We maintain excess regulatory capital to provide liquidity during periods of unusual market volatility. Similarly for our brokerage activities in the cash markets, despite these transactions being brokered as principal and not as agent, we have adopted a futures-style margin methodology in which customer positions are valued daily and resulting realized or unrealized losses must be paid immediately in cash. This practice protects us against the risk that adverse price movements may prevent customers from meeting their financial obligations to pay us. Additionally, we have adopted a margin style procedure to control customer positions in our foreign exchange business. This account structure has facilitated considerable growth in the volume of business conducted, while maintaining a low risk profile.

Regulatory Capital

        Our primary U.S. regulated entities are Refco, LLC, an FCM, and Refco Securities, LLC, a broker-dealer. Each entity has regulatory capital requirements. As of November 30, 2004, the excess capital for Refco, LLC and Refco Securities, LLC was $139.6 million and $69.9 million, respectively. These figures may change in the future as a result of the introduction of risk adjusted capital rules. See "—Regulation."

Market Risk/Economic Liquidity

        Our risk is credit related risk or risk related to our customers' ability to meet their margin obligations. Because we do not trade speculatively for our own account, we have no direct exposure to market risk volatility or the potential price or liquidity risk that might arise.

Counterparty Risk Management

        Our current system provides the ability to project the impact of market volatility on price movement. We perform frequent stress tests of our customer positions, including intra-day trading analysis, daily equity change analysis, concentration risk analysis and premium seller analysis. Adjustments of margin or collateral requirements are made in anticipation of unusual adverse market developments. These tests have resulted in minimal losses due to counterparty exposures. We continue to upgrade our risk management procedures and systems to improve our ability to monitor actual and projected risk associated with customer operations. Our risk management department is responsible for the systematic review of customer exposure in both regulated and nonregulated markets.

Technology and Information Systems

        Our information technology group supports 14 locations worldwide, including our major management centers in New York, London and Chicago. Our exchange-traded derivatives central processing capacity is located in Memphis, Tennessee with primary backup in Chicago.

        Our core exchange-traded derivatives transaction-processing platform has been owned and developed by us since 1979. This system has accommodated our significant growth in recent years, including the integration of significant levels of acquired volume. Our ability to process transactions on a proprietary platform provides us with a strategic advantage by offering significant flexibility and high levels of responsiveness to changing customer and market conditions. Capital markets transaction processing platforms are outsourced. Fixed income prime brokerage and foreign exchange brokerage operations utilize systems developed by third parties.

        Customers currently access our global network through both traditional means (i.e., the use of voice brokers) and electronically. For electronic access, we provide third party vendor systems consistent with our focus on transaction processing rather than front-end technology while also offering a proprietary system for our retail customers. An increasing number of these applications are web-enabled. We have developed a web strategy to enhance access to the system and to use our website as a driver for business development in the form of lead creation. Among the capabilities that can be accessed online are risk management monitoring and access to tools, the account opening process as well as static forms, account statements and position and funds information.

        The continued integrity and security of our systems is key to our business. All of our systems have off-site backups and redundancies. These capabilities have been thoroughly tested, particularly during the events of September 2001 and the blackout of August 2003. In each case and despite the total loss of access to corporate headquarters in New York, our business was comprehensively and effectively redirected to pre-planned alternative locations and operating platforms and services to customers remained essentially uninterrupted.

Facilities

        Our main corporate offices are located in approximately 71,247 square feet of leased office space at One World Financial Center, 200 Liberty Street, Tower A, New York, New York 10281-1994. We also lease over 473,000 square feet of additional space throughout North America, Europe and Asia. Our primary management centers are located in Chicago and London and at our New York corporate office. Our exchange-traded derivatives central processing system is run out of a leased facility located in Memphis, Tennessee. We believe that our leased facilities are adequate to meet anticipated requirements for our current lines of business for the foreseeable future.

Employees

        At November 30, 2004, we had approximately 2,434 employees. Approximately 1,664 of our employees are located in the United States. At the present time, no employees are represented by unions, and we believe our relations with our employees are satisfactory.

Regulation

        Most aspects of our business are subject to stringent regulation by U.S. federal and state regulatory agencies and derivatives and securities exchanges and by non-U.S. government agencies or regulatory bodies and exchanges. New laws or regulations or changes to existing laws and regulations (including changes in interpretation or enforcement) could materially adversely affect our financial condition or results of operations. As a global financial institution, to the extent that different regulatory regimes impose inconsistent or iterative requirements on the conduct of our business, we will face complexity and additional costs in our compliance efforts.

        As an FCM, Refco, LLC's activities are regulated by the CFTC and the exchanges of which it is a member. Other of our subsidiaries, including Refco Alternative Investments LLC, Refco Fund Management Inc. and Refcofund Holdings Corporation, are registered with the CFTC as commodity trading advisors and commodity pool operators. Refco, LLC's business is also regulated by the NFA of which Refco, LLC and certain of its affiliates are members. Violations of the rules of the CFTC, the NFA or the exchanges could result in remedial actions including fines, registration terminations or revocations of exchange memberships.

        Refco Securities, LLC is registered as a broker-dealer with the SEC and in all 50 states, the District of Columbia and Puerto Rico and is a member of self-regulatory organizations, including the National Association of Securities Dealers ("NASD") and certain exchanges, including the CBOE. Broker-dealers are subject to regulations covering all aspects of the securities business, including sales and trading practices, public offerings, publication of research reports, use of customers' funds and securities, capital structure, record keeping and the conduct of directors, managers, officers and employees. Broker-dealers are also regulated by securities administrators in those states where they do business. Violations of regulations governing a broker-dealer's actions could result in censure, fine, the issuance of cease-and-desist orders, the suspension or expulsion from the securities industry of such broker-dealer or its officers or employees, or other similar consequences.

        Margin lending by some of our broker-dealer subsidiaries is regulated by the Federal Reserve Board's restrictions on lending in connection with customer purchases and short sales of securities, and NASD rules also require such subsidiaries to impose maintenance requirements on the value of securities contained in margin accounts. In many cases, our margin policies are more stringent than these rules.

        We conduct some of our government securities activities through Refco Securities, LLC, an NASD member registered as a government securities broker-dealer with the SEC and in certain states. The Department of Treasury has promulgated regulations concerning, among other things, capital adequacy, custody and use of government securities and transfers and control of governmental securities subject to repurchase transactions. The rules of the Municipal Securities Rulemaking Board, which are enforced by the NASD, govern the municipal securities activities of Refco Securities, LLC.

        As a registered broker-dealer, Refco Securities, LLC is subject to the SEC's and NASD's net capital rules, and, as an FCM, Refco, LLC is subject to the net capital requirements of the CFTC and various exchanges. Many non-U.S. securities exchanges and regulatory authorities also have imposed rules relating to capital requirements applicable to our non-U.S. subsidiaries. These rules, which specify minimum capital requirements, are designed to measure general financial integrity and liquidity and require that at least a minimum amount of assets be kept in relatively liquid form. Refco Securities, LLC computes its net capital requirements under the alternative method provided for in the rule, which requires that Refco Securities, LLC maintain net capital equal to the greater of $250,000 or 2% of aggregate customer related debit items, as defined in SEC Rule 15c3-3. The net capital rule also provides that equity capital may not be withdrawn or cash dividends paid if resulting net capital would be less than 5% of aggregate debits. As of November 30, 2004, Refco Securities, LLC had net capital of $75.5 million, which was 27.2% of aggregate debit balance and $69.9 million in excess of required net capital. Refco, LLC, is required to maintain net capital equal to the sum of 8% of the total risk margin requirements for all positions carried in customer accounts and 4% of the total risk margin requirements for all positions carried in non-customer accounts. The net capital rule also provides that Refco, LLC must maintain adjusted net capital in excess of an early warning level equal to 110% of its net capital requirement. As of November 30, 2004, Refco, LLC had net capital of $301.7 million, which was $139.6 million in excess of required net capital.

        Compliance with the capital requirements may limit our operations requiring the intensive use of capital. Such requirements restrict our ability to withdraw capital from our subsidiaries, which in turn may limit our ability to pay dividends or repay debt. Any change in such rules or the imposition of new rules affecting the scope, coverage, calculation or amount of capital requirements, or a significant operating loss or any unusually large charge against capital, could adversely affect our ability to pay dividends or to expand or maintain present business levels.

        The USA PATRIOT Act of 2001 (the "PATRIOT Act") contains anti-money laundering and financial transparency laws and mandates the implementation of various new regulations applicable to FCMs, broker-dealers and other financial services companies, including standards for verifying customer identification at account opening and obligations to monitor customer transactions and detect and report suspicious activities to the government. Institutions subject to the PATRIOT Act must implement specialized employee training programs, designate an anti-money laundering compliance officer and submit to independent audits of the effectiveness of the compliance program. Anti-money laundering laws outside the United States contain similar provisions. We have established policies, procedures and systems designed to comply with these regulations.

        Our securities and futures businesses are also regulated extensively by non-U.S. governments, exchanges, self-regulatory organizations, central banks and regulatory bodies, especially in those jurisdictions in which one of our subsidiaries maintains an office. For instance, the Financial Services Authority and Euronext.liffe regulate the activities of Refco Overseas Limited in the United Kingdom.

Other subsidiaries are also subject to regulation by securities, banking and finance regulatory authorities, exchanges and other self-regulatory organizations in numerous other countries in which they do business.

Geographic Distribution of Our Business

        We conduct the majority of our business and earn the majority of our revenues in the United States. We also have material operations in Bermuda and the United Kingdom. Our foreign operations expose us to numerous risks, including operating in countries with less developed technological infrastructures that the United States, operating in differing and often extensively regulated environments and exposing us to exchange rate fluctuations. See Note M to our audited financial statements and Note K to our unaudited consolidated financial statements and "Risk Factors—Risks Relating to our Company—Our international operations involve special challenges that we may not be able to meet, which could adversely affect our financial results."

Legal Proceedings

Tradewinds

        On April 1, 1999, Tradewinds Financial Corporation, Tradewinds Debt Strategies Fund, L.P., Tradewinds Offshore Fund, Limited, Tradewinds Clipper Fund Ltd. and Tradewinds Secured Debt Fund (collectively, "Tradewinds") filed an action against Refco Securities, Inc., Refco Capital Markets, Ltd. and Martin Loftus (collectively, "Refco") in the U.S. District Court for the Southern District of New York, alleging, among other things, that Refco breached a customer agreement governing certain margin accounts by requiring Tradewinds to increase the value of collateral securing a margin loan from 60% to 100% in September 1998. Upon the completion of discovery, the parties stipulated that the court lacked jurisdiction over Tradewinds' claims and the case was dismissed. Tradewinds refiled the action in the Supreme Court of the State of New York. On March 27, 2002, Refco filed a motion for summary judgment. On September 15, 2003, the court granted in part Refco's motion, dismissing six of the seven claims asserted against Refco. The court reserved for trial before a jury Tradewinds' claim that Refco's actions breached the implied contractual duty of good faith and fair dealing. On March 16, 2004, the Appellate Division of the First Department of the State of New York affirmed the decision of the trial court in all respects. In June 2004, the sole remaining claim was tried before a jury. On June 17, 2004, the jury returned a verdict in favor of Tradewinds on the liability issue submitted to it by the trial judge.

        Refco believes it has meritorious grounds upon which to overturn the jury's verdict and intends to file post-trial motions asking the trial court to set aside that verdict. If those motions are not granted, Refco intends to appeal. If the jury's verdict is not set aside, a separate trial would be held to determine damages. Tradewinds has indicated that it plans to seek $45.0 million in damages. Refco believes (and, should a damages trial be held, will present evidence and arguments seeking to demonstrate) that Tradewinds' damages claims greatly overstate the amounts that could be recovered by Tradewinds under applicable law even if the jury's liability verdict were ultimately sustained.

        At this time, it is not possible to predict the final outcome of this proceeding with certainty.

SEC Investigation

        In 2001, the Division of Enforcement of the SEC commenced an informal investigation into short sales of the stock of Sedona Corporation. The SEC requested that we produce documents relating to any of our accounts that traded in the stock of Sedona. In June 2001, the SEC issued a formal order of investigation into short sales of Sedona stock and other transactions. In 2002 and 2003, we received subpoenas from the SEC and a request for a written statement. Generally, the subpoenas and the request required the production of documents, tapes and information regarding two of our former brokers who handled the account of Amro International, S.A., one of our former customers that engaged through its account with us in short sales of Sedona stock and whose financial advisor settled SEC charges with respect to such short sales in February 2003; our relationship with Amro and its two principals; other securities traded by Amro; and our record keeping, supervisory and short sale policies and restrictions. Although there were issues previously raised by the SEC with respect to document production and retention by us, we believe that we have now substantially complied with those subpoenas and requests. In October 2003, we received a subpoena from the U.S. Attorney's Office for the Southern District of New York, which called for the production of documents we had produced to the SEC. In addition to producing documents in response to the foregoing subpoenas, we have made our employees available to testify before the SEC and to be interviewed by the U.S. Attorneys' office. Refco Securities, LLC has been advised that it is not currently the subject of the U.S. Attorneys' investigation. At the present time, it is not possible to predict the outcome of the foregoing investigations with certainty.

Other

        In addition to the matters discussed above, from time to time, we are party to litigation and administrative proceedings that arise in the ordinary course of our business. We do not have any other pending litigation that, separately or in the aggregate, would in the opinion of management have a material adverse effect on our results of operations or financial condition.

MANAGEMENT

Managers and Executive Officers

        As of January 12, 2005, our executive officers and their respective ages and positions are as follows:

Name	Age	Position
Phillip R. Bennett	56	President, Chief Executive Officer and Chairman
Joseph J. Murphy	44	Executive Vice President; President and Chief Executive Officer of Refco Global Futures, LLC
William M. Sexton	40	Executive Vice President and Chief Operating Officer
Santo C. Maggio	53	Executive Vice President; President and Chief Executive Officer of Refco Securities, LLC
Gerald M. Sherer	57	Executive Vice President and Chief Financial Officer

        Phillip R. Bennett has served as our President and Chief Executive Officer since September 1998. He also serves as the President of Refco Capital Holdings, LLC. Mr. Bennett joined us in 1981 from The Chase Manhattan Bank, where he held various positions involving credit and commercial lending in New York, Toronto, Brussels and London from 1970 to 1981. Among other positions at Chase, Mr. Bennett served as a member of its Commodity Lending Department. He is a graduate of Cambridge University, England.

        Joseph J. Murphy has served as President of Refco Global Futures, LLC, one of our subsidiaries, since March 1999. He also serves as our Executive Vice President responsible for global marketing. From 1994 to 1999, Mr. Murphy was Executive Managing Director of HSBC Futures Americas and Cash Securities based in Chicago. Prior to joining HSBC, Mr. Murphy was a Vice President and Producing Manager with Chase Manhattan Futures Corporation in New York. He also held management positions in the Treasury Department of The Chase Manhattan Bank. Mr. Murphy holds a degree from Providence College located in Providence, Rhode Island. His professional affiliations include memberships with the CBOT and CME. Mr. Murphy is a member of the Board of Directors and Vice Chairman of the FIA and a member of the Board of Governors and Vice Chairman of the Clearing Corp.

        William M. Sexton has served as our Executive Vice President and Chief Operating Officer since August 2004 and Executive Vice President and Chief Operating Officer of Refco, LLC, one of our subsidiaries and an FCM, since 2001. He joined us in April 1999. He is responsible for information technology, operations, accounting and finance, credit, margins and risk for our futures businesses. From 1991 to 1997, Mr. Sexton served in various capacities at The Chase Manhattan Bank, including the financial controller for the U.S. FCM, institutional sales for marketing derivatives, foreign exchange and treasury products. Mr. Sexton holds a B.S. in Business Administration from Pace University and an M.B.A. from Fordham University, both with concentrations in finance. He is a member of the NFA. He is also a member of the FIA, the NYMEX FCM Advisory Committee, the FIA Operations and Technology Divisions and is a member of the Board of Directors of Eurex U.S.

        Santo C. Maggio has served as our Executive Vice President since 1998 and President and Chief Executive Officer of Refco Securities, LLC, our NASD broker-dealer subsidiary, since 1991. Mr. Maggio has also served as President of Refco Capital Markets, Ltd., one of our subsidiaries, since 2001. He joined us in 1985. From 1976 to 1982, Mr. Maggio was employed as Vice President of Inland Consultants Corporation and from 1982 to 1985 as Vice President for McMahan Securities. Mr. Maggio holds an accounting degree from Hunter College, City University of New York.

        Gerald M. Sherer has served as our Executive Vice President and Chief Financial Officer since January 2005. From 1997 to 2004, Mr. Sherer held various positions at Deutsche Bank, including Deputy Global Head of Controlling, Chief Financial Officer of the Investment Bank, and most recently,

Chief Financial Officer of the Americas and Global Head of Internal Controls. Previously, Mr. Sherer was Chief Financial Officer of all U.S. operations at CIBC Woody Gundy in New York from 1995 to 1997. He also served as Senior Vice President of the Finance Division for Goldman Sachs from 1982 to 1995. Mr. Sherer holds a B.S. in Computer Science from Northern Arizona University and an M.B.A. from Fordham University.

        Except as described under "Certain Relationships and Related Transactions—Securityholders Agreement," there are no arrangements or understandings between any members or executive officer and any other person pursuant to which that person was elected or appointed to his position.

        We do not have a board of managers and are member-managed by our sole member, New Refeo.

Executive Compensation

        The following table sets forth information concerning the compensation of our chief executive officer and each of our four most highly compensated executive officers during each of the last three fiscal years. The bonuses set forth below include amounts earned in the year shown but paid in the subsequent year.

Summary Compensation Table

Annual Compensation
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)		Total Compensation ($)
Phillip R. Bennett President, Chief Executive Officer and Chairman	2004 2003 2002	1,500,000 1,500,000 1,000,000	2,469,000 2,196,000 2,380,000	444,840 500,692 394,103	(1) (1) (1)	4,413,840 4,196,692 3,774,103
Robert C. Trosten (2) Executive Vice President and Chief Financial Officer	2004 2003 2002	1,000,000 1,000,000 500,000	2,139,000 1,838,000 1,700,000	— — —		3,139,000 2,838,000 2,200,000
Joseph J. Murphy Executive Vice President; President and Chief Executive Officer of Refco Global Futures, LLC	2004 2003 2002	1,000,000 1,000,000 600,000	1,920,000 1,640,000 1,250,000	— — —		2,920,000 2,640,000 1,850,000
Santo C. Maggio Executive Vice President; President and Chief Executive Officer of Refco Securities, LLC	2004 2003 2002	500,000 500,000 500,000	1,252,000 1,084,000 985,000	— — —		1,752,000 1,584,000 1,485,000
William M. Sexton Executive Vice President and Chief Operating Officer	2004 2003 2002	500,000 500,000 400,000	960,000 820,000 400,000	— — —		1,460,000 1,320,000 800,000

(1)
Consists of premiums for term life insurance and includes an amount equal to the payment to Mr. Bennett to compensate him for the incremental tax impact associated with the payment of the premium.

(2)
In October 2004, Robert Trosten resigned as our Executive Vice President and Chief Financial Officer in order to pursue other financial interests. Mr. Trosten's departure, which was effective October 4, 2004, was wholly related to his desire to pursue his other interests.

Compensation Committee Interlocks and Insider Participation

        The compensation arrangements for our chief executive officer and each of our executive officers was established pursuant to the terms of the respective employment agreements between us and each executive officer. The terms of the employment agreements were established pursuant to arms-length negotiations between us and each executive officer.

Management Investment

        Phillip Bennett, through his continuing ownership interest in Refco Group Holdings, Inc., rolled over an approximate $382.5 million equity investment into the common equity interests of our parent, New Refco. Messrs. Sexton, Murphy and Maggio made investments of $1.0 million, $500,000 and $250,000, respectively, in the common equity interests of New Refco.

Employment Agreements

        Phillip Bennett Employment Agreement.    On June 8, 2004, Phillip Bennett entered into an Executive Employment and Non-Competition Agreement with us that became effective on the date of the closing of the Transactions. Under the agreement, Mr. Bennett serves as our Chairman, President and Chief Executive Officer and reports directly to our Board of Managers for an initial term ending on February 28, 2007. After such date, Mr. Bennett will continue to serve with an automatic renewal thereafter for additional one year terms, unless either party terminates the agreement in accordance with its provisions.

        Under the terms of the agreement, we will pay Mr. Bennett an annual base salary of $1,100,000, and he will be eligible to receive an annual bonus as determined in accordance with our Management Bonus Pool Plan and will be able to participate in equity-based compensation plans, including through the grant of Class B Units pursuant to a Restricted Unit Agreement with us. In certain circumstances, Mr. Bennett's termination will entitle him to a severance package including two years of his base salary and annual bonus at the time of termination. In addition, Mr. Bennett has agreed that during the term of the agreement and for a two year period thereafter (but in no event, less than five years), he will not, directly or indirectly (i) compete with us, (ii) solicit or hire any of our officers, managers, consultants or executives or (iii) solicit any of our customers or suppliers or potential or prospective customers or suppliers of whom he was aware prior to or during the term of his employment.

        Executive Employment Agreements.    On the date of the closing of the Transactions, Joseph Murphy, William Sexton and Santo Maggio entered into Executive Employment and Non-Competition Agreements with us. Each of these agreements have substantially identical terms, except for the applicable positions and annual base salary amounts for each employee as described below. Under the agreements, each employee is eligible for an annual bonus to be determined in accordance with the Senior Management Bonus Pool Plan adopted by us and will be able to participate in equity-based compensation plans, including through the grant of Class B Units pursuant to Restricted Unit Agreements entered into with us. The position and initial base salary for each of the employees under the agreements is as listed below:

Name	Position	Base Salary
Joseph Murphy	Executive Vice President; President and Chief Executive Officer of Refco Global Futures, LLC	$1,000,000
William Sexton	Executive Vice President and Chief Operating Officer	800,000
Santo Maggio	Executive Vice President; President and Chief Executive Officer of Refco Securities, LLC	675,000

        Each employee will be entitled to a severance package in certain circumstances, which shall entitle such employee to 18 months of his base salary and annual bonus as of the date of termination. In addition, each employee will agree that during the term of the agreement and for an 18-month period thereafter, such employee will not, directly or indirectly (i) compete with us, (ii) solicit or hire any of our officers, managers, consultants or executives or (iii) solicit any of our customers or suppliers or potential or prospective customers or suppliers of whom he was aware prior to or during the term of his employment.

        The Senior Management Bonus Pool Plan enables participating senior managers to receive bonuses based on our performance. If our actual EBITDA (subject to specified adjustments) for a fiscal year is between 95% and 105% of the budgeted EBITDA for the year, the bonus pool amount to be divided among all participating senior managers generally will be the greater of 100% of the aggregate base compensation of such senior managers or, subject to the cap described below, 2.1% of our actual EBITDA (subject to specified adjustments). The bonus pool amount will be adjusted if actual EBITDA (subject to specified adjustments) is more than 105% or less than 95% of budgeted EBITDA. The aggregate bonus pool amount to be divided among all participating senior managers in any event cannot be greater than 150% of the aggregate base compensation of such senior managers. For purposes of calculating the bonus pool amount, EBITDA is our consolidated earnings before income taxes, depreciation and amortization. EBITDA is then adjusted to take into account the estimated amount of the bonus pool and add back the management fees payable pursuant to the Management Agreement with THL Managers V, LLC. See "Certain Relationships and Related Transactions—Management Agreement."

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        Refco Finance is a wholly owned subsidiary of Refco Group Ltd., LLC, a limited liability company wholly owned by New Refco, a limited liability company whose members include THL Refco Acquisition Partners, other affiliates and co-investors of Thomas H. Lee Partners, L.P., Refco Group Holdings, Inc., a subchapter S corporation that is wholly owned by Phillip R. Bennett, and members of our management team.

        The following table sets forth certain information regarding the beneficial ownership of New Refco, which owns all of our membership interests, by: (i) each person or entity who owns any class of its outstanding securities and (ii) each person who is a member of its board of managers, each person who is a named executive officer, and such members of its board of managers and executive officers as a group. New Refco has authorized 101.0 million Class A Units, 100.0 million of which are outstanding. New Refco has also authorized 7.0 million Class B Units, approximately 5.4 million of which are outstanding. The Class B Units have been issued under the Restricted Unit Agreement we entered into with certain members of our management, which will begin to vest on February 28, 2005. See "Certain Relationships and Related Transactions—Restricted Unit Agreement." To our knowledge, each such member has sole voting and investment power as to the units shown unless otherwise noted. Beneficial ownership of the units listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Exchange Act. Unless otherwise indicated, the address for each holder listed below is c/o Refco Group Ltd., LLC, One World Financial Center, 200 Liberty Street Tower A, New York, New York 10281.

	Securities Beneficially Owned
Name and Address	Number of Class A Units	Percentage of Class A Units
	(in thousands)
Principal Securityholders:
Thomas H. Lee Partners and affiliates(1) c/o Thomas H. Lee Partners, L.P. 100 Federal Street Boston, MA 02110	56,875.32	57%
Managers and Executive Officers:
Phillip R. Bennett(2)	42,905.95	43%
Joseph J. Murphy	56.09	*
William M. Sexton	112.17	*
Santo C. Maggio	28.04	*
David V. Harkins(3)	—	—
Scott L. Jaeckel(3)	—	—
Thomas H. Lee(3)	—	—
Scott A. Schoen(3)	—	—
All board of managers members and named executive officers as a group (8 persons)	43,102.25	43%

*
Represents less than 1%

(1)
Includes interests owned by each of THL Refco Acquisition Partners, THL Refco Acquisition Partners II, THL Refco Acquisition Partners III, Thomas H. Lee Investors Limited Partnership, 1997 Thomas H. Lee Nominee Trust, Putnam Investments Holdings, LLC, Putnam Investments Employees' Securities Company I, LLC, and Putnam Investments Employees' Securities Company II, LLC and certain co-investors who have agreed to vote their interests in favor of nominees of affiliates of THL Refco Acquisition Partners as described under "Certain Relationships and Related Transactions—Securityholders Agreement." THL Refco Acquisition

  Partners, THL Refco Acquisition Partners II and THL Refco Acquisition Partners III are each Delaware general partnerships indirectly owned by Thomas H. Lee Equity Fund V, L.P., Thomas H. Lee Parallel Fund V, L.P. and Thomas H. Lee Equity (Cayman) Fund V, L.P., respectively. Thomas H. Lee Equity Fund V, L.P. and Thomas H. Lee Parallel Fund V, L.P. are Delaware limited partnerships, whose general partner is THL Equity Advisors V, LLC, a Delaware limited liability company. Thomas H. Lee Equity (Cayman) Fund V, L.P. is an exempted limited partnership formed under the laws of the Cayman Islands, whose general partner is THL Equity Advisors V, LLC, a Delaware limited liability company registered in the Cayman Islands as a foreign company. Thomas H. Lee Advisors, LLC, a Delaware limited liability company, is the general partner of Thomas H. Lee Partners, a Delaware limited partnership, which is the sole member of THL Equity Advisors V, LLC. Thomas H. Lee Investors Limited Partnership (f/k/a THL-CCI Limited Partnership) is a Massachusetts limited partnership, whose general partner is THL Investment Management Corp., a Massachusetts corporation. The 1997 Thomas H. Lee Nominee Trust is a trust with US Bank, N.A. serving as Trustee. Thomas H. Lee, a Managing Director of Thomas H. Lee Advisors, LLC, has voting and investment control over common shares owned of record by the 1997 Thomas H. Lee Nominee Trust. Putnam Investments Holdings LLC, Putnam Investments Employees' Securities Company I, LLC and Putnam Investments Employees' Securities Company II, LLC are co-investment entities of Thomas H. Lee Partners and each disclaims beneficial ownership of any securities other than the securities held directly by such entity. The address for the Putnam entities is One Post Office Square, Boston, MA 02109.

(2)
Refco Group Holdings, Inc. is a Delaware corporation that is wholly owned by Phillip R. Bennett. Through his ownership of Refco Group Holdings, Inc., Phillip R. Bennett beneficially owns approximately 43% of our company.

(3)
Thomas H. Lee is the Chairman and CEO of Thomas H. Lee Partners, L.P. David V. Harkins, Scott L. Jaeckel and Scott A. Schoen serve as Vice Chairman and a Managing Director, a Managing Director and Co-President, respectively, of Thomas H. Lee Partners, L.P. Each of Messrs. Lee, Harkins, Jaeckel and Schoen may be deemed to beneficially own Class A Units held of record by THL Refco Acquisition Partners, THL Refco Acquisition Partners II and THL Refco Acquisition Partners III. Each of these individuals disclaims beneficial ownership of such units except to the extent of their pecuniary interest therein.

        On October 31, 2004, New Refco, declared a 202,551.721-for-one split of its Class A and Class B Units (the "Unit Split"). The Unit Split entitled each Unit holder to receive an additional 202,550.721 Units for every outstanding Unit held on that date. All Units included in the above presentation have been adjusted to reflect the Unit Split.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Equity Purchase and Contribution Agreement

        On June 8, 2004, THL Refco Acquisition Partners entered into an equity purchase and merger agreement with us, Refco Group Holdings, Inc. and other parties named herein, which was amended on July 9, 2004 to, among other things, add New Refco as a party and modify the structure of the transactions contemplated by the agreement. The Purchase Agreement provided for a series of transactions that resulted in New Refco becoming our parent and THL Refco Acquisition Partners and its affiliates and co-investors owning an approximate 57% interest in New Refco.

        Upon consummation of the transactions contemplated by the Purchase Agreement, the following transactions occurred:

  •
  THL Refco Acquisition Partners and affiliates of THL Refco Acquisition Partners and co-investors purchased a portion of our voting membership interests then held by Refco Group Holdings, Inc., one of two holders of our membership interests at that time, for an amount of cash equal to $507.0 million;

  •
  BAWAG Overseas, Inc., the other holder of our membership interests at that time, merged with and into a wholly owned subsidiary of Refco Group Holdings, Inc., and all of the membership interests acquired in the merger were distributed as a dividend to Refco Group Holdings, Inc.;

  •
  we distributed $550.0 million in cash and all of the equity interests of Forstmann-Leff International Associates, LLC, which at that time owned substantially all the assets of our Asset Management business, to Refco Group Holdings, Inc., an entity that was then owned by Tone Grant and Phillip Bennett and that is now wholly owned by Phillip Bennett;

  •
  each outstanding membership interest acquired by Refco Group Holdings, Inc., in connection with the merger of BAWAG Overseas, Inc. with and into a wholly owned subsidiary of Refco Group Holdings, Inc., was exchanged for one Class A Unit of New Refco;

  •
  each outstanding voting membership interest held by Refco Group Holdings, Inc., in connection with its equity investment, was exchanged for one Class A Unit of New Refco;

  •
  each outstanding voting membership interest held by Refco Group Holdings, Inc. that was not exchanged for a Class A Unit (as described above) was converted into the right to receive cash equal to the quotient determined by dividing approximately $2.3 billion (subject to certain adjustments), by the total number of our membership interests outstanding immediately prior to the effective time of the contribution;

  •
  each membership interest purchased by THL Refco Acquisition Partners and its affiliates and co-investors was exchanged for one Class A Unit; and

  •
  Refco Finance Holdings LLC merged with and into us, with our company as the surviving entity.

        As a result of the Transactions, THL Refco Acquisition Partners and its affiliates and co-investors own 57% of the equity interest our parent, New Refco, and Phillip R. Bennett, our President and Chief Executive Officer, through his wholly-owned subsidiary, Refco Group Holdings, Inc., owns approximately 42.8% of the equity interests of our parent New Refco.

Limited Liability Company Agreement of New Refco

        The amended and restated limited liability company agreement of New Refco authorizes New Refco to issue Class A and Class B units. The Class A and Class B units generally have identical rights and preferences, except that the Class B Units are nonvoting and have different rights as to certain distributions described below.

        Distributions of New Refco's property will be made in the following order:

  •
  first, the holders of Class A Units will receive a return of their invested capital;

  •
  second, the holders of the Class A Units will receive an 8% cumulative preferred return on their invested capital; and

  •
  thereafter, holders of the Class A Units and Class B Units will receive pro rata distributions based on the number of units held by the holder.

        A board of managers has the exclusive authority to manage and control New Refco's business and affairs. The board of managers' composition is determined in accordance with the provisions of the securityholders agreement described below and is more fully described in "Management—Board of Managers Compensation."

Securityholders Agreement

        Pursuant to the securityholders agreement entered into in connection with the Transactions, units of New Refco that are beneficially owned by Refco Group Holdings, Inc., THL Refco Acquisition Partners or any of its affiliates or any limited partners of them so long as THL Refco Acquisition Partners or any of its affiliates maintains voting control over the units held, (collectively, the "THL Holders"), the executive investors and certain of New Refco's other employees and employees of New Refco's subsidiaries, which we refer to as employees, are subject to restrictions on transfer, as well as the other provisions described below. When we refer to "units" of New Refco in the following discussion, such reference includes New Refco's common stock following a change in corporate form, whether in preparation for an initial public offering or otherwise.

        The securityholders agreement provides that the THL Holders, Refco Group Holdings, Inc., the executive investors, employees and all other parties to the agreement will vote all of their shares to elect and continue in office New Refco's board of managers, initially consisting of eight managers composed of:

  •
  four managers designated by the THL Holders;

  •
  three managers designated by Refco Group Holdings, Inc., one of whom will be Phillip Bennett as long as he is willing and able to serve; and

  •
  one independent manager designated by the THL Holders and Refco Group Holdings, Inc.

The board of managers may be increased to nine and the THL Holders will be entitled to designate an additional manager (for a total of five managers designated by the THL Holders) if New Refco fails to meet specified yearly performance requirements.

        The securityholders agreement also provides:

  •
  the THL Holders and Refco Group Holdings, Inc. with a "right of first offer" with respect to transfers of New Refco's units held by any securityholder;

  •
  each securityholder with customary "tag-along" rights with respect to transfers of New Refco's Class A Units;

  •
  the THL Holders with "drag-along" rights with respect to New Refco's units owned by the securityholders in a sale of New Refco;

  •
  the THL Holders, Refco Group Holdings, Inc. and executive investors with customary "preemptive rights";

  •
  the THL Holders and Refco Group Holdings, Inc. with certain registration rights, which require New Refco to register units held by them under the Securities Act; and

  •
  New Refco with certain call rights with respect to Class A Units held by executive investors who are terminated for any reason.

Management Agreement

        Pursuant to the management agreement entered into in connection with the Transactions, THL Managers V, LLC will render to New Refco and each of its subsidiaries advisory and consulting services. In consideration of those services, either New Refco or we will pay to THL Managers V, LLC semi-annually, an aggregate per annum management fee equal to the greater of:

  •
  $2.5 million; and

  •
  an amount equal to 1.0% of the consolidated earnings before interest, taxes, depreciation and amortization of New Refco and its subsidiaries for such fiscal year, but before deduction of any such fee.

        New Refco also paid THL Managers V, LLC at the closing of the Transactions a transaction advisory fee of $30.0 million.

        New Refco also agreed to indemnify THL Managers V, LLC and its affiliates from and against all losses, claims, damages and liabilities arising out of or related to the performance by THL Managers V, LLC of the services pursuant to the management agreement.

Restricted Unit Agreement

        Certain members of management are entitled to receive Class B Units pursuant to a Restricted Unit Agreement entered into on the closing date of the Transactions. The Restricted Unit Agreement sets forth the vesting schedule with respect to the restricted Class B Units. One half of the Class B Units will vest ratably at the end of each of the first four fiscal years following the Transactions. The remaining half of the Class B Units will vest, subject to annual performance and catch-up provisions, at the end of each of the first four fiscal years following the Transactions. Vesting of all units is subject to acceleration upon a change of control. Upon the termination of an executive holder, unvested Class B Units will be forfeited to New Refco and vested Class B Units may be repurchased by New Refco at fair market value.

Escrow Agreement

        Pursuant to the escrow agreement in connection with the Transactions, New Refco and THL Refco Acquisition Partners delivered $39,014,313 of the purchase price at the closing to HSBC Bank USA, as escrow agent, to satisfy any earn-out amounts that are to be paid by New Refco after the closing. The escrowed funds were separated into seven separate escrow accounts, each representing a separate earn-out amount.

        If an earn-out payment is due by New Refco, the escrow agent will release a portion of the funds from the earn-out account designated on written instructions given by New Refco's chief executive officer. If the escrowed amount in a given earn-out account exceeds the amount of all obligations with respect to a particular earn-out account, then the escrow agent will release the amount of any excess to Refco Group Holdings, Inc. upon joint written instructions signed by the chief executive officer, THL Refco Acquisition Partners and Refco Group Holdings, Inc. If the earn-out amount to be distributed by New Refco exceeds the escrowed amount in the designated earn-out account, then Refco Group Holdings, Inc. will be liable for the deficiency.

Currenex Fees

        Through a joint venture with Putnam Investments, Thomas H. Lee Partners, L.P. has an indirect ownership interest in Currenex, Inc., which is a technology firm that has created an electronic platform for trading currencies. We paid fees of $0.3 million and $0.9 million for the year ended February 29, 2004 and the nine months ended November 30, 2004, respectively, to Currenex in connection with the use of its platform.

DESCRIPTION OF CREDIT FACILITIES

Senior Credit Facilities

        We have entered into senior secured credit facilities with Bank of America, N.A., as administrative agent, swingline lender and l/c issuer, Banc of America Securities LLC, Credit Suisse First Boston, acting through its Cayman Islands Branch and Deutsche Bank Securities Inc. as co-lead arrangers and joint book running managers, Credit Suisse First Boston, acting through its Cayman Islands Branch, as syndication agent, and Deutsche Bank Securities Inc. as documentation agent, and various lenders. Set forth below is a summary of the terms of the senior credit facilities.

        The senior credit facilities provide for aggregate borrowings of up to $875.0 million, including:

  •
  a revolving credit facility of up to $75.0 million in revolving credit loans and letters of credit, none of which has been drawn, and

  •
  a term loan facility of $800.0 million, all of which was drawn in connection with the Transactions, with an option to increase the aggregate amount of term loans up to $200.0 million without the consent of any person other than the institutions agreeing to provide all or any portion of such increase and subject to specified closing conditions.

        All revolving loans incurred under the senior credit facilities mature on August 5, 2010. The term loan facility matures on August 5, 2011.

        The senior credit facilities are secured by, among other things:

  •
  a first priority security interest in substantially all of the assets of our company, New Refco and our non-regulated restricted domestic subsidiaries (other than Refco Finance Inc.), including without limitation, all receivables, contracts, contract rights, equipment, intellectual property, inventory and all other tangible and intangible assets, subject to customary exceptions;

  •
  a pledge of (i) all of present and future capital stock of each of our, New Refco's and each guarantor's direct domestic subsidiaries, including regulated domestic subsidiaries held directly by us or any guarantor and (ii) 65% of the voting stock of each of our and each guarantor's direct foreign subsidiaries; and

  •
  all proceeds and products of the property and assets described above.

In addition, the senior credit facilities are guaranteed by New Refco and our non-regulated restricted domestic subsidiaries.

        Borrowings under the senior credit facilities bear interest at a floating rate, which can be either a LIBOR rate plus an applicable margin or, at the borrower's option, an alternative base rate (defined as the higher of (x) the Bank of America prime rate and (y) the federal funds effective rate, plus one half percent (.50%) per annum) plus an applicable margin. The initial applicable margin for LIBOR loans and alternative base loans under the senior credit facilities is 2.75% and 1.75% per annum, respectively. Commencing six months after the closing date, the applicable margin under the revolving credit facility will be subject to adjustment based on a performance pricing grid. The interest rate payable under the senior credit facilities will increase by 2.00% per annum during the continuance of any payment or bankruptcy event of default.

        For LIBOR loans, we may select interest periods of one, two, three or six months and, to the extent available to all lenders, nine or twelve months. Interest will be payable at the end of the selected interest period, but no less frequently than every three months within the selected interest period.

        The senior credit facilities also require payment of a commitment fee on the difference between committed amounts and amounts actually borrowed under the revolving credit facility. Prior to the maturity date, funds borrowed under the revolving credit facility may be borrowed, repaid and reborrowed, without premium or penalty.

        The term loan facility is subject to amortization in equal quarterly installments of principal as set forth in the table below.

Year	Term Loan Facility
1	$8.0 million
2	$8.0 million
3	$8.0 million
4	$8.0 million
5	$8.0 million
6	$8.0 million
7	$752.0 million

        Voluntary prepayments of principal amounts outstanding under the senior credit facilities are permitted at any time. However, if a prepayment of principal is made with respect to a LIBOR loan on a date other than the last day of the applicable interest period, the lenders will require compensation for any funding losses and expenses incurred as a result of the prepayment.

        In addition, mandatory prepayments are required to prepay amounts outstanding under the senior credit facilities in an amount equal to:

  •
  100% of net cash proceeds from certain asset dispositions by New Refco, us or any of our restricted subsidiaries, subject to specified exceptions and reinvestment provisions and limitations on the remittance of funds by our regulated subsidiaries;

  •
  100% of the net cash proceeds from the issuance or incurrence after the closing date of any additional debt by New Refco, us or any of our restricted subsidiaries (excluding specified permitted debt) and subject to limitations on the remittance of funds by our regulated subsidiaries;

  •
  50% (which percentage will be reduced upon the achievement of specified performance targets) of the net cash proceeds from the issuance or sale after the closing date of additional equity by New Refco, us or any of our restricted subsidiaries in a public offering or in a private placement underwritten, managed, arranged, placed or initially purchased by an investment bank, excluding proceeds of equity issuances or sales to certain investors and other customary exceptions and subject to limitations on the remittance of funds by our regulated subsidiaries; and

  •
  50% (which percentage will be reduced upon the achievement of specified performance targets) of excess cash flow, as defined in the senior credit facilities, subject to certain limitations on the remittance of funds by our regulated subsidiaries.

        The senior credit facilities require compliance with a minimum interest coverage ratio and a maximum leverage ratio (subject to an equity cure in specified instances). In addition, the senior credit facilities contain certain restrictive covenants which, among other things, limit indebtedness, investments, dividends, transactions with affiliates, asset sales, acquisitions, capital expenditures, mergers and consolidations, prepayments of other indebtedness, liens and encumbrances and other matters customarily restricted in such agreements.

        The senior credit facilities contain customary events of default, including without limitation, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to certain other indebtedness in excess of specified amounts, certain events of bankruptcy and insolvency, judgment defaults in excess of specified amounts, failure of any material provision of any guaranty or security document supporting the senior credit facilities to be in full force and effect, and a change of control.

Refco Capital, LLC Credit Facilities

        Through our Refco Capital, LLC subsidiary, we have credit facilities with various banks, pursuant to which Refco Capital, LLC provides financing to fund the margin requirements of some commercial customers who maintain futures trading accounts with our subsidiaries. Advances under these facilities are secured by Refco Capital, LLC's security interest in the customer's rights to payments arising from these accounts. We have two such facilities that provide for loans of $25.0 million and $30.0 million, respectively.

        We currently have no outstanding indebtedness under these facilities.

DESCRIPTION OF THE NOTES

        You can find the definitions of certain terms used in this description under the subheading "—Certain Definitions." In this description, the word "Company" refers only to Refco Group Ltd., LLC, but not to any of its subsidiaries. In addition, the terms "Issuers," "we," "our" and "us" refer collectively to Refco Group Ltd., LLC and Refco Finance Inc.

        Refco Group Ltd., LLC and Refco Finance Inc. issued the old notes and will issue the registered notes under an Indenture (the "Indenture") among themselves and Wells Fargo Bank, National Association, as Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The term "Notes" refers to the old notes, the registered notes and any other notes issued under the Indenture.

        The following description is only a summary of the material provisions of the Indenture. We urge you to read the Indenture because it, not this description, defines your rights as holders of these Notes. We have filed copies of the indenture as an exhibit to the registration statement, which includes this prospectus.

Brief Description of the Notes

        The Notes:

  •
  are unsecured senior subordinated obligations of the Issuers;

  •
  are subordinated in right of payment to all existing and future Senior Indebtedness of the Issuers;

  •
  are equal in right of payment to any future Senior Subordinated Indebtedness of the Issuers;

  •
  are senior in right of payment to any future Subordinated Obligations of the Issuers; and

  •
  are unconditionally guaranteed by each Subsidiary Guarantor.

Brief Descripton of the Guaranties

        The Guarantees:

  •
  are unsecured senior subordinated obligations of the Guarantor;

  •
  are subordinated in right of payment to all existing and future Senior Indebtedness of the Guarantor;

  •
  are equal in right of payment to any future Senior Subordinated Indebtedness of the Guarantor; and

  •
  are senior in right of payment to any future Subordinated Obligations of the Guarantor.

Principal, Maturity and Interest

        On August 5, 2004, the Issuers issued the old notes in an aggregate principal amount of $600.0 million. The Issuers will issue the Notes in denominations of $1,000 and any integral multiple of $1,000. The Notes will mature on August 1, 2012.

        Subject to our compliance with the covenant described under the subheading "—Certain Covenants—Limitation on Indebtedness," we are permitted to issue more Notes from time to time under the Indenture in an unlimited principal amount (the "Additional Notes"). The old notes, the registered notes and any other Additional Notes issued by the Issuers, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase.

        Interest on the Notes will accrue at the rate of 9% per annum and will be payable semiannually in arrears on February 1 and August 1, commencing on February 1, 2005. We will make each interest payment to the holders of record of these Notes on the immediately preceding January 15 and July 15.

We will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful.

        Interest on these Notes will accrue from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        Additional interest may accrue on the Notes under circumstances specified in the Registration Rights Agreement.

Guaranties

        The Subsidiary Guarantors jointly and severally Guarantee our obligations on a senior subordinated basis, under the Notes. The Subsidiary Guarantors consist of all domestic Subsidiaries that are not Regulated Subsidiaries or subsidiaries of Regulated Subsidiaries. The notes are not being guaranteed by our Regulated Subsidiaries or foreign subsidiaries. For a list of the current Subsidiary Guarantors, see the definition of "Subsidiary Guarantors." For additional information regarding the net income of the non-guarantor subsidiaries, see Note O to our audited consolidated financial statements and Note M to our unaudited consolidated financial statements included elsewhere in this prospectus.

        The obligations of each Subsidiary Guarantor under its Subsidiary Guaranty will be limited as necessary to prevent that Subsidiary Guaranty from constituting a fraudulent conveyance under applicable law. See "Risk Factors—Risks Relating to the Notes—Federal and state fraudulent transfer laws permit a court to void the notes and the guarantees, and if that occurs, you may not receive any payments on the notes or you may be required to repay amounts you received." Each Subsidiary Guarantor that makes a payment under its Subsidiary Guaranty will be entitled upon payment in full of all Guarantees under the Indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor's pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

        If a Subsidiary Guaranty were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor's liability on its Subsidiary Guaranty could be reduced to zero. See "Risk Factors—Risks Relating to the Notes—Your right to receive payments on the notes is subordinated to the borrowings under our senior credit facilities and possibly all of our future borrowings. Further, the guarantees of the notes are junior to all of the guarantors' existing senior indebtedness and possibly to all the guarantors' future borrowings."

        The Indenture provides,

  •
  a Subsidiary Guarantor may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person to the extent described below under "—Certain Covenants—Merger and Consolidation,"; and

  •
  the Capital Stock of a Subsidiary Guarantor may be sold or otherwise disposed of to another Person to the extent described below under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock;"

provided, however, that, in the case of a consolidation, merger or transfer of all or substantially all the assets of such Subsidiary Guarantor, if such other Person is not the Company or a Subsidiary Guarantor, such Subsidiary Guarantor's obligations under its Subsidiary Guaranty must be expressly assumed by such other Person, except that such assumption will not be required in the case of:

  (1)
  the sale or other disposition (including by way of consolidation or merger) of a Subsidiary Guarantor, including the sale or disposition of Capital Stock of a Subsidiary Guarantor, following which such Subsidiary Guarantor is no longer a Subsidiary; or

  (2)
  the sale or other disposition of all or substantially all the assets of a Subsidiary Guarantor;

in each case in compliance with the applicable provisions of the Indenture. Upon any sale or disposition described in clause (1) or (2) above, the obligor on the related Subsidiary Guaranty will be released from its obligations thereunder without any further action by that subsidiary.

        The Subsidiary Guaranty of a Subsidiary Guarantor also will be released:

  (1)
  upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary;

  (2)
  at such time as such Subsidiary Guarantor does not have any Indebtedness outstanding that would have required such Subsidiary Guarantor to enter into a Guaranty Agreement pursuant to the covenant described under "—Certain Covenants—Future Guarantors;" or

  (3)
  if we exercise our legal defeasance option or our covenant defeasance option as described under "—Defeasance," or if our obligations under the Indenture are discharged in accordance with the terms of the Indenture.

Subordination

Senior Indebtedness versus Notes

        The payment of the principal, premium and interest, if any, on the Notes by each Issuer and Subsidiary Guarantor will be subordinate in right of payment to the prior payment in full of all its Senior Indebtedness.

        As of November 30, 2004, as a result of the Transactions:

  (1)
  the Company's Senior Indebtedness is approximately $798.0 million, all of which would have been Secured Indebtedness;

  (2)
  the Subsidiary Guarantors have no Senior Indebtedness or Secured Indebtedness, excluding inter-company debt and Guarantees under the Credit Agreement; and

  (3)
  Refco Finance Inc. has no Senior Indebtedness.

        Although the Indenture contains limitations on the amount of additional Indebtedness that the Issuers and the Subsidiary Guarantors, subject to satisfying the covenants contained in the Indenture may incur additional Indebtedness and the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "—Certain Covenants—Limitation on Indebtedness."

Liabilities of Subsidiaries versus Notes

        All of our operations are conducted through our subsidiaries. Most of our subsidiaries (including all our Regulated Subsidiaries and Foreign Subsidiaries) are not guaranteeing the Notes, and, as described above under "—Guarantors" Subsidiary Guarantors may be released. In addition, our future subsidiaries may not be required to Guarantee the Notes. Claims of creditors of any non-guarantor subsidiaries (including all our Regulated Subsidiaries and Foreign Subsidiaries), including trade creditors holding indebtedness or guarantees issued by such non-guarantor subsidiaries, and claims of preferred equityholders of such non-guarantor subsidiaries generally will have priority with respect to the assets and earnings of such non-guarantor subsidiaries over the claims of our creditors, including holders of the Notes, even if such claims do not constitute Senior Indebtedness. Accordingly, the Notes will be effectively subordinated to creditors (including trade creditors) and preferred equityholders, if any, of such non-guarantor subsidiaries.

        As a result of the Transactions, our subsidiaries (other than the Subsidiary Guarantors) have significant liabilities, all of which, as of November 30, 2004, related to our customer financing arrangements. See Note H to our unaudited consolidated financial statements included elsewhere in this prospectus. Although the Indenture limits the incurrence of Indebtedness and the issuance of preferred equity by our restricted subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See "—Certain Covenants—Limitation on Indebtedness."

Other Senior Subordinated Indebtedness versus Notes

        We and the Subsidiary Guarantors have agreed in the Indenture that we and they will not Incur any Indebtedness that is subordinate or junior in right of payment to our Senior Indebtedness or the Senior Indebtedness of such Subsidiary Guarantors, unless such Indebtedness is Senior Subordinated Indebtedness of the Issuers or the Subsidiary Guarantors, as applicable, or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of the Issuers or the Subsidiary Guarantors, as applicable. The Indenture does not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Payment of Notes

        We are not permitted to pay principal, premium, if any, or interest on the Notes or make any deposit pursuant to the provisions described under "—Defeasance" below and may not purchase, redeem or otherwise retire any Notes (collectively, "pay the Notes") (except in the form of Permitted Junior Securities) if either of the following occurs (a "Payment Default"):

  (1)
  any Obligation on any Designated Senior Indebtedness of the Issuers is not paid in full in cash when due; or

  (2)
  any other default on Designated Senior Indebtedness of the Issuers occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms;

unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded, or such Designated Senior Indebtedness has been paid in full in cash. Regardless of the foregoing, we are permitted to pay the Notes if we and the Trustee receive written notice approving such payment from the Representatives of all Designated Senior Indebtedness with respect to which the Payment Default has occurred and is continuing.

        During the continuance of any default (other than a Payment Default) with respect to any Designated Senior Indebtedness of the Issuers pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, we are not permitted to pay the Notes (except in the form of Permitted Junior Securities) for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to us) of written notice (a "Blockage Notice") of such default from a Representative of Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter.

        The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

  (1)
  by written notice to the Trustee and us from the Person or Persons who gave such Blockage Notice;

  (2)
  because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or

  (3)
  because such Designated Senior Indebtedness has been discharged or repaid in full in cash.

        Notwithstanding the provisions described above, unless the holders of such Designated Senior Indebtedness or a Representative of such Designated Senior Indebtedness have accelerated the maturity of such Designated Senior Indebtedness, we are permitted to resume paying the Notes after the end of such Payment Blockage Period. The Notes shall not be subject to more than one Payment

Blockage Period in any consecutive 360-day period irrespective of the number of defaults with respect to Designated Senior Indebtedness of an Issuer during such period.

        Upon any payment or distribution of the assets of an Issuer upon a total or partial liquidation or dissolution or reorganization of, or similar proceeding relating to, such Issuer or its property:

  (1)
  the holders of Senior Indebtedness of the applicable Issuer will be entitled to receive payment in full in cash of such Senior Indebtedness before the holders of the Notes are entitled to receive any payment;

  (2)
  until the Senior Indebtedness of the applicable Issuer is paid in full in cash, any payment or distribution to which holders of the Notes would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear, except that holders of the Notes may receive Permitted Junior Securities; and

  (3)
  if a distribution is made to holders of the Notes that, due to the subordination provisions of the Indenture, should not have been made to them, such holders of the Notes are required to hold it in trust for the holders of Senior Indebtedness of the applicable Issuer and pay it over to them as their interests may appear.

        The subordination and payment blockage provisions described above will not prevent a Default from occurring under the Indenture upon the failure of an Issuer to pay interest or principal with respect to the Notes when due by their terms. If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee must promptly notify the holders of Designated Senior Indebtedness of the Issuers or the Representatives of such Designated Senior Indebtedness of the acceleration.

        A Subsidiary Guarantor's obligations under its Subsidiary Guaranty are senior subordinated obligations. As such, the rights of Noteholders to receive payment by a Subsidiary Guarantor pursuant to its Subsidiary Guaranty will be subordinated in right of payment to the rights of holders of Senior Indebtedness of such Subsidiary Guarantor. The terms of the subordination and payment blockage provisions described above with respect to the Issuers' obligations under the Notes apply equally to a Subsidiary Guarantor and the obligations of such Subsidiary Guarantor under its Subsidiary Guaranty.

        By reason of the subordination provisions contained in the Indenture, in the event of a liquidation or insolvency proceeding, creditors of an Issuer or a Subsidiary Guarantor who are holders of Senior Indebtedness of an Issuer or a Subsidiary Guarantor, as the case may be, may recover more, ratably, than the Holders of the Notes, and creditors of the Issuers or a Subsidiary Guarantor who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness of the Issuers or a Subsidiary Guarantor and may recover more, ratably, than the Holders of the Notes.

        The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the Trustee for the payment of principal of and interest on the Notes pursuant to the provisions described under "—Defeasance."

Optional Redemption

        Prior to August 1, 2007, we may on one or more occasions redeem up to 35% of the aggregate principal amount of the Notes originally issued on the Issue Date plus 100% of the aggregate principal amount of any Additional Notes issued, at a redemption price (expressed as a percentage of principal amount) of 109.000%, plus accrued and unpaid interest to the redemption date (subject to the right of Holders of (a "make-whole price") record on the relevant record date to receive interest due on the relevant interest payment date), with the Net Cash Proceeds from one or more Designated Offerings (provided that if the Designated Offering is an offering by Parent, a portion of the Net Cash Proceeds thereof equal to the amount required to redeem any such Notes is contributed to the equity capital of the Company); provided, however, that

  (1)
  at least 65% of the aggregate principal amount of Notes originally issued on the Issue Date remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by the Company or its Affiliates); and

  (2)
  each such redemption occurs within 90 days after the date of the related Designated Offering.

        In addition, prior to August 1, 2008, we will be entitled at our option to redeem all, but not less than all, of the Notes at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium as of, and accrued and unpaid interest to, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date). During the period prior August 1, 2007 and in the event we conduct a Designated Offering, we will have the option to either redeem up to 35% of the aggregate principal amount of Notes originally issued at either 109.000% of principal amount pursuant to redemption provision discussed in the preceding paragraph or at the make-whole price described in this paragraph pursuant to the redemption provision described in this paragraph. We are under no compulsion to choose the option that results in the higher redemption price.

        On and after August 1, 2008, we will be entitled at our option to redeem all or a portion of these Notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period commencing on August 1 of the years set forth below:

Period	Redemption Price
2008	104.500%
2009	102.250%
2010 and thereafter	100.000%

Selection and Notice of Redemption

        If we are redeeming less than all the Notes at any time, the Trustee will select Notes on a pro rata basis to the extent practicable.

        We will redeem Notes of $1,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional, except in connection with a Change of Control Offer in advance of a Change of Control.

        If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. We will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancelation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Change of Control

        If a Change of Control occurs, each Holder shall have the right to require that the Issuers repurchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        Within 30 days following any Change of Control, we will mail a notice to each Holder with a copy to the Trustee (the "Change of Control Offer") stating:

  (1)
  that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

  (2)
  the circumstances and relevant facts regarding such Change of Control;

  (3)
  the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

  (4)
  the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

        We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement for the Change of Control is in place at the time of the making of the Change of Control Offer.

        We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

        The Change of Control purchase feature of the Notes may make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the initial purchasers. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenant described under "—Certain Covenants—Limitation on Indebtedness." Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenant, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

        The Credit Agreement prohibits us from purchasing any Notes and also provides that the occurrence of change of control events specified in the Credit Agreement with respect to the Company would constitute a default thereunder. In the event that at the time of such Change of Control the terms of any Senior Indebtedness (including the Credit Agreement) restrict or prohibit the purchase of Notes following such Change of Control, and we do not repay such Senior Indebtedness or obtain the requisite consents under the agreements governing such Indebtedness to permit the repurchase of the Notes, we will remain prohibited from purchasing Notes. In such case, our failure to comply with the foregoing undertaking, after appropriate notice and lapse of time, would result in an Event of Default under the Indenture, which would, in turn, constitute a default under the Credit Agreement. In such circumstances, the subordination provisions in the Indenture would likely restrict payment to the Holders of Notes.

        Future indebtedness that we may incur may contain prohibitions on the occurrence of events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase their Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

        The definition of "Change of Control" includes a disposition of all or substantially all of the assets of the Company to any Person. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in some circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of Notes may require the Issuers to make an offer to repurchase the Notes as described above.

        The provisions under the Indenture relative to our obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

Certain Covenants

        The Indenture contains covenants including, among others, the following:

Limitation on Indebtedness

        (a)   The Company will not, and will not permit any Restricted Subsidiary or Regulated Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company and the Subsidiary Guarantors will be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis the Consolidated Coverage Ratio exceeds 2.00 to 1.00.

        (b)   Notwithstanding the foregoing paragraph (a), the following Indebtedness may be Incurred:

  (1)
  Indebtedness Incurred by the Company and the Subsidiary Guarantors pursuant to the Credit Facilities; provided, however, that, after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed $1,075.0 million less the sum of all principal payments with respect to such Indebtedness made pursuant to paragraph (a)(3)(A) of the covenant described under "—Limitation on Sales of Assets and Subsidiary Stock;"

  (2)
  Indebtedness owed to and held by the Company or any Restricted Subsidiary or Regulated Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any such Subsidiary ceasing to be a Restricted Subsidiary or a Regulated Subsidiary, as applicable, or any subsequent transfer of such Indebtedness (other than to the Company, a Restricted Subsidiary or a Regulated Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon;

  (3)
  (A) the Notes issued on the Issue Date and (B) Exchange Notes in respect of Notes issued on the Issue Date or any Additional Notes;

  (4)
  Indebtedness of the Company, a Restricted Subsidiary or a Regulated Subsidiary outstanding both on the Issue Date and the Acquisition Date (after giving effect to the Transactions) (other than Indebtedness described in clause (1), (2) or (3) of this covenant);

  (5)
  Indebtedness of a Restricted Subsidiary or a Regulated Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Company (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company); provided, however, that on the date of such acquisition and after giving pro forma effect thereto, either (A) the Company would have been entitled to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant or (B) the Consolidated Coverage Ratio would be greater than immediately prior to such acquisition;

  (6)
  Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3), (4) or (5) or this clause (6); provided, however, that Refinancing Indebtedness Incurred pursuant to this clause (6) may only be Incurred by a Regulated Subsidiary to the extent the Indebtedness being Refinanced directly or indirectly Refinances Indebtedness of a Regulated Subsidiary;

  (7)
  Hedging Obligations of the Company, a Restricted Subsidiary or a Regulated Subsidiary that are incurred in the ordinary course of business for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

  (8)
  obligations in respect of performance, bid and surety bonds and completion guarantees provided by the Company, any Restricted Subsidiary or any Regulated Subsidiary in the ordinary course of business;

  (9)
  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

  (10)
  Contribution Indebtedness;

  (11)
  (a) if the Company could Incur $1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant after giving effect to such borrowing, Indebtedness of Foreign Subsidiaries not otherwise permitted hereunder or (b) if the Company could not incur $1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant after giving effect to such borrowing, Indebtedness of Foreign Subsidiaries Incurred for working capital purposes; provided, however, that the aggregate principal amount of Indebtedness incurred under this clause (11) which, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (11), does not exceed the greater of (x) $50.0 million and

    (y) an amount in U.S. dollars equal to the product of (A) $50.0 million and (B) 1 plus a percentage equal to the percentage of the net increase in "members' equity" (or, following any reorganization of the Company as a corporation, "stockholders' equity") on the consolidated balance sheet of the Company from the Issue Date to the end of the most recent fiscal quarter immediately prior to the date of Incurrence of the applicable Indebtedness pursuant to this clause (11);

  (12)
  Indebtedness consisting of the Subsidiary Guaranty of a Subsidiary Guarantor and any Guarantee by a Restricted Subsidiary or Regulated Subsidiary of Indebtedness permitted to be Incurred pursuant to this covenant; provided, however, that, in the case of a Guarantee by a Restricted Subsidiary or Regulated Subsidiary that is not a Subsidiary Guarantor, such Restricted Subsidiary or Regulated Subsidiary complies with the covenant described under "—Future Guarantors;"

  (13)
  Purchase Money Indebtedness or Capital Lease Obligations Incurred to finance the acquisition by the Company, a Restricted Subsidiary or a Regulated Subsidiary of assets that are used or useful in a Related Business, and any Refinancing Indebtedness Incurred to Refinance such Indebtedness, in an aggregate principal amount which, when added together with the principal amount of all other Indebtedness Incurred pursuant to this clause (13) and then outstanding, does not exceed the greater of (x) $50.0 million and (y) an amount in U.S. dollars equal to the product of (A) $50.0 million and (B) 1 plus a percentage equal to the percentage of the net increase in "members' equity" (or, following any reorganization of the Company as a corporation, "stockholders' equity") on the consolidated balance sheet of the Company from the Issue Date to the end of the most recent fiscal quarter immediately prior to the date of Incurrence of the applicable Indebtedness pursuant to this clause (13);

  (14)
  Indebtedness of the Company or a Restricted Subsidiary supported by a letter of credit issued pursuant to the Credit Agreement in a principal amount not in excess of the stated amount of such letter of credit;

  (15)
  Indebtedness consisting of promissory notes issued by the Company or a Subsidiary Guarantor to current or former officers, directors and employees of the Company or such Subsidiary Guarantor, their respective estates, spouses or former spouses to finance the purchase or redemption of Capital Stock of Parent to the extent permitted by the covenant described under "—Limitation on Restricted Payments";

  (16)
  Indebtedness of the Company and the Subsidiary Guarantors not otherwise permitted under the Indenture in an aggregate principal amount which, when taken together with all other Indebtedness of the Company and the Subsidiary Guarantors then outstanding pursuant to this clause (16) does not exceed $150.0 million; and

  (17)
  Indebtedness of Regulated Subsidiaries, not otherwise permitted under the Indenture, in an aggregate principal amount which, when taken together with all other Indebtedness of the Regulated Subsidiaries then outstanding pursuant to this clause (17) does not exceed the greater of (x) $50.0 million and (y) an amount in U.S. dollars equal to the product of (A) $50.0 million and (B) 1 plus a percentage equal to the percentage of the net increase in "members' equity" (or, following any reorganization of the Company as a corporation, "stockholders' equity") on the consolidated balance sheet of the Company from the Issue Date to the end of the most recent fiscal quarter immediately prior to the date of Incurrence of the applicable Indebtedness pursuant to this clause (17);

        (c)   For purposes of determining compliance with this covenant:

  (1)
  any Indebtedness outstanding under the Credit Agreement on the Acquisition Date will be deemed to have been Incurred on such date under clause (1) of paragraph (b) above;

  (2)
  in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described in clauses (2) through (17) of paragraph (b) above, or is entitled to be Incurred pursuant to paragraph (a) of this covenant, the Company, in its sole discretion, will classify such item of Indebtedness (or any portion thereof) at the time of Incurrence and may later reclassify such item (or a portion thereof) and will only be required to include the amount and type of such Indebtedness in one of the above clauses; and

  (3)
  the Company will be entitled to divide and classify and reclassify an item of Indebtedness in more than one of the types of Indebtedness described above; provided, however, that the Company will be entitled to reclassify Indebtedness Incurred under clause (1) of paragraph (b) above under paragraph (a) above only at a time when the Company is entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) above.

        (d)   Notwithstanding paragraphs (a) and (b) above, neither the Issuers nor any Subsidiary Guarantor will Incur (1) any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness of the Company or such Subsidiary Guarantor, as applicable, unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to the Notes or the Subsidiary Guaranty of such Subsidiary Guarantor, as applicable, or (2) any Secured Indebtedness that is not Senior Indebtedness of such Person unless contemporaneously therewith such Person makes effective provision to secure the Notes or the relevant Subsidiary Guaranty, as applicable, equally and ratably with such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien.

        (e)   For purposes of determining compliance with any U.S. dollar denominated restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a currency other than U.S. dollars, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the Incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a currency other than U.S. dollars is subject to a Currency Agreement covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Agreement. The principal amount of any Refinancing Indebtedness Incurred in the same currency as the Indebtedness being Refinanced will be the U.S. Dollar Equivalent of the Indebtedness Refinanced on the date of Refinancing, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness will be determined based on a Currency Agreement in accordance with the preceding sentence and (2) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such Refinancing Indebtedness is Incurred.

Limitation on Restricted Payments

        (a)   The Company will not, and will not permit any Restricted Subsidiary or Regulated Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary or Regulated Subsidiary makes such Restricted Payment:

  (1)
  a Default shall have occurred and be continuing (or would result therefrom);

  (2)
  the Company is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "—Limitation on Indebtedness;" or

  (3)
  the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of (without duplication):

  (A)
  50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

    (B)
    100% of the aggregate Net Cash Proceeds and the Fair Market Value of property received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock or Designated Preferred Stock) subsequent to the Issue Date (other than (i) Net Cash Proceeds or property received from an issuance or sale of such Capital Stock to a Subsidiary of the Company, (ii) Net Cash Proceeds or property received from an issuance or sale of such Capital Stock to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees, and (iii) Net Cash Proceeds received by the Company from the sale of such Capital Stock (or such Capital Stock of any Parent to the extent such Net Cash Proceeds are contributed to the common equity of the Company) to employees, officers, directors or consultants of the Company, its Restricted Subsidiaries or its Regulated Subsidiaries subsequent to the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with paragraph (b)(4) of this covenant) and 100% of the aggregate amount of cash and the Fair Market Value of property contributed to the capital of the Company by its equityholders subsequent to the Issue Date (other than the Cash Contribution Amount); plus

    (C)
    100% of the aggregate Net Cash Proceeds and the Fair Market Value of property received by the Company subsequent to the Issue Date from the issuance or sale of any Indebtedness of the Company convertible into or exchangeable for Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Company that has been so converted or exchanged (less the amount of any cash or the Fair Market Value of property distributed by the Company upon such conversion or exchange), other than issuances or sales to a Subsidiary of the Company or to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); plus

    (D)
    an amount equal to the sum of (i) 100% of the aggregate amount in cash and the Fair Market Value of property received from Investments (other than Permitted Investments) made by the Company, any Restricted Subsidiary or Regulated Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions to the extent included in Consolidated Net Income), in each case received by the Company or any Restricted Subsidiary or Regulated Subsidiary, and (ii) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not include amounts with respect to Investments in Unrestricted Subsidiaries to the extent the Investments in such Unrestricted Subsidiaries were made pursuant to clause (7) of the next succeeding paragraph (b).

        (b)   The preceding provisions will not prohibit:

  (1)
  any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Company (other than Disqualified Stock or Designated Preferred Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) or a substantially concurrent cash capital contribution received by the Company from its equityholders; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (4)(B) of paragraph (a) above;

  (2)
  any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company or a Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent Incurrence of, Refinancing Indebtedness of such Person which is permitted to be Incurred pursuant to any of the provisions of the covenant described under "—Limitation on Indebtedness;" provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

  (3)
  dividends or similar distributions paid within 60 days after the date of declaration thereof if at such date of declaration such dividend or similar distribution would have complied with this covenant; provided, however, that such dividend or similar distribution shall be included in the calculation of the amount of Restricted Payments;

  (4)
  the purchase, repurchase, redemption or acquisition for value (or the payment of dividends, other distributions or amounts to Parent in amounts equal to the amounts expended by Parent to purchase, repurchase, redeem or otherwise acquire for value) of Capital Stock of the Company or Parent owned by employees, former employees, directors, former directors, consultants or former consultants of Parent, the Company or any of its Subsidiaries (or permitted transferees, assigns, estates or heirs of such employees, former employees, directors, former directors, consultants or former consultants); provided, however, that the aggregate amount paid, loaned or advanced to Parent pursuant to this clause (4) will not, in the aggregate, exceed $5.0 million per fiscal year of the Company; provided further that the Company may carry over and make in subsequent fiscal years, in addition to the amounts permitted for such fiscal year, the amount of such purchases, redemptions or other acquisitions or retirements for value permitted to have been made but not made in any preceding fiscal years; provided further that such amount in any fiscal year may be increased by an amount not to exceed (i) the Net Cash Proceeds from the sale of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Company (or of Parent to the extent such Net Cash Proceeds are contributed to the common equity of the Company) to employees, officers, directors or consultants of the Company, its Restricted Subsidiaries and its Regulated Subsidiaries that occurs after the Issue Date (to the extent the Net Cash Proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments pursuant to clause (1) above of this paragraph (b) or previously applied to the payment of Restricted Payments pursuant to this clause (4)), plus (ii) the cash proceeds of key man life insurance policies received by the Company, its Restricted Subsidiaries and its Regulated Subsidiaries after the date of the Indenture, less any amounts previously applied to the payment of Restricted Payments pursuant to this clause (4); provided further that cancellation of Indebtedness owing to the Company from employees, officers, directors and consultants of the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries in connection with a repurchase of Capital Stock of the Company from such Persons will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provisions of the Indenture; provided further that the Net Cash Proceeds from such sales of Capital Stock described in clause (i) of this clause (4) shall be excluded from the calculation of amounts under clause (4)(B) of paragraph (a) above to the extent such proceeds have been or are applied to the payment of Restricted Payments pursuant to this clause (4); and provided further, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

  (5)
  the declaration and payment of dividends or similar distributions on Disqualified Stock issued pursuant to the covenant described under "—Limitation on Indebtedness;" provided, however, that at the time of payment of such dividend or similar distribution, no Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividends or similar distributions shall be excluded in the calculation of the amount of Restricted Payments;

  (6)
  the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date and the declaration and payment of dividends or distributions to Parent, the proceeds of which will be used to fund the payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of Parent issued after the Issue Date; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Company would have had a Consolidated Coverage Ratio of at least 2.00 to 1.00 and (B) the aggregate amount of dividends or distributions declared and paid pursuant to this clause (6) does not exceed the Net Cash Proceeds actually received by or contributed to the Company from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date; provided further, however that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

  (7)
  Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash and/or marketable securities, not to exceed the greater of (x) $25.0 million and (y) an amount in U.S. dollars equal to the product of (A) $25.0 million and (B) 1 plus a percentage equal to the percentage of the net increase in "members' equity" (or, following any reorganization of the Company as a corporation, "stockholders' equity") on the consolidated balance sheet of the Company from the Issue Date to the end of the most recent fiscal quarter immediately prior to the date on which the applicable Investment is made pursuant to this clause (7) (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

  (8)
  the payment of dividends on the Company's common stock following the first public offering of the Company's common stock or the common stock of Parent after the Acquisition Date (with Parent contributing the Net Cash Proceeds of such offering to the Company), of up to 6% per annum of the Net Cash Proceeds received by or contributed to the Company in any past or future public offering, other than public offerings with respect to the Company's common stock registered on Form S-8 under the Securities Act; provided, however, that such Restricted Payments shall be included in the calculation of the amount of Restricted Payments;

  (9)
  the declaration and payment of dividends or distributions to, or the making of loans to, Parent in amounts required for such party to pay:

  (A)
  franchise taxes and other fees, taxes and expenses required to maintain its corporate existence;

    (B)
    customary salary, bonus and other benefits payable to officers and employees of Parent to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Company, the Restricted Subsidiaries and the Regulated Subsidiaries;

    (C)
    general corporate overhead expenses (including professional expenses) for Parent to the extent such expenses are attributable to the ownership or operation of the Company, the Restricted Subsidiaries and the Regulated Subsidiaries; and

    (D)
    fees and expenses other than to Affiliates related to any unsuccessful equity or debt offering permitted by the Indenture;

    provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

  (10)
  any Restricted Payment, at any time prior to August 1, 2009 if immediately after giving pro forma effect to such Restricted Payment pursuant to this clause (10) and the Incurrence of any Indebtedness the net proceeds of which are used to finance such Restricted Payment:

  (A)
  the Net Indebtedness to EBITDA Ratio of the Company would not have exceeded 3.75 to 1; and

  (B)
  the Net Senior Indebtedness to EBITDA Ratio of the Company would not have exceeded 2.50 to 1;

    provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

  (11)
  repurchases of Capital Stock deemed to occur upon exercise of stock or other equity options if such Capital Stock represents a portion of the exercise price of such options; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

  (12)
  cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading (as determined in good faith by the Governing Board); provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

  (13)
  in the event of a Change of Control, and if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or any Subsidiary Guarantor, in each case, at a purchase price not greater than 101% of the principal amount (or, if such Subordinated Obligations were issued with original issue discount, 101% of the accreted value thereof) of such Subordinated Obligations, plus any accrued and unpaid interest thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company (or a third party to the extent permitted by the Indenture) has made a Change of Control Offer with respect to the Notes as a result of such Change of Control and has repurchased all Notes validly tendered and not withdrawn in connection with such Change of Control Offer; provided further, however, that such payments, purchases, redemptions, defeasances or other acquisitions or retirements shall be included in the calculation of the amount of Restricted Payments;

  (14)
  in the event of an Asset Disposition that requires the Company to offer to repurchase Notes pursuant to the covenant described under "—Limitation on Sales of Assets and Subsidiary Stock," and if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or any Subsidiary Guarantor, in each case, at a purchase price not greater than 100% of the principal amount (or, if such Subordinated Obligations were issued with original issue discount, 100% of the accreted value) of such Subordinated Obligations, plus any accrued and unpaid interest thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company has made an offer with respect to the Notes pursuant to the provisions of the covenant described under "—Limitation on Sales of Assets and Subsidiary Stock" and has repurchased all Notes validly tendered and not withdrawn in connection with such offer; provided further, however, that such Restricted Payments shall be included in the calculation of the amount of Restricted Payments;

  (15)
  payments of intercompany Indebtedness, the Incurrence of which was permitted under clause (2) of paragraph (b) of the covenant described under "—Limitation on Indebtedness;" provided, however, that no Default has occurred and is continuing or would otherwise result therefrom; provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

  (16)
  Restricted Payments specified in the Equity Purchase and Merger Agreement to holders of equity interests of Refco Finance Holdings LLC or Refco Group Ltd., LLC in connection with the Transactions or described in this prospectus under "Prospectus Summary—Transactions;" provided, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

  (17)
  Tax Distributions for so long as (x) the Company is treated as a pass-through or disregarded entity for United States federal income tax purposes or (y) the Company is included in a consolidated, combined or unitary tax return filing group of which it is not the parent; provided, however, that such Tax Distributions shall be excluded in the calculation of the amount of Restricted Payments; or

  (18)
  Restricted Payments in an amount which, when taken together with all other Restricted Payments made pursuant to this clause (18), do not exceed $50.0 million; provided, however, that (A) at that time of each such Restricted Payment, no Event of Default shall have occurred and be continuing (or result therefrom) and (B) such Restricted Payments shall be included in the calculation of the amount of Restricted Payments.

Limitation on Restrictions on Distributions from Restricted Subsidiaries or Regulated Subsidiaries

        The Company will not, and will not permit any Restricted Subsidiary or Regulated Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary or Regulated Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company, a Restricted Subsidiary or a Regulated Subsidiary or pay any Indebtedness owed to the Company, (b) make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except:

  (1)
  with respect to clauses (a), (b) and (c),

  (A)
  any encumbrance or restriction pursuant to (i) an agreement in effect on or entered into on the Issue Date (including any such agreements of Refco Group Ltd., LLC and its Subsidiaries in effect on such date), (ii) the Credit Agreement, as in effect on the Acquisition Date and (iii) the Escrow Agreement;

    (B)
    any encumbrance or restriction with respect to a Restricted Subsidiary or Regulated Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary or Regulated Subsidiary, as the case may be, on or prior to the date on which such Restricted Subsidiary or Regulated Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary or Regulated Subsidiary became a Restricted Subsidiary or Regulated Subsidiary, as the case may be, or was acquired by the Company) and outstanding on such date;

    (C)
    any encumbrance or restriction in the Indenture or in any indenture relating to Senior Subordinated Indebtedness entered into after the Issue Date; provided that the encumbrances or restrictions in such agreements are not materially more restrictive than those contained in the Indenture;

    (D)
    restrictions on cash or other deposits or net worth imposed by agreements entered into in the ordinary course of business;

    (E)
    customary provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the Capital Stock thereof);

    (F)
    any encumbrances or restrictions created with respect to the Indebtedness of Restricted Subsidiaries or Regulated Subsidiaries permitted to be Incurred or issued subsequent to the Issue Date pursuant to the provisions of the covenant described under "—Limitation on Indebtedness," provided that in the case of this clause the Governing Board of the Company determines (as evidenced by a resolution of the Governing Board) in good faith at the time such encumbrances or restrictions are created that such encumbrances or restrictions would not reasonably be expected to impair the ability of the Company and the Subsidiary Guarantors, taken as a whole, to make payments of interest and scheduled payments of principal in respect of the Notes, in each case as and when due;

    (G)
    any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clauses (A) to (F) of clause (1) of this covenant or this clause (G) or contained in any amendment to an agreement referred to in clauses (A) to (F) of clause (1) of this covenant or this clause (G); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary or Regulated Subsidiary, as the case may be, contained in any such Refinancing agreement or amendment are not materially less favorable to the Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary or Regulated Subsidiary contained in such predecessor agreements and do not in the good faith judgment of the chief financial officer of the Company affect the Company's and the Subsidiary Guarantor's ability, taken as a whole, to make payments of interest and scheduled payments of principal in respect of the Notes, in each case as and when due; provided further, however, that with respect to agreements existing on the Issue Date or the Credit Agreement as in effect on the Acquisition Date, any Refinancings or amendments thereof contain such encumbrances or restrictions that are not materially less favorable to the Noteholders than the encumbrances or restrictions contained in such agreements as in effect on the Issue Date or, with respect to the Credit Agreement, the Acquisition Date;

    (H)
    any encumbrance or restriction with respect to a Restricted Subsidiary or Regulated Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary or Regulated Subsidiary pending the closing of such sale or disposition;

    (I)
    any encumbrance or restriction imposed by applicable law, rule, regulation, consent decree or similar arrangement; and

  (2)
  with respect to clause (c) only,

  (A)
  any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

  (B)
  any encumbrance or restriction contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary or Regulated Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages;

  (C)
  restrictions on the transfer of assets subject to any Lien not prohibited by the Indenture imposed by the holder of such Lien; and

  (D)
  any encumbrance or restriction contained in agreements governing Purchase Money Indebtedness.

Limitation on Sales of Assets and Subsidiary Stock

        (a)   The Company will not, and will not permit any Restricted Subsidiary or Regulated Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

  (1)
  the Company or such Restricted Subsidiary or Regulated Subsidiary receives consideration at the time of such Asset Disposition at least equal to the Fair Market Value (including the value of all non-cash consideration) of the shares or other equity interests and assets subject to such Asset Disposition;

  (2)
  except in the case of a Permitted Asset Swap, at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary or Regulated Subsidiary is in the form of cash or cash equivalents; and

  (3)
  an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary or Regulated Subsidiary, as the case may be)

  (A)
  to prepay, repay, redeem or purchase Senior Indebtedness of the Company or Indebtedness (other than any Disqualified Stock) of a Restricted Subsidiary or Regulated Subsidiary (in each case other than Indebtedness owed to the Company or a Restricted Subsidiary or Regulated Subsidiary) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

  (B)
  to acquire Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; or

  (C)
  to make an offer to the holders of the Notes (and to holders of other Senior Subordinated Indebtedness of the Company designated by the Company) to purchase Notes (and such other Senior Subordinated Indebtedness of the Company) pursuant to and subject to the conditions contained in the Indenture;

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, the Company or such Restricted Subsidiary or Regulated Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

        Notwithstanding the foregoing provisions of this covenant, the Company, the Restricted Subsidiaries and the Regulated Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not applied in accordance with this covenant exceeds $20.0 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Temporary Cash Investments or applied to temporarily reduce revolving credit Indebtedness.

        For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

  (1)
  the assumption or discharge of Indebtedness or other liabilities reflected on the balance sheet of the Company (other than obligations in respect of Disqualified Stock of the Company) or any Restricted Subsidiary or Regulated Subsidiary (other than obligations in respect of Disqualified Stock or Preferred Stock of a Subsidiary Guarantor) and the release of the Company or such Restricted Subsidiary or Regulated Subsidiary from all liability on such Indebtedness or such other liabilities in connection with such Asset Disposition;

  (2)
  securities received by the Company or any Restricted Subsidiary or Regulated Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary or Regulated Subsidiary, as the case may be, within 180 days of the date of receipt thereof into cash, to the extent of cash received in that conversion; and

  (3)
  any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries in such Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (3) that is at that time outstanding, not to exceed the greater of (x) $75.0 million and (y) an amount in U.S. dollars equal to the product of (A) $75.0 million and (B) 1 plus a percentage equal to the percentage of the net increase in "members' equity" (or, following any reorganization of the Company as a corporation, "stockholders' equity") on the consolidated balance sheet of the Company from the Issue Date to the end of the most recent fiscal quarter immediately prior to the time of the receipt of such Designated Noncash Consideration (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value).

        (b)   In the event of an Asset Disposition that requires the purchase of Notes (and other Senior Subordinated Indebtedness of the Company) pursuant to clause (a)(3)(C) above, the Company will purchase Notes tendered pursuant to an offer by the Company for the Notes (and such other Senior Subordinated Indebtedness) at a purchase price of 100% of their principal amount (or, in the event such other Senior Subordinated Indebtedness of the Company was issued with significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Senior Subordinated Indebtedness of the Company, such lesser price, if any, as may be provided for by the terms of such Senior Subordinated Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, the Company will select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the Notes will be denominations of $1,000 principal amount or multiples thereof. The Company shall not be required to make such an offer to purchase Notes (and other Senior Subordinated Indebtedness of the Company) pursuant to this covenant if the Net Available Cash available therefor is less than $20.0 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of such an offer to purchase, Net Available Cash will be reset to zero.

        (c)   The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.

Limitation on Affiliate Transactions

        (a)   The Company will not, and will not permit any Restricted Subsidiary or Regulated Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company involving aggregate consideration in excess of $5.0 million (an "Affiliate Transaction") unless:

  (1)
  the terms of the Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary or Regulated Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm's-length dealings with a Person who is not an Affiliate;

  (2)
  if such Affiliate Transaction involves an amount in excess of $15.0 million, a majority of the directors or other members of the Governing Board of the Company disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Governing Board of the Company; and

  (3)
  if such Affiliate Transaction involves an amount in excess of $75.0 million, the Governing Board shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company, its Restricted Subsidiaries and its Regulated Subsidiaries or is not less favorable to the Company, its Restricted Subsidiaries and its Regulated Subsidiaries than could reasonably be expected to be obtained at the time in an arm's-length transaction with a Person who was not an Affiliate.

  (b)
  The provisions of the preceding paragraph (a) will not prohibit:

  (1)
  any Permitted Investment or any Restricted Payment permitted to be made pursuant to the covenant described under "—Limitation on Restricted Payments;"

  (2)
  any payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Governing Board of the applicable Person;

  (3)
  loans or advances to employees (or cancellation thereof) in the ordinary course of business in accordance with the past practices of the Company, its Restricted Subsidiaries or its Regulated Subsidiaries, but in any event not to exceed $5.0 million in the aggregate outstanding at any one time;

  (4)
  the payment of reasonable and customary fees to directors or other members of the Governing Board of Parent, the Company, its Restricted Subsidiaries and its Regulated Subsidiaries who are not employees of Parent, the Company, its Restricted Subsidiaries or its Regulated Subsidiaries and the provision of reasonable and customary indemnities provided on behalf of directors or other members of the Governing Board and officers of Parent, the Company, its Restricted Subsidiaries and its Regulated Subsidiaries;

  (5)
  any transaction with the Company, a Restricted Subsidiary or a Regulated Subsidiary;

  (6)
  any transaction with a joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company, a Restricted Subsidiary or a Regulated Subsidiary owns an equity interest in or otherwise controls such joint venture or similar entity;

  (7)
  the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company;

  (8)
  payments to the Equity Sponsor and its Affiliates for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, in connection with acquisitions or divestitures, which payments are approved by the majority of the Governing Board of the Company in good faith;

  (9)
  payments to the Equity Sponsor under the Management Agreement and reasonable related expenses;

  (10)
  the Transactions and the payment of all fees and expenses related to the Transactions;

  (11)
  transactions in which the Company delivers to the Trustee a letter from an Independent Qualified Party to the effect that such Affiliate Transactions are fair from a financial standpoint to the Company, its Restricted Subsidiaries and its Regulated Subsidiaries;

  (12)
  transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business;

  (13)
  any tax sharing agreement or arrangement and payments pursuant thereto among the Company and its Subsidiaries and any other Person with which the Company or its Subsidiaries are required or permitted to file a consolidated, combined or unitary return or with which the Company or any of its Subsidiaries are or could be part of a consolidated, combined or unitary group for tax purposes in amounts not to exceed the amount of Tax Distributions for the applicable period net of any Tax Distributions already made with respect to such period;

  (14)
  any agreement as in effect on the Issue Date or any renewals or extensions of any such agreement (so long as such renewals or extensions are not materially less favorable to the Company, the Restricted Subsidiaries or the Regulated Subsidiaries) and the transactions evidenced thereby; and

  (15)
  transactions between the Company, any Restricted Subsidiary or any Regulated Subsidiary acting in its capacity as general partner (or similar status) of limited partnerships or similar passive collective investment entities that trade derivatives and such limited partnerships or investment entities; provided that such transactions are in the ordinary course of the Company's, such Restricted Subsidiary's or such Regulated Subsidiary's brokerage or asset management business.

Limitation on Line of Business

        The Company will not, and will not permit any Restricted Subsidiary or Regulated Subsidiary, to engage in any business other than a Related Business.

Limitation on Refco Finance Inc.

        Notwithstanding anything to the contrary herein, Refco Finance Inc. may not hold any material assets (other than Indebtedness owing to Refco Finance Inc. by the Company, the Restricted Subsidiaries and the Regulated Subsidiaries and non-material Temporary Cash Investments), become liable for any material obligations or engage in any significant business activities (other than treasury, cash management, hedging and cash pooling activities and activities incidental thereto); provided, however, that Refco Finance Inc. may be a co-obligor or guarantor with respect to Indebtedness if the

Company is an obligor of such Indebtedness and the net proceeds of such Indebtedness are received by the Company or one or more of the Company's Subsidiary Guarantors.

        The Company will not sell or otherwise dispose of any shares of Capital Stock of Refco Finance Inc. and will not permit Refco Finance Inc., directly or indirectly, to sell or otherwise dispose of any shares of its Capital Stock.

Merger and Consolidation

        (a)    Other than the Merger, the Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

  (1)
  the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture;

  (2)
  immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary or Regulated Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Restricted Subsidiary or Regulated Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

  (3)
  immediately after giving pro forma effect to such transaction, either (A) the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "—Limitation on Indebtedness" or (B) the Consolidated Coverage Ratio would be greater than such ratio immediately prior to such transaction; and

  (4)
  the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture;

provided, however, that clause (3) will not be applicable to (A) a Restricted Subsidiary or Regulated Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Company (so long as no Capital Stock of the Company is distributed to any Person) or (B) the Company merging with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction.

        For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all the assets of one or more Subsidiaries of the Company, which assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all the assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all the assets of the Company.

        The Successor Company (if not the Company) will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes.

        (b)    Refco Finance Inc. will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

  (1)
  the resulting, surviving or transferee Person (the "Successor Finance Issuer") shall be a Person organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and the Successor Finance Issuer (if not Refco Finance Inc.) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of Refco Finance Inc. under the Notes and the Indenture;

  (2)
  immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Finance Issuer as a result of such transaction as having been Incurred by such Successor Finance Issuer at the time of such transaction), no Default shall have occurred and be continuing and no Change of Control shall have occurred with respect to Refco Finance Inc.; and

  (3)
  the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

        The Successor Finance Issuer (if not Refco Finance Inc.) will be the successor to Refco Finance Inc. and shall succeed to, and be substituted for, and may exercise every right and power of, Refco Finance Inc. under the Indenture, and Refco Finance Inc., except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes.

        (c)    The Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to, any Person (other than the Company or another Subsidiary Guarantor) unless:

  (1)
  except in the case of a Subsidiary Guarantor (x) that has been disposed of in its entirety to another Person, whether through a merger, consolidation or sale of Capital Stock or assets or (y) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary, in both cases, if in connection therewith the Company complies with its obligations under the covenant described under "—Limitation on Sales of Assets and Subsidiary Stock" in respect of such disposition, the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any state thereof or the District of Columbia, and such Person shall expressly assume, by a Guaranty Agreement, in form reasonably satisfactory to the Trustee, all the obligations of such Subsidiary, if any, under its Subsidiary Guaranty;

  (2)
  immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been Incurred by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

  (3)
  the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, comply with the Indenture.

Future Guarantors

        The Company will cause (i) each of its domestic Subsidiaries (other than Refco Finance Inc., any Unrestricted Subsidiary or any Regulated Subsidiary) that Incurs any Indebtedness (other than

Indebtedness permitted to be Incurred pursuant to clause (2), (7), (8) or (9) of paragraph (b) of the covenant described under "—Limitation on Indebtedness"), (ii) each Foreign Subsidiary that enters into a Guarantee of any Indebtedness (other than a Foreign Subsidiary that Guarantees Indebtedness Incurred by another Foreign Subsidiary) and (iii) each Regulated Subsidiary that enters into a Guarantee of any Indebtedness (other than a Regulated Subsidiary that Guarantees Indebtedness Incurred by another Regulated Subsidiary) to, in each case, at the same time, execute and deliver to the Trustee a Guaranty Agreement pursuant to which such Subsidiary will Guarantee payment of the Notes on the same terms and conditions as those set forth in the Indenture.

SEC Reports

        Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any Notes are outstanding, the Company will file with the SEC (unless the SEC will not accept such filing) and provide the Trustee and Noteholders, within the time periods specified in the SEC's rules and regulations:

  (1)
  all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by the Company's certified independent accountants; and

  (2)
  all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

        If at any time the Company is not subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the information and reports specified in the preceding sentence with the SEC within the time periods required unless the SEC will not accept such filings. The Company agrees that it will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept such filings for any reason, the Company will post the information and reports specified in the preceding paragraph on its website within the time periods that would apply if the Company were required to file that information and those reports with the SEC.

        In addition, if at any time Parent Guarantees the Notes (there being no obligation of Parent to do so), holds no material assets other than cash, Temporary Cash Investments and the Capital Stock of the Company (and performs the related incidental activities associated with such ownership) and complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the SEC (or any successor provision), the reports and information required to be filed and furnished to the Trustee and holders of the Notes pursuant to this covenant may, at the option of the Company, be filed by and be those of Parent rather than the Company.

        Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the Registered Exchange Offer or the effectiveness of the Shelf Registration Statement by the filing with the SEC of the Exchange Offer Registration Statement and/or Shelf Registration Statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act.

        In addition, the Company will furnish to the Holders of the Notes and to prospective investors, upon the requests of such Holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

Defaults

        Each of the following is an Event of Default:

  (1)
  a default in the payment of interest on the Notes when due, continued for 30 days;

  (2)
  a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

  (3)
  a default in the performance of, or a breach in any covenant, warranty or other agreement contained in the Indenture (other than a default in the performance or breach of a covenant, warranty or agreement which is specifically dealt with in clauses (1) or (2) above) and such default or breach continues for 60 days after notice;

  (4)
  Indebtedness for borrowed money of an Issuer or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $50.0 million (the "cross acceleration provision");

  (5)
  specified events of bankruptcy, insolvency or reorganization of either Issuer or any Significant Subsidiary (the "bankruptcy provisions");

  (6)
  failure by an Issuer or Significant Subsidiary to pay final judgments aggregating in excess of $50.0 million, which judgments are not paid, discharged or stayed for a period of 60 days after such judgments have become final and non-appealable ("judgment default provision"); or

  (7)
  a Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guaranty) or a Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guaranty and such default continues for 10 days.

        However, a default under clause (3) will not constitute an Event of Default until the Trustee or the holders of at least 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

        If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to the bankruptcy, insolvency or reorganization of an Issuer occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of at least a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

        Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

  (1)
  such holder has previously given the Trustee notice that an Event of Default is continuing;

  (2)
  holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

  (3)
  such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

  (4)
  the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

  (5)
  holders of at least a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

        In specified circumstances, the holders of at least a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note or that would involve the Trustee in personal liability.

        If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each holder of the Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is not opposed to the interest of the holders of the Notes. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous fiscal year. We are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute specified Defaults, their status and what action we are taking or propose to take in respect thereof.

Amendments and Waivers

        Subject to certain exceptions, the Indenture may be amended with the consent of the holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes), and any past default or compliance with any provisions may also be waived with the consent of the holders of at least a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected thereby, an amendment or waiver may not, among other things:

  (1)
  reduce the amount of Notes whose holders must consent to an amendment;

  (2)
  reduce the rate of or extend the time for payment of interest on any Note;

  (3)
  reduce the principal of or change the Stated Maturity of any Note;

  (4)
  reduce the amount payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "—Optional Redemption" or "—Escrow of Proceeds; Special Mandatory Redemption" above;

  (5)
  make any Note payable in money other than that stated in the Note;

  (6)
  impair the right of any holder of the Notes to receive payment of principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes;

  (7)
  make any change in the amendment provisions which require each holder's consent or in the waiver provisions;

  (8)
  make any change in the ranking or priority of any Note that would adversely affect the Noteholders; or

  (9)
  make any change in, or release other than in accordance with the Indenture, any Subsidiary Guaranty that would adversely affect the Noteholders.

        Notwithstanding the preceding, without the consent of any holder of the Notes, the Issuers, the Subsidiary Guarantors and Trustee may amend the Indenture:

  (1)
  to cure any ambiguity, omission, defect or inconsistency;

  (2)
  to provide for the assumption by a successor corporation of the obligations of an Issuer or any Subsidiary Guarantor under the Indenture;

  (3)
  to provide for uncertificated Notes in addition to or in place of Certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

  (4)
  to add Guarantees with respect to the Notes, including any Subsidiary Guaranties, or to secure the Notes;

  (5)
  to add to the covenants of the Issuers or a Subsidiary Guarantor for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Issuers or a Subsidiary Guarantor;

  (6)
  to make any change that does not adversely affect the rights of any holder of the Notes in any material respect;

  (7)
  to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

  (8)
  to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes; provided, however, that (a) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities laws and (b) such amendment does not materially and adversely affect the rights of Holders to transfer Notes; or

  (9)
  to conform the text of the Indenture or the Notes to any provision of this Description of the Notes to the extent that such provision of the Indenture or the Notes was intended to be a verbatim recitation of such provision of this Description of the Notes.

        However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness of the Issuers or a Subsidiary Guarantor then outstanding unless the holders of such Senior Indebtedness (or their Representative) consent to such change.

        The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

        After an amendment under the Indenture becomes effective, we are required to mail to holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

        Neither the Issuers nor any Affiliate of the Issuers may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to all Holders and is paid to all Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

Transfer

        The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with specified transfers and exchanges.

Satisfaction and Discharge

        When (1) we deliver to the Trustee all outstanding Notes for cancelation or (2) all outstanding Notes have become due and payable or will become due and payable within one year, whether at maturity or on a redemption date as a result of the mailing of notice of redemption, and, in the case of clause (2), we irrevocably deposit with the Trustee funds in cash or U.S. Government Obligations or a combination thereof sufficient to pay, without consideration of any reinvestment of interest, at maturity or upon redemption all outstanding Notes, including interest thereon to maturity or such redemption date, and if in either case we pay all other sums payable under the Indenture by us, then the Indenture shall, subject to the reinstatement provisions contained in the Indenture cease to be of further effect.

Defeasance

        At any time, we may terminate all our obligations under the Notes and the Indenture ("legal defeasance"), except for specified obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.

        In addition, at any time we may terminate our obligations under "—Change of Control" and under the covenants described under "—Certain Covenants" (other than the covenant described under "—Certain Covenants—Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision, all as described under "—Defaults" above, and the limitations contained in clause (3) of the first paragraph under "—Certain Covenants—Merger and Consolidation" above ("covenant defeasance").

        We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (3) (other than a default in the performance of, or a breach in, the covenant set forth under "—Certain Covenants—Merger and Consolidation"), (4), (5) (with respect only to Significant Subsidiaries), (6) or (7) under "—Defaults" above or because of the failure of the Company to comply with clause (3) of the first paragraph under "—Certain Covenants—Merger and Consolidation" above. If we exercise our legal defeasance option or our covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guaranty.

        In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with specified other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Concerning the Trustee

        Wells Fargo Bank, National Association is the Trustee under the Indenture. Wells Fargo Bank, National Association is the initial registrar and paying agent with regard to the Notes.

        The Indenture contains limitations on the rights of the Trustee, should it become a creditor of the Issuers or a Subsidiary Guarantor, to obtain payment of claims in specified cases, or to realize on specified property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

        The Holders of at least a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to exceptions set forth in the Indenture. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

No Personal Liability of Directors or Other Members of the Governing Board, Officers, Employees, Members and Stockholders

        No director or other member of the Governing Board, officer, employee, incorporator, member or stockholder of an Issuer or any Subsidiary Guarantor will have any liability for any obligations of an Issuer or any Subsidiary Guarantor under the Notes, any Subsidiary Guaranty or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive liabilities under the U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

        The Indenture and the Notes are governed by, and will be construed in accordance with, the laws of the State of New York.

Certain Definitions

        "Acquisition" means the occurrence of both (i) the acquisition of a majority interest in the Company, pursuant to the Equity Purchase and Merger Agreement, by THL Refco Acquisition Partners together with its affiliates and co-investors and (ii) the Merger.

        "Acquisition Date" means the date on which the Acquisition is consummated.

        "Additional Assets" means:

  (1)
  any property, plant, equipment or other assets used or useful in a Related Business;

  (2)
  the Capital Stock of a Person that becomes a Restricted Subsidiary or Regulated Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary or Regulated Subsidiary, as the case may be; or

  (3)
  Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary or Regulated Subsidiary;

provided, however, that any such Restricted Subsidiary or Regulated Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.

        "Adjusted Treasury Rate" means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after August 1, 2008, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the redemption date, plus 0.50%.

        "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Applicable Premium" means, with respect to a Note at any redemption date, the excess of (A) the present value at such redemption date of (i) the redemption price of such Note on August 1, 2008 (such redemption price being described in the second paragraph in this "—Optional Redemption" section exclusive of any accrued interest) plus (ii) all required remaining scheduled interest payments due on such Note through August 1, 2008 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such Note on such redemption date.

        "Asset Acquisition" means (a) an Investment by the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary or Regulated Subsidiary, as the case may be, or shall be merged with or into the Company or any Restricted Subsidiary or Regulated Subsidiary, or (b) the acquisition by the Company or any Restricted Subsidiary or Regulated Subsidiary of the assets of any other Person or any division or line of business of any other Person.

        "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary or Regulated Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of:

  (1)
  any shares of Capital Stock of a Restricted Subsidiary or Regulated Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company, a Restricted Subsidiary or a Regulated Subsidiary and Class B Equity Interests);

  (2)
  all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary or Regulated Subsidiary; or

  (3)
  any other assets of the Company or any Restricted Subsidiary or Regulated Subsidiary (including any accounts receivable) outside of the ordinary course of business of the Company or such Restricted Subsidiary or Regulated Subsidiary

(other than, in the case of clauses (1), (2) and (3) above,

    (A)
    a disposition (i) by a Restricted Subsidiary or a Regulated Subsidiary to the Company or (ii) by the Company, a Restricted Subsidiary or a Regulated Subsidiary to a Restricted Subsidiary or a Regulated Subsidiary;

    (B)
    for purposes of the covenant described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" only, (i) a disposition that constitutes a Restricted Payment (or would constitute a Restricted Payment but for the exclusions from the definition thereof) and that is not prohibited by the covenant described under "—Certain Covenants—Limitation on Restricted Payments," including any dividends or distributions to be made as part of the Transactions, or is a Permitted Investment and (ii) a disposition of all or substantially all the assets of the Company in accordance with the covenant described under "—Certain Covenants—Merger and Consolidation;"

    (C)
    a disposition of assets or sale of Capital Stock with a Fair Market Value of less than $10.0 million;

    (D)
    the disposition of property or assets that are obsolete, damaged or worn out;

    (E)
    foreclosures on assets;

    (F)
    a disposition of cash or Temporary Cash Investments; and

    (G)
    the creation of a Lien (but not the sale or other disposition of the property subject to such Lien)).

        "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as of the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of "Capital Lease Obligation."

        "Average Life" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

  (1)
  the sum of the products of the numbers of years, calculated to the nearest one-twelfth, from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

  (2)
  the sum of all such payments.

        "Bank Indebtedness" means all Obligations pursuant to the Credit Agreement.

        "Broker-Dealer Regulated Subsidiary" means any Subsidiary that is registered as a broker-dealer under the Exchange Act or any other applicable law requiring such registration.

        "Business Day" means each day which is not a Legal Holiday.

        "Capital Lease Obligation" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

        "Capital Stock" of any Person means any and all shares, interests (including membership and partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

        "Cash Contribution Amount" means the aggregate amount of cash contributions made to the capital of the Company or any Subsidiary Guarantor described in the definition of "Contribution Indebtedness."

        "Change of Control" means the occurrence of any of the following

  (1)
  the Company becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, written notice or otherwise) that any "person" or "group" (as such terms are used in Sections 13(d) or 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company; provided, however, that for the purposes of this clause (1), such other Person shall be deemed to beneficially own any Voting Stock of a Person held by any other Person (the "parent entity"), if such other Person is the beneficial owner (as defined above in this clause (1)), directly or indirectly, of more than 50% of the voting power of the Voting Stock of such parent entity;

  (2)
  individuals who on the Acquisition Date constituted the Governing Board of the Company or Parent (together with any new members of such Governing Board whose election by such Governing Board of the Company or Parent or whose nomination for election by the members or shareholders of the Company or Parent, as the case may be, was approved by (a) a vote of a majority of the members of such Governing Board of the Company or Parent, as the case may be, then still in office who were either directors or other members of the Governing Board on the Issue Date or whose election or nomination for election was previously so approved or (b) the Permitted Holders acting in accordance with the Securityholders Agreement) cease for any reason to constitute a majority of the Governing Board of the Company or Parent then in office;

  (3)
  the adoption of a plan relating to the liquidation or dissolution of the Company;

  (4)
  other than the Merger, the merger or consolidation of Parent or the Company with or into another Person or the merger of another Person with or into Parent or the Company, or the sale of all or substantially all the assets of Parent or the Company (determined on a consolidated basis) to another Person other than (i) a transaction in which the survivor or transferee is a Person that is controlled by the Permitted Holders or (ii) a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of Parent or the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction and (B) in the case of a sale of assets transaction, each transferee becomes a Subsidiary Guarantor and a Subsidiary of the transferor of such assets; or

  (5)
  the Company ceases to own beneficially or of record, all the Capital Stock of Refco Finance Inc.

        "Class B Equity Interests" means the Class B membership interests, or comparable shares of Capital Stock, that are issued from time to time by Refco Securities, LLC or any other Regulated Subsidiary or Restricted Subsidiary, in the ordinary course of their respective businesses and held by employees of Refco Securities, LLC or such other Regulated Subsidiary or Restricted Subsidiary who conduct trading activities in designated proprietary trading accounts established on the books and records of Refco Securities, LLC or such other Regulated Subsidiary or Restricted Subsidiary, as applicable.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Commodity Price Protection Agreement" means, with respect to any Person, any forward contract, commodity swap, commodity option or other similar agreement or arrangement entered into to protect such Person or its Subsidiaries against fluctuations in commodity prices.

        "Comparable Treasury Issue" means the U.S. Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes from the redemption date to August 1, 2008, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to August 1, 2008.

        "Comparable Treasury Price" means, with respect to any redemption date, if clause (2) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the Trustee, Reference Treasury Dealer Quotations for such redemption date.

        "Consolidated Coverage Ratio" as of any date of determination means the ratio of (a) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which internal financial statements are available prior to the date of such determination to (b) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

  (1)
  if the Company or any Restricted Subsidiary or Regulated Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period;

  (2)
  if the Company or any Restricted Subsidiary or Regulated Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such repayment, repurchase, defeasance or discharge had occurred on the first day of such period;

  (3)
  if since the beginning of such period the Company or any Restricted Subsidiary or Regulated Subsidiary shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period, and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary or Regulated Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries or Regulated Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary or Regulated Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary or Regulated Subsidiary to the extent the Company and its continuing Restricted Subsidiaries and Regulated Subsidiaries are no longer liable for such Indebtedness after such sale);

  (4)
  if since the beginning of such period the Company or any Restricted Subsidiary or Regulated Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary or Regulated Subsidiary (or any Person which becomes a Restricted Subsidiary or Regulated Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition had occurred on the first day of such period; and

  (5)
  if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or Regulated Subsidiary or was merged with or into the Company or any Restricted Subsidiary or Regulated Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary or Regulated Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition had occurred on the first day of such period.

  For purposes of calculating the Consolidated Coverage Ratio:

  (1)
  whenever pro forma effect is to be given to any Asset Disposition, Investment or acquisition of assets pursuant to clause (3) or (4) above, the pro forma calculations shall be determined in good faith by the chief financial officer of the Company and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the SEC, except that such pro forma calculations may include Pro Forma Cost Savings; and

  (2)
  in calculating Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis, (a) interest on outstanding Indebtedness determined on a fluctuating basis as of the date of determination and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the calculation date; (b) if interest on any Indebtedness actually incurred on the date of determination may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate or other rates, then the interest rate in effect on the date of determination will be deemed to have been in effect during the four-quarter period; and (c) notwithstanding clause (a) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by any Interest Rate Agreement, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreement.

        If any Indebtedness is incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation.

        "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries and Regulated Subsidiaries, plus, to the extent not included in such total interest expense and to the extent incurred by the Company or its Restricted Subsidiaries and Regulated Subsidiaries, without duplication:

  (1)
  interest expense attributable to Capital Lease Obligations;

  (2)
  amortization of debt discount;

  (3)
  non-cash interest expense;

  (4)
  commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

  (5)
  net cash payments pursuant to Hedging Obligations; and

  (6)
  dividends accrued in respect of all Disqualified Stock of the Company and all Preferred Stock of any Restricted Subsidiary or Regulated Subsidiary, in each case held by Persons other than the Company or a Wholly Owned Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the Company);

less interest income actually received in cash for such period (other than interest income attributable to customer financing arrangements). "Consolidated Interest Expense" excludes the (i) amortization of deferred financing fees and the expensing of any bridge or other financing fees, (ii) interest expense attributable to Customer Financing Indebtedness and (iii) net payments pursuant to Hedging Obligations that do not constitute Indebtedness.

        "Consolidated Net Income" means, for any period, without duplication, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

  (1)
  any net income of any Person (other than the Company) if such Person is neither a Restricted Subsidiary nor a Regulated Subsidiary, except that, (A) subject to the exclusion contained in clause (4) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary or Regulated Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary or Regulated Subsidiary, to the limitations contained in clause (3) below) and (B) the Company's equity in the net income or loss of FXCM shall be included in such Consolidated Net Income;

  (2)
  except as provided in the definition of Consolidated Coverage Ratio, any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction (or any transaction accounted for in a manner similar to a pooling of interests) for any period prior to the date of such acquisition;

  (3)
  any net income of any Restricted Subsidiary or Regulated Subsidiary if such Restricted Subsidiary or Regulated Subsidiary, as the case may be, is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary or Regulated Subsidiary, directly or indirectly, to the Company, except that:

    (A)
    subject to the exclusion contained in clause (4) below, the Company's equity in the net income of any such Restricted Subsidiary or Regulated Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary or Regulated Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary or Regulated Subsidiary, to the limitation contained in this clause); provided, however, to the extent that any net income of a Restricted Subsidiary or Regulated Subsidiary for such period would be excluded as a result of this clause (A), such net income shall be included in such Consolidated Net Income if the Company delivers to the Trustee on the date of the event requiring calculation of Consolidated Net Income a certificate of the chief financial officer of the Company certifying that the restrictions on the payments of dividends or the making of distributions by such Restricted Subsidiary or Regulated Subsidiary to the Company do not impair the Company's ability to make payments of interest and scheduled payments of principal in respect of the Notes, in each case as and when due; and

    (B)
    the Company's equity in a net loss of any such Restricted Subsidiary or Regulated Subsidiary for such period shall be included in determining such Consolidated Net Income;

  (4)
  any gain (or loss) realized upon the sale or other disposition of any assets of the Company, its consolidated Subsidiaries or any other Person (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

  (5)
  any net after-tax extraordinary, unusual or nonrecurring gains or losses;

  (6)
  all restructuring charges, including severance, relocation and transition costs;

  (7)
  noncash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity-incentive programs;

  (8)
  any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness;

  (9)
  any non-cash impairment charges resulting from the application of Statements of Financial Accounting Standards No. 142 and 144 and the amortization of intangibles arising pursuant to Statement of Financial Accounting Standards No. 141; and

  (10)
  the cumulative effect of a change in accounting principles,

in each case, for such period. Notwithstanding the foregoing, for the purposes of the covenant described under "—Certain Covenants—Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Company, a Restricted Subsidiary or a Regulated Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof. If the Company or any Successor Company is organized as a corporation and solely for purposes of determining the amount available for Restricted Payments under clause (a)(3) of the covenant described under "—Certain Covenants—Limitation on Restricted

Payments," an amount equal to any reduction in current taxes recognized during the applicable period by the Company, its Restricted Subsidiaries and Regulated Subsidiaries as a direct result of deductions arising from (A) the amortization allowed under Section 167 or 197 of the Code for the step-up in the federal income tax bases of goodwill and other assets (tangible or intangible) arising from the Transactions and (B) employee termination and related restructuring reserves established pursuant to purchase accounting for the two-year period commencing with the Issue Date, in each case, will be included in the calculation of "Consolidated Net Income" so long as such addition will not result in double-counting.

        "Contribution Indebtedness" means Indebtedness of the Company or any Subsidiary Guarantor in an aggregate principal amount not greater than twice the aggregate amount of cash contributions made to the capital of the Company or such Subsidiary Guarantor after the Issue Date; provided that such Contribution Indebtedness:

  (1)
  if the aggregate principal amount of such Contribution Indebtedness is greater than one times such cash contributions to the capital of the Company or such Subsidiary Guarantor, as applicable, the amount of such excess shall be (A)(x) Subordinated Obligations (other than Secured Indebtedness) or (y) Indebtedness that ranks pari passu with the Notes (other than Secured Indebtedness) and (B) Indebtedness with a Stated Maturity later than the Stated Maturity of the Notes; and

  (2)
  (a) is incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officers' Certificate on the date of the Incurrence thereof.

        "Credit Agreement" means the Credit Agreement to be entered into by and among the Company, certain of its Subsidiaries, the lenders referred to therein, Bank of America, N.A., as Administrative Agent, Credit Suisse First Boston, as Syndication Agent, and Deutsche Bank Securities Inc., as Documentation Agent, together with the related documents thereto (including the term loans, revolving loans and letters of credit thereunder, any Guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, maturity, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement, whether by the same or any other lender or group of lenders or other investors.

        "Credit Facilities" means one or more debt facilities (including, without limitation, the Credit Agreement), commercial paper facilities or indentures, in each case with banks or other institutional lenders or other investors or a trustee providing for revolving credit loans, term loans, letters of credit or issuances of notes or other debt securities, in each case as amended, modified, renewed, refunded, replaced, restated, substituted or refinanced in whole or in part from time to time.

        "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.

        "Customer Financing Indebtedness" means (i) short-term Indebtedness (including without limitation Indebtedness under Swap Contracts) that is incurred in the ordinary course of business and (a) is incurred by any Restricted Subsidiary in conjunction with its customer financing business, (b) is incurred by any Regulated Subsidiary for the purpose of offsetting customer positions or financing customer margined inventory, acquired or cleared or financed in conjunction with customer brokerage activities and is secured by a Lien on the assets being financed, (c) is incurred by any Regulated Subsidiary and consists of obligations under letters of credit posted to support clearing house guarantees issued in the ordinary course of business, or (d) constitutes customer financing entered into by any Regulated Subsidiary; provided, however, that, after giving effect to the Incurrence of any such Indebtedness, such Person's Regulatory Net Capital is in compliance with all applicable rules and regulations governing such Person and the conduct of its business, and (ii) Guarantees by the Company of any short-term Indebtedness described in clause (i) of this definition.

        "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

        "Designated Noncash Consideration" means the Fair Market Value of noncash consideration received by the Company or one of its Restricted Subsidiaries or Regulated Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to an Officers' Certificate setting forth the basis of such valuation, less the amount of cash or Temporary Cash Investments received in connection with a subsequent sale of such Designated Noncash Consideration.

        "Designated Preferred Stock" means Preferred Stock of the Company or Parent (other than Disqualified Stock), that is issued for cash (other than to the Company or any of its Subsidiaries or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers' Certificate, on the issuance date thereof, the Net Cash Proceeds of which are excluded from the calculation set forth in clause (3) of paragraph (a) of the covenant described under "—Certain Covenants—Limitation on Restricted Payments."

        "Designated Offering" means an Equity Offering or an IDS Offering.

        "Designated Senior Indebtedness," with respect to a Person means:

  (1)
  the Bank Indebtedness; and

  (2)
  any other Senior Indebtedness of such Person, other than any Indebtedness of such Person owed to the Company, Refco Finance Inc. or any of their respective Subsidiaries, which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25.0 million and is specifically designated by such Person in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture.

        "Disqualified Stock" means, with respect to any Person, any Capital Stock, other than Class B Equity Interests, which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

  (1)
  matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

  (2)
  is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

  (3)
  is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the 91st day after the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the 91st day after the Stated Maturity of the Notes shall not constitute Disqualified Stock if:

  (1)
  the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes as described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" and "—Change of Control;" and

  (2)
  any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

        "EBITDA" for any period means the sum of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income and without duplication:

  (1)
  all income tax expense of the Company and its consolidated Restricted Subsidiaries and Regulated Subsidiaries;

  (2)
  Consolidated Interest Expense;

  (3)
  depreciation and amortization expense of the Company and its consolidated Restricted Subsidiaries and Regulated Subsidiaries;

  (4)
  any reasonable expenses, fees or charges related to any Equity Offering, Permitted Investment, acquisition, recapitalization or Indebtedness permitted to be Incurred under the Indenture or to the Transactions;

  (5)
  any net gain or loss from Hedging Obligations;

  (6)
  the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Equity Sponsor (or any accruals relating to such fees and related expenses) during such period in accordance with the Management Agreement; and

  (7)
  all other non-cash charges of the Company and its consolidated Restricted Subsidiaries and Regulated Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period) and less all non-cash items of income of the Company and its consolidated Restricted Subsidiaries and Regulated Subsidiaries (other than accruals of revenue by the Company and its consolidated Restricted Subsidiaries and Regulated Subsidiaries in the ordinary course of business);

in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary or Regulated Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income or loss of such Restricted Subsidiary or Regulated Subsidiary was included in calculating Consolidated Net Income.

        "Equity Purchase and Merger Agreement" means the Equity Purchase and Merger Agreement, dated as of June 8, 2004, by and among Refco Group Ltd., LLC, a Delaware limited liability company, Refco

Group Holdings, Inc., a Delaware corporation, THL Refco Acquisition Partners, a Delaware limited partnership, and Refco Merger LLC, a Delaware limited liability company, as amended on July 9, 2004 and as the same may be amended or modified prior to the Acquisition Date.

        "Equity Offering" means an offering (including a private placement) of the Capital Stock (other than Disqualified Stock) of the Company or Parent, other than (i) public offerings with respect to Capital Stock registered on Form S-8 under the Securities Act and (ii) issuances to any Subsidiary of the Issuers.

        "Equity Sponsor" means Thomas H. Lee Partners, L.P., a Delaware limited partnership.

        "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

        "Exchange Notes" means the debt securities of the Issuers issued pursuant to the Indenture in exchange for, and in an aggregate principal amount equal to, the Notes, in compliance with the terms of a Registration Rights Agreement.

        "Fair Market Value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. If the Fair Market Value of the property or assets in question is in excess of $25.0 million, such determination must be confirmed in good faith by the Governing Board of the Company, whose determination will be conclusive and evidenced by a resolution of such Governing Board. For purposes of determining the Fair Market Value of Capital Stock, the value of the Capital Stock of a Person shall be based upon such Person's property and assets, exclusive of goodwill or any similar intangible asset.

        "Foreign Subsidiary" means any Restricted Subsidiary or Regulated Subsidiary that is not organized under the laws of the United States of America or any state thereof or the District of Columbia.

        "FXCM" means Forex Capital Markets, LLC.

        "Futures Commission Regulated Subsidiary" means any Subsidiary that is required to register as a futures commission merchant under the Commodity Exchange Act or any other law requiring such registration.

        "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:

  (1)
  the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

  (2)
  statements and pronouncements of the Financial Accounting Standards Board;

  (3)
  such other statements by such other entity as approved by a significant segment of the accounting profession; and

  (4)
  the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

        "Governing Board" of the Company or any other Person means, (i) the managing board or managers forming any controlling committee of managers of the Company or such Person, for so long as the Company or such Person is a limited liability company, (ii) the board of directors of the Company or such Person, if the Company or such Person is a corporation, (iii) any similar governing body or (iv) in the case of any of the forgoing, any authorized committee of the foregoing.

        "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

        "GP Obligations" means obligations of the Company, any Restricted Subsidiary or any Regulated Subsidiary with respect to Indebtedness of limited partnerships or similar passive collective investment entities that trade derivatives and in which the Company, such Restricted Subsidiary or such Regulated Subsidiary serves as general partner (or has a similar status) in the ordinary course of the Company's, such Restricted Subsidiary's or such Regulated Subsidiary's brokerage or asset management business and which have arisen solely as a result of the Company's, such Restricted Subsidiary's or such Regulated Subsidiary's role as general partner (or similar status) of such entities.

        "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

  (1)
  to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

  (2)
  entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

        "Guaranty Agreement" means a supplemental indenture, in form reasonably satisfactory to the Trustee, pursuant to which a Subsidiary Guarantor guarantees the Issuers' obligations with respect to the Notes on the terms provided for in the Indenture.

        "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Price Protection Agreement.

        "Holder" or "Noteholder" means the Person in whose name a Note is registered on the registrar's books.

        "IDS Offering" means a bona fide offering in the United States or Canada of units consisting of common stock and notes of the Company; provided that the net cash proceeds of such offering that are used to redeem notes pursuant to the third paragraph under the caption"—Optional Redemption" shall only consist of the net cash proceeds attributable to the proceeds of the common stock of such offering.

        "Income Tax Liabilities" means an amount determined by multiplying (a)(i) all taxable income and gains of the Company and its Subsidiaries for such taxable year (the "Taxable Amount") minus (ii) an amount (not to exceed the Taxable Amount for such taxable year) equal to all losses of the Company and its Subsidiaries in any of the three prior taxable years that have not been previously subtracted pursuant to this clause (ii) from the Taxable Amount for any prior year by (b) forty-two percent (42%) or, if there is a change in applicable federal, state or local tax rates, such other rate as the Issuers determine in good faith to be a reasonable approximation of the effective combined federal, state and local income taxation rates generally payable by Parent or direct or indirect owners of the Company with respect to the income and gains of the Company and its Subsidiaries.

        "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or Regulated Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary or Regulated Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with "—Certain Covenants—Limitation on Indebtedness":

  (1)
  amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

  (2)
  the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms;

  (3)
  increases in liabilities as a result of fluctuations in exchange rates; and

  (4)
  the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

will not be deemed to be the Incurrence of Indebtedness.

        "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

  (1)
  the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

  (2)
  all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

  (3)
  all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding any accounts payable or other liability to trade creditors arising in the ordinary course of business);

  (4)
  all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers' acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

if, and to the extent that, any of the foregoing Indebtedness (other than letters of credit, bankers' acceptances or similar credit transactions) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

  (5)
  the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Subsidiary of such Person, the principal amount of such Preferred Stock to be determined in accordance with the Indenture (but excluding, in each case, any accrued dividends);

  (6)
  all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor or guarantor, including by means of any Guarantee;

  (7)
  all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the Fair Market Value of such property or assets and the amount of the obligation so secured; and

  (8)
  to the extent not otherwise included in this definition, Hedging Obligations of such Person.

Notwithstanding the foregoing, "Indebtedness" shall not include (w) Customer Financing Indebtedness, (x) GP Obligations, (y) Hedging Obligations that have been incurred by such Person on behalf of customers or in order to finance the carrying of securities or investment positions and (z) indemnification, adjustment of purchase price, earn-out or similar obligations incurred or assumed by any of the Company, a Restricted Subsidiary or a Regulated Subsidiary in connection with the acquisition or disposition of any of their respective businesses or assets whether or not such acquisition occurred before or after the Issue Date.

        The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all obligations as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

        "Independent Qualified Party" means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.

        "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates.

        "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including by way of Guarantee or similar arrangements but excluding any advances to customers in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person; provided that assets held to secure Customer Financing Indebtedness in the ordinary course of business shall not constitute an Investment. If the Company or any Restricted Subsidiary or Regulated Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary or Regulated Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary or Regulated Subsidiary, any Investment by the Company or any Restricted Subsidiary or Regulated Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time. The acquisition by the Company or any Restricted Subsidiary or Regulated Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary or Regulated Subsidiary in such third Person at such time. Except as otherwise provided for herein, the amount of an Investment shall be its Fair Market Value at the time the Investment is made and without giving effect to subsequent changes in value.

        For purposes of the definition of "Unrestricted Subsidiary," the definition of "Restricted Payment" and the covenant described under "—Certain Covenants—Limitation on Restricted Payments":

  (1)
  "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Company's "Investment" in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

  (2)
  any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

        "Issue Date" means August 5, 2004.

        "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

        "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

        "Management Agreement" means the Management Agreement dated the Acquisition Date by and between Refco Group Ltd., LLC and THL Managers V, LLC, as in effect on such date.

        "Merger" means the merger on the Acquisition Date of Refco Finance Holdings LLC with and into Refco Group Ltd., LLC, with Refco Group Ltd., LLC continuing as the surviving entity, pursuant to the Equity Purchase and Merger Agreement.

        "Moody's" means Moody's Investors Service, Inc. and any successor to its rating agency business.

        "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of:

  (1)
  all direct costs relating to such Asset Disposition, including, without limitation, legal, accounting and investment banking fees, sales commissions and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements;

  (2)
  all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

  (3)
  all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries and Regulated Subsidiaries as a result of such Asset Disposition;

  (4)
  the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary or Regulated Subsidiary after such Asset Disposition, including liabilities with respect to severance costs, pension and other post-employment benefit liabilities, liabilities related to environmental matters or indemnification obligations associated with such Asset Disposition; and

  (5)
  any portion of the purchase price from an Asset Disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with that Asset Disposition; provided, however, that upon the termination of that escrow, Net Available Cash will be increased by any portion of funds in the escrow that are released to the Company or any Restricted Subsidiary or Regulated Subsidiary.

        "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

        "Net Indebtedness to EBITDA Ratio" means, with respect to any Person, the ratio of: (a) the Indebtedness of the Company and its Restricted Subsidiaries and Regulated Subsidiaries, as of the end

of the most recently ended fiscal quarter for which internal financial statements are available immediately preceding the date on which the event for which such calculation is being made shall occur, plus the amount of any Indebtedness Incurred subsequent to the end of the such fiscal quarter, less the amount of cash and Temporary Cash Investments (other than cash held as segregated funds with respect to customer accounts) that would be stated on the balance sheet of the Company and held by the Company as of such date of determination, as determined in accordance with GAAP, to (b) the Company's EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which the event for which such calculation is being made shall occur (the "Measurement Period"); provided, however, that: (i) in making such computation, Indebtedness shall include the greater of (x) the average daily balance outstanding under any revolving credit facility during the most recently ended fiscal quarter and (y) the actual amount of Indebtedness outstanding under any revolving credit facility as of the date for which such calculation is being made; and (ii) if the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries consummates a material acquisition or an Asset Disposition or other disposition of assets subsequent to the commencement of the Measurement Period but prior to the event for which the calculation of the Net Indebtedness to EBITDA Ratio is made, then the Net Indebtedness to EBITDA Ratio shall be calculated giving pro forma effect to such material acquisition or Asset Disposition or other disposition of assets, as if the same had occurred at the beginning of the applicable period. Any pro forma calculations necessary pursuant to this "Net Indebtedness to EBITDA Ratio" shall be made in accordance with the provisions set forth in the second paragraph of the definition of "Consolidated Coverage Ratio."

        "Net Senior Indebtedness to EBITDA Ratio" means, with respect to any Person, the ratio of: (a) the Senior Indebtedness of the Company and its Restricted Subsidiaries and Regulated Subsidiaries, as of the end of the most recently ended fiscal quarter for which internal financial statements are available immediately preceding the date on which the event for which such calculation is being made shall occur, plus the amount of any Senior Indebtedness Incurred subsequent to the end of such fiscal quarter, less the amount of cash and Temporary Cash Investments (other than cash held as segregated funds with respect to customer accounts) that would be stated on the balance sheet of the Company and held by the Company as of such date of determination, as determined in accordance with GAAP, to (b) the Company's EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which the event for which such calculation is being made shall occur (the "Measurement Period"); provided, however, that: (i) in making such computation, Senior Indebtedness shall include the greater of (x) the average daily balance outstanding under any revolving credit facility during the most recently ended fiscal quarter and (y) the actual amount of Senior Indebtedness outstanding under any revolving credit facility as of the date for which such calculation is being made; and (ii) if the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries consummates a material acquisition or an Asset Disposition or other disposition of assets subsequent to the commencement of the Measurement Period but prior to the event for which the calculation of the Net Senior Indebtedness to EBITDA Ratio is made, then the Net Senior Indebtedness to EBITDA Ratio shall be calculated giving pro forma effect to such material acquisition or Asset Disposition or other disposition of assets, as if the same had occurred at the beginning of the applicable period. Any pro forma calculations necessary pursuant to this "Net Senior Indebtedness to EBITDA Ratio" shall be made in accordance with the provisions set forth in the second paragraph of the definition of "Consolidated Coverage Ratio."

        "Obligations" means, with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements and other amounts payable pursuant to the documentation governing such Indebtedness.

        "Officer" means the Chairman of the Governing Board, the President, any Vice President, the Treasurer or the Secretary of the Company.

        "Officers' Certificate" means a certificate signed by two Officers.

        "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

        "Parent" means New Refco Group Ltd. LLC or any other direct or indirect parent company of the Company.

        "Permitted Asset Swap" means the disposition by the Company or its Restricted Subsidiaries or Regulated Subsidiaries of assets to another Person or Persons in exchange for which the Company and the Restricted Subsidiaries and Regulated Subsidiaries receive assets having, in the reasonable judgment of the disinterested members of the Governing Board of the Company, a Fair Market Value substantially equivalent to or greater than the Fair Market Value of the assets so disposed; provided, however, that no such disposition or series of related dispositions shall constitute Permitted Asset Swaps to the extent that the aggregate Fair Market Value of the assets so disposed which combined with the Fair Market Value of the assets disposed of in one or more Permitted Asset Swaps exceeds $100.0 million; provided further, however, that if the book value of the assets to be disposed in a Permitted Asset Swap (or in a series of related Permitted Asset Swaps) exceeds $50.0 million, such disposition shall not constitute a Permitted Asset Swap unless an Independent Qualified Party shall have determined in writing that the Fair Market Value of the assets to be received by the Company, its Restricted Subsidiaries and its Regulated Subsidiaries is substantially equivalent to or greater than the Fair Market Value of the assets to be disposed.

        "Permitted Holders" means:

  (1)
  the Equity Sponsor or any of its Affiliates;

  (2)
  Phillip R. Bennett or any of his Subsidiaries; and

  (3)
  any Person acting in the capacity of underwriter in connection with a Designated Offering.

        "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary or Regulated Subsidiary in:

  (1)
  the Company, a Restricted Subsidiary or a Regulated Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary or a Regulated Subsidiary, as the case may be; provided, however, that the primary business of such Restricted Subsidiary or Regulated Subsidiary is a Related Business;

  (2)
  another Person if, as a result of such Investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company, a Restricted Subsidiary or a Regulated Subsidiary; provided, however, that such Person's primary business is a Related Business;

  (3)
  cash and Temporary Cash Investments;

  (4)
  receivables owing to the Company or any Restricted Subsidiary or Regulated Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary or Regulated Subsidiary deems reasonable under the circumstances;

  (5)
  payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

  (6)
  loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary or Regulated Subsidiary;

  (7)
  stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or Regulated Subsidiary or in satisfaction of judgments;

  (8)
  any Person to the extent such Investment represents the non-cash portion of the consideration received for (A) an Asset Disposition as permitted pursuant to the covenant described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" or (B) a disposition of assets not constituting an Asset Disposition;

  (9)
  any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries (A) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary or Regulated Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

  (10)
  any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary or Regulated Subsidiary;

  (11)
  any Person to the extent such Investments consist of Hedging Obligations or Guarantees otherwise permitted under the covenant described under "—Certain Covenants—Limitation on Indebtedness;"

  (12)
  any Person to the extent such Investments exist on the Issue Date, and any extension, modification or renewal of any such Investments existing on the Issue Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date);

  (13)
  any Person if the payment for such Investment consists entirely of Capital Stock (other than Disqualified Stock) of the Company or Parent; and

  (14)
  Persons to the extent such Investments, when taken together with all other Investments made pursuant to this clause (14) and outstanding on the date such Investment is made, do not exceed the greater of (A) $125.0 million and (B) an amount in U.S. dollars equal to the product of (x) $125.0 million and (y) 1 plus a percentage equal to the percentage of the net increase in "members' equity" (or, following any reorganization of the Company as a corporation, "stockholders' equity") on the consolidated balance sheet of the Company from the Issue Date to the end of the most recent fiscal quarter immediately prior to the date on which the applicable Investment is made pursuant to this clause (14).

        "Permitted Junior Securities" means (1) Capital Stock of the Issuers, any Subsidiary Guarantor or Parent or (2) unsecured debt securities that are subordinated to all Senior Indebtedness (and any debt securities issued in exchange for Senior Indebtedness) to substantially the same extent as, or to a greater extent than, the Notes and the Subsidiary Guaranties are subordinated to Senior Indebtedness under the Indenture.

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

        "principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

        "Pro Forma Cost Savings" means, with respect to any period, the reduction in net costs and related adjustments that (i) were directly attributable to an Asset Acquisition, Investment or Asset Disposition that occurred during the four-quarter period or after the end of the four-quarter period and on or prior to the date of determination and calculated on a basis that is consistent with Regulation S-X under the Securities Act as in effect and applied as of the date of the Indenture, (ii) were actually implemented by the business that was the subject of any such Asset Acquisition, Investment or Asset Disposition within six months after the date of the applicable Asset Acquisition, Investment or Asset Disposition and prior to the date of determination and are supportable and quantifiable by the underlying accounting records of such business or (iii) relate to the business that is the subject of any such Asset Acquisition, Investment or Asset Disposition and that the Company reasonably determines are probable based upon specifically identifiable actions to be taken within six months of the date of the applicable Asset Acquisition, Investment or Asset Disposition and, in the case of each of (i), (ii) and (iii), are described, as provided below, in an Officers' Certificate, as if all such reductions in costs had been effected as of the beginning of such period. Pro Forma Cost Savings described above shall be accompanied by a certificate delivered to the Trustee from the Company's chief financial officer that outlines the specific actions taken or to be taken, the net cost savings achieved or to be achieved from each such action and that, in the case of clause (iii) above, such savings have been determined to be probable.

        "Purchase Money Indebtedness" means Indebtedness (including Capital Lease Obligations) (1) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds or similar Indebtedness, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed or (2) Incurred to finance the acquisition (whether directly or through acquisition of Capital Stock) by the Company or a Restricted Subsidiary or Regulated Subsidiary of any asset, including additions and improvements, used or useful in a Related Business in the ordinary course of business; provided, however, that such Indebtedness is Incurred within 270 days after such acquisition of such assets.

        "Quotation Agent" means the Reference Treasury Dealer selected by the Trustee after consultation with the Company.

        "Reference Treasury Dealer" means Credit Suisse First Boston LLC and its successors and assigns and two other nationally recognized investment banking firms selected by the Company that are primary U.S. government securities dealers.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding such redemption date.

        "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary or Regulated Subsidiary existing on the Issue Date or subsequently Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

  (1)
  such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

  (2)
  such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;

  (3)
  such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; and

  (4)
  if the Indebtedness being Refinanced is subordinated in right of payment to the Notes, such Refinancing Indebtedness is subordinated in right of payment to the Notes at least to the same extent as the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Restricted Subsidiary or Regulated Subsidiary that Refinances Indebtedness of the Company or (B) Indebtedness of the Company, a Restricted Subsidiary or a Regulated Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

        "Registration Rights Agreement" means the Registration Rights Agreement dated August 5, 2004, among the Issuers and the initial purchasers and, if applicable, the Subsidiary Guarantors and any similar registration rights agreement in respect of Additional Notes.

        "Regulated Subsidiary" means any Subsidiary of the Company so long as such Subsidiary is (a) a Broker-Dealer Regulated Subsidiary, (b) a Futures Commission Regulated Subsidiary, (c) a Foreign Subsidiary subject to regulation as a futures commission merchant or broker (or the equivalent thereof) under applicable laws, (d) otherwise subject to regulation by any Governmental Authority and for which the incurrence of Indebtedness (including Guarantees) or the granting of Liens with respect to its assets would be prohibited or restricted or would result in a negative impact on any minimum capital or similar requirement applicable to it or (e) subject to regulation by any Regulatory Supervising Organization.

        "Regulatory Net Capital" means, for each Regulated Subsidiary, the Regulatory Total Capital adjusted by amounts and calculations that are specified in the laws of the applicable Regulatory Supervising Organizations.

        "Regulatory Supervising Organization" means any of (a) the Commodity Futures Trading Commission, (b) the National Futures Association, (c) the SEC, (d) the National Association of Securities Dealers or (e) any governmental or regulatory organization, exchange, clearing house or financial regulatory authority of which a Regulated Subsidiary is a member or to whose rules it is subject.

        "Regulatory Total Capital" means, for each Regulated Subsidiary, the amount of capital (including subordinated debt which is characterized as equity for regulatory reporting purposes) as calculated pursuant to the rules of, and reported from time to time to, the applicable Regulatory Supervising Organizations.

        "Related Business" means any business in which the Company or any of the Restricted Subsidiaries or Regulated Subsidiaries was engaged on the Issue Date and any business related, ancillary or complementary to such business; provided, however that order execution for trading in, and clearing of, new risk management and investment products shall be deemed to be a Related Business.

        "Representative" means, with respect to any Person, any trustee, agent or representative (if any) for an issue of Senior Indebtedness of such Person.

        "Restricted Payment" with respect to any Person means:

  (1)
  the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than (A) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock), (B) dividends or distributions payable solely to the Company, a Restricted Subsidiary or a Regulated Subsidiary, (C) pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation) and (D) dividends or distributions on Class B Equity Interests in accordance with their terms, other than to any Affiliates of the Company, except to the extent any such Affiliate is an employee.)

  (2)
  the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Capital Stock of the Company or Parent held by any Person (other than by a Restricted Subsidiary or Regulated Subsidiary), including in connection with any merger or consolidation;

  (3)
  the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of the Company or any Subsidiary Guarantor (other than (A) from the Company, a Restricted Subsidiary or a Regulated Subsidiary or (B) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

  (4)
  the making of any Investment (other than a Permitted Investment) in any Person.

        "Restricted Subsidiary" means any Subsidiary of the Company (including, without limitation, Refco Finance Inc.) that is neither an Unrestricted Subsidiary nor a Regulated Subsidiary.

        "Sale/Leaseback Transaction" means an arrangement relating to property owned by the Company, a Restricted Subsidiary or a Regulated Subsidiary on the Issue Date or thereafter acquired by the Company, a Restricted Subsidiary or a Regulated Subsidiary whereby the Company, such Restricted Subsidiary or such Regulated Subsidiary transfers such property to a Person and the Company, such Restricted Subsidiary or such Regulated Subsidiary leases it from such Person.

        "SEC" means the U.S. Securities and Exchange Commission.

        "Secured Indebtedness" of any Person means any Indebtedness of such Person secured by a Lien.

        "Securities Act" means the U.S. Securities Act of 1933, as amended.

        "Securityholders Agreement" means the Securityholders Agreement dated the Acquisition Date by and among Refco Group Ltd., LLC, Refco Group Holdings, Inc., THL Refco Acquisition Partners, the Executive Investors (as defined therein), the Employees (as defined therein) and the other parties from time to time party thereto.

        "Senior Indebtedness" means with respect to any Person:

  (1)
  Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

  (2)
  all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed or allowable in such proceeding) in respect of Indebtedness described in clause (1) above unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other Obligations are subordinate or pari passu in right of payment to the Notes or the Subsidiary Guaranty of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:

  (1)
  any liability for federal, state, local or other taxes owed or owing by such Person;

  (2)
  any accounts payable or other liability to trade creditors arising in the ordinary course of business;

  (3)
  any Indebtedness or other Obligation of such Person which is subordinate or junior in right of payment to any other Indebtedness or other Obligation of such Person; or

  (4)
  that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture.

Without limiting the generality of the foregoing, "Senior Indebtedness" shall also include the principal of, premium, if any, and interest on (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization whether or not post-filing interest is allowed or allowable in such proceeding):

        (1)   Bank Indebtedness; and

        (2)   all Hedging Obligations (and guarantees thereof) owed by the Company or any Subsidiary Guarantor to any institution that is a lender under the Credit Agreement (or an affiliate of such lender) at the time such Hedging Obligations are incurred, in each case whether outstanding on the Issue Date or thereafter incurred.

        "Senior Subordinated Indebtedness" means, with respect to any Person, the Notes (in the case of the Issuers), the Subsidiary Guaranty (in the case of a Subsidiary Guarantor) and any other Indebtedness of such Person that specifically provides that such Indebtedness is to rank pari passu with the Notes or such Subsidiary Guaranty, as the case may be, in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such Person which is not Senior Indebtedness of such Person.

        "Significant Subsidiary" means any Restricted Subsidiary or Regulated Subsidiary that would be a "significant subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

        "Standard & Poor's" means Standard & Poor's, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

        "Stated Maturity" means, except as otherwise provided, with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the final payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase or repayment of such Indebtedness at the option of the holder thereof or the lender thereunder upon the happening of any contingency unless such contingency has occurred).

        "Subordinated Obligation" means, with respect to any Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or a Subsidiary Guaranty of such Person, as the case may be, pursuant to a written agreement to that effect.

        "Subsidiary" means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or indirectly, by:

  (1)
  such Person;

  (2)
  such Person and one or more Subsidiaries of such Person; or

  (3)
  one or more Subsidiaries of such Person.

provided, however, that a limited partnership or similar passive collective investment entity that trades derivatives and in which the Company, any Restricted Subsidiary or any Regulated Subsidiary serves as general partner (or has a similar status) in the ordinary course of the Company's, such Restricted Subsidiary's or such Regulated Subsidiary's brokerage or asset management business shall not be deemed a Subsidiary.

        "Subsidiary Guarantor" means each subsidiary of the Company that executed the Indenture as a Subsidiary Guarantor on the Acquisition Date and each other Subsidiary of the Company that thereafter Guarantees the Notes pursuant to the terms of the Indenture. Our current Subsidiary Guarantors are Bersec International LLC, Kroeck & Associates LLC, Lind-Waldock Securities, LLC, Market Educational Institute, LLC, Marshall Metals, LLC, Refco Administration, LLC, Refco Capital Holdings, LLC, Refco Capital Management, LLC, Refco Capital Trading LLC, Refco Capital LLC, Refco F/X Associates, LLC, Refco Financial, LLC, Refco Fixed Assets Management, LLC, Refco Global Capital Management LLC, Refco Global Futures, LLC, Refco Global Holdings, LLC, Refco Information Services, LLC, Refco Managed Futures, LLC, Refco Mortgage Securities, LLC, Refco Regulated Companies, LLC, Summit Management, (Newco) LLC and Westminster-Refco Management LLC.

        "Subsidiary Guaranty" means a Guarantee by a Subsidiary Guarantor of the Issuers' obligations with respect to the Notes.

        "Swap Contracts" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward contracts, futures contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, repurchase agreements, reverse repurchase agreements, sell buy back and buy sell back agreements, and securities lending and borrowing agreements or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.

        "Tax Distribution" means any distribution by the Company to its direct or indirect owners which (i) with respect to quarterly estimated tax payments due in each calendar year shall be equal to twenty-five percent (25%) of the Income Tax Liabilities for such calendar year as estimated in writing by the chief financial officer of the Company, (ii) with respect to tax payments to be made with income tax returns filed for an entire taxable year or with respect to adjustments to such returns imposed by the Internal Revenue Service or other taxing authority, shall be equal to the Income Tax Liabilities for each taxable year minus the aggregate amount distributed for such taxable year as provided in clause (i) above and (iii) with respect to taxes not determined by reference to income, represents the amount of any such taxes imposed on a direct or indirect owner of the Company as a result of such owner's ownership of the equity of the Company. In the event the amount determined under clause (ii) is a negative amount, the amount of any Tax Distributions in the succeeding taxable year (or, if necessary, any subsequent taxable years) shall be reduced by such negative amount.

        "Temporary Cash Investments" means any of the following:

  (1)
  readily marketable obligations issued or directly and fully guaranteed or insured by the United States or, any state, commonwealth or territory of the United States or any agency or instrumentality thereof having maturities of not more than two years from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

  (2)
  time deposits with, or insured certificates of deposit or bankers' acceptances of, any commercial bank that (i) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated at least P-1 (or the then equivalent grade) by Moody's or at least "A-1" (or the then equivalent grade) by Standard & Poor's and (iii) has combined capital and surplus of at least $200.0 million (any such bank being an "Approved Domestic Bank"), in each case with maturities of not more than 360 days from the date of acquisition thereof;

  (3)
  commercial paper and variable or fixed rate notes issued by an Approved Domestic Bank (or by the parent company thereof) or any variable rate note issued by, or Guaranteed by a domestic corporation rated A-1 (or the equivalent thereof) or better by Standard & Poor's or P-1 (or the equivalent thereof) or better by Moody's, in each case with maturities of not more than 360 days from the date of acquisition thereof;

  (4)
  repurchase agreements entered into by any Person with a bank or trust company or recognized securities dealer having capital and surplus in excess of $200.0 million for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations;

  (5)
  investments, classified in accordance with GAAP as current assets of the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions having capital of at least $200.0 million, and the portfolios of which are limited such that 95% of such investments are of the character, quality and maturity described in clauses (1), (2), (3), (4) and (6) of this definition;

  (6)
  solely with respect to any Foreign Subsidiary, non-dollar denominated (i) certificates of deposit of, bankers' acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from Standard & Poor's is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof (any such bank being an "Approved Foreign Bank") and maturing within twelve months of the date of acquisition and (ii) equivalents of demand deposit accounts which are maintained with an Approved Foreign Bank; and at least 100% of the amount of the repurchase obligations; and

  (7)
  Investments of the type set forth in Commodity Futures Trading Commission Regulation 1.25 and SEC Regulation 15c3-3(e).

        "Transactions" has the meaning set forth in this Prospectus under the heading "Prospectus Summary—Transactions."

        "Trustee" means Wells Fargo Bank Minnesota, National Association until a successor replaces it and, thereafter, means the successor.

        "Trust Indenture Act" means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the Issue Date.

        "Trust Officer" means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

        "Unrestricted Subsidiary" means:

  (1)
  any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Governing Board of the Company in the manner provided below; and

  (2)
  any Subsidiary of an Unrestricted Subsidiary.

        The Governing Board of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary, but excluding Refco Finance Inc.) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "—Certain Covenants—Limitation on Restricted Payments."

        The Governing Board of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary or a Regulated Subsidiary, as applicable; provided, however, that immediately after giving effect to such designation (A) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "—Certain Covenants—Limitation on Indebtedness" and (B) no Default shall have occurred and be continuing. Any such designation by the Governing Board of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Governing Board of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

        "U.S. Dollar Equivalent" means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the "Exchange Rates" column under the heading "Currency Trading" on the date two Business Days prior to such determination.

        Except as described under "—Certain Covenants—Limitation on Indebtedness," whenever it is necessary to determine whether the Company has complied with any covenant in the Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

        "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

        "Voting Stock" of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

        "Wholly Owned Subsidiary" means a Restricted Subsidiary or Regulated Subsidiary all the Capital Stock of which (other than directors' qualifying shares or Class B Equity Interests) is owned by the Company or one or more other Wholly Owned Subsidiaries.

Book-Entry, Delivery and Form

        The Notes initially will be represented by one or more global notes in registered form without interest coupons (the "Global Notes"). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

        Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Certificated Notes except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Certificated Notes.

        Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depositary Procedures

        The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the settlement system of DTC and are subject to changes by it. We take no responsibility for these operations and procedures and urge investors to contact DTC or its participants directly to discuss these matters.

        DTC has advised us that it is a limited-purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the "participants") and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the "indirect participants"). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

        DTC has also advised us that, pursuant to procedures established by it:

  (1)
  upon deposit of the Global Notes, DTC will credit the accounts of participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

  (2)
  ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the Global Notes).

        Investors in the Global Notes who are participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not participants may hold their interests therein indirectly through organizations which are participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that specified persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, beneficial owners of an interest in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Certificated Notes and will not be considered the registered owners or "Holders" thereof under the Indenture for any purpose.

        Payments in respect of the principal of, and interest, premium and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Issuers and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuers, the Trustee nor any agent of the Issuers or the Trustee has or will have any responsibility or liability for:

(1)
any aspect of DTC's records or any participant's or indirect participant's records relating to, or payments made on account of, beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the Global Notes; or

(2)
any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

        DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee or the Issuers. Neither the Issuers nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the Notes, and the Issuers and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between participants in DTC will be effected in accordance with DTC's procedures and will be settled in same-day funds.

        DTC has advised the Issuers that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for Certificated Notes, and to distribute such Notes to its participants.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants, it is under no obligation to perform such procedures, and such procedures may be discontinued or changed at any time. Neither the Issuers nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        A Global Note is exchangeable for Certificated Notes if:

  (1)
  DTC (A) notifies the Issuers that it is unwilling or unable to continue as depositary for the Global Notes or (B) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed; or

  (2)
  there has occurred and is continuing a Default with respect to the Notes.

        In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

        Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes.

Same Day Settlement and Payment

        The Issuers will make payments in respect of the Notes represented by the Global Notes (including principal, interest and premium and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Issuers will make all payments of principal, interest and premium and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder's registered address. The Notes represented by the Global Notes are expected to be eligible to trade in PORTAL and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuers expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
OF THE EXCHANGE OFFER

        The following is a summary of the material United States federal income tax consequences relating to the exchange of an old note for a registered note in the exchange offer. It does not contain a complete analysis of all the potential tax considerations relating to the exchange. In addition, this summary is limited to a beneficial owner of an old note who holds the old note, and will hold the registered note, as a "capital asset" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the Code (the "Code").

        This discussion does not deal with the consequences to special classes of holders of notes, such as dealers in securities or currencies, brokers, traders that mark-to-market their securities, insurance companies, tax-exempt entities, financial institutions or "financial services entities," persons with a functional currency other than the U.S. dollar, regulated investment companies, real estate investment trusts, retirement plans, expatriates or former long-term residents of the United States, persons who hold their notes as part of a straddle, hedge, "conversion transaction," "constructive sale," or other integrated investment, persons subject to the alternative minimum tax, partnerships or other pass-through entities or investors in partnerships or other pass-through entities that hold the notes.

        This summary also does not address any tax consequences arising under the tax laws of any U.S. state, local, foreign or other taxing jurisdiction or any possible applicability of the U.S. federal estate or gift tax law.

        The discussion below is based upon the provisions of the Code, and the Treasury Regulations promulgated thereunder, and rulings, judicial decisions and administrative interpretations, all as in effect on the date hereof, any of which may be repealed or subject to change, possibly with retroactive effect, so as to result in United States federal income tax consequences different from those discussed below.

        For United States federal income tax purposes, the exchange of an old note for a registered note in the exchange offer will not constitute a taxable exchange, and you will not recognize a taxable gain or loss on such exchange to you. The adjusted tax basis of your registered notes will be the same as the adjusted tax basis of your old notes exchanged therefor immediately before the exchange and your holding period will carry over to the registered notes. The United States federal income tax consequences of owning and disposing of the registered notes will be the same as those applicable to the old notes.

        THE PRECEDING DISCUSSION OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF EXCHANGING AN OLD NOTE FOR A REGISTERED NOTE, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives registered notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such registered notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of registered notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the time of expiration, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                        ,         , all dealers effecting transactions in the registered notes may be requird to deliver a prospectus.

        We will not receive any proceeds from any sale of registered notes by broker-dealers. Registered notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the registered notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such registered notes. Any broker-dealer that resells registered notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such registered notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of registered notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 180 days after the time of expiration, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        Weil, Gotshal & Manges LLP, New York, New York has passed upon the validity of the registered notes and the related guarantees on our behalf. Certain partners of Weil, Gotshal & Manges LLP have indirect ownership interests, totaling less than 0.01%, in us as a result of their investments in Thomas H. Lee Investors, L.P.

EXPERTS

        The Refco Group Ltd., LLC consolidated balance sheets as of February 29, 2004 and February 28, 2003 and the related consolidated statements of income, changes in members' equity and cash flows for the three years in the period ended February 29, 2004 and schedules included in this prospectus and elsewhere in this registration statement have been audited by Grant Thornton LLP, independent registered public accountants, as stated in their reports with respect thereto, and is included herein in reliance upon the authority of said firm as experts in accounting and auditing.

GLOSSARY

Broker in Principal	An individual or firm who acts as an intermediary or temporary dealer between a buyer and a seller and who either takes title to the asset on behalf of its client or has a client position offset by an equal but opposite position with a dealer.
CBOE
Chicago Board Options Exchange, which is a securities exchange created in the early 1970s for the public trading of standardized option contracts. Primary place for the trading of stock options, foreign currency options and index options.
CBOT	Chicago Board of Trade, which is the second largest derivatives exchange in the United States and a pioneer in the development of financial futures and options.
CFMA	Commodity Futures Modernization Act of 2000, which amended the Commodity Exchange Act, removing much regulation by the CFTC to which OTC derivatives had been subject previously.
CFTC
Commodity Futures Trading Commission, which is the federal regulatory agency that administers the Commodity Exchange Act. It is the federal oversight agency that monitors the futures and options on futures markets to detect and prevent price distortion and market manipulation and to protect the rights of customers who use the markets for either commercial or investment purposes.
Clearing House
An agency or corporation that acts as a central counterparty to the clearing members or FCMs on each side of a transaction. Clearing Houses are responsible for settling trading accounts, collecting and maintaining margin monies, regulating delivery and reporting trading data.
CME
Chicago Mercantile Exchange, which is the largest derivatives exchange in the United States and the second largest exchange in the world for the trading of futures and options on futures. CME has four major product areas based on interest rates, stock indexes, foreign exchange and commodities.
Commodity Exchange Act	The principal legislation governing the trading of commodities and futures in the United States.
Commodity Pool Operator
An individual or organization which operates or solicits funds for a pool in which funds contributed by a number of persons are combined for the purpose of trading futures or options contracts. Generally required to be registered with the CFTC.
Commodity Trading Advisor
A person who directly or indirectly advises others as to the advisability of buying or selling futures or commodity options. Most Commodity Trading Advisors may exercise trading authority over a customer's account. A Commodity Trading Advisor is generally required to be registered with the CFTC.

E-mini
E-minis are smaller versions of popular index funds that cover the entire S&P 500 and Nasdaq-100 indexes. E-minis are 20% the size of larger index contracts and allow for great flexibility when assembling a portfolio. E-mini trading is popular because it requires less of an initial capital investment, and it enables traders to diversify a portfolio and hedge against more focused investments.
Eurex	World's largest derivatives exchange, based on volume. This fully electronic exchange has 432 participants in 17 countries, creating decentralized and standardized access to its markets.
Euronext	Europe's first cross-border group of stock exchanges and their derivatives markets, formed by the merger of the stock exchanges of Amsterdam, Brussels and Paris in 2000.
Exchange	A marketplace in which shares, options and/or futures on stocks, bonds, commodities and indexes are traded.
FCM
Futures Commission Merchant, which is a firm engaged in soliciting or accepting and handling orders for the purchase or sale of futures contracts and accepting money or securities to provide margin for any resulting trades or contracts. An FCM must be registered with the CFTC.
Forward
A contract in which a seller agrees to deliver a specified asset to a buyer at a specified price sometime in the future. In contrast to futures contracts, forward contracts are not standardized, not traded on exchanges and generally contemplate a delivery at settlement.
FXCM
An FCM specializing solely in spot foreign exchange. FXCM has operations around the world, services over 40,000 retail customers and over 400 institutional customers from more than 80 countries and executes over 800,000 trades executed each month.
LCH
London Clearing House, which is a leading independent clearing house in Europe, serving major international exchanges and platforms, equity markets, exchange-traded derivatives markets, energy markets, the interbank interest rate swaps market and the majority of the Euro-denominated and sterling bond and repo markets.
LME
London Metal Exchange, which is a market for trading base metals. LME prices are used as reference prices in many world markets by metals producers and fabricators of metal products and are the basis for most major commodity indices.
Mark-to-Market	To debit or credit a trading account on a daily basis based on the prices established at the close of that day's trading session.
Net Capital	The amount by which current assets exceed liabilities (adjusted for illiquid assets, certain operating capital charges, and potential adverse fluctuations in the value of securities inventory).
NFA
National Futures Association, which is the industry wide self-regulatory organization of the futures industry. Congress authorized its creation in 1974, and the CFTC designated it a "registered futures association" in 1982.

NYMEX	New York Mercantile Exchange, which is the world's largest physical commodity derivatives exchange.
OTC Market	Over-The-Counter Market, which is a decentralized market where geographically dispersed dealers are linked by telephones and computer screens. The market is for securities not listed on exchanges.
Repo
Repurchase agreement, which is an agreement in which one party sells a security to another party and agrees to repurchase it on a specified date for a specified price. This represents a collateralized short-term loan, where the collateral may be a Treasury security, money market instrument, federal agency security or mortgage-backed security. A reverse repurchase agreement, otherwise known as a "reverse repo," which is the purchase of a security at a specified price with an agreement to sell the same or substantially the same security to the same counterparty at a fixed or determinable price at a future date.
Repurchase Transaction	See the definition for "repo."
Segregated Funds
The amount of money, securities and property due to commodity futures or options customers, which is held in segregated accounts in compliance with Section 4d of the Commodity Exchange Act and CFTC Regulations. Such money, securities or property may not be comingled with the money, securities and property of the FCM, but the FCM may earn interest on it.
TSE	Tokyo Stock Exchange, which is the largest stock exchange in Japan with some of the most active trading in the world.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of
    Refco Group Ltd., LLC

        We have audited the accompanying consolidated balance sheets of Refco Group Ltd., LLC (the "Company") (a Delaware limited liability company) and subsidiaries (the "Group") as of February 29, 2004 and February 28, 2003, and the related consolidated statements of income, changes in members' equity and cash flows for each of the three years in the period ended February 29, 2004. These financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Refco Group Ltd., LLC and subsidiaries as of February 29, 2004 and February 28, 2003, and the results of their operations and their cash flows for each of the three years in the period ended February 29, 2004 in conformity with accounting principles generally accepted in the United States of America.

Grant Thornton LLP
New York, New York
October 8, 2004

REFCO GROUP LTD., LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	February 29, 2004	February 28, 2003
	(in thousands)
Cash and cash equivalents	$316,213	$226,165
Cash and securities segregated under federal and other regulations:
Cash and cash equivalents	1,375,838	1,949,846
Securities purchased under agreements to resell	55,061	69,161
Securities purchased under agreements to resell	24,782,874	12,163,297
Deposits with clearing organizations and others	1,831,765	1,751,801
Receivables from broker-dealers and clearing organizations	504,810	303,751
Receivables from customers, net of $65,200 and $42,700 in reserves, respectively	1,591,385	1,490,380
Receivables from equity members	210,223	280,545
Securities owned, at market or fair value	2,032,535	490,420
Memberships in exchanges (market value: 2004: $41,337, 2003: $33,738)	15,869	18,689
Assets of discontinued operations (Note B)	276,012	178,603
Other assets	339,587	292,771

Total assets	$33,332,172	$19,215,429

Liabilities
Short-term borrowings, including current portion of long-term borrowings	$88,890	$245,810
Securities sold under agreements to repurchase	25,630,299	12,779,456
Payable to broker-dealers and clearing organizations	583,643	256,783
Payable to customers	5,053,337	4,357,055
Securities sold, not yet purchased, at market or fair value	807,485	212,205
Liabilities of discontinued operations (Note B)	44,878	80,864
Accounts payable, accrued expenses, and other liabilities	171,651	157,395
Long-term borrowings	315,500	383,500
Subordinated debt	16,000	16,000

Total liabilities	32,711,683	18,489,068
Commitments and contingent liabilities
Preferred securities issued by subsidiaries	—	160,000
Membership interests issued by subsidiary	4,405	—
Members' equity	616,084	566,361

Total liabilities and members' equity	$33,332,172	$19,215,429

The accompanying notes are an integral part of these financial statements.

REFCO GROUP LTD., LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended
	February 29, 2004	February 28, 2003	February 28, 2002
		(in thousands)
Revenues
Commissions and brokerage	$645,440	$571,520	$477,806
Interest	1,051,695	2,387,339	1,711,109
Principal transactions, net	165,936	82,554	99,293
Asset management and advisory fees	7,255	123	6,433
Other	3,973	4,563	3,424

Total revenues	1,874,299	3,046,099	2,298,065

Expenses
Commissions and order execution costs	411,894	385,375	323,608
Interest	897,674	2,182,346	1,556,609
Employee compensation and benefits	204,854	180,962	167,373
General, administrative and other	170,415	142,585	148,967

Total expenses	1,684,837	2,891,268	2,196,557

Income before provision for income taxes, dividends on preferred securities issued by subsidiaries, income from equity investees, members' interest in earnings of subsidiary, and discontinued operations	189,462	154,831	101,508
Provision for income taxes	11,687	1,223	5,409

Income before dividends on preferred securities issued by subsidiaries, income from equity investees, members' interest in earnings of subsidiary, and discontinued operations	177,775	153,608	96,099
Dividends on preferred securities	—	15,576	15,576
Income from equity investees	11,544	1,673	708
Members' interest in earnings of subsidiary	1,273	—	—

Income from continuing operations	188,046	139,705	81,231

Discontinued operations (Note B)
(Loss) income from discontinued operations	(401)	1,151	13,945
Applicable income tax expense	489	737	1,542

Net income	$187,156	$140,119	$93,634

The accompanying notes are an integral part of these financial statements.

REFCO GROUP LTD., LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS' EQUITY

	Members' equity
	Common capital	Other comprehensive income	Total
	(in thousands)

Balance, February 28, 2001	$509,263	$(10,308)	$498,955
Capital withdrawals	(75,000)	—	(75,000)
Net income	93,634	—	93,634
Currency translation adjustment	—	(2,473)	(2,473)

Balance, February 28, 2002	527,897	(12,781)	515,116
Capital withdrawals	(100,000)	—	(100,000)
Net income	140,119	—	140,119
Currency translation adjustment	—	11,126	11,126

Balance, February 28, 2003	568,016	(1,655)	566,361
Capital withdrawals	(120,000)	—	(120,000)
Loss on early extinguishment of preferred securities issued by subsidiaries	(39,774)	—	(39,774)
Net income	187,156	—	187,156
Currency translation adjustment	—	22,341	22,341

Balance, February 29, 2004	$595,398	$20,686	$616,084

The accompanying notes are an integral part of these financial statements.

REFCO GROUP LTD., LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	February 29, 2004	February 28, 2003	February 28, 2002
		(in thousands)
Cash flows from operating activities
Net income	$187,156	$140,119	$93,634
(Loss) income from discontinued operations (Note B)	(890)	414	12,403

Net income from continuing operations	188,046	139,705	81,231
Noncash items included in net income
Depreciation and amortization	26,161	23,499	33,959
Members' interest in earnings of subsidiary	1,273	—	—
(Increase) decrease in operating assets
Cash and securities segregated under federal and other regulations:
Cash and cash equivalents	574,008	(1,109,672)	(377,218)
Securities purchased under agreements to resell	14,100	86,351	(82,700)
Securities purchased under agreements to resell	(12,619,577)	4,802,305	(4,267,460)
Deposits with clearing organizations and others	(79,964)	(698,744)	240,825
Receivables from broker-dealers and clearing organizations	(201,059)	49,689	42,423
Receivables from customers	(101,005)	394,443	(354,698)
Receivables from equity members	70,322	108,678	41,000
Securities owned, at market or fair value	(1,542,115)	(195,891)	359,873
Memberships in exchanges	2,820	(10,377)	—
Other assets	45,953	(11,746)	(40,604)
Increase (decrease) in operating liabilities			—
Short-term borrowings, including current portion of long-term borrowings	(156,920)	50,573	21,734
Securities sold under agreements to repurchase	12,850,843	(4,064,785)	4,798,815
Payable to broker-dealers and clearing organizations	326,860	(42,921)	(169,528)
Payable to customers	696,282	661,646	(48,945)
Securities sold, not yet purchased, at market or fair value	595,280	(71,327)	(251,709)
Accounts payable, accrued expenses and other liabilities	36,597	(30,816)	35,756
Notes payable	—	—	(8,400)

Net cash provided by operating activities	727,905	80,610	54,354

Cash flows from investing activities
Acquisition of businesses, net of cash acquired	(118,930)	(3,473)	—

Net cash used in investing activities	(118,930)	(3,473)	—

Cash flows from financing activities
Repayment of subordinated debt	—	—	(25,000)
Issuance of long-term borrowings	—	222,500	—
Repayment of long-term borrowings	(68,000)	(68,000)	(33,000)
Payment for redemption of preferred securities issued by subsidiaries	(199,774)	—	—
Net contributions to membership interests issued by subsidiary	3,132	—	—
Capital withdrawals	(120,000)	(100,000)	(75,000)

Net cash (used in) provided by financing activities	(384,642)	54,500	(133,000)

Net cash (used in) provided by discontinued operations (Note B)	(134,285)	(50,150)	15,919

Net (decrease) increase in cash and cash equivalents	90,048	81,487	(62,727)
Cash and cash equivalents, beginning of year	226,165	144,678	207,405

Cash and cash equivalents, end of year	$316,213	$226,165	$144,678

Supplemental cash flow disclosures:
Income taxes paid	$3,331	$6,032	$5,229
Interest paid	$713,142	$2,250,879	$2,235,388

The accompanying notes are an integral part of these financial statements.

REFCO GROUP LTD., LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A—ORGANIZATION

        Refco Group Ltd., LLC (the "Company") is a limited liability company under the laws of the State of Delaware. The consolidated financial statements include the accounts of the Company and its subsidiaries (collectively, the "Group"). The Group is a diversified financial services organization and is among the leading firms in its futures and options brokerage operations. In addition to its futures and options activities, the Group provides fund management and administrative services and is also a substantial broker of cash market products, including government securities, foreign exchange and foreign exchange options, international equities and emerging markets debt. The Group's worldwide headquarters in New York are complemented by a network of U.S. and international offices.

        The Group's principal operating subsidiaries comprise Refco Securities, LLC, a registered broker-dealer, Refco, LLC, a registered Futures Commission Merchant and Refco Capital Markets, Ltd., an offshore securities and foreign exchange broker.

        The Company is 90% owned by Refco Group Holdings, Inc., a Delaware corporation. The remaining 10% is owned by BAWAG Overseas, Inc., a third party financial institution.

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of preparation

        The consolidated financial statements include the accounts of the Company and each of its subsidiaries, all of which are wholly owned, except for Refco Securities, LLC, which does issue non-voting membership interests in the normal course of business. All material intercompany transactions and balances have been eliminated in consolidation.

        20% to 50% owned companies are carried on the equity method and included in "Other Assets."

        The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        As discussed in Note N, on August 5, 2004, the Company distributed all the equity interests of Forstmann-Leff International Associates, LLC, which owned substantially all the assets of the Company's Asset Management business, to Refco Group Holdings, Inc.

        The assets, liabilities, results of operations and cash flows from Forstmann-Leff International Associates, LLC have been segregated from continuing operations and presented separately as discontinued operations. Prior period information has been adjusted on the same basis to reflect this presentation.

        Operating results for Forstmann-Leff International Associates, LLC included in the discontinued operations are presented in the following table.

	Year Ended
	February 29, 2004	February 28, 2003	February 28, 2002
	(in thousands)
Revenue	$64,692	$57,018	$68,859
Expenses	65,093	55,867	54,914
Income before income taxes	(401)	1,151	13,945
Income tax expenses	489	737	1,542

Net income	$(890)	$414	$12,403

        The following table presents the carrying amounts of major classes of assets and liabilities of Forstmann-Leff International Associates, LLC as of February 29, 2004. These assets and liabilities are included under the captions "Assets of discontinued operations" and "Liabilities of discontinued operations" on our February 29, 2004 consolidated balance sheet.

February 29, 2004
(in thousands)
Cash and cash equivalents	$22,030
Receivable from customers	25,582
Other assets	228,400

Total assets	$276,012

Payable to customers	$42,380
Other liabilities(a)	2,498

Total liabilities	$44,878

    (a)
    includes accounts payable and accrued expenses

Foreign currency translation

        In the normal course of business, the Group engages in transactions denominated in foreign currencies. For financial reporting purposes, assets, liabilities and contractual commitments in foreign currencies have been translated at the year-end spot rate and revenues and expenses are translated at average rates of exchange for the fiscal year. Gains and (losses) resulting from foreign currency transactions, included in the consolidated statements of income, was $(0.7) million, $(15.7) million and $2.7 million for the years ended February 29, 2004, February 28, 2003 and February 28, 2002, respectively. Gains and (losses) resulting from translating foreign currency financial statements into U.S. dollars are included in cumulative currency translation adjustment, which represents other comprehensive income, a separate component of members' equity.

Cash and cash equivalents

        Cash and cash equivalents are defined as cash and short-term liquid investments with original maturities of 90 days or less when acquired.

Cash and securities segregated under federal and other regulations

        Cash and cash equivalents have been segregated in special reserve bank accounts for the benefit of clients under various regulatory requirements. These requirements at year-end are set forth below:

	2004	2003
	(in thousands)
Rule 15c3-3 of the Securities Exchange Act of 1934	$25,271	$22,657
Section 1.20 of the Commodity Exchange Act	924,613	1,708,959
Foreign subsidiaries regulated under various foreign regulations	425,954	218,230

	$1,375,838	$1,949,846

        As of February 29, 2004 and February 28, 2003, securities purchased under agreements to resell of $55.1 million and $69.2 million, respectively are held for the benefit of clients under Rule 15c3-3 of the Securities Exchange Act of 1934.

Securities purchased under agreements to resell and Securities sold under agreements to repurchase

        Securities purchased under agreements to resell and Securities sold under agreements to repurchase are treated as financing transactions and are carried at the amounts at which the securities will be reacquired or resold as specified in the respective agreements plus accrued interest. These carrying amounts approximate their fair values. It is the Group's policy to take possession of securities purchased under agreements to resell, which consist largely of securities issued by the U.S. Government. The Group retains the right to re-pledge collateral received in secured financing transactions.

        As permitted by Financial Accounting Standards Board ("FASB") Interpretation No. 41, Offsetting of Amounts Related to Certain Repurchase and Reverse Repurchase Agreements, the Group nets certain securities purchased under agreements to resell and securities sold under agreements to repurchase for financial reporting purposes.

Receivables from and payable to customers

        These balances primarily pertain to margin and open contractual commitments related to customers' futures, foreign currency forward and securities transactions. Receivables from and payable to customers in connection with futures and foreign currency forward transactions, include gains and losses on open futures, options and forward contracts. Receivables from and payable to customers in connection with securities transactions, include amounts due on cash and margin transactions.

        Receivables from customers at each year end are as follows:

	2004	2003
	(in thousands)
Futures transactions	$212,299	$209,629
Foreign currency and other OTC derivative transactions	38,724	364,711
Securities transactions	1,340,362	916,040

	$1,591,385	$1,490,380

        Payable from customers at each year end are as follows:

	2004	2003
	(in thousands)
Futures transactions	$4,052,363	$3,616,699
Foreign currency and other OTC derivative transactions	394,936	372,747
Securities transactions	606,038	367,609

	$5,053,337	$4,357,055

        These receivables are generally collateralized with marketable securities. The Group's allowance for doubtful account is based upon management's continuing review and evaluation of factors such as collateral value, aging and the financial condition of the customers. The allowance is assessed to reflect best estimate of probable losses that have been incurred as of the balance sheet date. Any changes are included in the current period operating results. The Group pursues collection of these receivables through various means, including legal action and collection agencies, and generally does not charge-off any of these receivables. Reserves of $65.2 million and $42.7 million have been provided against receivables from customers as of February 29, 2004 and February 28, 2003, respectively. The Group generally nets receivables and payables related to its customers futures, foreign currency forwards and securities transactions on a counterparty basis pursuant to master netting agreements. Where possible, it is the Group's policy to settle these transactions on a net basis with its counterparties.

Financial instruments

        The consolidated balance sheets generally reflects purchases and sales of financial instruments owned or sold on a trade-date basis.

Securities owned and Securities sold, not yet purchased

        Securities owned and Securities sold, not yet purchased consist primarily of U.S. and foreign equity and fixed-income securities which are stated at quoted market values, with unrealized gains and losses recognized in income under "Principal transactions". Securities not readily marketable are valued at fair value as determined by management. Fair value is the amount at which an instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

Derivative financial instruments

        As a broker, the Group enters into transactions involving derivative financial instruments in relation to its customer business. These transactions are generally immediately economically hedged by back-to-back trades with other financial institutions. All derivative financial instruments are carried at market value or, if market prices are not readily available, fair value. Market values for exchange-traded derivatives are based on quoted market prices. Fair market values for over-the-counter derivative financial instruments, are based on pricing models which are based on observable market data intended to approximate the amounts that would be received from or paid to a third party in settlement of the contracts.

        Derivatives used for economic hedging purposes include swaps, forwards, futures, and purchased options. Unrealized gains or losses on these derivative contracts are recognized currently in the statement of income as Principal transactions. The Group does not apply hedge accounting as defined in Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities, as all financial instruments are marked to market with changes in fair values reflected in earnings. Therefore, the disclosures required in paragraphs 44 and 45 of the Statement are generally not applicable with respect to these financial instruments.

Memberships in exchanges

        Exchange memberships comprise both rights to trade on exchanges and deposits made in relation to these memberships. Exchange memberships owned are recorded at cost and tested annually for impairment.

Furniture, equipment and leasehold improvements

        Furniture, equipment and leasehold improvements are recorded at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from three to seven years. Leasehold improvements are amortized over the lesser of the economic useful life of the improvement or the term of the lease.

Impairment of assets

        The Company reviews its long-lived assets and intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Goodwill

        Goodwill is the cost of acquired companies in excess of the fair value of identifiable net assets at acquisition date. Prior to March 1, 2002, goodwill was amortized over a period of 25 years on a straight-line basis. Effective March 1, 2002, the Group adopted SFAS No. 142, Goodwill and Other Intangible Assets; consequently, goodwill is no longer amortized but, instead, is tested at least annually for impairment. An impairment loss is triggered if the estimated fair value of an operating segment is less than its estimated net book value. Such loss is calculated as the difference between the estimated fair value of goodwill and its carrying value.

Identifiable intangible assets

        Identifiable intangible assets consist primarily of customer relationships and trade names. Customers relationships are amortized on an accelerated basis based upon patterns of usage over a weighted-average economic useful life of approximately 13 years. These intangible assets are tested for potential impairment whenever events or changes in circumstances suggest that an asset's or asset group's carrying value may not be fully recoverable in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. An impairment loss, calculated as the difference between the estimated fair value and the carrying value of an asset or asset group, is recognized if the expected undiscounted cash flows relating to the asset or asset group are less than the corresponding carrying value. Trade names have been classified as indefinite-lived assets and are not amortized but tested annually for impairment.

Income taxes

        The Group has elected to be treated as a limited liability company for federal income tax purposes, as defined in the regulations. Under these regulations, members are responsible for their individual income tax liabilities related to the Group's operating results. Accordingly the Group has not provided for Federal income taxes related to its operating results. The provision for income taxes relates to income taxes of foreign subsidiaries and New York City Unincorporated Business tax.

Revenue recognition

        Commissions and brokerage are recorded on a trade-date basis as securities transactions occur. Commissions and brokerage includes per contract charges for trade execution and clearing. Fees are charged at various rates based on the product traded and the method of trade. Commissions earned and related expenses on customers' open futures positions are recognized on a half-turn basis. The Group reports gross commission income on transactions executed by introducing brokers and reports commissions paid to introducing brokers as commission expense.

        Interest is recognized on an accrual basis. Interest income or interest expense on repurchase agreements and collateralized financing arrangements are recognized as interest over the life of the transaction. Interest income and expense for matched repurchase agreement transactions are presented net in the consolidated statements of income.

        Certain Prime Brokerage/Capital Markets transaction fee revenues are recorded as principal transactions, net in the Consolidated Statements of Income. In these instances the customer may not pay a separately billed commission rate related to a given transaction. Instead, the equivalent of a commission is included in the revenues of the transaction following its execution on behalf of the customer. These transactions are specific to those markets in which no third party clearing organization is utilized and involve primarily client foreign exchange transactions.

        The Group generally enters into offsetting contracts to achieve economic hedges which result in a profit spread for the Group. Both the contractual commitment and the offsetting contract are recorded at fair value. The Group does not apply hedge accounting as defined in SFAS No. 133, and all offsetting contracts are marked to market and included in the Consolidated Statements of Income.

Both realized and unrealized gains and losses are recognized and recorded in the consolidated statements of income under "Principal transactions, net" as follows:

	2004			2003			2002
	Net			Net			Net
	Realized Gains (Losses)	Unrealized Gains (Losses)	Total Gains (Losses)	Realized Gains (Losses)	Unrealized Gains (Losses)	Total Gains (Losses)	Realized Gains (Losses)	Unrealized Gains (Losses)	Total Gains (Losses)
	(in thousands)
Foreign currency forwards	$83,660	$(198)	$83,462	$54,293	$(34,785)	$19,508	$150,150	$32,889	$183,039
Futures	54,186	(6,661)	47,525	(49,753)	177,742	127,989	60,743	(178,600)	(117,857)
Options	(5,973)	5,165	(808)	(121,989)	123,851	1,862	160,998	(136,754)	24,244
Treasury notes	35,878	3,492	39,370	(76,714)	1,012	(75,702)	(11,101)	545	(10,556)
Bonds	(2,725)	(1,141)	(3,866)	40,561	(14,839)	25,722	12,180	7,029	19,209
Other	(1,304)	1,557	253	(16,735)	(90)	(16,825)	(3,450)	4,664	1,214

Total	$163,722	$2,214	$165,936	$(170,337)	$252,891	$82,554	$369,520	$(270,227)	$99,293

        The following table shows the gross notional or contractual amounts of derivatives held by the Group.

	As of February 29, 2004		As of February 28, 2003
	Notional	Fair Value	Notional	Fair Value
	(in thousands)
Forward currency contracts	$41,586,917	$(715)	$28,303,354	$852
Swap contracts	2,927,400	1,304	90,000	1,988
Option contracts sold or written	10,383,291	(272,078)	117,827,820	(224,769)
Option contracts purchased	10,723,550	272,528	119,908,856	224,337
Exchange-traded futures	3,735,774	(1,585)	2,355,479	(7,068)

Total	$69,356,932	$(546)	$268,485,509	$(4,660)

        Assest management and advisory fees primarily include fees from investment management and other financial service related products, and they are recognized as services are provided. They are determined in accordance with contracts based upon a percentage of assets under management or the volume of financial service products sold through our distribution platform.

Recently issued accounting pronouncements

        In November 2002, the FASB issued FASB Interpretation 45, Guarantor's Accounting and Disclosure Requirements for Guarantees ("FIN 45"). FIN 45 requires a guarantor to recognize a liability at the inception of certain guarantees for the fair value of the obligation, including the ongoing obligation to stand ready to perform over the term of the guarantee. Guarantees, as defined in FIN 45, include contracts that contingently require the Group to make payments to a guaranteed party based on changes in an underlying that is related to an asset, liability or equity security of the guaranteed party, performance guarantees, indemnification agreements or indirect guarantees of indebtedness of others. This new accounting is effective for certain guarantees issued or modified after December 31, 2002. The Group adopted FIN 45 and adoption of this statement did not have an effect on the Group's consolidated financial statements.

        In January 2003, the FASB issued Interpretation 46, Consolidation of Variable Interest Entities. In December 2003, the FASB issued Interpretation 46 Revised ("Interpretation 46 R"), Consolidation of Variable Interest Entities. Variable interest entities ("VIEs") are entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinate financial support from other parties, certain of which are also referred to as special-purpose entities ("SPEs"). Under the provisions of Interpretation 46 R, a company is deemed to be the "primary beneficiary," and thus is required to consolidate a VIE, if the company has a variable interest (or combination of variable interests) that will absorb a majority of the VIE's expected losses, that will receive a majority of the VIE's expected residual returns, or both. A "variable interest" is a contractual ownership or other interest that changes with changes in the fair value of the VIE's net assets. "Expected losses" and "expected residual returns" are measures of variability in the expected cash flows of a VIE. The consolidation requirements of Interpretation 46 R apply in the first fiscal year or interim period ending after December 15, 2003 to variable interest entities created after January 31, 2003. The consolidation requirements apply in the first fiscal year or interim period ending after December 15, 2003 for SPEs created before January 31, 2003. The consolidation requirements apply in the first fiscal year or interim period ending after March 15, 2004 for other entities created before January 31, 2003. Certain of the disclosure requirements apply to all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established.

        As of February 29, 2004, the Group held variable interests in certain VIEs with respect to which the Group is deemed not to be the primary beneficiary. Those VIEs include several managed futures funds with aggregate net asset value of approximately $255.1 million managed by Refco Alternative Investments since April 1, 2003. Refco Alternative investments earns fixed investment management fees and, in certain cases, incentive fees and other fees from these managed funds. As of February 29, 2004, the Group's maximum exposure to loss from the funds managed by Refco Alternative Investments is not material.

        In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB No. 133 Accounting for Derivative Instruments and Hedging Activities. This Statement is effective for derivative contracts and hedging instruments entered into after June 30, 2003. The adoption of this statement did not have a material impact on the Group's consolidated financial statements.

        In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity, and imposes certain additional disclosure requirements. The provisions of SFAS No. 150 are effective for financial instruments entered into or modified after May 31, 2003 and must be applied to all financial instruments at the beginning of the third quarter of 2003. The adoption of this statement did not have an effect on the Group's consolidated financial statements.

        In December 2003, the FASB issued SFAS No. 132 (revised), Employers' Disclosures about Pensions and Other Postretirement Benefits ("SFAS 132R"). SFAS 132R prescribes employers' disclosures about pension plans and other postretirement benefit plans; it does not change the measurement of recognition of those plans. The Statement retains and revises the disclosure requirements contained in the original SFAS No. 132. It also requires additional disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other postretirement benefit plans. The Statement generally is effective for fiscal years ending after December 15, 2003. Management does not believe the adoption of this statement will have a material impact on the Group's consolidated financial statements.

NOTE C—SHORT-TERM BORROWINGS, LONG-TERM BORROWINGS AND OTHER BORROWINGS

Short-term borrowings

        The Group obtains short-term borrowings through bank loans. Short-term borrowings also include the portion of long-term borrowings maturing within one year and certain long-term borrowings that may be payable within one year at the option of the holder. The carrying value of these short-term obligations approximates fair value due to their short-term nature.

        Bank loans are generally from major money center banks and are primarily payable on demand. Interest is paid at prevailing short-term market rates. The Group enters into loan agreements with banks, which may be collateralized by letters of credit or other forms of collateral. Generally, the amounts pledged represent the underlying collateral for the Group's receivables from customers.

        Short-term borrowings at year end are set forth below:

	2004	2003
	(in thousands)
Bank loans	$20,890	$177,810
Current portion of long-term borrowings	68,000	68,000

Total	$88,890	$245,810

        The weighted average interest rate on outstanding bank loans at February 29, 2004 and February 28, 2003 was 1.58% and 2.25%, respectively.

        Interest rates paid on short-term borrowings, excluding the current portion of long-term borrowings for the years ended February 29, 2004 and February 28, 2003 ranged from 1.58% to 2.25% and 1.92% to 4.00%, respectively.

Long-term borrowings

        Long-term borrowings of $383.5 million and $451.5 million for 2004 and 2003, respectively represents unsecured syndicated senior notes with major financial institutions. Long-term borrowings consist of the following loans:

	February 29, 2004	February 28, 2003	Maturity Date	Interest Rate
	(in thousands)
Senior Notes
Series A Senior Notes 2004	$17,000	$34,000	2004	7.18%
Senior Notes 2005	74,000	111,000	2005	9.18%
Series B Senior Notes 2006	14,000	14,000	2006	7.42%
Senior Notes 2007	56,000	70,000	2007	8.85%
Series A Senior Notes 2007	100,000	100,000	2007	5.99%
Series B Senior Notes 2009	122,500	122,500	2009	6.60%

	$383,500	$451,500

        The table below sets out the maturities of the Group's long-term borrowings.

	Year Ended
	February 29, 2004	February 28, 2003
	(in thousands)
2004	$—	$68,000
2005	68,000	68,000
2006	51,000	51,000
2007	28,000	28,000
2008	114,000	114,000
2009	—	—
2010 and thereafter	122,500	122,500

Total Senior Note Liabilities	383,500	451,500
Less:
Portion included within short-term borrowings	68,000	68,000

Total Long-term Senior Note Liabilities	$315,500	$383,500

        The long-term borrowings are subject to acceleration in the event of a change in control.

        For the years ended February 29, 2004, February 28, 2003 and February 28, 2002, interest expense from long-term borrowings was $31.1 million, $27.2 million and $21.5 million, respectively.

Other borrowings

        Subordinated debt of $16.0 million, included in the consolidated balance sheets, consists of a subordinated loan from a member. The subordinated debt outstanding at February 29, 2004 bears interest at the prime rate and matures June 1, 2005. For the years ended February 29, 2004 and February 28, 2003, the weighted-average interest rate on the subordinated debt was 4.08% and 4.60% respectively. Subordinated debt is subordinated to the claims of present and future general creditors.

Preferred Securities Issued by Subsidiary Trusts

        Preferred securities of subsidiary trusts consisted of the following as of February 29, 2004 and February 28, 2003:

Security	Interest Rate	Maturity	February 29, 2004	February 28, 2003
			(in thousands)
Refco Preferred Capital Trust Securities I	9.44%	02/27/08	$—	$75,000
Refco Preferred Capital Trust Securities II	9.65%	05/19/08	—	50,000
Refco Preferred Capital Trust Securities III	10.49%	07/21/06	—	35,000

Total			$—	$160,000

        Three subsidiary trusts of the Company, Refco Preferred Capital Trust I, II and III (collectively, the "Trusts"), issued Trust Originated Preferred Shares ("TOPRs") to third parties with a liquidation amount of $250,000 per preferred security.

        The Trusts used the proceeds from the sale of the applicable preferred securities and trust common securities to purchase $75.0 million, $50.0 million and $35.0 million, respectively, of the Company's 9.44%, 9.65% and 10.49% subordinated loans on the date of issue of the TOPRs. These loans are the sole assets of the Trusts. Interest on the loans is payable semi-annually.

        Scheduled repayment dates and principal amounts of the subordinated loans are as follows.

	Repayment Date	Amount (in thousands)
Refco Preferred Capital Trust I	02/27/05	$18,750
	02/27/06	18,750
	02/27/07	18,750
	02/27/08	18,750

		$75,000

Refco Preferred Capital Trust II	05/19/05	$12,500
	05/19/06	12,500
	05/19/07	12,500
	05/19/08	12,500

		$50,000

Refco Preferred Capital Trust III	07/21/06	$35,000

        The Group had the right to redeem the subordinated loans at any time before the scheduled principal repayment dates in whole or in part together with any accrued and unpaid interest and a loan premium which is equal to the excess, if any of (i) the discounted value of the remaining scheduled payment of the loan over (ii) the redemption amount of such loan that is to be redeemed, provided that this premium is not less than zero.

        In April, 2003, the Group paid $199.8 million to redeem to TOPRs, resulting in a charge to members' equity of $39.8 million.

Contractual debt commitments

        The Company's contractual debt commitments are governed by certain agreements which require that the Group maintain specified levels of liquidity, net worth, funded debt to cash flow and cash flow to interest coverage. The Company was in compliance with all contractual debt commitments as of February 29, 2004 and February 28, 2003, respectively.

Credit Facilities

        The Group maintains a committed unsecured revolving credit facility of $364.5 million under an agreement with a syndicate of banks. As of February 29, 2004, no portion of the credit facility was utilized.

NOTE D—SECURITIES OWNED AND SECURITIES SOLD, NOT YET PURCHASED

        Securities owned and Securities sold, not yet purchased, consist of trading and investment securities and derivative financial instruments at market or fair value.

	2004	2003
	(in thousands)
Securities owned consists of:
U.S. Treasuries	$1,316,754	$213,343
Foreign governments	290,317	102,149
Options	251,623	24,026
Fund investments	87,233	84,320
Equities	8,697	29,281
Other	77,911	37,301

	$2,032,535	$490,420

Securities sold, not yet purchased consist of:
U.S. Treasuries	$555,039	$187,631
Options	251,172	24,554
Other	1,274	20

	$807,485	$212,205

        As of February 29, 2004 and February 28, 2003 the Group had not pledged any securities owned as collateral with counterparties.

NOTE E—OTHER ASSETS

        Other assets are generally less liquid, non-financial assets. The following table sets forth the Group's other assets by type:

	2004	2003
	(in thousands)
Goodwill(1)	$145,718	$126,381
Identifiable intangible assets(2)	23,272	6,800
Equity-method investments(3)	65,504	27,513
Investments(4)	32,241	54,531
Furniture, equipment and leasehold improvements(5)	44,351	53,628
Miscellaneous receivables and other	28,501	23,918

Total	$339,587	$292,771

(1)
Goodwill

        Prior to March 1, 2002 goodwill was amortized over 25 years on a straight-line basis. Upon the adoption of SFAS No. 142, amortization of goodwill ceased. The Company did not identify any impairment upon the adoption of this Standard. Had the provisions of SFAS No. 142 been applied as of the first day of the year ended February 28, 2002 net income would have been adjusted as follows:

	Fiscal Year
	2004	2003	2002
	(in thousands)
Net income, as reported	$187,156	$140,119	$93,634
Goodwill amortization	—	—	10,235

Net income, excluding goodwill amortization	$187,156	$140,119	$103,869

        The changes in goodwill by reportable segment for the year ended February 29, 2004 and February 28, 2003 are as follows:

	Derivatives Brokerage & Clearing	Prime Brokerage/Capital Markets	Total
	(in thousands)
Balance as of March 1, 2002	$108,152	$4,410	$112,562
Acquisition	13,819	—	13,819
Disposition	—	—	—
Impairment losses	—	—	—

Balance as of February 28, 2003	121,971	4,410	126,381

Acquisition	19,337	—	19,337
Disposition	—	—	—
Impairment losses	—	—	—

Balance as of February 29, 2004	$141,308	$4,410	$145,718

(2)
Identifiable intangible assets

        The Company's identifiable intangible assets are comprised of the following:

	February 29, 2004			February 28, 2003
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(in thousands)
Customer relationships	$39,861	$17,649	$22,212	$21,260	$14,460	$6,800
Trade names	1,060	—	1,060	—	—	—

	$40,921	$17,649	$23,272	$21,260	$14,460	$6,800

        The amortization of identifiable intangible assets included in general, administrative and other expenses for the years ended February 29, 2004, February 28, 2003 and February 28, 2002 was $3.6 million, $4.6 million and $7.7 million, respectively.

        The estimated amortization expense, based on current identifiable intangible balances, for the next five fiscal years beginning March 1, 2004 is as follows:

(in thousands)
Fiscal year
2005	$2,099
2006	1,445
2007	1,058
2008	826
2009	690
(3)
Equity method investments

        Equity method investments as of February 29, 2004 comprise:

	Principal Activity	Percentage Owned	Country of operation	Carrying Value
				(in thousands)
Forex Capital Markets, LLC	Spot FX broker	35%	United States	$47,522
Friedberg Mercantile Group	Investment dealer, futures commission merchant and fund manager	50%	Canada	9,066
Refco Polaris Taiwan	Futures broker	21.7%	Taiwan	8,916

				$65,504

        Under the equity method of accounting, the Company's initial investment is recorded at cost and is subsequently increased to reflect the Company's share of the investees' income and reduced to reflect the Company's share of the investees' losses or dividends received. The Company's income from equity investees was $11.5 million, $1.7 million and $0.7 million for the years ended February 29, 2004, February 29, 2003 and February 28, 2002, respectively.

        The excess of the Company's acquisition cost over the Company's share of the investee's identifiable net assets was identified as customer relationships, trade names and goodwill. The customer relationships are amortized over their weighted average economic useful lives on an accelerated basis based upon patterns of usage. The related amortization expense was approximately $1.1 million, $0.1 million and $0 for the years ended February 29, 2004, February 28, 2003 and February 28, 2002, respectively, resulting in a decrease in the carrying value of the equity method investments.

(4)
Investments

        As part of its corporate strategy and in the normal course of its business the Company makes investments in companies engaged in its core business and in companies engaged in closely related market activities. As of February 28, 2003, the value of such investments was $54.5 million and as of February 29, 2004, the value of such investments was $32.2 million.

        Investments made in core activities consist primarily of investments made in international derivative brokerage operations. As of February 28, 2003, these included investments in Cantor Index, a specialty derivative brokerage operation in the United Kingdom and Sino Gold, a physical bullion operation in the People's Republic of China. As of February 29, 2004, international derivative brokerage investments included HanMag Futures Corp., a derivative clearing company in Seoul, Korea and Sify-India, a derivative brokerage operation in India.

        Investments in closely related fields included in February 28, 2003, investments in Collins Stewart Holdings, a leading U.K.-based inter-dealer broker of financial instruments and KSP, a European banking and asset management distribution platform. As of February 29, 2004, related market investments also included Xinhua Financial Inc., a market leader in providing financial and commodity research and price information to financial market users in the People's Republic of China.

        A further category of investments are investments made in software providers considered strategically important to Refco's product delivery infrastructure in derivatives and prime brokerage. There were no such investments as of February 28, 2003, but as of February 29, 2004, the Company had investments in Easy Solutions, a leading provider of front-end order entry software for global derivatives markets and QV Trading, the pricing platform upon which certain of the Company's fixed income prime brokerage operations are built.

(5)
Furniture, equipment and leasehold improvements

			2004	2003
	Cost	Accumulated amortization/depreciation	Net book value	Net book value
	(in thousands)
Furniture and equipment	$106,330	$72,533	$33,797	$44,556
Leasehold improvements	26,750	16,196	10,554	9,072

	$133,080	$88,729	$44,351	$53,628

        Depreciation and amortization expense, included in general, administrative and other expenses, was $26.2 million, $23.5 million and $34.0 million in the years ended February 29, 2004, February 28, 2003 and February 28, 2002, respectively.

NOTE F—ACQUISITIONS

        During the year ended February 29, 2004, the Group acquired three asset management businesses, Edinburgh Fund Managers, Ltd., Society Generale Investment Managers and Cardales UK Ltd., and four derivatives brokerage businesses, MacFutures Ltd., Carlton Brokerage Ltd., RB&H and Trafalgar Commodities Ltd. for an aggregate purchase price of $118.9 million.

        As part of the transactions described in Note N, the Group distributed all of the equity interests of Forstmann-Leff International Associates, LLC to Refco Group Holdings, Inc. Forstmann-Leff International Associates, LLC was previously disclosed within the Asset Management segment. Edinburgh Fund Managers, Ltd., Society Generale Investment Managers and Cardales UK Ltd. were included in Forstmann-Leff International Associates, LLC after their acquisition and have been reclassified as discontinued operations in the financial statements.

        Amounts assigned to major intangible asset classes for the other acquisitions are as follow:

(in thousands)
Goodwill	$13,459
Customer relationships	18,601
Trade names	1,060
  •
  MacFutures Ltd., based in London, UK, provides specialty clearing services for individual traders specializing in electronic fixed income markets in Europe.

  •
  Carlton Brokerage Ltd., based in London, UK, is a coffee and cocoa options executor on the London International Financial Futures and Options Exchange.

  •
  RB&H based in Chicago, USA, is a member firm of the Chicago Mercantile Exchange.

  •
  Trafalgar Commodities Ltd., based in London, UK, is a specialist energy floor broker and is a non-clearing floor member of the International Petroleum Exchange.

        Goodwill on these acquisitions was assigned to the Derivatives Brokerage and Clearing segment.

NOTE G—NET CAPITAL REQUIREMENT

        The Group's subsidiary, Refco Securities, LLC, is subject to the uniform net capital requirements of the Securities and Exchange Commission ("SEC") under Rule 15c3-1 (the "Rule") which requires the maintenance of minimum net capital. Refco Securities, LLC computes its net capital requirements under the alternative method provided for in the Rule which requires that Refco Securities, LLC maintain net capital equal to the greater of $250,000 or 2% of aggregate customer related debit items, as defined in SEC Rule 15c3-3. The net capital rule also provides that equity capital may not be withdrawn or cash dividends paid if resulting net capital would be less than 5% of aggregate debits. As of February 29, 2004, Refco Securities, LLC had net capital of $64.9 million, which was 42.9% of aggregate debit balances and $61.9 million in excess of required net capital.

        The Group's subsidiary, Refco, LLC, is also subject to the Commodity Futures Trading Commission's ("CFTC") minimum financial requirements, which require that the subsidiary maintain net capital, as defined. The requirement is equal to the greater of 4 percent of customer funds required to be segregated/secured pursuant to the Commodity Exchange Act less the market value of certain commodity options, all as defined or the sum of 8% of the customer risk maintenance margin requirement plus 4% of the non-customer risk maintenance margin requirement. The net capital rule also provides that Refco, LLC must maintain adjusted net capital in excess of an early warning level equal to 150% of its net capital requirement. Additionally, the subsidiary is subject to certain restrictions in reductions in capital, as defined. As of February 29, 2004, Refco, LLC had net capital of $223.6 million, which was $95.6 million in excess of required net capital.

NOTE H—COMMITMENTS AND CONTINGENCIES

Commitments

        The Group occupies offices in various locations under operating leases expiring through 2014. Future minimum rental payments required under significant leases for premises excluding any escalation adjustments are as follows (in thousands):

Fiscal year
2005	$15,243
2006	13,669
2007	11,558
2008	9,404
2009	6,383
Thereafter	25,038

$81,295

        The Group's rent expense for the years ended February 29, 2004, February 28, 2003 and February 28, 2002 was $14.0 million, $12.1 million and $5.6 million, respectively.

Contingencies

        In the ordinary course of business, the Group has been named as a party to both litigation and administrative proceedings, certain of which are described below.

        Certain of the Group's subsidiaries have been named in a legal proceeding in which the plaintiffs, two hedge funds and their investment managers, alleged that the subsidiaries breached a customer agreement governing the plaintiffs' margin account when they required the plaintiffs to increase the value of collateral securing a margin loan from 60% to 100% in September 1998.

        On September 15, 2003 the Supreme Court of the State of New York granted the Group's motion for summary judgment on six of the seven claims and dismissed those claims with prejudice. By Order dated March 16, 2004, the appellate court (Appellate Division, First Department) affirmed the trial court's decision. On May 11, 2004, the trial court granted the Group's motion to bifurcate the trial of liability from any trial on damages. The remaining claim of liability was tried before a jury in June 2004.

        On June 17, 2004, the jury returned a verdict in favor of the plaintiffs' claim as to the Group's liability. The Group moved the trial court (a) for judgment in favor of the Group as a matter of law, (b) to set aside the verdict and (c)(i) to direct entry of judgment for the Group as a matter of law, or (ii) in the alternative, to order a new trial on plaintiffs' second cause of action. The trial court intends to schedule a separate trial to determine damages, if necessary, after determination of the Group's post-trial motions. After consultation with legal counsel, the Group will continue to vigorously defend against plaintiff's claim, and does not believe it is probable the initial verdict as to liability will be upheld upon appeal. The Group also believes that, if its appeal is unsuccessful, the plaintiffs' alleged damages are substantially less than the $45.0 million they are claiming.

        After consultation with legal counsel, management believes that it is not probable that a material loss will result from the final verdict. The Group raised its margin requirements to 100% and/or terminated plaintiffs' financing on specific bonds and issued resulting margin calls to plaintiffs, who defaulted. The Appellate Division, First Department previously ruled that the Group had the contractual right to terminate margin loans to plaintiffs and thus did not breach any express provision of the customer agreements. The Group believes the sole issue remaining for the jury to determine was whether the Group breached the implied covenant of good faith and fair dealing when it exercised its contractual rights. The Group does not believe it breached the implied covenant when it exercised its contractual rights. Upon retrial, the Group believes the plaintiff will not be able to sustain its burden. Accordingly, the Group has not recorded an accrual for any losses that might arise from the final verdict.

        In 2001, the Division of Enforcement of the SEC commenced an informal investigation into short sales of the stock of Sedona Corporation ("Sedona"). The SEC requested that the Group produce documents relating to any of its accounts that traded in the stock of Sedona. In June 2001, the SEC issued a formal order of investigation into short sales of Sedona stock. In 2002 and 2003, the Group received subpoenas from the SEC and a request for a written statement. Generally, the subpoenas and the request required the production of documents, tapes and information regarding two of the Group's former brokers who handled the account of Amro International, S.A. ("Amro"), one of the Group's former customers which engaged in short sales of Sedona stock, the Group's relationship with Amro and its two principals; other securities traded by Amro; and the Group's record keeping, supervisory and short sale policies and restrictions. In October 2003, the Group received a subpoena from the United States Attorney's Office for the Southern District of New York, which called for the production of documents which had been provided to the SEC. In addition to producing documents in response to the foregoing subpoenas, the Group has made their employees available to testify before the SEC and to be interviewed by the United States Attorneys' office. The Group has been advised that it is not currently the subject of the United States Attorney's investigation. At the present time, it is not possible to predict the outcome of the foregoing investigation with certainty.

        In the opinion of management and where appropriate, in consultation with outside counsel, the resolution of these and other matters will not have a material adverse effect on the consolidated financial condition and results of operations of the Group.

NOTE I—DERIVATIVE ACTIVITIES, OFF BALANCE SHEET AND CONCENTRATION OF
CREDIT RISK

        In the normal course of its customer-driven operations, the Group enters into various contractual commitments, as principal, involving forward settlement. These include exchange-traded futures, fixed income swaps, equity swaps, foreign currency forwards and option contracts. The Group generally enters into offsetting contracts to achieve economic hedges at prices which result in a profit spread for the Group. The Group also enters into forward repurchase agreements. Customers and counterparties of the Group consist of entities in and outside the United States.

        The Group records its contractual commitments at market or fair value. Therefore, resulting changes in market or fair value are recorded currently in income. The Group's exposure to market risk is determined by a number of factors, including size, composition and diversification of positions held, market volatility and changes in interest and foreign exchange rates. The overall level of market risk from financial instruments the Group is exposed to is often limited by other financial instruments recorded both on and off balance sheet. Management actively monitors its market risk by reviewing the effectiveness of hedging strategies and setting market risk limits.

        The Group also enters into financing agreements, collateralized primarily by U.S. Government securities, in which it extends short-term credit to counterparties. The value and adequacy of the collateral are continually monitored.

        The Group's business also includes clearing and executing futures contracts and options on futures contracts for the accounts of customers. As such, the Group guarantees to the respective clearinghouse its customers' performance under these contracts. The Group provides clearing services of futures and options to introducing brokers. The Group may require introducing brokers to deposit funds or pledge their exchange memberships, thereby reducing risks associated with the clearing of futures and options. Additionally, to reduce its risk, the Group requires customers to meet, at a minimum, the margin requirements established by each of the exchanges at which the contract is traded. This margin is a good faith deposit from the customer, which reduces the risk to the Group of failure on behalf of the customer to fulfill any obligation under the contract. To minimize its exposure to risk of loss due to market variation, the Group adjusts these margin requirements, as needed, due to daily fluctuations in the values of the underlying positions. If necessary, certain positions may be liquidated to satisfy resulting changes in margin requirements.

        The Group is unable to develop an estimate of the maximum payout under these guarantees. However, its management believes that the margin deposits held at February 29, 2004 were adequate to minimize the risk of material loss, which could be created by the positions held at that time, and it is unlikely the Group will have to make material payments under these arrangements. The Group has applied the initial recognition and measurement provisions of FIN 45, but has not recorded a liability for these guarantees because the estimated fair value of such guarantees was zero based on the Group's qualitative analysis.

NOTE J—FAIR VALUE OF FINANCIAL INSTRUMENTS

        SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires the Group to report the fair value of financial instruments, as defined.

        Assets and liabilities that are carried at fair value include all of the Group's securities, including derivative financial instruments used for trading purposes, which are recorded as Securities owned and Securities sold but not yet purchased.

        Assets and liabilities, recorded at contractual amounts, that approximate market or fair value include Cash, Cash and securities segregated under federal and other regulations, Deposits with clearing organizations and others, short-term borrowings and payable to broker-dealers, clearing organizations and customers. The market values of such items are not materially sensitive to shifts in market interest rates because of the limited term to maturity of these instruments and their variable interest rates.

        The Group's long-term borrowings recorded at historical amounts which could differ from fair value as a result of changes in market rates.

        The following table provides a summary of the fair value of the Group's long-term borrowings. The fair value of the Group's long-term borrowings was estimated using either quoted market prices or discounted cash flow analyses based on the Group's current borrowing rates for similar types of borrowing arrangements.

	2004	2003
	(in thousands)
Carrying value of long-term borrowings	$383,500	$451,500
Fair value of long-term borrowings	399,990	481,202

        The Group carries its secured financing activities, including Securities purchased under agreements to resell, Securities borrowed, Securities sold under agreements to repurchase, Securities loaned and Other secured borrowings, at their original contract amount plus accrued interest. Because the majority of such financing activities are short-term in nature, carrying value approximates fair value.

NOTE K—SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL AND SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

        Securities purchased under agreements to resell ("resale agreements") and Securities sold under agreements to repurchase ("repurchase agreements") are treated as financing transactions and are carried at the amounts at which the securities will be reacquired or resold as specified in the respective agreements plus accrued interest. The carrying amounts approximate their fair values. Where appropriate, resale and repurchase agreements with the same counterparty are reported on a net basis in accordance with FASB Interpretation No. 41 ("FIN 41"), "Offsetting of Amounts Related to Certain Repurchase and Reverse Repurchase Agreements." The Group is required to present the following table when repurchase agreements are 10% or greater of total assets.

	February 29, 2004
	Demand	Overnight	Less than 30 days	30-90 days	Greater than 90 days	Total
	(in thousands)
Security Type
US Governments	$420,805	$10,980,829	$4,012,729	$2,804,362	$1,098,520	$19,317,245
US Corporations	101,109	—	—	—	—	101,109
Foreign Governments	68,542	178,169	680,594	470,710	339,848	1,737,863
Foreign Corporations	172,879	—	—	—	—	172,879
Emerging Market Government	1,031,446	14,268	27,329	—	—	1,073,043
Other	1,795,994	1,088,527	6,461	285,928	51,250	3,228,160

	$3,590,775	$12,261,793	$4,727,113	$3,561,000	$1,489,618	$25,630,299

	February 28, 2003
	Demand	Overnight	Less than 30 days	30-90 days	Greater than 90 days	Total
	(in thousands)
Security Type
US Governments	$2,060,573	$3,042,755	$615,409	$912,946	$2,474,561	$9,106,244
US Corporations	17,534	—	—	—	—	17,534
Foreign Governments	101,774	1,012,168	809,633	222,370	447,945	2,593,890
Foreign Corporations	39,767	5,707	—	—	—	45,474
Emerging Market Government	772,677	8,691	26,519	—	—	807,887
Other	53,182	154,742	503	—	—	208,427

	$3,045,507	$4,224,063	$1,452,064	$1,135,316	$2,922,506	$12,779,456

        The Group's policy is to take possession of securities purchased under resale agreements, which consist largely of securities issued by the U.S. Government. The Group retains the right to re-pledge collateral received in secured financing transactions. As of February 29, 2004, substantially all of the collateral received had been re-pledged in connection with these financing activities. The market value of the collateral the Group received as of February 29, 2004 and February 28, 2003, was $124.4 billion and $71.1 billion, respectively. The Group continually monitors the market value of the underlying collateral received as compared with the related receivable, including accrued interest, and requests additional collateral where deemed appropriate.

NOTE L—RELATED PARTY TRANSACTIONS

        The Group may loan money to and may borrow money from its affiliates, members, affiliated companies and other related parties. Interest is generally charged at prevailing market rates. The $105.3 million due from Refco Group Holdings, Inc., included in "Receivables from equity members" at February 28, 2003, was received by February 29, 2004.

        As of February 29, 2004 and February 28, 2003, the Group had a deposit with BAWAG Overseas, Inc., a third party financial institution who is a member, of $210.2 million and $175.2 million, respectively. These balances were also included in "Receivables from equity members" and liquidated shortly after each year-end.

        Through a joint venture with Putnam Investments, Thomas H. Lee Partners L.P. has an indirect ownership interest in Currenex, Inc., which is a technology firm that has created an electronic platform for trading currencies. For the years ended February 29, 2004, February 28, 2003 and February 28, 2002 the Company paid fees of $0.3 million, $0 and $0, respectively to Currenex in connection with the use of its platform.

NOTE M—SEGMENT REPORTING

        Operating segments are defined as components of an enterprise for which separate financial information is regularly available and evaluated by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance.

        As part of the transactions described in Note N, the Group distributed all of the equity interests of Forstmann-Leff International Associates, LLC to Refco Group Holdings, Inc. Forstmann-Leff International Associates, LLC was previously disclosed within the Asset Management segment. The Group's remaining operations include two operating segments: (1) Derivatives Brokerage and Clearing; and (2) Prime Brokerage/Capital Markets. The Derivatives Brokerage and Clearing business operations consist of execution and clearing services for global exchange-traded derivatives in electronic and open outcry markets. Prime Brokerage/Capital Markets is focused on offering a variety of securities products consisting of fixed income, equities, foreign exchange and prime brokerage. The retained assets from the Asset Management segment, Refco Alternative Investments, have become part of our Derivatives Brokerage and Clearing segment. Segment data has been reclassified to reflect the current segment structure.

        For financial reporting purposes, and to reconcile to the amounts reported in the consolidated financial statements, we have established a Corporate & Other non-operating segment. Corporate administration costs are not allocated to the respective segments and are included in Corporate & Other. Eliminations consist of intersegment interest income and interest expense derived in the Group's normal course of business from intercompany funding.

	Derivatives Brokerage & Clearing	Prime Brokerage/ Capital Markets	Corporate & Other	Eliminations	Total
	(in thousands)
As of and for the year ended February 29, 2004
Interest revenue	$141,897	$1,084,204	$20,154	$(194,560)	$1,051,695
Total revenues	840,308	1,267,634	20,180	(253,823)	1,874,299
Interest expense	62,012	979,704	53,367	(197,409)	897,674
Depreciation and amortization	10,284	1,311	14,566	—	26,161
Income before provision for income taxes, income from equity investees, members' interest in earnings of subsidiary and discontinued operations	121,546	124,631	(56,715)	—	189,462
Total assets	7,275,399	31,763,273	863,307	(6,569,807)	33,332,172
As of and for the year ended February 28, 2003
Interest revenue	$141,934	$2,507,557	$53,688	$(315,840)	$2,387,339
Total revenues	746,026	2,608,850	58,682	(367,459)	3,046,099
Interest expense	72,065	2,365,181	62,741	(317,641)	2,182,346
Depreciation and amortization	8,010	647	14,842	—	23,499
Income before provision for income taxes, dividends on preferred securities issued by subsidiaries, income from equity investees and discontinued operations	76,883	100,562	(22,614)	—	154,831
Total assets	6,054,415	20,505,353	1,195,988	(8,540,327)	19,215,429
As of and for the year ended February 28, 2002
Interest revenue	$184,927	$2,096,561	$46,414	$(616,793)	$1,711,109
Total revenues	691,745	2,217,095	51,434	(662,209)	2,298,065
Interest expense	127,542	1,977,022	69,588	(617,543)	1,556,609
Depreciation and amortization	10,346	755	22,858	—	33,959
Income before provision for income taxes, dividends on preferred securities issued by subsidiaries, income from equity investees and discontinued operations	58,320	95,704	(52,516)	—	101,508
Total assets	4,672,561	22,834,637	1,217,479	(6,113,639)	22,611,038

Geographic Information

        The Group conducts business in three countries that individually comprise greater than 10% of revenues and long-lived assets within the last three years. The following information provides a reasonable representation of each region's contribution to the consolidated amounts:

	2004	2003	2002
	(in thousands)
Total revenues:
United States	$1,272,622	$2,455,450	$1,504,760
Bermuda	325,791	411,114	639,677
United Kingdom	177,461	96,524	115,772
Other	98,425	83,011	37,856

Total	$1,874,299	$3,046,099	$2,298,065

Long-lived assets:
United States	$35,661	$45,102
Bermuda	1,900	2,816
United Kingdom	2,004	2,051
Other	4,786	3,659

Total	$44,351	$53,628

        No single customer accounted for greater than 10% of total revenues in the years ended February 29, 2004, February 28, 2003 and February 28, 2002.

        For segment reporting purposes, long lived assets comprise furniture, equipment and leasehold improvements.

NOTE N—SUBSEQUENT EVENT

        On April 19, 2004, the majority owner executed a letter of intent in which a majority stake of the Group would be acquired.

        The resulting change in control would give effect to default provisions contained within the revolving credit facility and unsecured syndicated senior notes.

        On June 8, 2004, THL Refco Acquisition Partners, an affiliate of Thomas H. Lee Partners, L.P., entered into an equity purchase and merger agreement with the Group and certain other parties, which was amended on July 9, 2004 (the "Purchase Agreement"). The Purchase Agreement provided for a series of transactions that resulted in New Refco Group Ltd., LLC ("New Refco") becoming the Group's parent and THL Refco Acquisition Partners and its affiliates and co-investors owning an approximate 57% interest in New Refco. Upon consummation of the transactions contemplated by the Purchase Agreement on August 5, 2004, the Group became the obligor for senior credit facilities providing for approximately $800.0 million in term loans, which were fully drawn immediately prior to the closing of the THL Acquisition, and a revolving credit facility for working capital and general corporate purposes of $75.0 million, none of which was drawn at closing. Upon the closing of the transaction, the Group became the issuer along with Refco Finance Inc. of $600.0 million in aggregate principal amount of senior subordinated notes. Concurrently with the consummation of the transactions, the Group distributed $550.0 million in cash and other capital distributions and all of the equity interests of Forstmann-Leff International Associates, LLC, to Refco Group Holdings, Inc.

        As a result of the above transactions, goodwill of $579.6 million and identifiable intangible assets of $566.3 million is expected to be recorded, subject to the completion of a third party valuation study.

NOTE O—CONDENSED CONSOLIDATING FINANCIAL INFORMATION

        The following information sets forth the Group condensed consolidating financial statements as of February 29, 2004 and February 28, 2003 and for each of the three years in the period ended February 29, 2004.

Condensed consolidating balance sheet

	February 29, 2004
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidation Adjustments	Consolidation Totals
	(in thousands)
Cash and cash equivalents	$—	$4,477	$311,736	$—	$316,213
Cash and securities segregated under federal and other regulations
Cash and cash equivalents	—	—	1,375,838	—	1,375,838
Securities purchased under agreements to resell	—	—	55,061	—	55,061
Securities purchased under agreements to resell	—	—	26,818,141	(2,035,267)	24,782,874
Deposits with clearing organizations and others	—	654	2,807,990	(976,879)	1,831,765
Receivables from broker-dealers, clearing organizations and customers, net of reserves	314,279	1,266,036	3,332,898	(2,817,018)	2,096,195
Receivables from equity members	—	—	210,223	—	210,223
Securities owned, at market value or fair value	—	2,091	2,414,286	(383,842)	2,032,535
Investment in and advances to subsidiaries	1,131,766	1,160,431	—	(2,292,197)	—
Assets of discontinued operations	—	—	276,012	—	276,012
Other assets	58,612	430,084	119,548	(252,788)	355,456

Total assets	$1,504,657	$2,863,773	$37,721,733	$(8,757,991)	$33,332,172

Liabilities
Short-term borrowings, including current portion of long-term borrowings	$68,000	$—	$20,890	$—	$88,890
Securities sold under agreements to repurchase	—	—	28,075,311	(2,445,012)	25,630,299
Payable to broker-dealers and clearing organizations	—	1	610,632	(26,990)	583,643
Payable to customers	465,681	1,547,382	6,614,220	(3,573,946)	5,053,337
Securities sold, not yet purchased, at market value or fair value	—	2,091	805,394	—	807,485
Liabilities of discontinued operations	—	—	44,878	—	44,878
Accounts payable, accrued expenses and other liabilities	23,392	68,182	143,665	(63,588)	171,651
Long-term borrowings	315,500	—	—	—	315,500
Subordinated debt	16,000	—	109,056	(109,056)	16,000

Total liabilities	888,573	1,617,656	36,424,046	(6,218,592)	32,711,683
Membership interests issued by subsidiary	—	—	4,405	—	4,405
Members' equity	616,084	1,246,117	1,293,282	(2,539,399)	616,084

Total liabilities and members' equity	$1,504,657	$2,863,773	$37,721,733	$(8,757,991)	$33,332,172

Condensed consolidating balance sheet

	February 28, 2003
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidation Adjustments	Consolidation Totals
	(in thousands)
Cash and cash equivalents	$—	$4,014	$222,151	$—	$226,165
Cash and securities segregated under federal and other regulations
Cash and cash equivalents	—	—	1,949,846	—	1,949,846
Securities purchased under agreements to resell	—	—	69,161	—	69,161
Securities purchased under agreements to resell	—	—	15,900,055	(3,736,758)	12,163,297
Deposits with clearing organizations and others	—	—	3,564,498	(1,812,697)	1,751,801
Receivables from broker-dealers, clearing organizations and customers, net of reserves	450,060	1,511,884	2,353,172	(2,520,985)	1,794,131
Receivables from equity members	—	83,941	196,604,	—	280,545
Securities owned, at market value or fair value	—	291	844,791	(354,662)	490,420
Investment in and advances to subsidiaries	873,033	893,128	—	(1,766,161)	—
Assets of discontinued operations	—	—	178,603	—	178,603
Other assets	87,380	396,800	77,392	(250,112)	311,460

Total assets	$1,410,473	$2,890,058	$25,356,273	$(10,441,375)	$19,215,429

Liabilities
Short-term borrowings, including current portion of long-term borrowings	$228,000	$3,373	$14,437	$—	$245,810
Securities sold under agreements to repurchase	—	—	17,868,915	(5,089,459)	12,779,456
Payable to broker-dealers and clearing organizations	—	1,862	285,609	(30,688)	256,783
Payable to customers	30,709	1,675,879	5,636,068	(2,985,601)	4,357,055
Securities sold, not yet purchased, at market value or fair value	—	276	211,929	—	212,205
Liabilities of discontinued operations	—	—	80,864	—	80,864
Accounts payable, accrued expenses and other liabilities	22,902	61,027	134,932	(61,466)	157,395
Long-term borrowings	383,500	—	—	—	383,500
Subordinated debt	179,000	—	96,523	(259,523)	16,000

Total liabilities	844,111	1,742,417	24,329,277	(8,426,737)	18,489,068
Preferred securities issued by subsidiary	—	—	—	160,000	160,000
Members' equity	566,362	1,147,641	1,026,996	(2,174,638)	566,361

Total liabilities and members' equity	$1,410,473	$2,890,058	$25,356,273	$(10,441,375)	$19,215,429

Condensed consolidating statement of income

	Year Ended February 29, 2004
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidation Adjustments	Consolidation Totals
	(in thousands)
Revenues
Commissions and brokerage	$—	$5,666	$692,411	$(52,637)	$645,440
Interest	15,037	68,075	1,163,143	(194,560)	1,051,695
Principal transactions, net	—	26,966	138,970	—	165,936
Asset management and advisory fees	—	—	7,527	(272)	7,255
Other	—	4,066	6,261	(6,354)	3,973

Total revenues	15,037	104,773	2,008,312	(253,823)	1,874,299

Expenses
Commissions and order execution costs	—	13,039	439,833	(40,978)	411,894
Interest	40,404	78,831	975,848	(197,409)	897,674
Employee compensation and benefits	4,636	13,869	186,349	—	204,854
General, administrative and other	18,856	14,175	152,819	(15,435)	170,415

Total expenses	63,896	119,914	1,754,849	(253,822)	1,684,837

Equity in net income of subsidiaries	236,015	241,200	—	(477,215)	—
Income before provision for income taxes, income from equity investees, members' interest in earnings of subsidiary and discontinued operations	187,156	226,059	253,463	(477,216)	189,462
Provision for income taxes	—	—	11,687	—	11,687

Income before income from equity investees, members' interest in earnings of subsidiary and discontinued operations	187,156	226,059	241,776	(477,216)	177,775
Income from equity investees	—	10,609	935	—	11,544
Members' interest in earnings of subsidiary	—	—	1,273	—	1,273

Income from continuing operations	187,156	236,668	241,438	(477,216)	188,046
Discontinued operations:
Loss from discontinued operations	—	—	(401)	—	(401)
Applicable income tax expense	—	—	489	—	489

Net income	$187,156	$236,668	$240,548	$(477,216)	$187,156

Condensed consolidating statement of income

	Year Ended February 28, 2003
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidation Adjustments	Consolidation Totals
	(in thousands)
Revenues
Commissions and brokerage	$—	$6,278	$598,999	$(33,757)	$571,520
Interest	34,908	100,795	2,567,476	(315,840)	2,387,339
Principal transactions, net	—	6,275	76,279	—	82,554
Asset management and advisory fees	—	—	5,833	(5,710)	123
Other	5,007	4,087	56,423	(60,954)	4,563

Total revenues	39,915	117,435	3,305,010	(416,261)	3,046,099

Expenses
Commissions and order execution costs	—	4,991	413,432	(33,048)	385,375
Interest	46,667	95,267	2,358,053	(317,641)	2,182,346
Employee compensation and benefits	6,479	12,085	162,398	—	180,962
General, administrative and other	60,850	3,687	143,619	(65,571)	142,585

Total expenses	113,996	116,030	3,077,502	(416,260)	2,891,268

Equity in net income of subsidiaries	214,200	182,183	—	(396,383)	—
Income before provision for income taxes, dividends on preferred securities issued by subsidiaries, income from equity investees and discontinued operations	140,119	183,588	227,508	(396,384)	154,831
Provision for income taxes	—	—	1,223	—	1,223

Income before dividends on preferred securities issued by subsidiaries, income from equity investees and discontinued operations	140,119	183,588	226,285	(396,384)	153,608
Dividends on preferred securities issued by subsidiary	—	15,576	—	—	15,576
Income from equity investees	—	1,673	—	—	1,673

Income from continuing operations	140,119	169,685	226,285	(396,384)	139,705
Discontinued operations:
Income from discontinued operations	—	—	1,151	—	1,151
Applicable income tax expense	—	—	737	—	737

Net income	$140,119	$169,685	$226,699	$(396,384)	$140,119

Condensed consolidating statement of income

	Year Ended February 28, 2002
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidation Adjustments	Consolidation Totals
	(in thousands)
Revenues
Commissions and brokerage	$—	$30,505	$469,464	$(22,163)	$477,806
Interest	22,836	186,772	2,118,294	(616,793)	1,711,109
Principal transactions, net	—	3,253	96,040	—	99,293
Asset management and advisory fees	—	11	11,864	(5,442)	6,433
Other	4,941	3,368	12,926	(17,811)	3,424

Total revenues	27,777	223,909	2,708,588	(662,209)	2,298,065

Expenses
Commissions and order execution costs	—	10,423	335,348	(22,163)	323,608
Interest	46,226	179,271	1,948,655	(617,543)	1,556,609
Employee compensation and benefits	6,711	24,150	136,512	—	167,373
General, administrative and other	18,338	9,451	143,681	(22,503)	148,967

Total expenses	71,275	223,295	2,564,196	(662,209)	2,196,557

Equity in net income of subsidiaries	137,132	149,915	—	(287,047)	—
Income before provision for income taxes, dividends on preferred securities issued by subsidiaries, income from equity investees and discontinued operations	93,634	150,529	144,392	(287,047)	101,508
Provision for income taxes	—	—	5,409	—	5,409

Income before dividends on preferred securities issued by subsidiaries, income from equity investees and discontinued operations	93,634	150,529	138,983	(287,047)	96,099
Dividends on preferred securities issued by subsidiary	—	15,576	—	—	15,576
Income from equity investees	—	708	—	—	708

Income from continuing operations	93,634	135,661	138,983	(287,047)	81,231
Discontinued operations:
Income from discontinued operations	—	—	13,945	—	13,945
Applicable income tax expense	—	—	1,542	—	1,542

Net income	$93,634	$135,661	$151,386	$(287,047)	$93,634

Condensed consolidating statement of cash flows

	Year Ended February 29, 2004
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidation Adjustments	Consolidation Totals
	(in thousands)
Net cash generated from operating activities	$387,774	$23,682	$316,449	$—	$727,905
Cash flows from investing activities
Acquisition of businesses, net of cash acquired	—	(23,219)	(95,711)	—	(118,930)

Net cash used in investing activities	—	(23,219)	(95,711)	—	(118,930)
Cash flows from financing activities
Repayment of long term borrowings	(68,000)	—	—	—	(68,000)
Payment for redemption of preferred securities issued by subsidiaries	(199,774)	—	—	—	(199,774)
Net contributions to membership interest issued by subsidiary	—	—	3,132	—	3,132
Capital withdrawals	(120,000)	—	—	—	(120,000)

Net cash used in financing activities	(387,774)	—	3,132	—	(384,642)

Net cash used in discontinued operations	—	—	(134,285)	—	(134,285)

Net increase in cash and cash equivalents	—	463	89,585	—	90,048
Cash and cash equivalents, beginning of year	—	4,014	222,151	—	226,165

Cash and cash equivalents, end of year	$—	$4,477	$311,736	$—	$316,213

	Year Ended February 28, 2003
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidation Adjustments	Consolidation Totals
	(in thousands)
Net cash (used in) generated from operating activities	$(54,500)	$1,658	$133,452	$—	$80,610
Cash flows from investing activities
Acquisition of businesses, net of cash acquired	—	—	(3,473)	—	(3,473)

Net cash used in investing activities	—	—	(3,473)	—	(3,473)
Cash flows from financing activities
Issuance of long term debt	222,500	—	—	—	222,500
Repayment of long term borrowings	(68,000)	—	—	—	(68,000)
Capital withdrawals	(100,000)	—	—	—	(100,000)

Net cash generated from financing activities	54,500	—	—	—	54,500

Net cash used in discontinued operations	—	—	(50,150)	—	(50,150)

Net increase in cash and cash equivalents	—	1,658	79,829	—	81,487
Cash and cash equivalents, beginning of year	—	2,356	142,322	—	144,678

Cash and cash equivalents, end of year	$—	$4,014	$222,151	$—	$226,165

Condensed consolidating statement of cash flows

	Year Ended February 28, 2002
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidation Adjustments	Consolidation Totals
	(in thousands)
Net cash generated from (used in) operating activities	$133,000	$(69)	$(78,577)	$—	$54,354
Cash flows from financing activities
Repayment of subordinated debt	(25,000)	—	—	—	(25,000)
Issuance of long term debt	—	—	—	—	—
Repayment of long term borrowings	(33,000)	—	—	—	(33,000)
Capital withdrawals	(75,000)	—	—	—	(75,000)

Net cash used in financing activities	(133,000)	—	—	—	(133,000)

Net cash provided by discontinued operations	—	—	15,919	—	15,919
Net decrease in cash and cash equivalents	—	(69)	(62,658)	—	(62,727)
Cash and cash equivalents, beginning of year	—	2,425	204,980	—	207,405

Cash and cash equivalents, end of year	$—	$2,356	$142,322	$—	$144,678

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(Interim Financial Statements begin on the following page)

REFCO GROUP LTD., LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	Successor	Predecessor
	November 30, 2004	February 29, 2004
	(unaudited)
	(in thousands)
Cash and cash equivalents	$278,754	$316,213
Cash and securities segregated under federal and other regulations:
Cash and cash equivalents	946,515	1,375,838
Securities purchased under agreements to resell	19,771	55,061
Securities purchased under agreements to resell	32,968,876	24,782,874
Deposits with clearing organizations and others	698,435	1,831,765
Receivables from broker-dealers and clearing organizations	1,985,670	504,810
Receivables from customers, net of $75,567 and $65,200 in reserves, respectively	1,767,347	1,591,385
Receivables from equity members	—	210,223
Securities owned, at market or fair value	6,476,821	2,032,535
Memberships in exchanges (market value: November 30, 2004: $58,671, February 29, 2004: $41,377)	36,521	15,869
Assets of discontinued operations (Note C)	—	276,012
Other assets	1,556,645	339,587

Total assets	$46,735,355	$33,332,172

Liabilities
Short-term borrowings, including current portion of long-term borrowings	$8,000	$88,890
Securities sold under agreements to repurchase	32,015,382	25,630,299
Payable to broker-dealers and clearing organizations	1,478,510	583,643
Payable to customers	6,865,766	5,053,337
Securities sold, not yet purchased, at market or fair value	4,554,005	807,485
Liabilities of discontinued operations (Note C)	—	44,878
Accounts payable, accrued expenses, and other liabilities	289,828	171,651
Long-term borrowings	1,390,000	315,500
Subordinated debt	—	16,000

Total liabilities	46,601,491	32,711,683
Commitments and contingent liabilities
Membership interests issued by subsidiary	7,122	4,405
Members' equity	126,742	616,084

Total liabilities and members' equity	$46,735,355	$33,332,172

The accompanying notes are an integral part of these financial statements.

REFCO GROUP LTD., LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Successor	Predecessor
	Three Months Ended November 30, 2004	Three Months Ended November 30, 2003
	(unaudited) (in thousands)
Revenues
Commissions and brokerage	$212,633	$155,371
Interest	790,659	243,550
Principal transactions, net	61,340	46,454
Asset management and advisory fees	5,021	834
Other	1,748	1,599

Total revenues	1,071,401	447,808

Expenses
Commissions and order execution costs	159,120	96,266
Interest	766,735	205,141
Employee compensation and benefits	67,735	49,012
General, administrative and other	56,531	50,650

Total expenses	1,050,121	401,069

Income before provision for income taxes, income from equity investees, members' interest in earnings of subsidiary, and discontinued operations	21,280	46,739
Provision for income taxes	3,332	2,265

Income before income from equity investees, members' interest in earnings of subsidiary and discontinued operations	17,948	44,474
Income from equity investees	18,727	3,533
Members' interest in earnings of subsidiary	555	191

Income from continuing operations	36,120	47,816
Discontinued operations (Note C):
Loss from discontinued operations	—	(623)
Applicable income tax expense	—	(61)

Net income	$36,120	$47,254

The accompanying notes are an integral part of these financial statements.

 REFCO GROUP LTD., LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Successor	Predecessor
	Period from August 6, 2004 through November 30, 2004	Period from March 1, 2004 through August 5, 2004	Nine Months Ended November 30, 2003
	(unaudited) (in thousands)
Revenues
Commissions and brokerage	$262,354	$362,020	$473,530
Interest	985,361	768,713	726,547
Principal transactions, net	82,917	119,235	113,676
Asset management and advisory fees	5,817	3,676	5,500
Other	2,112	2,469	4,308

Total revenues	1,338,561	1,256,113	1,323,561

Expenses
Commissions and order execution costs	194,137	244,009	298,008
Interest	953,460	706,640	614,884
Employee compensation and benefits	85,641	108,528	145,329
General, administrative and other	75,988	97,576	126,483

Total expenses	1,309,226	1,156,753	1,184,704

Income before provision for income taxes, income from equity investees, members' interest in earnings of subsidiary, and discontinued operations	29,335	99,360	138,857
Provision for income taxes	4,149	7,994	5,340

Income before income from equity investees, members' interest in earnings of subsidiary and discontinued operations	25,186	91,366	133,517
Income from equity investees	18,560	8,345	7,641
Members' interest in earnings of subsidiary	1,162	5,771	311

Income from continuing operations	42,584	93,940	140,847
Discontinued operations (Note C):
Income (loss) from discontinued operations	—	7,383	(488)
Applicable income tax expense	—	3,344	(25)

Net income	$42,584	$97,979	$140,384

The accompanying notes are an integral part of these financial statements.

 REFCO GROUP LTD., LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS' EQUITY

	Members' equity
	Common capital	Other Comprehensive Income	Total
	(unaudited)
	(in thousands)
Balance, February 28, 2003 (predecessor)	$568,016	$(1,655)	$566,361
Loss on early extinguishment of preferred securities issued by subsidiaries	(39,774)	—	(39,774)
Net income	140,384	—	140,384
Currency translation adjustment	—	12,844	12,844

Balance, November 30, 2003 (predecessor)	$668,626	$11,189	$679,815

Balance, February 29, 2004 (predecessor)	$595,398	$20,686	$616,084
Net income	97,979	—	97,979
Currency translation adjustment	—	(4,900)	(4,900)

Balance, August 5, 2004 (predecessor)	693,377	15,786	709,163
Distribution of Asset Management business	(230,913)	(6,922)	(237,835)
Distribution of cash	(550,000)	—	(550,000)

Balance, August 5, 2004 (predecessor, adjusted)	(87,536)	8,864	(78,672)
Effect of the Transactions	87,536	(8,864)	78,672

Balance, August 5, 2004 (successor)	—	—	—
Push down of capital contribution to fund portion of purchase price	511,494	—	511,494
Carry over of predecessor basis	(33,661)	—	(33,661)
Deemed dividend	(403,612)	—	(403,612)

Balance, August 6, 2004 as adjusted to give effect to the Transactions (successor)	74,221	—	74,221
Net income	42,584	—	42,584
Issuance of New Refco's Class B units	576	—	576
Currency translation adjustment	—	9,361	9,361

Balance, November 30, 2004 (successor)	$117,381	$9,361	$126,742

The accompanying notes are an integral part of these financial statements.

REFCO GROUP LTD., LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Successor	Predecessor
	Period from August 6, 2004 through November 30, 2004	Period from March 1, 2004 through August 5, 2004	Nine Months Ended November 30, 2003
	(unaudited) (in thousands)
Cash flows from operating activities
Net income	$42,584	$97,979	$140,384
Income (loss) from discontinued operations (Note C)	—	4,039	(463)

Net income from continuing operations	42,584	93,940	140,847
Noncash items included in net income
Depreciation and amortization	11,946	11,993	20,861
Stock compensation expense	576	—	—
Members' interest in earnings of subsidiary	1,162	5,771	311
(Increase) decrease in operating assets
Cash and securities segregated under federal and other regulations:
Cash and cash equivalents	(126,558)	555,880	1,194,731
Securities purchased under agreements to resell	33,392	1,898	15,158
Restricted cash	—	—	—
Securities purchased under agreements to resell	3,745,747	(11,931,749)	(15,082,279)
Deposits with clearing organizations and others	659,857	473,473	1,408,866
Receivables from broker-dealers and clearing organizations	(771,084)	(709,776)	(608,140)
Receivables from customers	819,357	(995,096)	(489,017)
Receivables from equity members		210,000	174,499
Securities owned, at market or fair value	(3,710,753)	(733,533)	(2,819,020)
Memberships in exchanges	(305)	(2,010)	(492)
Other assets	25,837	(93,670)	(135,678)
Increase (decrease) in operating liabilities
Short-term borrowings, including current portion of long-term borrowings	—	(20,890)	(31,815)
Securities sold under agreements to repurchase	(4,738,791)	11,123,874	13,505,547
Payable to broker-dealers and clearing organizations	(12,574)	907,441	279,106
Payable to customers	1,613,896	198,533	(157,443)
Securities sold, not yet purchased, at market or fair value	2,333,845	1,412,675	2,666,162
Accounts payable, accrued expenses and other liabilities	79,821	20,108	98,796

Net cash provided by operating activities	7,955	528,862	181,000

Cash flows from investing activities
Distribution of cash in Asset Management business	—	(24,457)	—
Payment of acquisition fees	(46,989)	(3,536)	—
Acquisition of businesses, net of cash acquired	(17,225)	—	(52,043)

Net cash used in investing activities	(64,214)	(27,993)	(52,043)

Cash flows from financing activities
Proceeds from new borrowings	1,400,000	—	—
Repayment of long-term borrowings	(387,436)	(37,000)	(37,000)
Payment to former shareholders	(19,815)	—	—
Payment to former shareholder for sale of interest in predecessor	(861,749)	—	—
Payment of deferred financing costs	(43,648)	—	—
Payment for redemption of preferred securities issued by subsidiaries	—	—	(199,774)
Distribution of cash	—	(550,000)	—
Net contributions (withdrawals) of interests by members' of subsidiary	2,675	(6,891)	356

Net cash provided by (used in) financing activities	90,027	(593,891)	(236,418)

Net cash provided by discontinued operations (Note C)	—	21,795	73,318

Net increase (decrease) in cash and cash equivalents	33,768	(71,227)	(34,143)
Cash and cash equivalents, beginning of period	244,986	316,213	226,165

Cash and cash equivalents, end of period	$278,754	$244,986	$192,022

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Noncash investing and financing activities
Pushdown of partial step-up of assets and liabilities in Transactions	567,719	—	—
Distribution of Asset Management business, net of cash	213,378	—	—

The accompanying notes are an integral part of these financial statements.

 REFCO GROUP LTD., LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A—ORGANIZATION

        Refco Group Ltd., LLC (the "Company") is a limited liability company under the laws of the State of Delaware. The consolidated financial statements include the accounts of the Company and its subsidiaries (collectively, the "Group"). The Group is a diversified financial services organization and is among the leading firms in its futures and options brokerage operations. In addition to its futures and options activities, the Group provides fund management and administrative services and is also a substantial broker of cash market products, including government securities, foreign exchange and foreign exchange options, international equities and emerging markets debt. The Group's worldwide headquarters in New York are complemented by a network of U.S. and international offices.

        The Group's principal operating subsidiaries comprise Refco Securities, LLC, a registered broker-dealer, Refco, LLC, a registered Futures Commission Merchant and Refco Capital Markets, Ltd., an offshore and securities foreign exchange broker.

        Prior to the closing date of the Transactions on August 5, 2004, the Group was 90% owned by Refco Group Holdings, Inc. ("RGHI"), a Delaware corporation. The remaining 10% was owned by BAWAG Overseas, Inc., a third party financial institution.

The Transactions

        On June 8, 2004, THL Refco Acquisition Partners entered into an equity purchase and merger agreement with the Company, RGHI and certain other parties, which was amended on July 9, 2004 (the "Purchase Agreement"). This agreement added New Refco Group Ltd., LLC ("New Refco") as a party and provided for a series of transactions, resulting in New Refco becoming the Company's parent and THL Refco Acquisition Partners and its affiliates and co-investors acquiring a 56.7% interest in New Refco, based on a valuation of New Refco of $2.3 billion, following the closing of the Transactions on August 5, 2004 ("closing date"). THL Refco Acquisition Partners and its affiliates are affiliates of Thomas H. Lee Partners, L.P. Thomas H. Lee Partners, L.P. is a leading private equity firm focused on identifying and acquiring substantial ownership stakes in mid-to large-cap growth companies.

        Concurrently with the consummation of the Transactions, the Company distributed $550.0 million in cash and other capital distributions and all the equity interests of Forstmann-Leff International Associates, LLC, which upon consummation of the Transactions owned substantially all the assets of the Company's Asset Management business (the "Asset Management Distribution"), to RGHI, an entity wholly owned by Phillip Bennett upon consummation of the Transactions. This distribution did not include the retained assets from the Group's Asset Management Business, Refco Alternative Investments, which have been retained and became part of the Group's Derivative Brokerage and Clearing business.

The financing for the Transactions, including the refinancing of the outstanding debt was provided by:

  (i)
  borrowings under a new $875.0 million Senior Secured Credit Facility, consisting of an $800.0 million term loan facility and a $75.0 million revolving credit facility in revolving credit loans and letters of credit for working capital and general corporate purposes. The term loan was drawn prior to the consummation of the Transactions, with none of the revolving credit facility drawn as yet;

  (ii)
  the issuance of $600.0 million senior subordinated notes by co-issuers Refco Finance Holdings LLC and Refco Finance Inc.;

  (iii)
  $507.0 million of capital provided in cash by THL Refco Acquisition Partners and its affiliates and co-investor;

  (iv)
  exchange of the existing equity investment in the Company of $382.5 million by Phillip Bennett, the Company's chief executive officer; and

  (v)
  management ownership investments of $4.5 million in cash.

        As a result, THL Refco Acquisition Partners and its affiliates and co-investors acquired 56.7% of New Refco, Phillip Bennett received 42.8% of ownership and management purchased an ownership of 0.5%. Furthermore, THL Refco Acquisition Partners and its affiliates and co-investors and RGHI contributed their interests in the Company to New Refco (the "New Refco Contribution"); and Refco Finance Holdings LLC merged with and into the Company with the Company continuing as the surviving entity.

        The acquisition by THL Refco Acquisition Partners and its affiliates and co-investors of a portion of RGHI's interest in the Company and RGHI's contribution of its interest in the Company to New Refco are each accounted for as a purchase in conformity with Statement of Financial Accounting Standards ("SFAS") No. 141, Business Combinations, in accordance with Emerging Issues Task Force ("EITF") No. 88-16, Basis in Leveraged Buyout Transactions, with intangible assets recorded in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. This guidance requires the continuing residual interest retained by the continuing management investors, as a result of the Transactions, be reflected at its predecessor basis. In accordance with EITF Issue No. 90-12, Allocating Basis to Individual Assets and Liabilities for Transactions within the Scope of Issue No. 88-16, a step-up of assets and liabilities to fair value was recorded in purchase accounting for the remaining interest in the Company acquired by THL Refco Acquisition Partners and its affiliates and co-investors. The amount of carryover basis determined was reflected as a deemed dividend of $403.6 million in the opening consolidated balance sheet.

        The purchase price including transaction costs was approximately $2.3 billion. The sources and uses of funds in connection with the acquisition are summarized below (in thousands):

Sources:
Proceeds from Secured Term Loan	$800,000
Proceeds from Senior Subordinated Notes	600,000
Proceeds from equity investors	511,494
Available cash	172
Fair value of existing equity investment	382,507

Total sources	$2,294,173

Uses:
Purchase price of member units	$1,373,242
Repayment of old debt and penalties	387,436
Transaction and debt financing fees	94,173
Payments to former shareholders	19,815
Other	37,000
Fair value of existing equity investment	382,507

$2,294,173

        The Company has prepared an allocation of the purchase price to the assets acquired and liabilities assumed based upon their respective fair values as determined by an independent third party valuation firm as of the date of the acquisition. The allocation of the purchase price to the fair value of the net assets acquired is summarized below (in thousands):

	Predecessor Basis	Fair Value	Deemed Dividend	Push-down of existing carry-over basis		Successor Basis
Cash and cash equivalents, securities purchased and deposits	$39,191,022	$39,191,022	$—	$—	$—	$39,191,022
Cash—excess	—	45,309	—	—	—	45,309
Receivables, securities owned and other assets	6,810,999	6,810,999	—	—	—	6,810,999
Memberships in exchanges, at fair value	17,879	49,997	(13,781)	—	—	36,216

Total assets acquired	46,019,900	46,097,327	(13,781)	—	—	46,083,546
Short-term borrowings, securities sold and payables	45,717,287	45,717,287	—	—	—	45,717,287
Accounts payable, accrued expenses and other liabilities	199,945	222,654	—	—	—	222,654

Total liabilities assumed	45,917,232	45,939,941	—	—	—	45,939,941
Net tangible assets	102,668	157,386	(13,781)	—	—	143,605
Intangible assets	24,556	986,800	(412,862)	—	—	573,938

Net assets acquired	127,224	1,144,186	(426,643)	—	—	717,543
Purchase price, including carryover basis by Philip Bennett		2,294,000	(403,612)	(382,507)	(33,661)	1,474,220

Excess purchase price		1,149,814	23,031	(382,507)	(33,661)	756,677

Goodwill		1,109,702	23,031	(382,507)	(33,661)	716,565
Deferred financing costs, net		40,112	—	—	—	40,112

		$1,149,814	$23,031	$(382,507)	$(33,661)	$756,677

        Payments were also made to or for the account of existing equity holders, including $24.9 million relating to pre-payment penalties on the Company's existing debt, and $19.8 million relating to obligations triggered by the Company's change of control.

        Goodwill of $716.6 million was assigned to the Derivatives Brokerage and Clearing, Prime Brokerage/Capital Markets in the amounts of $286.6 million and $430.0 million, respectively. Final allocation of goodwill to the Group's segments is still in the process of being finalized.

        Of the $573.9 million intangible assets recognized on the Transaction, $232.2 million assigned to trade names is not subject to amortization. The remaining $341.7 million intangible assets recognized have a weighted-average economic useful life of approximately 13 years, which is comprised of customer relationship of $340.7 million with a 13 years estimated useful life and technology intangible of $1.0 million with a 3 years estimated useful life.

        The following unaudited pro forma consolidated summary of operations presents information of the Company as if the Transactions had occurred on March 1, 2003 and 2004, respectively.

		Nine Months Ended November 30,
	Three Months Ended November 30, 2003
		2004	2003
	(unaudited) (in thousands)	(unaudited) (in thousands)
Total revenue	$447,808	$2,594,674	$1,323,561
Net income	$28,607	$101,464	$83,720

        These pro forma results are for illustrative purposes. They do not purport to be indicative of the results of operations which actually would have resulted had the Transactions occurred as of March 1, 2003 or 2004, or the future results of operations of the Company.

        For purposes of identification and description, Refco Group Ltd., LLC and its subsidiaries are referred to as the "Predecessor" for the period prior to the Transactions, the "Successor" for the period subsequent to the Transactions and the "Group" for both periods.

        The Company plans to issue 9% Senior Subordinated Notes due 2012 (the "Exchange Notes") in exchange for all New Notes and has filed a Form S-4 exchange offer registration statement whereby holders of the New Notes will receive Exchange Notes that have been registered under the Securities Act of 1933, as amended, having terms substantially identical in all material aspects to the New Notes.

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of preparation

        The consolidated financial statements include the accounts of the Company and each of its subsidiaries, all of which are wholly owned, except for Refco Securities, LLC, which issues non-voting membership interests in the normal course of business. All material intercompany transactions and balances have been eliminated in consolidation.

        20% to 50% owned companies are carried on the equity method and included in other assets.

        The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        These unaudited consolidated financial statements reflect all adjustments that are, in the opinion of management, necessary for a fair statement of the results for the interim period presented. These adjustments are of a normal, recurring nature. Interim period operating results may not be indicative of the operating results for a full year. These consolidated financial statements should be read in conjunction with the Group's fiscal year-end consolidated financial statements.

Stock-based compensation

        The Group measures compensation expense for its employee stock-based compensation plans using the fair value method prescribed by SFAS No. 123, Accounting for Stock-Based Compensation.

        In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123 (revised), Share-Based Payment ("SFAS 123R"). SFAS 123R requires an entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award with the cost to be recognized over the period during which an employee is required to provide service in exchange for the award. The Company is required to adopt the provisions of SFAS 123R as of the beginning of the first interim period that begins after June 15, 2005, although earlier adoption is permitted. The Company is in the process of determining the impact, if any, of SFAS 123R on its consolidated financial statements.

NOTE C—DISCONTINUED OPERATIONS

        On August 5, 2004, the Company distributed all the equity interests of Forstmann-Leff International Associates, LLC, which owned substantially all the assets of the Company's Asset Management business, to Refco Group Holdings, Inc., an entity wholly owned by Phillip Bennett upon consummation of the Transactions.

        Financial information related to Forstmann-Leff International Associates, LLC is reported separately in our income statement as discontinued operations. Prior period information has been adjusted on the same basis to reflect this presentation.

        Operating results for Forstmann-Leff International Associates, LLC included in the discontinued operations are presented in the following table.

	Three Months Ended November 30, 2003	Period from March 1, 2004 through August 5, 2004	Nine Months Ended November 30, 2003
	(in thousands)
Revenue	$16,449	$47,660	$45,576
Expenses	17,072	40,277	46,064
Income before income taxes	(623)	7,383	(488)
Income tax expenses	(61)	3,344	(25)

Net income	$(562)	$4,039	$(463)

        The following table presents the carrying amounts of major classes of assets and liabilities of Forstmann-Leff International Associates, LLC as of February 29, 2004. These assets and liabilities are included under the captions "Assets of discontinued operations" and "Liabilities of discontinued operations" on our February 29, 2004 consolidated balance sheet.

February 29, 2004
(in thousands)
Cash and cash equivalents	$22,030
Receivable from customers	25,582
Other assets	228,400

Total assets	$276,012

Payable to customers	$42,380
Other liabilities(a)	2,498

Total liabilities	$44,878

    (a)
    includes accounts payable and accrued expenses

NOTE D—NET CAPITAL REQUIREMENT

        The Group's subsidiary, Refco Securities, LLC, is subject to the uniform net capital requirements of the Securities and Exchange Commission ("SEC") under Rule 15c3-1 (the "Rule"), which requires the maintenance of minimum net capital. Refco Securities, LLC computes its net capital requirements under the alternative method provided for in the Rule, which requires that Refco Securities, LLC maintain net capital equal to the greater of $250,000 or 2% of aggregate customer related debit items, as defined in SEC Rule 15c3-3. The net capital rule also provides that equity capital may not be withdrawn or cash dividends paid if resulting net capital would be less than 5% of aggregate debits. As of November 30, 2004, Refco Securities, LLC had net capital of $75.5 million, which was 27.2% of aggregate debit balances and $69.9 million in excess of required net capital.

        The Group's subsidiary, Refco, LLC, is also subject to the Commodity Futures Trading Commission's ("CFTC") minimum financial requirements, which require that the subsidiary maintain net capital, as defined. The requirement is equal to the greater of 4% of customer funds required to be segregated/secured pursuant to the Commodity Exchange Act less the market value of certain commodity options, all as defined or the sum of 8% of the customer risk maintenance margin requirement plus 4% of the non-customer risk maintenance margin requirement. The net capital rule also provides that Refco, LLC must maintain adjusted net capital in excess of an early warning level equal to 110% of its net capital requirement. Additionally, the subsidiary is subject to certain restrictions in reductions in capital, as defined. As of November 30, 2004, Refco, LLC had net capital of $301.7 million, which was $139.6 million in excess of required net capital.

NOTE E—PRINCIPAL TRANSACTIONS, NET

        The Group, as a broker of derivative products, enters into contractual commitments, as a principal, involving forward settlement. The Group generally enters into offsetting contracts to achieve economic hedges, which result in a profit spread for the Group. Both the contractual commitment and the offsetting contract are recorded at fair value. Both realized and unrealized gains and losses are recognized and recorded in the consolidated statements of income under "Principals transactions, net", as follows:

	Three Months Ended November 30, 2004			Three Months Ended November 30, 2003
	Net			Net
	Realized Gains (Losses)	Unrealized Gains (Losses)	Total Gains (Losses)	Realized Gains (Losses)	Unrealized Gains (Losses)	Total Gains (Losses)
	(in thousands)
Foreign currency forwards	$20,841	$(7,646)	$13,195	$806	$11,614	$12,420
Futures	18,013	(17,053)	960	21,949	(6,390)	15,559
Options	7,050	(548)	6,502	(105,332)	110,540	5,208
Treasury notes	28,876	6,684	35,560	14,310	(8,411)	5,899
Bonds	(357)	823	466	2,505	(1,991)	514
Other	4,221	436	4,657	7,571	(717)	6,854

Total	$78,644	$(17,304)	$61,340	$(58,191)	$104,645	$46,454

	Period from August 6, 2004 through November 30, 2004			Period from March 1, 2004 through August 5, 2004			Nine Months Ended November 30, 2003
	Net			Net			Net
	Realized Gains (Losses)	Unrealized Gains (Losses)	Total Gains (Losses)	Realized Gains (Losses)	Unrealized Gains (Losses)	Total Gains (Losses)	Realized Gains (Losses)	Unrealized Gains (Losses)	Total Gains (Losses)
	(in thousands)
Foreign currency forwards	$24,000	$(12,442)	$11,558	$15,243	$9,034	$24,277	$35,180	$16,949	$52,129
Futures	35,173	(14,014)	21,159	17,235	26,236	43,471	52,835	(24,836)	27,999
Options	12,069	(245)	11,824	8,621	7,375	15,996	(111,317)	115,873	4,556
Treasury notes	29,878	5,893	35,771	43,530	(7,278)	36,252	32,046	(40)	32,006
Bonds	155	162	317	4,564	(3,181)	1,383	(9,713)	(461)	(10,174)
Other	2,021	267	2,288	(1,558)	(586)	(2,144)	6,263	897	7,160

Total	$103,296	$(20,379)	$82,917	$87,635	$31,600	$119,235	$5,294	$108,382	$113,676

        The following table shows the gross notional or contractual amounts of derivatives held by the Group.

	As of November 30, 2004		As of February 29, 2004
	Notional	Fair Value	Notional	Fair Value
	(in thousands)
Forward currency contracts	$78,868,136	$(5,675)	$41,586,917	$(715)
Swap contracts	1,904,400	323	2,927,400	1,304
Option contracts sold or written	95,930,372	(584,327)	10,383,291	(272,078)
Option contracts purchased	92,365,554	597,482	10,723,550	272,528
Exchange-traded futures	9,313,127	(1,698)	3,735,774	(1,585)

Total	$278,381,589	$6,105	$69,356,932	$(546)

NOTE F—COMMITMENTS AND CONTINGENCIES

Commitments

        The Group occupies offices in various locations under operating leases expiring through 2014. Future minimum rental payments required under significant leases for premises excluding any escalation adjustments are as follows (in thousands):

Fiscal period
Three months ended 2005	$3,811
2006	13,669
2007	11,558
2008	9,404
2009	6,383
Thereafter	25,038

$69,863

        The Group's rent expense for the three months ended November 30, 2004 and 2003 was $3.7 million and $3.6 million, respectively. The Group's rent expense for the period from August 6,

2004 through November 30, 2004, the period from March 1, 2004 through August 5, 2004 and the nine months ended November 30, 2003 was $4.7 million, $5.9 million and $10.1 million, respectively.

Contingencies

        In the ordinary course of business, the Group has been named as a party to both litigation and administrative proceedings, certain of which are described below.

        Certain of the Group's subsidiaries have been named in a legal proceeding in which the plaintiffs, two hedge funds and their investment managers alleged that the subsidiaries breached a customer agreement governing the plaintiffs' margin account when they required the plaintiffs to increase the value of collateral securing a margin loan from 60% to 100% in September 1998.

        On September 15, 2003 the Supreme Court of the State of New York granted the Group's motion for summary judgment on six of the seven claims and dismissed those claims with prejudice. By Order dated March 16, 2004, the appellate court (Appellate Division, First Department) affirmed the trial court's decision. On May 11, 2004, the trial court granted the Group's motion to bifurcate the trial of liability from any trial on damages. The remaining claim of liability was tried before a jury in June 2004.

        On June 17, 2004, the jury returned a verdict in favor of the plaintiff's claim as to the Group's liability. The Group moved the trial court (a) for judgment in favor of the Group as a matter of law, (b) to set aside the verdict and (c)(i) to direct entry of judgment for the Group as a matter of law, or (ii) in the alternative, to order a new trial on plaintiffs' second cause of action. The trial court intends to schedule a separate trial to determine damages, if necessary, after determination of the Group's post-trial motions. After consultation with legal counsel, the Group will continue to vigorously defend against plaintiff's claim, and does not believe it is probable the initial verdict will as to liability be upheld upon appeal. The Group also believes that, if its appeal is unsuccessful, the plaintiffs' alleged damages are substantially less than the $45.0 million they are claiming.

        After consultation with legal counsel, management believes that it is not probable that a material loss will result from the final verdict. The Group raised its margin requirements to 100% and/or terminated plaintiffs' financing on specific bonds and issued resulting margin calls to plaintiffs, who defaulted. The Appellate Division, First Department previously ruled that the Group had the contractual right to terminate margin loans to plaintiffs and thus did not breach any express provision of the customer agreements. The Group believes the sole issue remaining for the jury to determine was whether the Group breached the implied covenant of good faith and fair dealing when it exercised its contractual rights. The Group does not believe it breached the implied covenant when it exercised its contractual rights. Upon retrial, the Group believes the plaintiff will not be able to sustain its burden. Accordingly, the Group has not recorded an accrual for any losses that might arise from the final verdict.

        In 2001, the Division of Enforcement of the SEC commenced an informal investigation into short sales of the stock of Sedona Corporation ("Sedona"). The SEC requested that the Group produce documents relating to any of its accounts that traded in the stock of Sedona. In June 2001, the SEC issued a formal order of investigation into short sales of Sedona stock. In 2002 and 2003, the Group received subpoenas from the SEC and a request for a written statement. Generally, the subpoenas and the request required the production of documents, tapes and information regarding two of the Group's former brokers who handled the account of Amro International, S.A. ("Amro"), one of the Group's former customers which engaged in short sales of Sedona stock, the Group's relationship with Amro and its two principals; other securities traded by Amro; and the Group's record keeping, supervisory and short sale policies and restrictions. In October 2003, the Group received a subpoena from the United States Attorney's Office for the Southern District of New York, which called for the production of documents that had been provided to the SEC. In addition to producing documents in response to the foregoing subpoenas, the Group has made their employees available to testify before the SEC and to be interviewed by the United States Attorneys' office. The Group has been advised that it is not currently the subject of the United States Attorney's investigation. At the present time, it is not possible to predict the outcome of the foregoing investigation with certainty.

        In the opinion of management and where appropriate, in consultation with outside counsel, the resolution of these and other matters will not have a material adverse effect on the consolidated financial condition and results of operations of the Group.

NOTE G—RESTRICTED UNITS

        On August 5, 2004, New Refco Group Ltd., LLC, the Company's parent, authorized 7.0 million units and issued 4.4 million units of its Class B Units, valued at $0.83 per unit, to the Company's employees. The Class B Units are non-voting and have different rights as to certain distributions than the Class A Units. One half of the Class B Units (the "Non Performance-Based Units") will vest 25% on each of February 28, 2005, February 28, 2006, February 28, 2007 and February 29, 2008. The other half of the Class B Units (the "Performance Units") will vest based upon the Company's achievement of EBITDA targets as defined in the agreements set forth for each of the Company's fiscal years ended February 28, 2005, February 28, 2006, February 28, 2007 and February 29, 2008. Any unvested Performance Units will vest automatically and immediately on the eighth anniversary date from the date of issuance if employees remain employed on a full-time basis.

        On October 31, 2004, New Refco Group Ltd., LLC declared a 202,551.721-for-one split of its Class A and Class B units (the "Unit Split"). The Unit Split entitled each unitholder to receive 202,550.721 units for every outstanding Class A and Class B unit held on that date. All units included in the accompanying consolidated financial statements for all periods presented have been adjusted to retroactively reflect the Unit Split.

        On October 31, 2004, November 10, 2004 and November 19, 2004, New Refco Group Ltd., LLC issued 1,664,655.1, 40,000 and 20,000 additional Class B Units, respectively, to the Company's employees and directors. The units issued to directors are all Non Performance-Based Units and will vest 25% on each of February 28, 2005, February 28, 2006, February 28, 2007 and February 29, 2008. The fair value of the additional units is $1.32 per unit.

        Stock-based compensation expense was $0.6 million for the period from August 6, 2004 through November 30, 2004. The fair value of the Class B Units was calculated by a third party valuation firm using the average of the Black-Scholes option pricing model and Exit Scenarios Analysis with the following weighted average assumptions.

Black-Scholes option pricing model		Exit Scenarios Analysis
Risk-free interest rate	2.92%	Exit EBITDA Multiple	8.0x
Expected lives	3.50 years	Required rate of return Capital structure	30.0%
Expected volatility	21.67%	Class A Units	96.0%
Expected dividend rate	0.00%	Class B Units	4.0%

        For the Class B Units issued on October 31, 2004, November 10, 2004 and November 19, 2004, a secondary exit scenario analysis was also performed by the third party valuation firm using a required rate of return of 16.6%, and this was factored into the fair value of the Class B Units issued on these dates.

        The values derived from these two approaches were calculated on the original grant date in August 2004 and in October 2004. These values derived under the two approaches are as follows:

	Fair Value per Class B Unit
Methodology	Initial Valuation	October Valuation
Black-Scholes	$0.84	$0.79
Exit Scenario Analysis	$0.83	$1.67

        Change in the Class B Units during the period from August 5, 2004 through November 30, 2004 is as follows:

Number of Units
(in thousands)
Outstanding at August 5, 2004	—
Issued	6,087
Exercised	—
Forfeited	(702)

Outstanding at November 30, 2004	5,385

NOTE H—LONG-TERM BORROWINGS

        Long-term debt consisted of the following at November 30, 2004 and February 29, 2004:

	November 30, 2004	February 29, 2004
	(in thousands)
New Senior Credit Facility:
Secured Term Loan	$798,000	$—
Secured Revolving Loan	—	—
9% Senior Subordinated Notes, due August 1, 2012	600,000	—
Old Senior Notes:
Series A Senior Notes 2004	—	17,000
Senior Notes 2005	—	74,000
Series B Senior Notes 2006	—	14,000
Senior Notes 2007	—	56,000
Series A Senior Notes 2007	—	100,000
Series B Senior Notes 2009	—	122,500

	1,398,000	383,500
Less: Portion included within short-term borrowings	8,000	68,000

	$1,390,000	$315,500

        In connection with the Transactions on August 5, 2004, the Company entered into a new Senior Credit Facility (the "New Senior Credit Facility"), and issued 9% Senior Subordinated Notes due 2012, a portion of which repaid the outstanding amounts under the old senior notes and the old subordinated loan from a member.

        The New Senior Credit Facility provides for a $75.0 million revolving credit facility in revolving credit loans and letters of credit. The revolving credit facility will mature six years from the closing date of August 5, 2004. The New Senior Credit Facility also provides for an $800.0 million Secured term loan. The Secured term loan has a final scheduled maturity of seven years from the closing date.

        The Secured term loan was fully drawn immediately after the closing of the Transactions on August 5, 2004. None of the revolving credit facility had been drawn as of this date. This facility will meet the Group's future needs for working capital and general corporate purposes.

        The New Senior Credit Facility bears interest at the Group's choice of LIBOR or Base Rate (both as defined), plus an applicable interest rate margins. The initial applicable margin for LIBOR loans and alternative base loans under the senior credit facilities will be 2.75% and 1.75% per annum, respectively. Commencing six months after the closing date, the applicable margin under the revolving credit facility will be subject to adjustment based on a performance pricing grid. The interest rate payable under the senior credit facilities will increase by 2.00% per annum during the continuance of any payment or bankruptcy event of default.

        The weighted average interest rates per annum in effect as of November 30, 2004 for the Secured term loan was 4.52%. The senior credit facilities are also secured by, among other things:

  •
  a first priority security interest in substantially all of the assets of New Refco and the Company's non-regulated restricted domestic subsidiaries (other than Refco Finance Inc.), including without limitation, all receivables, contracts, contract rights, equipment, intellectual property, inventory and all other tangible and intangible assets, subject to certain customary exceptions;

  •
  a pledge of (i) all of present and future capital stock of each of the Company, New Refco's and each guarantor's direct domestic subsidiaries, including regulated domestic subsidiaries held directly by the Company or any guarantor and (ii) 65% of the voting stock of each of the Company and each guarantor's direct foreign subsidiaries; and

  •
  all proceeds and products of the property and assets described above.

        In addition, the senior credit facilities will be guaranteed by New Refco and the Company's non-regulated restricted domestic subsidiaries.

        The table below sets out the maturities of the Group's long-term borrowings (in thousands):

Fiscal period ended:
2005	$2,000
2006	8,000
2007	8,000
2008	8,000
2009	8,000
2010	8,000
2011 and thereafter	1,356,000

$1,398,000

        On August 5, 2004, the Company completed a financing, which consisted of the sale of $600.0 million of 9% Senior Subordinated Notes due 2012 (the "New Notes") pursuant to a private offering. The New Notes bear interest at the rate of 9% per annum, which is payable semi-annually in cash in arrears on February 1 and August 1. The Notes mature on August 1, 2012. The payment of the principal of, premium, if any, and interest on the Notes and the payment of any Subsidiary Guaranty will be subordinate in right of payment to the prior payment in full of all Senior Indebtedness of the Issuers or the relevant Subsidiary Guarantor, as the case may be. The Company plans to issue 9% Senior Subordinated Notes due 2012 (the "Exchange Notes") in exchange for all New Notes, pursuant to an exchange offer whereby holders of the New Notes will receive Exchange Notes which have been registered under the Securities Act of 1933, as amended, having terms substantially identical in all material aspects to the New Notes, except that the Exchange Notes will not contain terms with respect to transfer restrictions.

        At any time prior to August 1, 2007, the Company may redeem up to 35% of the aggregate principal amount of the New Notes at a price of 109.000% in connection with a Designated Offering, as defined. With the exception of a Designated Offering, the New Notes are redeemable at the option of the Company beginning August 1, 2008 at prices decreasing from 104.500% of the principal amount thereof to par on August 1, 2010 and thereafter. The Company is not required to make mandatory redemption or sinking fund payments with respect to the New Notes. Prior to August 1, 2008, the Company has the option to redeem all, but not less than all, of the Notes at a redemption price equal to 100% of the principal amount of the Notes.

        The indenture for the New Notes requires the Company and its subsidiaries to comply with certain restrictive covenants, including a restriction on dividends; and limitations on the incurrence of indebtedness, certain payments and distributions, and sales of the Company's assets and stock. The Company was in compliance with all contractual debt commitments as of November 30, 2004.

        The New Notes are fully and unconditionally guaranteed on an unsecured, senior subordinated basis by all of the Company's active domestic non-regulated subsidiaries. The Condensed Consolidating Financial Information in Note I provides additional guarantor/non-guarantor information.

        The Group's interest expense for long-term borrowings for the three months ended November 30, 2004 and 2003 was $23.4 million and $7.6 million, respectively. The Group's interest expense from long-term borrowings for the period from August 6, 2004 through November 30, 2004, the period from March 1, 2004 through August 5, 2004 and the nine months ended November 30, 2003 was $29.4 million, $11.7 million and $24.0 million, respectively.

NOTE I—FAIR VALUE OF FINANCIAL INSTRUMENTS

        SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires the Group to report the fair value of financial instruments, as defined.

        Assets and liabilities that are carried at fair value include all of the Group's securities, including derivative financial instruments used for trading purposes, which are recorded as Securities owned and Securities sold but not yet purchased.

        Assets and liabilities, recorded at contractual amounts, that approximate market or fair value include Cash, Cash and securities segregated under federal and other regulations, Deposits with clearing organizations and others, short-term borrowings and payable to broker-dealers, clearing organizations and customers. The market values of such items are not materially sensitive to shifts in market interest rates because of the limited term to maturity of these instruments and their variable interest rates.

        The Group's long-term debt is recorded at historical amounts which could differ from fair value as a result of changes in the Company's creditworthiness.

        The following table provides a summary of the fair value of the Group's long-term borrowings. The fair value of the Group's long-term borrowings was estimated using either quoted market prices or discounted cash flow analyses based on the Group's current borrowing rates for similar types of borrowing arrangements.

	November 30, 2004	February 29, 2004
	(in thousands)
Carrying value of long-term borrowings	$1,398,000	$383,500
Fair value of long-term borrowings	$1,383,480	$399,990

        The Group carries its secured financing activities, including securities purchased under agreements to resell, securities borrowed, securities sold under agreements to repurchase, securities loaned and other secured borrowings, at their original contract amount plus accrued interest. Because the majority of such financing activities are short-term in nature, carrying value approximates fair value. The market value of the collateral the Group received as of November 30, 2004 and February 29, 2004, was approximately $186.8 billion and $112.2 billion, respectively.

NOTE J—ACQUISITIONS

        On September 1, 2004, the Group entered into a purchase agreement to acquire the customer accounts and related customer assets of Pioneer Futures, a division of Pioneer Futures Inc., for approximately $17.2 million in cash. The full amount paid has been assigned to customer relationships. These customer relationships are amortized on an accelerated basis over a weighted-average economic useful life of 13 years, based on a preliminary valuation analysis. Pioneer Futures Inc., a Futures Commission Merchant, provides clearing services to professional floor traders and brokers in futures and options on futures contracts, and acts as a clearing firm for certain introducing brokers.

NOTE K—SEGMENT REPORTING

        Operating segments are defined as components of an enterprise for which separate financial information is regularly available and evaluated by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance.

        The Group has reported the results of operations related to Forstmann-Leff International Associates, LLC as discontinued operations (see Note C). Forstmann-Leff International Associates, LLC was previously disclosed within the Asset Management segment. The Group's remaining operations include two operating segments: (1) Derivatives Brokerage and Clearing; and (2) Prime Brokerage/Capital Markets. The Derivatives Brokerage and Clearing business operations consist of execution and clearing services for global exchange-traded derivatives in electronic and open outcry markets. Prime Brokerage/Capital Markets is focused on offering a variety of securities products consisting of fixed income, equities, foreign exchange and prime brokerage. Segment data has been reclassified to reflect the current segment structure.

        For financial reporting purposes, and to reconcile to the amounts reported in the consolidated financial statements, the Group has established a Corporate & Other non-operating segment. Corporate administration costs are not allocated to the respective segments and are included in

Corporate & Other. Eliminations consist of intersegment interest income and interest expense derived in the Group's normal course of business from intercompany funding.

	Derivatives Brokerage & Clearing	Prime Brokerage/ Capital Markets	Corporate & Other	Eliminations	Total
	(in thousands)
Three Months Ended November 30, 2004 (unaudited)
Interest revenue	$50,814	$820,064	$1,881	$(82,100)	$790,659
Total revenues	270,791	887,523	2,233	(89,146)	1,071,401
Interest expense	28,282	787,173	33,380	(82,100)	766,735
Depreciation and amortization	4,200	3,632	1,350	—	9,182
Income before provision for income taxes, income from equity investees, members' interest in earnings of subsidiary and discontinued operations	32,835	29,961	(41,516)	—	21,280
As of November 30, 2004 (unaudited)
Total assets	$8,763,666	$49,195,865	$767,008	$(11,991,184)	$46,735,355
Three Months Ended November 30, 2003 (unaudited)
Interest revenue	$37,691	$252,251	$3,015	$(49,407)	$243,550
Total revenues	216,608	302,885	3,598	(75,283)	447,808
Interest expense	16,911	225,938	12,488	(50,196)	205,141
Depreciation and amortization	4,749	329	6,210	—	11,288
Income before provision for income taxes, income from equity investees, members' interest in earnings of subsidiary and discontinued operations	30,087	33,196	(16,544)	—	46,739
Period from August 6, 2004 through November 30, 2004 (unaudited)
Interest revenue	$62,079	$1,021,816	$2,880	$(101,414)	$985,361
Total revenues	334,153	1,111,463	3,356	(110,411)	1,338,561
Interest expense	34,222	978,575	42,077	(101,414)	953,460
Depreciation and amortization	5,140	4,595	2,211	—	11,946
Income before provision for income taxes, income from equity investees and members' interest in earnings of subsidiary	38,952	42,307	(51,924)	—	29,335
Period from March 1, 2004 through August 5, 2004 (unaudited)
Interest revenue	$65,265	$794,982	$7,256	$(98,790)	$768,713
Total revenues	445,733	913,392	7,970	(110,982)	1,256,113
Interest expense	36,587	743,621	25,948	(99,516)	706,640
Depreciation and amortization	4,801	937	6,255	—	11,993
Income before provision for income taxes, income from equity investees, members' interest in earnings of subsidiary and discontinued operations	59,790	66,681	(27,111)	—	99,360
Nine Months Ended November 30, 2003 (unaudited)
Interest revenue	$109,705	$751,552	$13,590	$(148,300)	$726,547
Total revenues	617,263	883,112	15,607	(192,421)	1,323,561
Interest expense	48,524	676,786	40,498	(150,924)	614,884
Depreciation and amortization	9,074	997	10,790	—	20,861
Income before provision for income taxes, income from equity investees, members' interest in earnings of subsidiary and discontinued operations	88,901	90,610	(40,654)	—	138,857
As of February 29, 2004
Total assets	$7,275,399	$31,763,273	$863,307	$(6,569,807)	$33,332,172

Geographic Information

        The Group conducts business in three countries that individually comprise greater than 10% of revenues and long-lived assets within the last three years. The following information provides a reasonable representation of each region's contribution to the consolidated amounts:

	Three Months Ended November 30, 2004	Three Months Ended November 30, 2003	Period from August 6, 2004 through November 30, 2004	Period from March 1, 2004 through August 5, 2004	Nine Months Ended November 30, 2003
		(unaudited)(in thousands)
Total revenue:
United States	$863,426	$289,559	$1,071,465	$941,010	$878,805
Bermuda	105,546	82,696	142,955	139,727	251,956
United Kingdom	69,806	49,075	84,026	117,053	124,120
Other	32,623	26,478	40,115	58,323	68,680

Total	$1,071,401	$447,808	$1,338,561	$1,256,113	$1,323,561

	As of November 30, 2004	As of February 29, 2004
	(unaudited)(in thousands)
Long-lived assets:
United States	$33,241	$35,661
Bermuda	1,480	1,900
United Kingdom	5,025	2,004
Other	6,415	4,786

Total	$46,161	$44,351

        No single customer accounted for greater than 10% of total revenues in the three months ended November 30, 2004 or the three months ended November 30, 2003.

        No single customer accounted for greater than 10% of total revenues in the four months ended November 30, 2004, the five months ended August 5, 2004 or the nine months ended November 30, 2003.

        For segment reporting purposes, long lived assets comprise furniture, equipment and leasehold improvement.

NOTE L—SUBSEQUENT EVENT

        On January 24, 2005, the Group made a voluntary prepayment on the principal amount outstanding of the Secured Term Loan in the amount of $150.0 million.

NOTE M—CONDENSED CONSOLIDATING FINANCIAL INFORMATION

        The following information sets forth the Group condensed consolidating financial statements as of November 30, 2004 and February 29, 2004 and for each of the three and nine months ended November 30, 2004 and 2003.

Condensed consolidating balance sheet

	November 30, 2004 (unaudited)
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidation Adjustments	Consolidation Totals
	(in thousands)
Cash and cash equivalents	$—	$19,575	$259,179	$—	$278,754
Cash and securities segregated under federal and other regulations
Cash and cash equivalents	—	—	946,515	—	946,515
Securities purchased under agreements to resell	—	—	19,771	—	19,771
Securities purchased under agreements to resell	—	—	36,652,919	(3,684,043)	32,968,876
Deposits with clearing organizations and others	—	5,248	3,473,679	(2,780,492)	698,435
Receivables from broker-dealers, clearing organizations and customers, net of reserves	156,970	2,870,964	5,459,712	(4,734,629)	3,753,017
Securities owned, at market value or fair value	—	1,017	6,903,444	(427,640)	6,476,821
Investment in and advances to subsidiaries	2,426,062	798,742	—	(3,224,804)	—
Other assets	25,400	455,100	1,379,297	(266,631)	1,593,166

Total assets	$2,608,432	$4,150,646	$55,094,516	$(15,118,239)	$46,735,355

Liabilities
Short-term borrowings, including current portion of long-term borrowings	$8,000	$—	$—	$—	$8,000
Securities sold under agreements to repurchase	—	—	37,472,566	(5,457,184)	32,015,382
Payable to broker-dealers and clearing organizations	—	873	1,486,819	(9,182)	1,478,510
Payable to customers	1,026,015	3,188,311	8,634,060	(5,982,620)	6,865,766
Securities sold, not yet purchased, at market value or fair value	—	1,031	4,552,974	—	4,554,005
Accounts payable, accrued expenses and other liabilities	57,675	74,430	225,924	(68,201)	289,828
Long-term borrowings	1,390,000	—	—	—	1,390,000
Subordinated debt	—	—	109,307	(109,307)	—

Total liabilities	2,481,690	3,264,645	52,481,650	(11,626,494)	46,601,491
Membership interests issued by subsidiary	—	—	7,122	—	7,122
Members' equity	126,742	886,001	2,605,744	(3,491,745)	126,742

Total liabilities and members' equity	$2,608,432	$4,150,646	$55,094,516	$(15,118,239)	$46,735,355

Condensed consolidating balance sheet

	February 29, 2004
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidation Adjustments	Consolidation Totals
	(in thousands)
Cash and cash equivalents	$—	$4,477	$311,736	$—	$316,213
Cash and securities segregated under federal and other regulations
Cash and cash equivalents	—	—	1,375,838	—	1,375,838
Securities purchased under agreements to resell	—	—	55,061	—	55,061
Securities purchased under agreements to resell	—	—	26,818,141	(2,035,267)	24,782,874
Deposits with clearing organizations and others	—	654	2,807,990	(976,879)	1,831,765
Receivables from broker-dealers, clearing organizations and customers, net of reserves	314,279	1,266,036	3,332,898	(2,817,018)	2,096,195
Receivables from equity members	—	—	210,223	—	210,223
Securities owned, at market value or fair value	—	2,091	2,414,286	(383,842)	2,032,535
Investment in and advances to subsidiaries	1,131,766	1,160,431	—	(2,292,197)	—
Assets of discontinued operations	—	—	276,012	—	276,012
Other assets	58,612	430,084	119,548	(252,788)	355,456

Total assets	$1,504,657	$2,863,773	$37,721,733	$(8,757,991)	$33,332,172

Liabilities
Short-term borrowings, including current portion of long-term borrowings	$68,000	$—	$20,890	$—	$88,890
Securities sold under agreements to repurchase	—	—	28,075,311	(2,445,012)	25,630,299
Payable to broker-dealers and clearing organizations	—	1	610,632	(26,990)	583,643
Payable to customers	465,681	1,547,382	6,614,220	(3,573,946)	5,053,337
Securities sold, not yet purchased, at market value or fair value	—	2,091	805,394	—	807,485
Liabilities of discontinued operations	—	—	44,878	—	44,878
Accounts payable, accrued expenses and other liabilities	23,392	68,182	143,665	(63,588)	171,651
Long-term borrowings	315,500	—	—	—	315,500
Subordinated debt	16,000	—	109,056	(109,056)	16,000

Total liabilities	888,573	1,617,656	36,424,046	(6,218,592)	32,711,683
Membership interests issued by subsidiary	—	—	4,405	—	4,405
Members' equity	616,084	1,246,117	1,293,282	(2,539,399)	616,084

Total liabilities and members' equity	$1,504,657	$2,863,773	$37,721,733	$(8,757,991)	$33,332,172

	Three Months Ended November 30, 2004
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidation Adjustments	Consolidation Totals
	(unaudited)
	(in thousands)
Revenues
Commissions and brokerage	$—	$798	$217,781	$(5,946)	$212,633
Interest	944	23,635	848,180	(82,100)	790,659
Principal transactions, net	—	20,026	41,314	—	61,340
Asset management and advisory fees	—	—	5,021	—	5,021
Other income	380	(88)	2,557	(1,101)	1,748

Total revenues	1,324	44,371	1,114,853	(89,147)	1,071,401

Expenses
Commissions and order execution costs	—	16,982	148,083	(5,945)	159,120
Interest	29,229	24,068	795,538	(82,100)	766,735
Employee compensation and benefits	3,042	5,497	59,196	—	67,735
General, administrative and other	11,843	1,184	44,605	(1,101)	56,531

Total expenses	44,114	47,731	1,047,422	(89,146)	1,050,121

Equity in net income of subsidiaries	78,655	42,560	—	(121,215)	—
Income before provision for income taxes, income from equity investees and members' interest in earnings of subsidiary	35,865	39,200	67,431	(121,216)	21,280
Provision for income taxes	(255)	—	3,587	—	3,332

Income before income from equity investees and members' interest in earnings of subsidiary	36,120	39,200	63,844	(121,216)	17,948
Income from equity investees	—	18,730	(3)	—	18,727
Members' interest in earnings of subsidiary	—	—	555	—	555

Net income	$36,120	$57,930	$63,286	$(121,216)	$36,120

Condensed consolidating statements of income

	Three Months Ended November 30, 2003
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidation Adjustments	Consolidation Totals
	(unaudited) (in thousands)
Revenues
Commissions and brokerage	$—	$1,529	$175,435	$(21,593)	$155,371
Interest	2,484	15,064	275,409	(49,407)	243,550
Principal transactions, net	—	6,723	39,731	—	46,454
Asset management and advisory fees	—	—	1,079	(245)	834
Other income	583	1,021	4,033	(4,038)	1,599

Total revenues	3,067	24,337	495,687	(75,283)	447,808

Expenses
Commissions and order execution costs	—	3,503	115,798	(23,035)	96,266
Interest	9,287	19,470	226,580	(50,196)	205,141
Employee compensation and benefits	1,121	2,982	44,909	—	49,012
General, administrative and other	6,552	4,880	41,269	(2,051)	50,650

Total expenses	16,960	30,835	428,556	(75,282)	401,069

Equity in net income of subsidiaries	61,147	32,999	—	(94,146)	—
Income before provision for income taxes, income from equity investees, members' interest in earnings of subsidiary and discontinued operations	47,254	26,501	67,131	(94,147)	46,739
Provision for income taxes	—	—	2,265	—	2,265

Income before income from equity investees, members' interest in earnings of subsidiary and discontinued operations	47,254	26,501	64,866	(94,147)	44,474
Income from equity investees	—	3,058	475	—	3,533
Members' interest in earnings of subsidiary	—	—	191	—	191

Income from continuing operations	47,254	29,559	65,150	(94,147)	47,816
Discontinued operations:
Income from discontinued operations	—	—	(623)	—	(623)
Applicable income tax expense	—	—	(61)	—	(61)

Net income	$47,254	$29,559	$64,588	$(94,147)	$47,254

Condensed consolidating statements of income

	Period from August 6, 2004 through November 30, 2004
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidation Adjustments	Consolidation Totals
	(unaudited)
	(in thousands)
Revenues
Commissions and brokerage	$—	$924	$268,908	$(7,478)	$262,354
Interest	2,009	32,294	1,052,472	(101,414)	985,361
Principal transactions, net	—	21,334	61,583	—	82,917
Asset management and advisory fees	—	—	5,817	—	5,817
Other income	485	368	2,778	(1,519)	2,112

Total revenues	2,494	54,920	1,391,558	(110,411)	1,338,561

Expenses
Commissions and order execution costs	—	19,482	182,133	(7,478)	194,137
Interest	36,864	32,075	985,935	(101,414)	953,460
Employee compensation and benefits	4,311	7,101	74,229	—	85,641
General, administrative and other	10,618	3,028	63,861	(1,519)	75,988

Total expenses	51,793	61,686	1,306,158	(110,411)	1,309,226

Equity in net income of subsidiaries	91,628	48,731	—	(140,359)	—
Income before provision for income taxes, income from equity investees and members' interest in earnings of subsidiary	42,329	41,965	85,400	(140,359)	29,335
Provision for income taxes	(255)	—	4,404	—	4,149

Income before income from equity investees and members' interest in earnings of subsidiary	42,584	41,965	80,996	(140,359)	25,186
Income from equity investees	—	18,373	187	—	18,560
Members' interest in earnings of subsidiary	—	—	1,162	—	1,162

Net income	$42,584	$60,338	$80,021	$(140,359)	$42,584

Condensed consolidating statements of income

	Period from March 1, 2004 through August 5, 2004
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidation Adjustments	Consolidation Totals
	(unaudited)
	(in thousands)
Revenues
Commissions and brokerage	$—	$2,618	$369,810	$(10,408)	$362,020
Interest	5,789	43,382	818,332	(98,790)	768,713
Principal transactions, net	—	17,742	101,493	—	119,235
Asset management and advisory fees	—	—	3,676	—	3,676
Other	639	2,316	1,298	(1,784)	2,469

Total revenues	6,428	66,058	1,294,609	(110,982)	1,256,113

Expenses
Commissions and order execution costs	—	8,727	244,963	(9,681)	244,009
Interest	20,212	47,567	738,378	(99,517)	706,640
Employee compensation and benefits	2,136	7,950	98,442	—	108,528
General, administrative and other	6,964	9,017	83,379	(1,784)	97,576

Total expenses	29,312	73,261	1,165,162	(110,982)	1,156,753

Equity in net income of subsidiaries	120,863	60,837	—	(181,700)	—
Income before provision for income taxes, income from equity investees, members' interest in earnings of subsidiary and discontinued operations	97,979	53,634	129,447	(181,700)	99,360
Provision for income taxes	—	—	7,994	—	7,994

Income before income from equity investees, members' interest in earnings of subsidiary and discontinued operations	97,979	53,634	121,453	(181,700)	91,366
Income from equity investees	—	7,770	575	—	8,345
Members' interest in earnings of subsidiary	—	—	5,771	—	5,771

Income from continuing operations	97,979	61,404	116,257	(181,700)	93,940
Discontinued operations:
Income from discontinued operations	—	—	7,383	—	7,383
Applicable income tax expense	—	—	3,344	—	3,344

Net income	$97,979	$61,404	$120,296	$(181,700)	$97,979

Condensed consolidating statements of income

	Nine Months Ended November 30, 2003
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidation Adjustments	Consolidation Totals
	(unaudited) (in thousands)
Revenues
Commissions and brokerage	$—	$4,120	$504,691	$(35,281)	$473,530
Interest	9,982	44,346	820,519	(148,300)	726,547
Principal transactions, net	—	14,211	99,465	—	113,676
Asset management and advisory fees	—	—	5,772	(272)	5,500
Other income	2,017	2,764	8,095	(8,568)	4,308

Total revenues	11,999	65,441	1,438,542	(192,421)	1,323,561

Expenses
Commissions and order execution costs	—	8,971	324,556	(35,519)	298,008
Interest	30,719	53,431	681,658	(150,924)	614,884
Employee compensation and benefits	3,146	9,024	133,159	—	145,329
General, administrative and other	12,606	8,558	111,297	(5,978)	126,483

Total expenses	46,471	79,984	1,250,670	(192,421)	1,184,704

Equity in net income of subsidiaries	174,856	97,811	—	(272,667)	—
Income before provision for income taxes, income from equity investees, members' interest in earnings of subsidiary and discontinued operations	140,384	83,268	187,872	(272,667)	138,857
Provision for income taxes	—	—	5,340	—	5,340

Income before income from equity investees, members' interest in earnings of subsidiary and discontinued operations	140,384	83,268	182,532	(272,667)	133,517
Income from equity investees	—	6,910	731	—	7,641
Members' interest in earnings of subsidiary	—	—	311	—	311

Income from continuing operations	140,384	90,178	182,952	(272,667)	140,847
Discontinued operations:
Income (loss) from discontinued operations	—	—	(488)	—	(488)
Applicable income tax expense	—	—	(25)	—	(25)

Net income	$140,384	$90,178	$182,489	$(272,667)	$140,384

Condensed consolidating statement of cash flows

	Period from August 6, 2004 through November 30, 2004
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidation Adjustments	Consolidation Totals
	(unaudited)
	(in thousands)
Net cash generated from (used in) operating activities	$(40,363)	$30,235	$18,083	$—	$7,955
Cash flows from investing activities
Payment of acquisition fees	(46,989)	—	—	—	(46,989)
Acquisition of businesses, net of cash acquired	—	(17,225)	—	—	(17,225)

Net cash used in investing activities	(46,989)	(17,225)	—	—	(64,214)

Cash flows from financing activities
Proceeds from new borrowings	1,400,000	—	—	—	1,400,000
Repayment of long-term borrowings	(387,436)	—	—	—	(387,436)
Payment to former shareholders	(19,815)	—	—	—	(19,815)
Payment to former shareholder for sale of interest in predecessor	(861,749)	—	—	—	(861,749)
Payment of deferred financing costs	(43,648)	—	—	—	(43,648)
Withdrawals of interests by members of subsidiary	—	—	2,675	—	2,675

Net cash provided by financing activities	87,352	—	2,675	—	90,027

Net increase in cash and cash equivalents	—	13,010	20,758	—	33,768
Cash and cash equivalents, beginning of period	—	6,565	238,421	—	244,986

Cash and cash equivalents, end of period	$—	$19,575	$259,179	$—	$278,754

	Period from March 1, 2004 through August 5, 2004
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidation Adjustments	Consolidation Totals
	(unaudited)
	(in thousands)
Net cash generated from (used in) operating activities	$590,536	$567	$(62,241)	$—	$528,862
Cash flows from investing activities
Distribution of cash in Asset Management business	—	—	(24,457)	—	(24,457)
Payment of acquisition fees	(3,536)	—	—	—	(3,536)

Net cash used in investing activities	(3,536)	—	(24,457)	—	(27,993)

Cash flows from financing activities
Repayment of long-term borrowings	(37,000)	—	—	—	(37,000)
Distribution of cash	(550,000)	—	—	—	(550,000)
Withdrawals of interests by members of subsidiary	—	—	(6,891)	—	(6,891)

Net cash used in financing activities	(587,000)	—	(6,891)	—	(593,891)

Net cash provided by discontinued operations	—	—	21,795	—	21,795

Net decrease in cash and cash equivalents	—	567	(71,794)	—	(71,227)
Cash and cash equivalents, beginning of period	—	5,998	310,215	—	316,213

Cash and cash equivalents, end of period	$—	$6,565	$238,421	$—	$244,986

Condensed consolidating statement of cash flows

	Nine Months Ended November 30, 2003
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidation Adjustments	Consolidation Totals
	(unaudited)
	(in thousands)
Net cash generated from (used in) operating activities	$236,774	$27,141	$(82,915)	$—	$181,000
Cash flows from investing activities
Acquisition of businesses, net of cash acquired	—	(23,219)	(28,824)	—	(52,043)

Net cash used in investing activities	—	(23,219)	(28,824)	—	(52,043)

Cash flows from financing activities
Payment for redemption of preferred securities	(199,774)	—	—	—	(199,774)
Repayment of long-term borrowings	(37,000)	—	—	—	(37,000)
Withdrawals of interests by members of subsidiary	—	—	356	—	356

Net cash provided by financing activities	(236,774)	—	356	—	(236,418)

Net cash provided by discontinued operations	—	—	73,318	—	73,318

Net increase in cash and cash equivalents	—	3,922	(38,065)	—	(34,143)
Cash and cash equivalents, beginning of period	—	4,014	222,151	—	226,165

Cash and cash equivalents, end of period	$—	$7,936	$184,086	$—	$192,022

        No person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information and representation must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or any offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Refco Group Ltd., LLC or Refco Finance Inc. since the date hereof or that the information contained in this prospectus is correct as of any time subsequent to its date.

Dealer Prospectus Delivery Obligation

        Until                        , 2005 all dealers that effect transactions in the old notes or the registered notes, whether or not participating in the exchange offer, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

REFCO GROUP LTD., LLC
REFCO FINANCE INC.

Offer to exchange all
of the outstanding
$600,000,000 9% Senior
Subordinated Notes due 2012

for

$600,000,000 9% Senior
Subordinated Notes due 2012
registered under the
Securities Act of 1933

PROSPECTUS

                        , 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors, Officers, Managers or Members

        Refco Group Ltd., LLC, Refco Finance Inc., Bersec International LLC, Kroeck & Associates LLC, Lind-Waldock Securities, LLC, Market Educational Institute, LLC, Marshall Metals, LLC, Refco Administration, LLC, Refco Capital Holdings, LLC, Refco Capital Management, LLC, Refco Capital Trading LLC, Refco Capital LLC, Refco F/X Associates, LLC, Refco Financial, LLC, Refco Fixed Assets Management, LLC, Refco Global Capital Management LLC, Refco Global Futures, LLC, Refco Global Holdings, LLC, Refco Information Services, LLC, Refco Managed Futures, LLC, Refco Mortgage Securities, LLC, Refco Regulated Companies, LLC, Summit Management, (Newco) LLC and Westminster-Refco Management LLC are each formed or incorporated under the laws of the State of Delaware.

        Section 18-108 of the Delaware Limited Liability Company Act, or DLLCA, provides that a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement. Section 102 of the Delaware General Corporation Law, or DGCL, as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit.

        Generally, Section 145 of the General Corporation Law of the State of Delaware permits a corporation to indemnify certain persons made a party to an action, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. In the case of an action by or in the right of the corporation, no indemnification may be made in respect of any matter as to which that person was adjudged liable to the corporation unless the Delaware Court of Chancery or the court in which the action was brought determines that despite the adjudication of liability that person is fairly and reasonably entitled to indemnity for proper expenses. To the extent that person has been successful in the defense of any matter, that person shall be indemnified against expenses actually and reasonably incurred by him.

        The limited liability company agreements or certificate of incorporation of each Registrant provides for the indemnification, to the fullest extent permitted by the DLLCA or DGCL, of all persons who may be indemnified by such Registrant under the DLLCA or DGCL, which would include the members, managers, directors, officers, employees and agents of such Registrant. The indemnification provided by the limited liability company agreements or certificate of incorporation does not limit or exclude any rights, indemnities or limitations of liability to which any person may be entitled, whether as a matter of law, under the by-laws, by agreement, vote of the stockholders or disinterested directors of such Registrant or otherwise. As permitted by the DGCL or DLLCA, the limited liability company agreement or certificate of incorporation of each Registrant includes a provision to eliminate the personal liability of such Registrant's managers, members or directors for monetary damages for breach or alleged breach of their fiduciary duties as managers, members or directors, but does not absolve managers, members or directors of liability for (1) any breach of the directors' duty of loyalty to such Registrant or its members or stockholders, (2) acts or omissions which are not in good faith or which involve intentional misconduct or a knowing violation of law, (3) any transaction from which the member, manager or director derived an improper personal benefit, or (4) in the case of a corporation, any matter in respect of which such director shall be liable under

Section 174 of Title 8 of the DGCL or any amendment thereto or successor provision thereto, which makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions in certain circumstance and expressly sets forth a negligence standard with respect to such liability.

        Each of the Registrants maintains insurance policies insuring each of its members, managers, directors and officers against certain civil liabilities, including liabilities under the Securities Act.

Item 21.    Exhibits and Financial Statement Schedules

  (a)
  Exhibits

Exhibit	Name of Exhibit
*3.1	Certificate of Formation of Refco Group Ltd., LLC.
*3.2	Amended and Restated Limited Liability Company Agreement of Refco Group Ltd, LLC.
*3.3	Certificate of Incorporation of Refco Finance Inc.
*3.4	By-laws of Refco Finance Inc.
*3.5	Certificate of Formation of Bersec International LLC.
*3.6	Limited Liability Company Agreement of Bersec International LLC.
*3.7	Certificate of Formation of Kroeck & Associates LLC.
*3.8	Limited Liability Company Agreement of Kroeck & Associates LLC.
*3.9	Certificate of Formation of Lind-Waldock Securities, LLC.
*3.10	Limited Liability Company Agreement of Lind-Waldock Securities, LLC.
*3.11	Certificate of Formation of Market Educational Institute, LLC.
*3.12	Limited Liability Company Agreement of Market Educational Institute, LLC.
*3.13	Certificate of Formation of Marshall Metals, LLC.
*3.14	Limited Liability Company Agreement of Marshall Metals, LLC.
*3.15	Certificate of Formation of Refco Administration, LLC.
*3.16	Limited Liability Company Agreement of Refco Administration, LLC.
*3.17	Certificate of Formation of Refco Capital Holdings, LLC.
*3.18	Limited Liability Company Agreement of Refco Capital Holdings, LLC.
*3.19	Certificate of Formation of Refco Capital Management, LLC.
*3.20	Limited Liability Company Agreement of Refco Capital Management, LLC.
*3.21	Certificate of Formation of Refco Capital Trading LLC.
*3.22	Limited Liability Company Agreement of Refco Capital Trading LLC.
*3.23	Certificate of Formation of Refco Capital LLC.
*3.24	Limited Liability Company Agreement of Refco Capital LLC.
*3.25	Certificate of Formation of Refco F/X Associates, LLC.
*3.26	Limited Liability Company Agreement of Refco F/X Associates, LLC.
*3.27	Certificate of Formation of Refco Financial, LLC.
*3.28	Limited Liability Company Agreement of Refco Financial, LLC.
*3.29	Certificate of Formation of Refco Fixed Assets Management, LLC.
*3.30	Limited Liability Company Agreement of Refco Fixed Assets Management, LLC.
*3.31	Certificate of Formation of Refco Global Capital Management LLC.
*3.32	Limited Liability Company Agreement of Refco Global Capital Management LLC.
*3.33	Certificate of Formation of Refco Global Futures, LLC.

*3.34	Limited Liability Company Agreement of Refco Global Futures, LLC.
*3.35	Certificate of Formation of Refco Global Holdings, LLC.
*3.36	Limited Liability Company Agreement of Refco Global Holdings, LLC.
*3.37	Certificate of Formation of Refco Information Services, LLC.
*3.38	Limited Liability Company Agreement of Refco Information Services, LLC.
*3.39	Certificate of Formation of Refco Managed Futures, LLC.
*3.40	Limited Liability Company Agreement of Refco Managed Futures, LLC.
*3.41	Certificate of Formation of Refco Mortgage Securities, LLC.
*3.42	Limited Liability Company Agreement of Refco Mortgage Securities, LLC.
*3.43	Certificate of Formation of Refco Regulated Companies, LLC.
*3.44	Limited Liability Company Agreement of Refco Regulated Companies, LLC.
*3.45	Certificate of Formation of Summit Management, (Newco) LLC.
*3.46	Limited Liability Company Agreement of Summit Management, (Newco) LLC.
*3.47	Certificate of Formation of Westminster-Refco Management LLC.
*3.48	Limited Liability Company Agreement of Westminster-Refco Management LLC.
*4.1	Indenture, dated as of August 5, 2004, among Refco Finance Holdings LLC, Refco Finance Inc. and Wells Fargo Bank, National Association, as trustee.
*4.1.1	First Supplemental Indenture, dated as of August 5, 2004, among Refco Group Ltd., LLC, Refco Finance Inc., the Subsidiary Guarantors party thereto and Wells Fargo Bank, National Association, as trustee.
*4.2	Registration Rights Agreement, dated as of August 5, 2004, among Refco Finance Holdings LLC, Refco Finance Inc. and Credit Suisse First Boston LLC, Banc of America Securities LLC and Deutsche Bank Securities Inc.
*4.2.1	Counterpart to the Registration Rights Agreement, dated as of August 5, 2005, executed by Refco Group Ltd., LLC.
*5.1	Opinion of Weil, Gotshal & Manges LLP.
*10.1	Credit Agreement, dated as of August 5, 2004, among Refco Finance Holdings LLC, New Refco Group Ltd., LLC, the Lenders, Banc of America Securities LLC, Credit Suisse First Boston and Deutsche Bank Securities Inc.
*10.2	Assumption Agreement, dated as of August 5, 2004, made by Refco Group Ltd., LLC in favor of Bank of America, N.A., as administrative agent.
*10.3	Security Agreement, dated August 5, 2004, made by Refco Finance Holdings LLC, New Refco Group Ltd., LLC and the Additional Grantors party thereto to Bank of America, N.A., as administrative agent.
*10.4	Security Agreement Supplement, dated August 5, 2004, made by Refco Group Ltd., LLC and the Guarantors party thereto to Bank of America N.A., as administrative agent.
*10.5	Parent Guaranty, dated as of August 5, 2004, made by New Refco Group Ltd., LLC in favor of the Secured Parties named in the Credit Agreement, dated as of August 5, 2004.
*10.6	Subsidiary Guaranty dated as of August 5, 2004, by the Guarantors in favor of the Secured Parties named in the Credit Agreement, dated as of August 5, 2004.
*10.7	Executive Employment and Non-Competition Agreement, dated as of June 8, 2004, between Refco Group Ltd., LLC and Phillip R. Bennett.
*10.8	Executive Employment and Non-Competition Agreement, dated as of July 30, 2004, between Refco Group Ltd., LLC and Santo Maggio.

*10.9	Executive Employment and Non-Competition Agreement, dated as of July 30, 2004, between Refco Group Ltd., LLC and William M. Sexton.
*10.10	Executive Employment and Non-Competition Agreement, dated as of June 21, 2004, between Refco Group Ltd., LLC and Joseph Murphy.
*10.11	Restricted Unit Agreement, dated as of August 5, 2004, between New Refco Group Ltd., LLC and William M. Sexton.
*10.12	Restricted Unit Agreement, dated as of August 5, 2004, between New Refco Group Ltd., LLC and Dennis A. Klejna.
*10.13	Restricted Unit Agreement, dated as of August 5, 2004, between New Refco Group Ltd., LLC and Robert C. Trosten.
*10.14	Restricted Unit Agreement, dated as of August 5, 2004, between New Refco Group Ltd., LLC and Joseph R. Murphy.
*10.15	Restricted Unit Agreement, dated as of August 5, 2004, between New Refco Group Ltd., LLC and Santo C. Maggio.
*10.16	Management Agreement, dated as of August 5, 2004, by and between New Refco Group Ltd., LLC, Refco Group Ltd., LLC and THL Managers V, LLC.
*10.17	Equity Purchase and Merger Agreement, dated as of June 8, 2004, among Refco Group Ltd., LLC, Refco Group Holdings, Inc., THL Refco Acquisition Partners and Refco Merger LLC.
**10.18	First Amendment to Equity Purchase and Merger Agreement, dated as of July 9, 2004, among Refco Group Ltd., LLC, Refco Group Holdings, Inc., THL Refco Acquisition Partners, Refco Merger LLC and New Refco Group Ltd., LLC.
**10.19	Restricted Unit Agreement, dated as of August 5, 2004, between New Refco Group Ltd., LLC and Phillip R. Bennett.
**10.20	Securityholders Agreement, dated August 5, 2004, among New Refco Group Ltd., LLC, Refco Group Holdings, Inc., THL Refco Acquisition Partners and certain other Affiliates of Thomas H. Lee Partners, L.P. the Limited Partners or Affiliates of Limited Partners, the Executive Investors and the Employees party thereto.
**10.21	Restricted Unit Agreement, dated as of November 10, 2004, between New Refco Group Ltd., LLC and Leo R. Breitman.
**10.22	Restricted Unit Agreement, dated as of November 19, 2004, between New Refco Group Ltd., LLC and Nathan Gantcher.
**10.23	Restricted Unit Agreement, dated as of November 10, 2004, between New Refco Group Ltd., LLC and Ronald O'Kelley.
*12.1	Computation of Ratio of Earnings to Fixed Charges.
**21.1	List of Subsidiaries.
**23.1	Consent of Independent Registered Public Accounting Firm (Grant Thornton LLP).
*23.2	Consent of Weil, Gotshal & Manges LLP (to be included in Exhibit 5.1).
*24.1	Power of Attorney.
*25.1	Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939 of Wells Fargo Bank, N.A.
*99.1	Form of Letter of Transmittal.
*99.2	Form of Notice of Guaranteed Delivery.
*99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
*99.4	Form of Letter to Clients.

*
Previously filed.

**
Filed herewith.

(b)
Financial Statement Schedules.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of
    Refco Group Ltd., LLC

        We have audited in accordance with the standards of the Public Company Accounting Oversight Board (United States) the consolidated financial statements of Refco Group Ltd., LLC and Subsidiaries referred to in our report dated October 8, 2004, which is included in the Prospectus constituting Part I of this Registration Statement. Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. Schedules I and II listed in Item 21 is presented for purposes of additional analysis and is not a required part of the basic financial statements. These schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

GRANT THORNTON LLP

New York, New York
October 8, 2004

Schedule 1

Condensed Financial Information of Refco Group Ltd., LLC

REFCO GROUP LTD., LLC
CONDENSED BALANCE SHEETS
(Parent Company Only)

	February 29, 2004	February 28, 2003
	(in thousands)
Receivables from broker-dealers, clearing organizations and customers	$314,279	$450,060
Investment in and advances to subsidiaries	1,131,766	873,033
Other assets	58,612	87,380

Total assets	$1,504,657	$1,410,473

Liabilities
Short-term borrowings, including current portion of long-term borrowings	$68,000	$228,000
Payable to customers	465,681	30,709
Accounts payable, accrued expenses and other liabilities	23,392	22,902
Long-term borrowings	315,500	383,500
Subordinated debt	16,000	179,000

Total liabilities	888,573	844,111
Members' equity	616,084	566,362

Total liabilities and members' equity	$1,504,657	$1,410,473

The accompanying notes are an integral part of these financial statements.

REFCO GROUP LTD., LLC
CONDENSED STATEMENTS OF INCOME
(Parent Company Only)

	Year Ended
	February 29, 2004	February 28, 2003	February 28, 2002
	(in thousands)
Revenues
Interest	$15,037	$34,908	$22,836
Other	—	5,007	4,941

Total revenues	15,037	39,915	27,777

Expenses
Interest	40,404	46,667	46,226
Employee compensation and benefits	4,636	6,479	6,711
General, administrative and other	18,856	60,850	18,338

Total expenses	63,896	113,996	71,275

Equity in net income of subsidiaries	237,289	214,201	137,132
Income before provision for income taxes	188,430	140,120	93,634
Provision for income taxes	—	—	—

Net income	$188,430	$140,120	$93,634

The accompanying notes are an integral part of these financial statements.

REFCO GROUP LTD., LLC
CONDENSED STATEMENTS OF CASH FLOWS
(Parent Company Only)

	Year Ended
	February 29, 2004	February 28, 2003	February 28, 2002
	(in thousands)
Net cash generated from/(used in) operating activities	$387,774	$(54,500)	$133,000
Cash flows from financing activities
Repayment of subordinated debt	—	—	(25,000)
Issuance of long term debt	—	222,500	—
Repayment of long term borrowings	(68,000)	(68,000)	(33,000)
Payment for redemption of preferred securities issued by subsidiaries	(199,774)	—	—
Capital withdrawals	(120,000)	(100,000)	(75,000)

Net cash used in/generated from financing activities	(387,774)	54,500	(133,000)

Net increase (decrease) in cash and cash equivalents	—	—	—
Cash and cash equivalents, beginning of year	—	—	—

Cash and cash equivalents, end of year	$—	$—	$—

The accompanying notes are an integral part of these financial statements.

REFCO GROUP LTD., LLC
NOTES TO CONFINANCIAL STATEMENTS
(Parent Company Only)

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of preparation

        The condensed unconsolidated financial statements of Refco Group Ltd., LLC (the "Parent Company") should be read in conjunction with the consolidated financial statements of Refco Group Ltd., LLC and subsidiaries (collectively the "Consolidated Company") and the notes thereto. Equity in net assets of subsidiaries (investments in affiliates) is accounted for in accordance with the equity method of accounting.

        For information on other significant accounting policies, refer to the notes to the consolidated financial statements of the Consolidated Company.

NOTE B—SHORT-TERM BORROWINGS, LONG-TERM BORROWINGS AND OTHER BORROWINGS

Short-term borrowings

        Short-term borrowings represent the portion of long-term borrowings maturing within one year and certain long-term borrowings that may be payable within one year at the option of the holder. The carrying value of these short-term obligations approximates fair value due to their short-term nature.

        Bank loans are generally from major money center banks and are primarily payable on demand. Interest is paid at prevailing short-term market rates. The Parent Company enters into loan agreements with banks, which may be collateralized by letters of credit or other forms of collateral. Generally, the amounts pledged represent the underlying collateral for the Parent Company's receivables from customers.

        Short-term borrowings at year end are set forth below:

	February 29, 2004	February 28, 2003
	(in thousands)
Current portion of long-term borrowings	$68,000	$68,000

Long-term borrowings

        Long-term borrowings of $383.5 million and $451.5 million for 2004 and 2003, respectively represents unsecured syndicated senior notes with major financial institutions. Long-term borrowings consist of the following loans:

	February 29, 2004	February 28, 2003	Maturity Date	Interest Date
	(in thousands)
Senior Notes
Series A Senior Notes 2004	$17,000	$34,000	2004	7.18%
Senior Notes 2005	74,000	111,000	2005	9.18%
Series B Senior Notes 2006	14,000	14,000	2006	7.42%
Senior Notes 2007	56,000	70,000	2007	8.85%
Series A Senior Notes 2007	100,000	100,000	2007	5.99%
Series B Senior Notes 2009	122,500	122,500	2009	6.60%

	$383,500	$451,500

        The table below sets out the maturities of the Group's long-term borrowings.

	Year Ended
	February 29, 2004	February 28, 2003
	(in thousands)
2004	$—	$68,000
2005	68,000	68,000
2006	51,000	51,000
2007	28,000	28,000
2008	114,000	114,000
2009	—	1
2010 and thereafter	122,500	122,500

Total Senior Note Liabilities	$383,500	$451,501
Less:
Portion included within short-term borrowings	68,000	68,000

Total Long-term Senior Note Liabilities	315,500	383,500

        The long-term borrowings are subject to acceleration in the event of a change in control.

Other borrowings

        Subordinated debt of $16.0 million, included in the condensed balance sheets, consists of a subordinated loan from a member. For the Condensed Balance Sheet for the year ended February 28, 2003, subordinated debt also included $160.0 million of subordinated loans purchased by the Trusts described below. The subordinated debt outstanding at February 29, 2004 bears interest at the prime rate and matures June 1, 2005. For the years ended February 29, 2004 and February 28, 2003, the weighted- average interest rate on the subordinated debt was 4.08% and 4.60% respectively. Subordinated debt is subordinated to the claims of present and future general creditors.

Preferred Securities Issued by Subsidiary Trusts

        Three subsidiary trusts of the Parent Company, Refco Preferred Capital Trust I, II and III (collectively, the "Trusts"), issued Trust Originated Preferred Shares ("TOPRs") to third parties with a liquidation amount of $250,000 per preferred security.

        The Trusts used the proceeds from the sale of the applicable preferred securities and trust common securities to purchase $75.0 million, $50.0 million and $35.0 million, respectively, of the Parent Company's 9.44%, 9.65% and 10.49% subordinated loans on the date of issue of the TOPRs. These loans are the sole assets of the Trusts. Interest on the loans is payable semi-annually. The loans are included in Subordinated Debt in the Condensed Balance Sheet (Parent Company Only) as of February 28, 2003.

        Scheduled repayment dates and principal amounts of the subordinated loans are as follows.

	Repayment Date	Amount (in thousands)
Refco Preferred Capital Trust I	02/27/05	$18,750
	02/27/06	18,750
	02/27/07	18,750
	02/27/08	18,750

		$75,000

Refco Preferred Capital Trust II	05/19/05	$12,500
	05/19/06	12,500
	05/19/07	12,500
	05/19/08	12,500

		$50,000

Refco Preferred Capital Trust III	07/21/06	$35,000

        The Parent Company had the right to redeem the subordinated loans at any time before the scheduled principal repayment dates in whole or in part together with any accrued and unpaid interest and a loan premium which is equal to the excess, if any of (i) the discounted value of the remaining scheduled payment of the loan over (ii) the redemption amount of such loan that is to be redeemed, provided that this premium is not less than zero.

        In April, 2003, the Parent Company paid $199.8 million to redeem the TOPRs, resulting in a charge to members' equity of $39.8 million.

Contractual debt commitments

        The Parent Company's contractual debt commitments are governed by certain agreements which require that the Consolidated Company maintain specified levels of liquidity, net worth, funded debt to cash flow and cash flow to interest coverage.

Credit Facilities

        The Parent Company maintains a committed unsecured revolving credit facility of $364.5 million under an agreement with a syndicate of banks. As of February 29, 2004, no portion of the credit facility was utilized.

NOTE C—FAIR VALUE OF FINANCIAL INSTRUMENTS

        Statement of Financial Accounting Standards ("SFAS") No. 107, Disclosures about Fair Value of Financial Instruments, requires the Parent to report the fair value of financial instruments, as defined.

        Assets and liabilities, recorded at contractual amounts, that approximate market or fair value include Short-term borrowings and Payable to customers. The market values of such items are not materially sensitive to shifts in market interest rates because of the limited term to maturity of these instruments and their variable interest rates.

        The Parent Company's long-term debt is recorded at historical amounts which could differ from fair value as a result of changes in the Company's market rates.

        The following table provides a summary of the fair value of the Parent Company's long-term borrowings. The fair value of the Parent's long-term borrowings was estimated using either quoted market prices or discounted cash flow analyses based on the Parent Company's current borrowing rates for similar types of borrowing arrangements.

	February 29, 2004	February 28, 2003
	(in thousands)
Carrying value of long-term borrowings	$383,500	$451,500
Fair value of long-term borrowings	399,990	481,202

        All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and, therefore, have been omitted.

Schedule II

Refco Group Ltd., LLC
Valuation and Qualifying Accounts and Reserves

	Reserve against Receivables from Customers
	Balance at Beginning of Period	Charged to Income	Balance at End of Period
	(in thousands)
For the year ended February 29, 2004	$42,700	$22,500	$65,200

For the year ended February 28, 2003	$27,200	$15,500	$42,700

For the year ended February 28, 2002	$16,800	$10,400	$27,200

Item 22.    Undertakings

        The undersigned registrants hereby undertake:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the exchange offer.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 23, 2005.

REFCO GROUP LTD., LLC
By:	/s/ PHILLIP R. BENNETT Name: Phillip R. Bennett Title: President and Chief Executive Officer
SIGNATURE	TITLE	DATE
New Refco Group Ltd., LLC	Sole Member	February 23, 2005
*By:	/s/ PHILLIP R. BENNETT Phillip R. Bennett	President, Chief Executive Officer and Chairman	February 23, 2005

/s/ PHILLIP R. BENNETT Phillip R. Bennett	President and Chief Executive Officer (Principal Executive Officer)	February 23, 2005
* Gerald M. Sherer	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	February 23, 2005
* Joseph J. Murphy	Executive Vice President	February 22, 2005
* William M. Sexton	Executive Vice President and Chief Operating Officer	February 23, 2005
* Santo C. Maggio	Executive Vice President	February 23, 2005
* Philip Silverman	Secretary	February 23, 2005
* Dennis Klejna	Executive Vice President and General Counsel	February 23, 2005
*By:	/s/ PHILLIP R. BENNETT Phillip R. Bennett	Attorney-in-Fact	February 23, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 23, 2005.

REFCO FINANCE INC.
By:	/s/ PHILLIP R. BENNETT Name: Phillip R. Bennett Title: President
SIGNATURE	TITLE	DATE

/s/ PHILLIP R. BENNETT Phillip R. Bennett	President & Director (Principal Executive, Financial and Accounting Officer)	February 23, 2005
* Philip Silverman	Secretary	February 23, 2005
*By:	/s/ PHILLIP R. BENNETT Phillip R. Bennett	Attorney-in-Fact	February 23, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 23, 2005.

BERSEC INTERNATIONAL LLC
By:	/s/ PHILLIP R. BENNETT Name: Phillip R. Bennett Title: President and Manager
SIGNATURE	TITLE	DATE

/s/ PHILLIP R. BENNETT Phillip R. Bennett	President and Manager (Principal Executive, Financial and Accounting Officer)	February 23, 2005
* Santo C. Maggio	Manager	February 23, 2005
* Philip Silverman	Secretary	February 23, 2005
*By:	/s/ PHILLIP R. BENNETT Phillip R. Bennett	Attorney-in-Fact	February 23, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrants have duly caused this Amendment No. 3 to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 23, 2005.

KROECK & ASSOCIATES LLC
LIND-WALDOCK SECURITIES, LLC
REFCO ADMINISTRATION, LLC
REFCO CAPITAL HOLDINGS, LLC
REFCO CAPITAL MANAGEMENT, LLC
REFCO CAPITAL TRADING LLC
REFCO F/X ASSOCIATES, LLC
REFCO FINANCIAL, LLC
REFCO FIXED ASSETS MANAGEMENT, LLC
REFCO GLOBAL CAPITAL
    MANAGEMENT LLC
REFCO GLOBAL HOLDINGS, LLC
REFCO INFORMATION SERVICES, LLC
REFCO MORTGAGE SECURITIES, LLC
REFCO REGULATED COMPANIES, LLC
SUMMIT MANAGEMENT, (NEWCO) LLC
By:	/s/ PHILLIP R. BENNETT Name: Phillip R. Bennett Title: President and Manager
SIGNATURE	TITLE	DATE

/s/ PHILLIP R. BENNETT Phillip R. Bennett	President and Manager (Principal Executive, Financial and Accounting Officer)	February 23, 2005
* Philip Silverman	Secretary	February 23, 2005
*By:	/s/ PHILLIP R. BENNETT Phillip R. Bennett	Attorney-in-Fact	February 23, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 23, 2005.

MARKET EDUCATIONAL INSTITUTE, LLC
By:	/s/ PHILLIP R. BENNETT Name: Phillip R. Bennett Title: President and Manager
SIGNATURE	TITLE	DATE

/s/ PHILLIP R. BENNETT Phillip R. Bennett	President and Manager (Principal Executive, Financial and Accounting Officer)	February 23, 2005
* Joseph J. Murphy	Manager	February 23, 2005
* Philip Silverman	Secretary	February 23, 2005

*By:	/s/ PHILLIP R. BENNETT Phillip R. Bennett	Attorney-in-Fact	February 23, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 23, 2005.

MARSHALL METALS, LLC
By:	/s/ PHILLIP R. BENNETT Name: Phillip R. Bennett Title: Vice President and Manager
SIGNATURE	TITLE	DATE

/s/ PHILLIP R. BENNETT Phillip R. Bennett	Vice President & Manager (Principal Executive, Financial and Accounting Officer)	February 23, 2005
* Joseph J. Murphy	Manager	February 23, 2005

*By:	/s/ PHILLIP R. BENNETT Phillip R. Bennett	Attorney-in-Fact	February 23, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 23, 2005.

REFCO CAPITAL LLC
By:	/s/ PHILLIP R. BENNETT Name: Phillip R. Bennett Title: President and Manager
SIGNATURE	TITLE	DATE

/s/ PHILLIP R. BENNETT Phillip R. Bennett	President and Manager (Principal Executive, Financial and Accounting Officer)	February 23, 2005
* Santo C. Maggio	Manager	February 23, 2005
* Perry Rotkowitz	Manager	February 23, 2005
* Philip Silverman	Secretary	February 23, 2005
*By:	/s/ PHILLIP R. BENNETT Phillip R. Bennett	Attorney-in-Fact	February 23, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 23, 2005.

REFCO GLOBAL FUTURES, LLC
By:	* Name: Joseph J. Murphy Title: President and Chief Executive Officer and Manager
SIGNATURE	TITLE	DATE

/s/ PHILLIP R. BENNETT Phillip R. Bennett	Manager	February 23, 2005
* Joseph J. Murphy	President and Chief Executive Officer and Manager (Principal Executive, Financial and Accounting Officer)	February 23, 2005
* William M. Sexton	Manager	February 23, 2005
* Philip Silverman	Secretary	February 23, 2005
*By:	/s/ PHILLIP R. BENNETT Phillip R. Bennett	Attorney-in-Fact	February 23, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrants have duly caused this Amendment No. 2 to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 23, 2005.

REFCO MANAGED FUTURES, LLC WESTMINSTER-REFCO MANAGEMENT LLC
By:	* Name: Joseph J. Murphy Title: President
SIGNATURE	TITLE	DATE

/s/ PHILLIP R. BENNETT Phillip R. Bennett	Manager	February 23, 2005
* Joseph J. Murphy	President (Principal Executive, Financial and Accounting Officer)	February 23, 2005
* Philip Silverman	Secretary	February 23, 2005
*By:	/s/ PHILLIP R. BENNETT Phillip R. Bennett	Attorney-in-Fact	February 23, 2005

EXHIBIT INDEX

Exhibit	Name of Exhibit
*3.1	Certificate of Formation of Refco Group Ltd., LLC.
*3.2	Amended and Restated Limited Liability Company Agreement of Refco Group Ltd, LLC.
*3.3	Certificate of Incorporation of Refco Finance Inc.
*3.4	By-laws of Refco Finance Inc.
*3.5	Certificate of Formation of Bersec International LLC.
*3.6	Limited Liability Company Agreement of Bersec International LLC.
*3.7	Certificate of Formation of Kroeck & Associates LLC.
*3.8	Limited Liability Company Agreement of Kroeck & Associates LLC.
*3.9	Certificate of Formation of Lind-Waldock Securities, LLC.
*3.10	Limited Liability Company Agreement of Lind-Waldock Securities, LLC.
*3.11	Certificate of Formation of Market Educational Institute, LLC.
*3.12	Limited Liability Company Agreement of Market Educational Institute, LLC.
*3.13	Certificate of Formation of Marshall Metals, LLC.
*3.14	Limited Liability Company Agreement of Marshall Metals, LLC.
*3.15	Certificate of Formation of Refco Administration, LLC.
*3.16	Limited Liability Company Agreement of Refco Administration, LLC.
*3.17	Certificate of Formation of Refco Capital Holdings, LLC.
*3.18	Limited Liability Company Agreement of Refco Capital Holdings, LLC.
*3.19	Certificate of Formation of Refco Capital Management, LLC.
*3.20	Limited Liability Company Agreement of Refco Capital Management, LLC.
*3.21	Certificate of Formation of Refco Capital Trading LLC.
*3.22	Limited Liability Company Agreement of Refco Capital Trading LLC.
*3.23	Certificate of Formation of Refco Capital LLC.
*3.24	Limited Liability Company Agreement of Refco Capital LLC.
*3.25	Certificate of Formation of Refco F/X Associates, LLC.
*3.26	Limited Liability Company Agreement of Refco F/X Associates, LLC.
*3.27	Certificate of Formation of Refco Financial, LLC.
*3.28	Limited Liability Company Agreement of Refco Financial, LLC.
*3.29	Certificate of Formation of Refco Fixed Assets Management, LLC.
*3.30	Limited Liability Company Agreement of Refco Fixed Assets Management, LLC.
*3.31	Certificate of Formation of Refco Global Capital Management LLC.
*3.32	Limited Liability Company Agreement of Refco Global Capital Management LLC.
*3.33	Certificate of Formation of Refco Global Futures, LLC.
*3.34	Limited Liability Company Agreement of Refco Global Futures, LLC.
*3.35	Certificate of Formation of Refco Global Holdings, LLC.
*3.36	Limited Liability Company Agreement of Refco Global Holdings, LLC.

*3.37	Certificate of Formation of Refco Information Services, LLC.
*3.38	Limited Liability Company Agreement of Refco Information Services, LLC.
*3.39	Certificate of Formation of Refco Managed Futures, LLC.
*3.40	Limited Liability Company Agreement of Refco Managed Futures, LLC.
*3.41	Certificate of Formation of Refco Mortgage Securities, LLC.
*3.42	Limited Liability Company Agreement of Refco Mortgage Securities, LLC.
*3.43	Certificate of Formation of Refco Regulated Companies, LLC.
*3.44	Limited Liability Company Agreement of Refco Regulated Companies, LLC.
*3.45	Certificate of Formation of Summit Management, (Newco) LLC.
*3.46	Limited Liability Company Agreement of Summit Management, (Newco) LLC.
*3.47	Certificate of Formation of Westminster-Refco Management LLC.
*3.48	Limited Liability Company Agreement of Westminster-Refco Management LLC.
*4.1	Indenture, dated as of August 5, 2004, among Refco Finance Holdings, LLC, Refco Finance Inc. and Wells Fargo Bank, National Association, as trustee.
*4.1.1	First Supplemental Indenture, dated as of August 5, 2004, among Refco Group Ltd., LLC, Refco Finance Inc., the Subsidiary Guarantors party thereto and Wells Fargo Bank, National Association, as trustee.
*4.2	Registration Rights Agreement, dated as of August 5, 2004, among Refco Finance Holdings LLC, Refco Finance Inc. and Credit Suisse First Boston LLC, Banc of America Securities LLC and Deutsche Bank Securities Inc.
*4.2.1	Counterpart to the Registration Rights Agreement, dated as of August 5, 2005, executed by Refco Group Ltd., LLC.
*5.1	Opinion of Weil, Gotshal & Manges LLP.
*10.1	Credit Agreement, dated as of August 5, 2004, among Refco Finance Holdings LLC, New Refco Group Ltd., LLC, the Lenders, Banc of America Securities LLC, Credit Suisse First Boston and Deutsche Bank Securities Inc.
*10.2	Assumption Agreement, dated as of August 5, 2004, made by Refco Group Ltd., LLC in favor of Bank of America, N.A., as administrative agent.
*10.3	Security Agreement, dated August 5, 2004, made by Refco Finance Holdings LLC, New Refco Group Ltd., LLC and the Additional Grantors party thereto to Bank of America, N.A., as administrative agent.
*10.4	Security Agreement Supplement, dated August 5, 2004, made by Refco Group Ltd., LLC and the Guarantors party thereto to Bank of America N.A., as administrative agent.
*10.5	Parent Guaranty, dated as of August 5, 2004, made by New Refco Group Ltd., LLC in favor of the Secured Parties named in the Credit Agreement, dated as of August 5, 2004.
*10.6	Subsidiary Guaranty dated as of August 5, 2004, by the Guarantors in favor of the Secured Parties named in the Credit Agreement, dated as of August 5, 2004.
*10.7	Executive Employment and Non-Competition Agreement, dated as of June 8, 2004, between Refco Group Ltd., LLC and Phillip R. Bennett.
*10.8	Executive Employment and Non-Competition Agreement, dated as of July 30, 2004, between Refco Group Ltd., LLC and Santo Maggio.

*10.9	Executive Employment and Non-Competition Agreement, dated as of July 30, 2004, between Refco Group Ltd., LLC and William M. Sexton.
*10.10	Executive Employment and Non-Competition Agreement, dated as of June 21, 2004, between Refco Group Ltd., LLC and Joseph Murphy.
*10.11	Restricted Unit Agreement, dated as of August 5, 2004, between New Refco Group Ltd., LLC and William M. Sexton.
*10.12	Restricted Unit Agreement, dated as of August 5, 2004, between New Refco Group Ltd., LLC and Dennis A. Klejna.
*10.13	Restricted Unit Agreement, dated as of August 5, 2004, between New Refco Group Ltd., LLC and Robert C. Trosten.
*10.14	Restricted Unit Agreement, dated as of August 5, 2004, between New Refco Group Ltd., LLC and Joseph R. Murphy.
*10.15	Restricted Unit Agreement, dated as of August 5, 2004, between New Refco Group Ltd., LLC and Santo C. Maggio.
*10.16	Management Agreement, dated as of August 5, 2004, by and between New Refco Group Ltd., LLC, Refco Group Ltd., LLC and THL Managers V, LLC.
*10.17	Equity Purchase and Merger Agreement, dated as of June 8, 2004, among Refco Group Ltd., LLC, Refco Group Holdings, Inc., THL Refco Acquisition Partners and Refco Merger LLC.
**10.18	First Amendment to Equity Purchase and Merger Agreement, dated as of July 9, 2004, among Refco Group Ltd., LLC, Refco Group Holdings, Inc., THL Refco Acquisition Partners, Refco Merger LLC and New Refco Group Ltd., LLC.
**10.19	Restricted Unit Agreement, dated as of August 5, 2004, between New Refco Group Ltd., LLC and Phillip R. Bennett.
**10.20	Securityholders Agreement, dated August 5, 2004, among New Refco Group Ltd., LLC, Refco Group Holdings, Inc., THL Refco Acquisition Partners and certain other Affiliates of Thomas H. Lee Partners, L.P. the Limited Partners or Affiliates of Limited Partners, the Executive Investors and the Employees party thereto.
**10.21	Restricted Unit Agreement, dated as of November 10, 2004, between New Refco Group Ltd., LLC and Leo R. Breitman.
**10.22	Restricted Unit Agreement, dated as of November 19, 2004, between New Refco Group Ltd., LLC and Nathan Gantcher.
**10.23	Restricted Unit Agreement, dated as of November 10, 2004, between New Refco Group Ltd., LLC and Ronald O'Kelley.
*12.1	Computation of Ratio of Earnings to Fixed Charges.
**21.1	List of Subsidiaries.
**23.1	Consent of Independent Registered Public Accounting Firm (Grant Thornton LLP).
*23.2	Consent of Weil, Gotshal & Manges LLP (to be included in Exhibit 5.1).
*24.1	Power of Attorney.
*25.1	Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939 of Wells Fargo Bank, N.A.
*99.1	Form of Letter of Transmittal.
*99.2	Form of Notice of Guaranteed Delivery.

*99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
*99.4	Form of Letter to Clients.

*
Previously filed.

**
Filed herewith.

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ADDITIONAL REGISTRANTS
TABLE OF CONTENTS
PROSPECTUS SUMMARY
Our Company
Our Businesses
Recent Transactions
Our Executive Offices
Summary of the Terms of the Exchange Offer
Summary of Terms of the Registered Notes
Risk Factors
RISK FACTORS
Risks Relating to the Notes
Risks Relating to the Exchange Offer
Risks Relating to Our Company
FORWARD-LOOKING STATEMENTS
THE EXCHANGE OFFER
USE OF PROCEEDS
CAPITALIZATION
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
Unaudited Pro Forma Consolidated Statements of Operations For the year ended February 29, 2004 (in thousands)
Unaudited Pro Forma Consolidated Statement of Operations For the nine months ended November 30, 2004 (in thousands)
Notes to Unaudited Pro Forma Consolidated Statements of Operations
Notes to Unaudited Pro Forma Consolidated Financial Statements
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
INDUSTRY
Futures and Options Trading Volume on Global Derivatives Exchanges (Contract amounts in millions)
BUSINESS
Our Fiscal Year 2004 Prime Brokerage/Capital Markets Revenue Breakdown
MANAGEMENT
Summary Compensation Table
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF CREDIT FACILITIES
DESCRIPTION OF THE NOTES
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
GLOSSARY
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REFCO GROUP LTD., LLC AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
REFCO GROUP LTD., LLC AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME
REFCO GROUP LTD., LLC AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS' EQUITY
REFCO GROUP LTD., LLC AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS
REFCO GROUP LTD., LLC AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
REFCO GROUP LTD., LLC AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
REFCO GROUP LTD., LLC AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME
REFCO GROUP LTD., LLC AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME
REFCO GROUP LTD., LLC AND SUBSIDIARIES CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS' EQUITY
REFCO GROUP LTD., LLC AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS
REFCO GROUP LTD., LLC AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Condensed Financial Information of Refco Group Ltd., LLC
REFCO GROUP LTD., LLC CONDENSED BALANCE SHEETS (Parent Company Only)
REFCO GROUP LTD., LLC CONDENSED STATEMENTS OF INCOME (Parent Company Only)
REFCO GROUP LTD., LLC CONDENSED STATEMENTS OF CASH FLOWS (Parent Company Only)
REFCO GROUP LTD., LLC NOTES TO CONFINANCIAL STATEMENTS (Parent Company Only)
Refco Group Ltd., LLC Valuation and Qualifying Accounts and Reserves
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
EXHIBIT INDEX